   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997



                                                      REGISTRATION NO. 333-19911

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2


                                AMENDMENT NO. 2


                                       TO

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SELFCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3826                        04-3164127
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
         ORGANIZATION)

                            ------------------------

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 647-3900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                 RON ZWANZIGER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 SELFCARE, INC.
                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 647-3900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

         MARTIN CARMICHAEL III, P.C.                     KENNETH J. NOVACK, ESQ.
         GOODWIN, PROCTER & HOAR LLP               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
                EXCHANGE PLACE                               AND POPEO, P.C.
         BOSTON, MASSACHUSETTS 02109                       ONE FINANCIAL CENTER
                (617) 570-1000                         BOSTON, MASSACHUSETTS 02111
                                                              (617) 542-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997

PROSPECTUS

                                2,000,000 SHARES

                                 [SELFCARE LOGO]

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by Selfcare, Inc. ("Selfcare" or the "Company"). The Common Stock of the Company is traded on the American Stock Exchange (the "AMEX") under the symbol "SLF." On February 13, 1997, the closing price of the Common Stock as reported on the AMEX was $13.125 per share. See "Price Range of Common Stock and Dividend Policy."

                            ------------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                          Underwriting
                                      Price to              Discounts            Proceeds to
                                       Public          and Commissions(1)        Company(2)
-------------------------------------------------------------------------------------------------
Per Share......................           $                     $                     $
-------------------------------------------------------------------------------------------------
Total(3).......................           $                     $                     $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $600,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $       , $
    and $       , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the offices of Lehman Brothers
Inc., New York, New York, on or about          , 1997.
                            ------------------------

LEHMAN BROTHERS
                      DILLON, READ & CO. INC.
                                           A.G. EDWARDS & SONS, INC.
         , 1997

[Description of Top Graphic: The graphic depicts the packaging of the Company's Blood Glucose Test Strips for the ExacTech[Registered trademark] Card and Pen Sensors, which includes a picture of the test strip. Accompanied by language substantially similar to the following: "Selfcare's generic glucose test strip for use with ExacTech[Registered trademark] Sensors currently on the market. The Company has obtained FDA clearance for this product and intends to commence marketing it in the U.S. in early 1997." The graphic also contains reference to certain trademarks.]

[Description of Bottom Graphic: The graphic depicts the use of a prototype of the Company's blood glucose monitoring system accompanied by text describing the item depicted in the graphic as a prototype under development by the Company.]

                                   [GRAPHICS]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, ON THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     The Company has filed trademark applications in the United States and Europe for the Company's "Little Man" logo and has filed trademark applications in Europe for the name Selfcare. This Prospectus also includes trademarks of companies other than Selfcare.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Selfcare is engaged in the development, manufacture and marketing of self-test diagnostic products for the diabetes, women's health and infectious disease markets. Self-test diagnostic products allow individuals to obtain accurate information regarding various medical conditions on a confidential, non-prescription basis, without the expense, inconvenience and delay associated with physician visits or testing laboratories. This information gives individuals greater control over their health and their lives, allowing them to make informed decisions and take action to protect their health, alone or in consultation with healthcare professionals. The Company's existing and planned self-test products are targeted at the two largest existing markets for self-care diagnostics, diabetes management and women's health, as well as the emerging market for self tests for infectious diseases and agents, including human immunodeficiency viruses ("HIV"). According to a 1996 study by Clinica Reports, the worldwide market for home monitoring and diagnostic products was estimated to be $2.2 billion in 1995, growing at an annual rate of 11%.


     On January 14, 1997, the Company entered into an agreement to acquire the U.S. rights to several nutritional supplement product lines (the "Nutritional Supplement Lines Acquisition"). These lines include Stresstabs(R), Ferro-Sequels(R) and Posture(R), which are targeted primarily at the women's health market. Selfcare believes that this acquisition will enable it to expand into new product areas which complement its self-test diagnostic products and utilize the Company's significant retail sales and distribution capabilities. The Company believes that these product lines will create new marketing opportunities through increased shelf space and product visibility at the point of sale and will provide potentially significant cross-marketing opportunities, particularly for the women's health market.


     The Company's objective is to become a leading international provider of self-test diagnostic products, while expanding into complementary self-care product lines and extending its retail distribution capabilities through the addition of other self-care products targeted primarily at the Company's principal markets. The Company is pursuing a business strategy which incorporates the following principal elements:

     - Focus on diabetes, women's health and infectious diseases to exploit growth opportunities in these large and growing markets in the United States and internationally

     - Leverage the Company's technology base to develop new self-test diagnostic products and to lower production costs

     - Promote products used by physicians and laboratories to facilitate market acceptance of new self tests

     - Utilize the Company's broad retail distribution network and strong customer relationships to launch new products rapidly

     - Continue to pursue private label arrangements with major retailers to increase market penetration

     - Target value-conscious consumers with low-cost, high-quality products

     - Seek and expand strategic alliances and other transactions to develop or acquire technologies for new self-test diagnostic and other self-care products

     Selfcare believes that its most important near-term growth opportunities lie in the market for self-test diagnostic products for the management of diabetes and in continued expansion of its retail distribution of women's health products.

     As part of its strategy for addressing the diabetes management market, the Company has entered into an exclusive worldwide alliance and distribution agreement (the "LifeScan Alliance") with LifeScan, Inc., a subsidiary of Johnson & Johnson ("LifeScan"). LifeScan has been a leading supplier of blood glucose monitoring systems since the mid-1980s, and in 1995 accounted for over 40% of the market for these products in the United States. The terms of the LifeScan Alliance contemplate that Selfcare will manufacture and LifeScan will distribute Selfcare's proprietary electrochemical blood glucose monitoring system for the management of diabetes. Although LifeScan is the current leader in the home blood glucose monitoring market, LifeScan does not currently offer an electrochemical blood glucose monitoring system. The LifeScan Alliance will allow LifeScan to add to its product line an electrochemical blood glucose monitoring system incorporating state-of-the-art features. This system will incorporate all of the significant features of the leading electrochemical systems currently on the market, and will also provide several additional features which the Company believes will make it easier to use. In September 1996, the Company received regulatory clearance from the U.S. Food and Drug Administration (the "FDA") for the system. In conjunction with LifeScan, the Company subsequently undertook certain enhancements to the user interface features for the system. The underlying chemistry and function of the disposable strips for the system, however, were not changed from those of the prior version originally reviewed by the FDA. The Company plans to submit in early 1997 a pre-market clearance notification (a "Section 510(k) Notification") to the FDA pursuant to Section 510(k) of the Federal Food, Drug and Cosmetics Act, as amended (the "FDC Act"), seeking permission from the FDA ("FDA Clearance") to begin commercial distribution of the enhanced version of the system (hereinafter referred to as the "New System"). Selfcare currently believes that it can complete development, receive FDA Clearance and commence shipments of the New System as early as the first half of 1997, although there can be no assurance that this will be the case. See "Risk Factors -- Risks Related to the LifeScan Alliance."



     In addition to supplying the New System to LifeScan, the Company plans to commence commercial production and marketing of disposable generic test strips which can be used in electrochemical blood glucose monitoring systems currently sold by certain other leading manufacturers. On June 28, 1996, the Company obtained FDA Clearance for its first generic test strip, which is compatible with the ExacTech(TM) system sold by MediSense, Inc., a subsidiary of Abbott Laboratories ("MediSense"). The Company has commenced marketing this product in certain European countries and intends to commence marketing this product in the United States in 1997. In addition, the Company is developing generic test strips for use with other systems such as Bayer Corporation's Glucometer Elite(TM) and Boehringer Mannheim Corporation's Accu-Chek(R) Advantage(TM), as well as MediSense's Companion 2(TM). In addition, through a wholly-owned subsidiary, Selfcare is party to an agreement with A. Menarini Industrie Farmaceutical Riunite S.R.L. of Florence, Italy ("Menarini") which provides that the Company will be a principal supplier to Menarini of blood glucose test strips for blood glucose meters distributed by Menarini in selected markets in Europe and certain countries in other parts of the world. Under the agreement, Menarini is obligated to make certain minimum purchases of products from Selfcare. Selfcare expects shipments under this agreement to commence in the second half of 1997.


     Selfcare has developed a sophisticated, but simplified, manufacturing process for generic test strips which the Company believes is comprised of fewer elements than those of the current manufacturers of branded test strips, resulting in lower manufacturing costs. The Company also expects to realize a cost advantage on its generic test strips because it intends to distribute such strips through its existing, low-overhead distribution network, which the Company currently utilizes to sell other self-test diagnostic products in the United States and Europe. As a result, the Company believes that, in most cases, it will be able to produce and sell high-quality generic electrochemical blood glucose test strips at a cost which is as low as, or lower than, those of the current manufacturers of branded test strips.

     In the women's health market, Selfcare is currently marketing home pregnancy and ovulation prediction tests under the Selfcare brand name and under various private labels. Pregnancy products packaged and distributed by Selfcare are currently available on a private label basis or under the Selfcare brand in approximately 55% of U.S. pharmacy chain outlets, including CVS/pharmacy, Eckerd Drug, Osco Drug, Revco Pharmacy and Target Stores. On January 14, 1997, pursuant to the Nutritional Supplement Lines Acquisition, the Company agreed to acquire from American Home Products Corporation ("AHP") the U.S. rights to several nutritional supplement product lines (the "Nutritional Supplement Lines"), which had domestic sales of approximately $24.0 million in 1996. Included in these product lines are Stresstabs (a B-complex vitamin with folic acid), Stresstabs plus iron, Ferro-Sequels (an iron supplement) and Posture (a calcium supplement), which are targeted primarily at the women's health market. The Stresstabs, Allbee(R) and Z-Bec(R) product lines included in the Nutritional Supplement Lines Acquisition currently represent, according to industry sources, approximately a 29% share of the B-complex vitamin category sold through U.S. drug, food and mass merchandising retail chains. The Company will market the

Nutritional Supplement Lines through its existing retail distribution channels, and will seek to expand sales through trade allowances, increased advertising and promotion, and cross-merchandising with other Selfcare products. The Company also plans to reposition the brands which address specific women's nutritional needs through redesigned packaging and increased emphasis on the products' self-care benefits for women. The Company expects to continue to expand its women's health product line with products supplied by or co-developed with third party manufacturers, as well as products developed by the Company.


     Through its wholly-owned Irish subsidiary, Cambridge Diagnostics Ireland Ltd. ("Cambridge Diagnostics"), the Company is currently producing diagnostic test kits primarily for detecting antibodies to HIV, which are associated with Acquired Immune Deficiency Syndrome ("AIDS"). In addition, the Company is actively pursuing development of a self-test version of its professional HIV test which will be incorporated in a comprehensive, educational, counseling and testing program to be called CarePlan(TM). Unlike currently available mail-in HIV testing services, CarePlan is designed to provide immediate at-home test results. The Company currently intends to introduce this HIV self test in certain European countries in late 1997, subject to regulatory approval. The Company also produces other tests for the detection of hepatitis and Lyme disease infections.

     The Company plans to expand its research, manufacturing and marketing capabilities for infectious disease diagnostic products by acquiring the capital stock of Orgenics Ltd. ("Orgenics"), an Israeli company (the "Orgenics Acquisition"). Selfcare currently owns a 57.1% direct and indirect equity interest in Orgenics and, upon completion of this offering, expects to acquire direct and indirect ownership of the balance of the outstanding capital stock of Orgenics. Orgenics develops, manufactures and markets self-contained diagnostic test kits for the professional market which detect antibodies and/or infectious disease agents, including those associated with AIDS and chlamydia (a sexually transmitted disease which may impair fertility). The Company plans to use the expertise and know-how of Orgenics to develop self-test versions of certain of these products, including a chlamydia self test. The Company intends to rationalize the operations of Orgenics and Cambridge Diagnostics to increase production efficiency, as well as combine distribution operations in some global regions. The Company also intends to develop or acquire additional self-test and professional diagnostic products for infectious diseases, as well as for other types of diseases and medical conditions.

     In August 1996, the Company completed an initial public offering in which it sold 1,495,000 shares of Common Stock (the "Initial Public Offering").

                                  THE OFFERING


Common Stock offered..........................    2,000,000 shares
Common Stock to be outstanding after the
  offering:
  Actual......................................    8,072,934 shares
  Fully-diluted...............................    15,347,185 shares(1)
Use of proceeds...............................    To fund a portion of the consideration payable
                                                  in the Orgenics Acquisition; for possible
                                                  repayment of certain indebtedness anticipated
                                                  to be incurred in connection with the
                                                  Nutritional Supplement Lines Acquisition; and
                                                  for working capital and other general
                                                  corporate purposes, including research and
                                                  development and possible additional
                                                  acquisitions.
American Stock Exchange symbol................    SLF


---------------


(1) Includes (i) 6,234,850 shares of Common Stock issuable pursuant to certain rights and upon the exercise of outstanding stock options and warrants as of February 11, 1997 with a weighted average exercise price of $3.89 per share,
    (ii) 278,572 shares of Common Stock the Company expects to issue in the future in connection with the LifeScan Alliance, (iii) 344,709 shares of Common Stock representing the approximate number of shares the Company anticipates issuing in connection with completion of the Orgenics Acquisition, and (iv) 416,120 shares of Common Stock representing the number of shares issuable upon conversion of the remaining 4,900 outstanding shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Shares"), assuming an average market price of $12.45 per share at the time of conversion, resulting in a conversion price of $12.00 per share. See "Management -- Executive Compensation," "Business -- Strategic
    Transactions -- LifeScan Alliance," " -- Orgenics Acquisition,"
    " -- Cambridge Diagnostics Acquisition," "Description of Capital Stock" and "Shares Eligible for Future Sale."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        YEARS ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                                                              1996
                                                                                                    -------------------------
                                                                            1994         1995        ACTUAL      PRO FORMA(1)
                                                                           -------     --------     --------     ------------
STATEMENT OF OPERATIONS DATA:
Net sales................................................................  $ 2,322     $  7,239     $ 19,063       $ 53,785
Gross profit.............................................................      762        1,674        8,105         31,772
Operating income (loss)..................................................   (2,845)      (5,560)     (17,648)         3,836
Net loss.................................................................   (2,785)     (10,097)     (28,578)       (16,765)
Net loss per common and common equivalent share(2).......................  $ (0.52)    $  (1.66)    $  (4.70)      $  (1.99)
Weighted average number of common and common equivalent shares
  outstanding(2).........................................................    5,379        6,072        6,083          8,427



                                                                                   DECEMBER 31, 1996
                                                                   -------------------------------------------------
                                                                                                       PRO FORMA
                                                                    ACTUAL      AS ADJUSTED(3)     AS ADJUSTED(3)(4)
                                                                   --------     --------------     -----------------
        BALANCE SHEET DATA:
        Cash and cash equivalents................................  $ 16,459        $ 41,239            $  24,085
        Working capital..........................................     9,863          34,643               13,490
        Total assets.............................................    41,089          65,869               91,106
        Deferred revenue, net of current portion.................     4,786           4,786                4,786
        Long term debt, net of current portion...................     5,896           5,896               26,896
        Total liabilities........................................    26,057          26,057               51,057
        Mandatorily redeemable preferred stock...................     1,754           1,754                1,754
        Accumulated deficit......................................   (43,319)        (43,319)             (46,622)
        Stockholders' equity.....................................    12,079          36,859               38,210


---------------


(1) In October 1996, Selfcare acquired a 57.1% direct and indirect equity interest in Orgenics, as a result of the conversion of a $1.0 million debenture issued by Orgenics (the "Orgenics Debenture") and purchases of outstanding shares of Orgenics and Orgenics International Holdings, B.V. ("Orgenics International"), a Dutch holding company whose only material asset is its investment in Orgenics. Selfcare expects to complete the Orgenics Acquisition upon completion of this offering, pursuant to the terms of certain option agreements (the "Option Agreements") between the Company and all the holders of the remaining shares in Orgenics and Orgenics International. Pursuant to the Option Agreements, the Company has an option to call the Orgenics and Orgenics International shares and, in certain circumstances (including the completion of this offering), each Orgenics stockholder has the option to put its Orgenics shares to Selfcare. To the extent that the put options are not exercised, Selfcare intends to exercise its call options upon completion of this offering. The Company has paid approximately $7.0 million in cash and converted the Orgenics Debenture for its existing ownership interest and expects to pay additional consideration totaling $9.3 million in cash and Common Stock for substantially all of the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements. If the Option Agreements are not exercised by the Company prior to March 10, 1997, this amount would increase to approximately $10.6 million. Each of the Orgenics and Orgenics International stockholders may elect to receive the purchase price entirely in cash, entirely in the Common Stock, or 50% in cash and 50% in Common Stock. See "Business -- Strategic Transactions -- Orgenics Acquisition." Assuming that all Orgenics and Orgenics International stockholders were to elect to receive the consideration in the form of 50% cash and 50% Common Stock, and assuming that the options under the Option Agreements are exercised by the Company prior to March 10, 1997, the Company would pay approximately $4.7 million in cash and issue approximately 344,709 shares of Common Stock (based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31,
    1996). In addition, the Company has granted options to purchase up to 85,800 shares of Common Stock having a fair market value of approximately $1.1 million, and will incur direct acquisition costs of approximately $100,000.



    On January 14, 1997, pursuant to the terms of the Nutritional Supplement Lines Acquisition, the Company agreed to pay $36.0 million to acquire the Nutritional Supplement Lines from AHP. The purchase price will be financed with $25.0 million of long term bank debt, a $5.0 million bridge loan (the "AHP Bridge Loan") and a $6 million one-year promissory note (the "AHP Note") issued by the Company to AHP. The Company intends to apply $11.0 million from the proceeds of this offering to pay the AHP Bridge Loan and the AHP Note; however, the Company may elect to refinance the AHP Bridge Loan and/or the AHP Note from other sources. See "Use of Proceeds."



    The pro forma statement of operations data reflects the combined results of the Company, Orgenics and the Nutritional Supplement Lines as if the Initial Public Offering, this offering, the Orgenics Acquisition, and the Nutritional Supplement Lines Acquisition had occurred on January 1, 1996. The pro forma amounts give effect to (i) amortization expenses relating to certain intangible assets, (ii) interest expense related to the bank debt associated with the Nutritional Supplement Lines Acquisition and (iii) estimated incremental costs associated with the Nutritional Supplement Lines Acquisition. The pro forma amounts do not give effect to (x) the expensing of the estimated fair values of certain in process research and development projects upon consummation of the Orgenics Acquisition or (y) certain nonrecurring charges related to certain options, the terms of which became fixed upon consummation of the Initial Public Offering. The pro forma statement of operations is not necessarily indicative of future results of operations or what results would have been for the combined companies. See Notes to the Pro Forma Combined Condensed Statement of Operations for information as to the basis of computing the pro forma net loss per common and common equivalent shares used in this computation.


(2) Computed on the basis described in Note 2g of Notes to Consolidated Financial Statements.


(3) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses) and the receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."



(4) Adjusted to give pro forma effect to the Company's existing and planned purchases of the Orgenics and Orgenics International shares and the purchase of the Nutritional Supplement Lines from AHP and the incurrence of the related bank debt. See Note 1 above and Notes to Unaudited Pro Forma Combined Condensed Balance Sheet for additional information regarding purchase price adjustments in connection with the Orgenics Acquisition and the Nutritional Supplement Lines Acquisition.


                            ------------------------

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

RISKS RELATED TO THE LIFESCAN ALLIANCE

     The Company's future results of operations depend to a substantial degree on the successful completion of the receipt of FDA Clearance for, the commencement of shipments of, and LifeScan's ability to market and sell the New System. No assurance can be given that these events will occur or will not be delayed. A material delay in or the non-occurrence of any of these events would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- No Assurance of FDA Clearance,"
"-- Comprehensive Government Regulation," "-- Dependence on Patents and Proprietary Technology" and "Business -- Strategic Transactions -- LifeScan Alliance."

RISKS RELATED TO THE NUTRITIONAL SUPPLEMENT LINES ACQUISITION


     The Company has agreed to pay $36.0 million to acquire the Nutritional Supplement Lines from AHP. As part of its plans for maintaining and expanding sales of these products, the Company expects to incur substantial marketing and promotional expenses and allowances in 1997 and thereafter. There can be no assurance that these expenditures and allowances will allow the Company to increase or maintain the existing revenue levels from the Nutritional Supplement Lines. The Company's product focus to date has been on diagnostic tests of various kinds and the Company has not previously marketed nutritional supplements, nor has the Company conducted a national advertising campaign of the scope or magnitude of that which it plans for the Nutritional Supplement Lines. Although the Company will seek to close the acquisition (the "Acquisition Closing") prior to completion of this offering, it may determine to proceed with the completion of this offering prior to the Acquisition Closing. There can be no assurance that the Nutritional Supplement Lines Acquisition will be completed prior to the completion of this offering, or at all. If the acquisition should not occur, the Company would record an estimated $500,000 of costs as a charge against 1997 earnings. The Company believes that the failure of the acquisition to occur would not have a material adverse effect on the ongoing business of the Company as currently conducted. However, if the acquisition were not completed, the Company would not have the benefit of revenues associated with the Nutritional Supplement Lines and would not realize the potential new marketing and other opportunities afforded by the addition of the Nutritional Supplement Lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview, and -- Liquidity and Capital Resources," and "Business -- Strategic Transactions -- Nutritional Supplement Lines Acquisition."


MANAGING AND MAINTAINING GROWTH

     The Company is currently experiencing a period of rapid growth and expansion, which is expected to accelerate further upon the consummation of the Nutritional Supplement Lines Acquisition. This growth and expansion has placed, and could continue to place, a significant strain on the Company's management, customer service and support, operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company's ability to manage its planned growth depends upon the Company's success in continuing to expand its operating, management, information and financial systems, which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. See "Business -- Strategic Transactions."

RISKS RELATED TO NEW PRODUCT DEVELOPMENT

     The Company is at an early stage in its development. With the exception of certain professional diagnostic products for infectious diseases, its women's health products produced by third-party manufacturers, and (upon completion of the Nutritional Supplement Lines Acquisition) the Nutritional Supplement

Lines, all of the Company's products are in various stages of research and development, and the Company has generated no revenue from the commercialization of these products under development. Many of the Company's products will require substantial additional development, pre-clinical and clinical testing and investment prior to their commercialization. There can be no assurance that the Company's research and development efforts will be successful, that any of the Company's products under development will prove to be safe or effective in clinical trials, that the Company will be able to obtain regulatory approval to market any of its products, that any of its products can be manufactured at acceptable cost and with appropriate quality, or that any of its products, if and when approved, can be successfully marketed.

NO ASSURANCE OF FDA CLEARANCE

     The Company plans to submit in early 1997 a Section 510(k) Notification with the FDA with respect to the New System. Following submission of a Section 510(k) Notification, a manufacturer may not place the device into commercial distribution until an order is issued by the FDA. The FDA has no specific time limit within which it must respond to a Section 510(k) Notification. After review of a Section 510(k) Notification, the FDA will either agree with the manufacturer that the proposed device is "substantially equivalent" to another legally marketed device and allow the device to be marketed in the United States, or determine that the proposed device is not substantially equivalent and not allow such marketing. The FDA may also require that further information, such as additional clinical test data or analysis or test results, be submitted before the FDA is able to make a determination regarding substantial equivalence. Although the Company has received FDA Clearance for the prior version of the New System, there can be no assurance that the Company will receive FDA Clearance for the New System. Failure to obtain FDA Clearance for the New System would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, delays in obtaining FDA Clearance for the New System could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPREHENSIVE GOVERNMENT REGULATION

  Self-Test Products

     The Company's research, development and clinical programs, as well as its manufacturing and marketing operations, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Most of the Company's self-test products, including those licensed by the Company from third parties, require governmental approvals for commercialization that have not yet been obtained and are not expected to be obtained for several years. Pre-clinical and clinical trials and manufacturing and marketing of many of the Company's products will be subject to the rigorous testing and approval process of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes pre-clinical and clinical testing of many of the Company's products to establish their safety and efficacy, can take many years and require the expenditure of substantial financial and other resources. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues.

     The Company is developing an HIV home-test program and plans to develop other infectious disease self tests in the future. Although the FDA has recently authorized a number of home collection and mail-in HIV testing and telephone counseling services, the program being developed by the Company differs in significant respects from these services. See "Business -- Products and Technologies -- Infectious Disease Products -- HIV Tests." There can be no assurance that the FDA will grant clearance for commercialization of the Company's HIV home test in a timely manner, or at all. There also can be no assurance that requisite regulatory approvals for the Company's other products will be obtained within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses, or methods of use, for which such product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in, among other things, fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

     In addition, the Company is required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in the Company's products being banned in certain countries with consequent loss of revenues and income. Foreign regulatory agencies could also introduce test format changes which, if not quickly addressed by the Company, could result in restrictions on sales of the Company's products. Such changes are not uncommon due to advances in basic research and the nature of certain infectious diseases and agents such as HIV, which is a mutating virus capable of producing new strains and subtypes. In July 1993, the French Ministry of Health prohibited the sale in France of certain diagnostic tests for HIV, due to a concern that the tests did not meet required sensitivity levels. The Ministry of Health has subsequently imposed a separate ban on a single HIV test manufactured and sold due to the failure of such test to identify a newly discovered HIV subtype. There can be no assurance that there will not be similar actions in the future. See "Business -- Governmental Regulation -- Self-Test Products."

  Nutritional Supplements

     The manufacturing, processing, formulation, packaging, labeling and advertising of nutritional supplements such as the Nutritional Supplement Lines are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission ("FTC") and the Consumer Product Safety Commission. These activities are also regulated by various agencies of the states, localities and foreign countries in which Nutritional Supplement Lines are now sold or may be sold in the future. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, over-the-counter ("OTC") and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of dietary supplements, OTC drugs, cosmetics and foods.

     The Dietary Supplement Health and Education Act of 1994 ("DSHEA") which amends the FDA Act by defining dietary supplements as a new category of food separate from conventional food, was enacted on October 25, 1994. The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Nutritional Supplement Lines and could, among other things, require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements could result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, product recalls and seizures, injunctions or criminal prosecution. The Company anticipates that the FDA will promulgate specific CGMPs to regulate dietary supplements which are more rigorous than the current CGMPs for food. The Company believes that the manufacture of the Nutritional Supplement Lines is currently in compliance with applicable CGMPs for food, but changes may be required in order for the manufacture of the Nutritional Supplement Lines to comply with the more rigorous anticipated CGMPs for dietary supplements. See
"Business -- Governmental Regulations -- Nutritional Supplements."

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; UNCERTAIN PROFITABILITY


     The Company has incurred operating losses since its inception. As of December 31, 1996, the Company's accumulated deficit totaled approximately $43.3 million. For the year ended December 31, 1996, the Company had revenues of approximately $19.1 million and a net loss of approximately $28.6 million. The continued development of the Company's products will require the commitment of substantial resources to conduct research and pre-clinical and clinical development programs, and to establish manufacturing facilities, sales and marketing capabilities, and additional quality control and regulatory and administrative capabilities. The Company may incur substantial and increasing operating losses over the next several years as its product programs expand and various clinical trials commence. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain since achieving profitability requires the Company to, among other things, successfully complete development of its products, obtain regulatory approvals and establish manufacturing and marketing capabilities. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, or at all.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY; TRADEMARKS

  Self-Test Products

     The medical products industry, including the diagnostic testing industry, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties.

     The Company holds certain patent rights, has certain patent applications pending, and expects to seek additional patents in the future, but there can be no assurance as to its success or timeliness in obtaining any such patents or as to the breadth or degree of protection that any such patents will afford the Company. The patent position of medical products and diagnostic testing firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of patents at the U.S. Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in medical products patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company's products or, if patents are issued to the Company, that its competitors will not be able to design around such patents. In addition, the medical products industry, including the diagnostic testing industry, has been characterized by extensive litigation regarding patents, licenses and other intellectual property rights. The Company could incur substantial costs in defending itself against patent infringement claims or in asserting such claims against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be materially adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could also result in substantial costs to the Company. See "-- Risks Related to Certain Licensing Arrangements."

     In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties to market its products. No assurance can be given that licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell such products in certain countries or at all. Under the distribution agreement entered into pursuant to the LifeScan Alliance, Selfcare has agreed to indemnify LifeScan for any claims that the New System infringes any patents. See "Business -- Strategic Transactions -- LifeScan Alliance."

     The Company also seeks to protect its proprietary technology, including technology that may not be patented nor patentable, in part through confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, the Company may from time to time conduct research through academic advisors and collaborators who are prohibited by their academic institutions from entering into confidentiality or inventors' rights agreements. See "Business -- Patents and Proprietary Rights" and "Business -- Legal Proceedings."

  Nutritional Supplements

     In connection with the Nutritional Supplement Lines Acquisition, the Company will acquire certain trademarks which, the Company believes, are valuable assets and are very important to the marketing of the Nutritional Supplement Lines. Substantially all of these trademarks have been registered with the U.S. Patent and Trademark Office. There can be no assurance, however, that such registrations will afford adequate protection to the Company and not be challenged as unenforceable or invalid, or not be infringed. In addition, the Company could incur substantial costs in defending suits brought against it or in prosecuting suits in which the Company asserted rights under such registrations. If the outcome of such litigation were adverse to the Company, the Company's business and results of operations could be materially adversely affected.

COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE

  Self-Test Products

     The medical products industry, including the diagnostic testing industry, is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry is intense and expected to increase as new products and technologies become available and new competitors enter the market. The Company's competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its area of focus. The Company's competitors may also succeed in developing technologies and products that are more effective than any that have been or are being developed by the Company or that render the Company's technologies or products obsolete or noncompetitive. The Company's competitors may also succeed in obtaining patent protection or other intellectual property rights that would prevent the Company from developing its potential products, or in obtaining regulatory approval for the commercialization of their products more rapidly or effectively than the Company. Finally, many of the Company's existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company.


     The Company is seeking to develop and market generic test strips which are compatible with other manufacturers' electrochemical blood glucose monitoring systems. If the Company succeeds in these efforts, others may attempt to enter this market with similar products. In addition, the introduction of lower-priced generic test strips could lead the manufacturers of the systems with which such test strips are compatible to lower their own test strip prices, thereby reducing or eliminating the price advantage enjoyed by the generic test strip producers. On June 28, 1996, the Company obtained FDA Clearance for its first generic test strip, to be sold under the name "Excel(TM)", which is compatible with the ExacTech system sold by MediSense. The Company intends to commence marketing this product in the United States in 1997. Although the Company believes that its Excel generic test strip will be priced lower than the strips produced by MediSense for the ExacTech System and therefore will compete effectively with the MediSense product, there can be no assurance that MediSense will not institute price cuts and thereby reduce or eliminate any price advantage which the Company's product may enjoy.


     The Company is also aware of several of its competitors who are attempting to develop a non-invasive blood glucose monitoring technology. Non-invasive blood glucose monitoring involves methods for measuring blood glucose levels without the need to draw blood and, in certain proposed configurations, without the need to utilize disposable components, such as test strips. The Company believes that manufacturers are pursuing a number of different technological approaches to non-invasive blood glucose monitoring. These include near-infrared spectroscopy, which involves shining a beam of nearinfrared light to penetrate the skin and determine the amount of glucose in the blood, and reverse iontophoresis, which utilizes a "patch" system to extract glucose through the skin for measurement by an external meter. In addition, several manufacturers are pursuing minimally invasive approaches to blood glucose monitoring, such as using a fine needle to withdraw a small sample of interstitial fluid which is analyzed by use of mid-infrared spectroscopy. The development and successful introduction of any such products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

  Nutritional Supplements

     The market for the sale of vitamins and nutritional supplements such as the Nutritional Supplement Lines is highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most of these companies are privately held and the Company is unable to precisely assess the size of such competitors. However, a number of the Company's competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than the Company and have greater financial resources. See "Business -- Competition."

DEPENDENCE ON THIRD-PARTY DISTRIBUTION NETWORK

     The Company markets and distributes its products primarily through independent retail brokers and distributors. The Company generally has written agreements with such brokers and distributors, although it also has a limited number of oral arrangements. In general, these brokers and distributors are not subject to minimum purchase requirements and may discontinue marketing the Company's products with little or no notice. Certain of the Company's retail brokers and distributors also market products which compete with the Company's products and which may, from time to time, offer greater sales incentives than the Company's products. The loss of, or a significant reduction in sales volume through, one or more of the Company's retail brokers or distributors could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Marketing and Sales."

DEPENDENCE ON CERTAIN SUPPLIERS

     The Company currently has no facilities to manufacture the Nutritional Supplement Lines. Upon the Acquisition Closing, the Company will enter into supply agreements with AHP pursuant to which AHP will supply the products for the Nutritional Supplement Lines for a period of up to one year after the Acquisition Closing. Thereafter the Company will be required to enter into new arrangements for the supply of these products. If the Company were unable to contract for a sufficient supply of such products, or if it should encounter delays or other difficulties in the supply of such products from third parties, including AHP, these interruptions could have a material adverse effect on the Company's result of operations and result in significant quarter-to-quarter fluctuations. In addition, contract manufacturers that the Company may use to supply products for the Nutritional Supplement Lines must adhere to CGMP regulations. Failure to do so could result in the withdrawal of FDA approval of such manufacturers and consequent interruptions in the supply of products to the Company. Upon the Acquisition Closing, the Company will become responsible for all marketing and sales functions for the Nutritional Supplement Lines as well as substantially all administrative functions, including order receipt, billing, customer service and collection. The Company will also become responsible for distribution of all the products three months after the Acquisition Closing. Assumption of these activities could place a significant strain on the Company's resources and personnel, and will require the Company to devote significant additional resources and personnel to these areas. Failure by the Company to successfully assume these services could have an adverse impact on the Company's ability to support the Nutritional Supplement Lines and could have a material adverse affect on the Company's results of operations.

     The Company has entered into a manufacturing agreement with Nova Biomedical Corporation ("Nova") to supply Selfcare with electrochemical blood glucose meters. The meters manufactured by Nova, together with the Company's test strips, will form the New System. The Company's ability to ship the New System on time and in accordance with LifeScan's requirements is highly dependent upon receipt of an adequate supply of electrochemical blood glucose meters. There can be no assurance that the Company's supply of electrochemical blood glucose meters will not be interrupted, or that if such supply were interrupted, that the Company would be able to contract with another supplier on a timely or satisfactory basis. If such supply were interrupted, the Company could incur set-up costs and delays in manufacturing the New System which could have a material adverse effect on the Company's business, financial condition and results of operations. If any such delay were to occur, and were to result in the Company being unable to supply LifeScan with certain required amounts of meters for the New System under the LifeScan Alliance, LifeScan would automatically receive a license to manufacture, or to have manufactured on its behalf, the New System, subject to payment of a royalty to the Company. In such event, the Company could begin supplying the New System to LifeScan again at any time, but would be required to reimburse LifeScan for certain expenses incurred by LifeScan to produce the New System. See "Business -- Strategic Transactions -- LifeScan Alliance."

RISKS RELATED TO CERTAIN LICENSING ARRANGEMENTS

     Selfcare acquired Cambridge Diagnostics (formerly known as Cambridge Biotech Limited) in November 1994 from Cambridge Biotech Corporation ("Cambridge Biotech"), which at that time was operating in Massachusetts under Chapter 11 of the U.S. Bankruptcy Code. Prior to the acquisition (the "Cambridge Diagnostics Acquisition"), Cambridge Biotech licensed from Pasteur Sanofi Diagnostics (formerly known as Diagnostics Pasteur), certain HIV 1/2 immunoassay technologies relating to patents and proprietary rights held by Institut Pasteur (the "Pasteur HIV Technologies"), and required for production of HIV test kits, including the Selfcare HIV test kits manufactured by Cambridge Diagnostics. Under the terms of Cambridge Biotech's license agreements with Pasteur Sanofi Diagnostics, Cambridge Biotech could not assign or sublicense its rights with respect to the Pasteur HIV Technologies to Selfcare or to Cambridge Diagnostics. In order to allow Selfcare and Cambridge Diagnostics to have access to such technologies, Selfcare and Cambridge Biotech formed Cambridge Affiliate Corporation ("Cambridge Affiliate"), 51% owned by Cambridge Biotech, and 49% owned by Selfcare, but managed by Cambridge Diagnostics. The establishment of Cambridge Affiliate and the terms of the arrangements relating thereto were considered and approved by both U.S. and Irish bankruptcy courts in connection with the approval of the sale of Cambridge Diagnostics by such courts. Cambridge Affiliate maintains its own accounts and records and makes payments of royalties due under the Pasteur Sanofi Diagnostics licenses to Cambridge Biotech.

     The licenses of the Pasteur HIV Technologies to Cambridge Biotech are non-exclusive and cover diagnostic test kits in finished form embodying the Pasteur HIV Technologies. The territorial scope of the licenses is worldwide, with the exception of exclusive rights which Pasteur Sanofi Diagnostics asserted to have granted in the Pasteur HIV Technologies to Genetic Systems Corporation ("Genetic Systems") in the United States, Canada, Mexico, Australia, New Zealand and India (the "Excluded Countries"). However, the licenses provide that, to the extent that Pasteur Sanofi Diagnostics recovers the right to practice the patents underlying the Pasteur HIV Technologies in the Excluded Countries, Cambridge Biotech is entitled to non-exclusive rights in such technology in such countries. In 1990, Pasteur Sanofi Diagnostics acquired ownership of Genetic Systems, whereupon Cambridge Biotech commenced selling products incorporating the Pasteur HIV Technologies in the United States. These activities were challenged in a patent infringement lawsuit filed in bankruptcy court in March 1995 by Institut Pasteur, the minority stockholders of Pasteur Sanofi Diagnostics and Genetic Systems. In September 1995, the bankruptcy court ruled in favor of Cambridge Biotech on this issue, and Institut Pasteur and Genetic Systems Corporation subsequently filed an appeal in district court. The date for the appeal hearing is unknown. If the bankruptcy court decision were reversed on appeal, the territories to which Cambridge Affiliate could sell HIV-related products would be limited and this could have a material adverse effect on the Company. See "Business -- Patents and Proprietary Rights."

     In May 1996, Cambridge Biotech proposed plans of reorganization under Chapter 11 that contemplated the sale of its diagnostics business to bioMerieux Vitek, Inc. ("bioMerieux"). Under the terms of the proposed sale, bioMerieux would succeed to Cambridge Biotech's interest in Cambridge Affiliate, and bioMerieux would acquire effective control of rights to practice the patents of Syva Company ("Syva") and Pasteur Sanofi Diagnostics. Syva and Pasteur Sanofi Diagnostics objected to confirmation of a plan that would permit Cambridge Biotech to assume or transfer control of its rights as licensee with respect to their patents. On July 18, 1996, the Bankruptcy Court confirmed Cambridge Biotech's Chapter 11 plan over all objections, specifically upholding Cambridge Biotech's right to assume the Syva and Pasteur Sanofi Diagnostics licenses.

Syva and Pasteur Sanofi Diagnostics immediately appealed the Bankruptcy Court's order. The Syva appeal was subsequently settled. Pasteur Sanofi Diagnostics, however, obtained orders staying the Bankruptcy Court's plan-confirmation order and the proposed sale of stock to bioMerieux pending determination of its appeal. On September 27, 1996, the United States District Court affirmed the plan-confirmation order, including Cambridge Biotech's right to assume the licenses extended to the Cambridge Affiliate. Pasteur Sanofi Diagnostics then appealed to the Court of Appeals for the First Circuit. Cambridge Biotech and bioMerieux consummated the sale in October 1996. On January 17, 1997, a three-judge panel of the First Circuit Court of Appeals ruled that Cambridge Biotech was entitled to assume its license agreements with Pasteur Sanofi Diagnostics. Pasteur Sanofi Diagnostics has 90 days from the date of the First Circuit's ruling in which to seek review by the United States Supreme Court. If such review is granted and if the Court were to overturn the prior decisions in the case, then it would be unclear whether Cambridge Biotech could continue to extend the license to Cambridge Affiliate. The failure of the Company to retain such license could have a material adverse effect on the Company. See
"Business -- Strategic Transactions -- Cambridge Diagnostics Acquisition."


DEBT FINANCING


     The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. On a pro forma basis after giving effect to certain events including the consummation of the Nutritional Supplement Lines Acquisition and the consummation of this offering (and assuming the application of $11.0 million of the proceeds of this offering to repay certain indebtedness incurred in connection with such acquisition), the Company would have approximately $33.8 million of outstanding debt, including a $25.0 million bank term loan that would be used to pay part of the cash portion of the consideration payable to AHP under the terms of Nutritional Supplement Lines Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This outstanding indebtedness, together with restrictions in the Company's financing instruments, may limit the Company's ability to obtain additional debt financing in the future and to respond to changing business and economic conditions and could adversely affect its ability to effect its business strategies. In addition, because certain of the Company's debt, including the $25.0 million term loan for the Nutritional Supplement Lines Acquisition, will bear interest at floating rates, an increase in interest rates could adversely affect the Company's ability to meet its debt service obligations. See "Business -- Strategic Transactions -- Nutritional Supplement Lines Acquisition."


RISK OF INADEQUATE FUNDING; FUTURE CAPITAL NEEDS

     The Company currently anticipates that its existing capital resources, including the net proceeds of this offering, together with funds expected to be generated from operations, will be adequate to satisfy its capital requirements for at least 12 months. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research and development programs, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products which the Company would otherwise pursue on its own. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO THE INTEGRATION OF ORGENICS' OPERATIONS

     Upon completion of the Orgenics Acquisition, the Company intends to integrate Orgenics' operations with the Company's current organization in order to avoid redundancy and to make the most efficient use of Orgenics' assets. No assurance can be given that such integration will be successful or that the Company will not incur significant costs associated with such integration, such as costs associated with the diversion of management resources to integration issues. See "Business -- Strategic Transactions -- Orgenics Acquisition."

DEPENDENCE UPON KEY PERSONNEL

     The Company is highly dependent on the services of Ron Zwanziger, its Chairman, President and Chief Executive Officer, and certain other members of its management and scientific staff, and the loss of Mr. Zwanziger or one or more of such employees could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as the Company expands its activities, including product development and regulatory affairs, research and development and sales and manufacturing. The Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect the Company's prospects. See "Management."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     In both the United States and elsewhere, sales of some of the Company's products will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more of such products to market, there can be no assurance that these products will be considered cost-effective, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the Company to sell its products on a profitable basis. See "Business -- Third-Party Reimbursement."

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

     The testing, manufacturing and marketing of medical diagnostic devices, such as the Company's blood glucose monitoring systems and HIV self tests currently under development, including a home collection and mail-in HIV test under development by a third party which the Company plans to market under a license arrangement (see "Business -- Strategic Transactions -- Agreement with ChemTrak"), entail an inherent risk of product liability claims. In addition, the marketing of the Nutritional Supplement Lines may cause the Company to be subjected to various product liability claims, including, among others, that the Nutritional Supplement Lines have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of the Company's insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that the Company's existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that the Company is held liable for a claim against which it is not indemnified or for damages exceeding the limits of its insurance coverage, such claim could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability" and "-- Product and
Technologies -- Infectious Disease Products -- HIV Tests."

EFFECT OF ADVERSE PUBLICITY; SCIENTIFIC RESEARCH

     The Nutritional Supplement Lines contain vitamin, minerals, herbs and other ingredients that the Company generally regards as safe when taken as directed and that various scientific studies have suggested may offer certain health benefits. However, because the Company is highly dependent upon consumers' perception of safety and quality of the Nutritional Supplement Lines as well as similar products distributed by competitors, the Company could be adversely affected in the event any of the Nutritional Supplement Lines or similar products should be asserted or prove to be harmful to consumers. In addition, the Company believes that the recent growth of the nutritional supplements market is based on recent scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products and the attention focused on such benefits by the media. The scientific research to date is preliminary and there can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

RISKS RELATED TO INTERNATIONAL SALES AND OPERATIONS


     The Company has manufacturing facilities in Galway, Ireland (the "Galway Facility") and Inverness, Scotland (the "Inverness Facility") and markets and sells its products in several international markets. In 1996, approximately 25% and 2% of the Company's net sales were to customers in Europe and the Middle East, respectively. If the Company's revenues generated by foreign activities are not adequate to offset the expense of establishing and maintaining these foreign activities, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, there are certain risks inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, export and import restrictions, export controls relating to technology, tariffs and other trade barriers, less favorable intellectual property laws, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting accounts receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences, which could adversely impact the success of the Company's international activities. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international activities and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "Business -- Facilities."


     The executive offices and production facilities of Orgenics are located in the State of Israel, and Orgenics is directly affected by political, economic and military conditions in that country. On many occasions since December 1987, Israel has experienced severe civil unrest, primarily in the areas that have been under its control since 1967. No assurance can be given that hostilities or other political, economic and military conditions in Israel will not have a material adverse effect on the business and operations of Orgenics. Any such effect could have a material adverse effect on the business, operations or financial condition of the Company.

FLUCTUATIONS IN RESULTS OF OPERATIONS

     The Company's annual and quarterly operating results may fluctuate due to factors such as the timing of new product announcements and introductions by the Company and its competitors, market acceptance of new or enhanced versions of the Company's products, changes in manufacturing costs or other expenses, competitive pricing pressures, the gain or loss of significant distribution outlets or customers, increased research and development expenses and general economic conditions. In addition, it is possible that in some future periods the Company's results of operations will be below the expectations of the public market. In any such event, the market price of the Common Stock could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE VOLATILITY OF SHARE PRICE

     The market price of the Common Stock may be highly volatile. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the healthcare industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In particular, the stock market may experience significant price and volume fluctuations which may affect the market price of the Common Stock for reasons unrelated to the Company's operating performance.


     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. In October 1996, the Company sold Series A Preferred Shares to certain non-U.S. investors yielding net proceeds to the Company of approximately $5.2 million. Pursuant to a conversion formula contained in their subscription agreements with the Company, the holders of such shares, among other things, are entitled to convert their Series A Preferred Shares into shares of Common Stock in five equal installments over a 120-day period beginning in December 1996. Any Series A Preferred Shares not previously converted will automatically convert into shares of Common Stock on October 15, 1998. Accordingly, assuming an average market price of $12.45 per share of Common Stock (based on the closing price of the Common Stock on the AMEX on the five trading days between February 5 to February 11, 1997), resulting in a conversion price of $12.00 per share, 416,120 shares of Common Stock will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), as a result of the conversion of the remaining Series A Preferred Shares. See "-- Shares Eligible for Future Sale" and "Description of Capital Stock -- Authorized and Outstanding Capital Stock -- Series A Preferred Shares."


CONTROL BY CERTAIN STOCKHOLDERS


     Upon completion of this offering, and without giving effect to the issuance of any additional shares of Common Stock which may be issued in connection with the Orgenics Acquisition, the executive officers and directors of the Company will collectively hold approximately 23.0% of the outstanding shares of Common Stock (including rights to receive shares of Common Stock but excluding options and warrants to purchase up to an additional 3,554,176 shares of Common Stock held by them representing approximately 23.2% of the Common Stock on a fully-diluted basis and excluding shares, if any, purchased by them in this offering). Accordingly, these persons may have the ability to control the Company's Board of Directors, and, therefore, the business, policies and affairs of the Company. In addition, certain stockholders of the Company, including Mr. Zwanziger, who will collectively hold approximately 16.9% of the outstanding shares of Common Stock upon completion of this offering, are parties to a voting agreement pursuant to which such stockholders have agreed to vote their shares in accordance with the recommendation of the Company's Board of Directors through December 31, 1997. See "Principal Stockholders" and "Description of Capital Stock."


ANTI-TAKEOVER EFFECT OF CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS AND DELAWARE LAW

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain certain provisions relating to corporate governance and the rights of stockholders. These provisions may be deemed to have a potential "anti-takeover" effect since such provisions may delay, defer or prevent a change in control of the Company. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate of Incorporation provides that stockholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Stock of the Company. This provision, when coupled with the provision of the Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. These provisions of the Certificate of Incorporation may be changed only by the affirmative vote of the holders of eighty percent of the Common Stock of the Company entitled to vote on such matters at a meeting duly called for such purpose. The Certificate of Incorporation also provides that stockholder actions may not be taken by written consents.

     The By-laws provide that special meetings of stockholders of the Company may be called only by the Board of Directors. The By-laws also provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide prior written notice thereof, as set forth in the By-laws. The By-laws may only be amended by the stockholders by the affirmative vote of at least two-thirds of the votes eligible to be cast, unless the Board of Directors has approved such amendment, in which case the affirmative vote of at least a majority of the votes eligible to be cast is required. See "Description of Capital Stock."

EFFECT OF ISSUANCE OF PREFERRED STOCK

     The Company's Board of Directors is currently authorized to issue up to 4,990,000 shares of preferred stock in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the

Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In October 1996, the Board of Directors adopted a resolution authorizing the Series A Preferred Shares, and the Company subsequently sold 5,500 Series A Preferred Shares to certain non-U.S. investors. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, and without giving effect to the issuance of any additional shares of Common Stock which may be issued in connection with the Orgenics Acquisition, the Company will have a total of 8,072,934 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares of Common Stock offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) and the 1,495,000 shares issued in the Initial Public Offering will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Affiliates"). In addition, in October 1996 the Company sold 5,500 Series A Preferred Shares to certain non-U.S. investors. The holders of such shares, among other things, are entitled to convert their Series A Preferred Shares into shares of Common Stock in five equal installments over a 120-day period beginning in December 1996. Series A Preferred Shares are generally convertible at a discount of 14.5% from the average closing bid price per share of the Common Stock for the five trading days prior to their conversion. See "Description of Capital Stock -- Authorized and Outstanding Capital Stock." Upon the election of a holder of Series A Preferred Shares, the Company issued in December 1996 and February 1997 an aggregate of 51,741 shares of Common Stock, all of which are freely tradeable without restriction or registration. Upon conversion of the remaining 4,900 Series A Preferred Shares into shares of Common Stock, assuming an average market price of $12.45 per share, resulting in a conversion price of $12.00 per share, an additional 416,120 shares of Common Stock will be freely tradeable without restriction or registration under the Securities Act. In addition, between November 1996 and February 1997, the Company issued an aggregate of 146,215 shares of Common Stock in connection with exercises of employee stock options and purchases under the Company's Employee Stock Purchase Plan, all of which have been registered and are freely tradeable. The remaining 4,379,978 shares of Common Stock currently outstanding will be "restricted securities" as that term is defined by Rule 144. These restricted securities (the "Restricted Securities") were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed Affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding (approximately 80,729 shares upon completion of this offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.



     Under Rule 144 (and subject to the conditions thereof), 3,243,331 Restricted Securities will be eligible for sale after completion of this offering. The remaining Restricted Securities will become eligible for resale in accordance with Rule 144. The Company, its directors, executive officers and certain other stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for Common Stock) for 120 days after the offering, with certain limited exceptions, without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives.


     In addition, the Company has granted certain registration rights with respect to shares of Common Stock which are currently outstanding or which are issuable in the future, pursuant to which the Company may be required to register such shares for sale under the Securities Act. See "Shares Eligible for Future Sale."

MANAGEMENT DISCRETION OVER UNALLOCATED PROCEEDS

     The Company has not yet identified specific uses for a portion of the expected net proceeds of this offering. See "Use of Proceeds." Management of the Company will have broad discretion over the manner in which these funds are applied. Pending their use for specific business purposes, the proceeds of this offering will be invested primarily in government securities or cash equivalents. Such investment may result in the Company obtaining lower yields on the funds than might be available in the securities markets generally.

DILUTION

     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock from the public offering price. See "Dilution."

DIVIDENDS

     The Company has never paid any dividends to holders of shares of Common Stock. The Company is not currently generating income from operations and expects that it will retain its earnings, if any, to finance its operations. The Company thus does not expect to pay dividends to holders of shares of Common Stock for the foreseeable future. Holders of Series A Preferred Shares are generally entitled to receive cumulative quarterly dividends at a rate of 6% per annum. See "Price Range of Common Stock and Dividend Policy."

                                  THE COMPANY

     Selfcare was incorporated in Delaware on August 25, 1992 and acquired its predecessor company, Superior Sensors, Inc. by merger on September 15, 1992. The Company's principal executive offices are located at 200 Prospect Street, Waltham, Massachusetts 02154, and its telephone number is (617) 647-3900.

     As used in this Prospectus, the terms "Selfcare" and the "Company" refer to Selfcare, Inc. and its subsidiaries and predecessors, unless the context otherwise requires.

                                USE OF PROCEEDS


     The net proceeds to Selfcare from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be $24.8 million ($28.6 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and based on an assumed public offering price of $13.50 per share.



     The Company estimates that it will use approximately $4.7 million of the net proceeds to pay the cash portion of the consideration payable under agreements relating to the Orgenics Acquisition. The actual amount may be less or more (but not in excess of $9.3 million) depending upon elections made by the other parties to those agreements. See "Business -- Strategic
Transactions -- Orgenics Acquisition." Provided that the Acquisition Closing occurs, the Company intends to apply approximately $11.0 million of the net proceeds of this offering to repay the AHP Note and the AHP Bridge Loan used to fund a portion of the purchase price payable upon such closing. The remaining $25.0 million of the purchase price will be funded with a $25.0 million bank term loan (the "AHP Term Loan"). See "Business -- Strategic Transactions -- Nutritional Supplement Lines Acquisition." However, the Company may instead elect, either prior to or after the completion of this offering, to refinance the AHP Note and/or the AHP Bridge Loan from other sources, including the proceeds of a possible private placement of subordinated debt. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview," and "-- Liquidity and Capital Resources."



     The Company currently intends to reserve the balance of the net proceeds of this offering (including an additional approximately $3.8 million if the Underwriters' over-allotment option is exercised in full) primarily for working capital and other general corporate purposes, including expansion of the Company's product research and development and sales and marketing efforts, and potential acquisitions.


     Based on the foregoing, the Company's expected uses of the net proceeds of this offering are as follows:


                                                                          PERCENT OF TOTAL
                         USE OF PROCEEDS                     AMOUNT(1)      NET PROCEEDS
        --------------------------------------------------  -----------   ----------------
        To fund a portion of the consideration payable in
          the Orgenics Acquisition........................  $ 4,700,000(2)         19%
        For possible repayment of certain short term debt
          anticipated to be incurred in connection with
          the Nutritional Supplement Lines Acquisition....  $11,000,000           44%
        Working capital and other general purposes........  $ 9,100,000           37%
                                                            -----------          ---
                  Total...................................  $24,800,000          100%
                                                            ===========


---------------


(1) Does not include additional proceeds of approximately $3.8 million which will be received by the Company if the Underwriters' over-allotment option is exercised in full.



(2) Estimated amount assuming that all Orgenics and Orgenics International stockholders were to elect to receive the purchase price of their Orgenics shares in the form of 50% cash and 50% Common Stock and based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31, 1996. Actual amount may be less or more depending upon elections made by the Orgenics and Orgenics International stockholders pursuant to the Option Agreements. In addition, if the Option Agreements are not exercised by the Company prior to March 10, 1997, the total purchase price for the shares would be approximately $10.6 million (or $5.3 million in cash, assuming that all the Orgenics and Orgenics International shareholders elected to receive 50% of the purchase price in cash). See "Business -- Strategic Transactions -- Orgenics Acquisition."

     The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product research and development efforts. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific agreements or commitments, and is not currently engaged in any material negotiations with respect to any such acquisition. Pending the uses described above, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

     Based upon its current operating plan, the Company believes that its existing capital resources, together with the proceeds of this offering and the interest earned thereon, will be adequate to satisfy its capital requirements for at least 12 months. See "Risk Factors -- Risk of Inadequate Funding; Future Capital Needs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the AMEX under the symbol "SLF." The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock on the AMEX. The Initial Public Offering of the Common Stock at $8.50 per share was completed on August 6, 1996.


                                                                               PRICE RANGE
                                                                           -------------------
                                                                            HIGH         LOW
                                                                           -------     -------
YEAR ENDED DECEMBER 31, 1996
  3rd Quarter (commencing August 7, 1996)................................  $17.750     $ 8.500
  4th Quarter............................................................   18.000      11.500

YEAR ENDED DECEMBER 31, 1997
  1st Quarter (through February 13, 1997)................................  $13.625     $10.000



     On February 13, 1997, the last reported sale price per share of the Common Stock on the AMEX was $13.125 per share. At February 13, 1997, there were approximately 139 holders of record of Common Stock.


     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, on the Common Stock will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. Holders of Series A Preferred Shares are generally entitled to receive cumulative quarterly dividends payable in cash at the rate of 6% per annum. See "Description of Capital Stock -- Authorized and Outstanding Capital Stock -- Series A Convertible Preferred Stock."

                                 CAPITALIZATION


     The following table sets forth as of December 31, 1996: (i) the actual capitalization of the Company, (ii) the capitalization of the Company as adjusted to reflect the issuance and sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $13.50 per share and receipt and application of the net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses and (iii) on a pro forma basis to give effect to the events described in Note (2) below. The debt presented below does not reflect actual current liabilities of $15,374,498 or pro forma as adjusted current liabilities of $19,374,498, nor does it reflect actual and pro forma as adjusted deferred revenue net of current portion of $4,786,347. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Pro Forma Combined Condensed Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                     DECEMBER 31, 1996
                                                       ----------------------------------------------
                                                                                         PRO FORMA
                                                          ACTUAL      AS ADJUSTED(1)   AS ADJUSTED(2)
                                                       ------------   --------------   --------------
Long term debt, net of current portion...............  $  5,895,701    $   5,895,701    $  26,895,701
Mandatorily redeemable preferred stock of a
  subsidiary.........................................     1,753,928        1,753,928        1,753,928
Stockholder's equity (deficit):
Series A preferred stock.............................             5                5                5
Common stock, $.001 par value --
  Authorized -- 40,000,000 shares
  Issued -- 5,975,263 shares actual, 7,975,263 shares
     as adjusted and 8,319,972 shares pro forma as
     adjusted(3).....................................         5,975            7,975            8,320
Additional paid-in capital...........................    55,233,847       80,011,847       84,665,072
Less -- Treasury stock, at cost, 15,600 shares in
  1996...............................................       (15,200)         (15,200)         (15,200)
Accumulated deficit..................................   (43,318,898)     (43,318,898)     (46,622,198)
Cumulative translation adjustment....................       173,565          173,565          173,565
                                                       ------------     ------------     ------------
          Total stockholders' equity.................  $ 12,079,294    $  36,859,294    $  38,209,564
                                                       ------------     ------------     ------------
          Total capitalization.......................  $ 17,974,995    $  42,754,995    $  65,105,265
                                                       ============     ============     ============


---------------


(1) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses) and the receipt of the net proceeds therefrom.



(2) Adjusted to give pro forma effect to the Company's existing and planned purchases of the Orgenics and Orgenics International shares and the purchase of the Nutritional Supplement Lines from AHP and the incurrence of the related bank debt. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements for additional information regarding purchase price adjustments in connection with the Orgenics Acquisition and the Nutritional Supplement Lines Acquisition.



(3) Excludes an aggregate of 6,234,850 shares of Common Stock issuable pursuant to certain rights and upon exercise of options and warrants outstanding as of February 13, 1997.

                                    DILUTION


     The net tangible book value of the Company as of December 31, 1996, was $4,504,585 or $0.75 per share of Common Stock. "Net tangible book value" represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after December 31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby after deducting the underwriting discounts and commissions and estimated offering expenses, the net tangible book value of the Company as of December 31, 1996 would have been $29,284,585, or $3.66 per share. This represents an immediate increase in net tangible book value of $2.91 per share to existing stockholders and an immediate dilution in net tangible book value of $9.84 per share to new investors purchasing Common Stock in this offering. The following table illustrates this per-share dilution:



        Assumed price to public..............................................   $13.50
        Net tangible book value per share at December 31, 1996.......    0.75
        Increase per share attributable to new investors.............    2.91
                                                                       ------
        Net tangible book value per share after this offering................     3.66
                                                                                ------
        Dilution per share to new investors..................................   $ 9.84
                                                                                ======



     The foregoing computations assume no exercise of stock options or warrants or issuance of shares of Common Stock after December 31, 1996. As of such date, there were 6,277,442 shares of Common Stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $3.86 per share. As of the date hereof, there are 4,173,061 shares of Common Stock reserved for future issuance under the Company's stock option plans. In the event that any shares available for issuance upon exercise of outstanding warrants or options are issued, there will be further dilution to investors in this offering. See "Capitalization," "Management -- Executive Compensation," "Certain Transactions" and "Description of Capital Stock." The calculations described above also do not give effect to the Company's existing and planned purchases of the Orgenics and Orgenics International shares, or to the purchase of the Nutritional Supplement Lines from AHP and the incurrence of the related bank debt. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements for additional information regarding purchase price adjustments in connection with the Orgenics Acquisition and the Nutritional Supplement Lines Acquisition. After giving effect to these purchases, pro forma net tangible book value after the offering would be $(11,969,372), or ($1.44) per share and dilution per share to new investors would be $14.94.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected financial data presented below as of December 31, 1994, 1995, and 1996 and for each of the three years in the period ended December 31, 1996, are derived from the Company's Consolidated Financial Statements, included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants.



                                                                                            YEARS ENDED DECEMBER 31,
                                                                               --------------------------------------------------
                                                                                                                  1996
                                                                                                        -------------------------
                                                                                1994         1995        ACTUAL      PRO FORMA(1)
                                                                               -------     --------     --------     ------------
STATEMENT OF OPERATIONS DATA:
Net product sales............................................................  $ 2,089     $  6,723     $ 14,067       $ 48,789
Grants and other revenue.....................................................      233          516        4,996          4,996
                                                                               -------     --------      -------       --------
Net revenues.................................................................    2,322        7,239       19,063         53,785
Cost of sales................................................................    1,560        5,564       10,958         22,013
                                                                               -------     --------      -------       --------
Gross profit.................................................................      762        1,674        8,105         31,772
Operating expenses
  Research and development...................................................      584        1,532        6,643          8,012
  Charge for in-process research and development.............................       --           --        4,397             --
  Selling, general and administrative........................................    2,963        5,650       10,518         26,641
  Non-cash compensation......................................................       60           52        4,195            955
                                                                               -------     --------      -------       --------
    Total operating expenses.................................................    3,607        7,234       25,753         35,608
                                                                               -------     --------      -------       --------
Operating loss...............................................................   (2,845)      (5,560)     (17,648)        (3,836)
Interest expense, net........................................................       (7)      (4,481)     (10,752)       (12,619)
Equity in net loss of affiliate..............................................       --           --         (200)          (200)
                                                                               -------     --------      -------       --------
Loss before minority interest in subsidiary's loss and dividends and
  accretion on preferred stock of a subsidiary ..............................   (2,852)     (10,041)     (28,600)       (16,655)
Minority interest in subsidiary's loss.......................................       67           --          133             --
Dividends and accretion on mandatorily redeemable preferred stock of a
  subsidiary.................................................................       --          (56)        (110)          (110)
                                                                               -------     --------      -------       --------
    Net loss.................................................................  $(2,785)    $(10,097)    $(28,578)      $(16,765)
                                                                               =======     ========      =======       ========
Net loss per common and common equivalent share(2)...........................  $ (0.52)    $  (1.66)    $  (4.70)      $  (1.99)
                                                                               =======     ========      =======       ========
Weighted average number of common and common equivalent shares
  outstanding(2).............................................................    5,379        6,072        6,083          8,427
                                                                               =======     ========      =======       ========



                                                                                     AS OF DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                                                                         1996
                                                                                     --------------------------------------------
                                                                                                     AS             PRO FORMA
                                                             1994       1995          ACTUAL     ADJUSTED(3)    AS ADJUSTED(3)(4)
                                                            -------    -------       --------    -----------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents................................   $ 1,762    $ 7,395       $ 16,459     $  41,239         $  24,085
Working capital (deficit)................................      (221)     4,318          9,863        34,643            13,490
Total assets.............................................     5,331     13,692         41,089        65,869            91,106
Deferred revenue net of current portion..................     1,424      3,350          4,786         4,786             4,786
Long-term debt, net of current portion...................        --      8,167          5,896         5,896            26,896
Total liabilities........................................     5,248     17,279         26,057        26,057            51,057
Mandatorily redeemable preferred stock...................        --      1,644          1,754         1,754             1,754
Accumulated deficit......................................    (4,579)    14,676        (43,319)      (43,319)          (46,622)
Stockholders' equity (deficit)...........................        83     (5,230)        12,079        36,859            38,210


---------------


(1) In October 1996, Selfcare acquired a 57.1% direct and indirect equity interest in Orgenics, as a result of the conversion of the Orgenics Debenture and purchases of outstanding shares of Orgenics and Orgenics International. Selfcare expects to complete the Orgenics Acquisition upon completion of this offering, pursuant to the terms of the Option Agreements between the Company and all the holders of the remaining shares in Orgenics and Orgenics International. Pursuant to the Option Agreements, the Company has an option to call the Orgenics and Orgenics International shares and, in certain circumstances (including the completion of this offering), each Orgenics stockholder has the option to put its Orgenics shares to Selfcare. To the extent that the put options are not exercised, Selfcare intends to exercise its call options upon completion of this offering. The Company has paid approximately $7.0 million in cash and converted the Orgenics Debenture for its existing ownership interest and expects to pay additional consideration totaling $9.3 million in cash and Common Stock for substantially all of the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements. If the Option Agreements are not exercised by the Company prior to March 10, 1997, this amount would increase to approximately $10.6 million. Each of the Orgenics and Orgenics International stockholders may elect to receive the purchase price entirely in cash, entirely in the Common Stock, or 50% in cash and 50% in Common Stock. See "Business -- Strategic Transactions -- Orgenics Acquisition." Assuming that all Orgenics and Orgenics International stockholders were to elect to receive the consideration in the form of 50% cash and 50% Common Stock, and assuming that the Option Agreements are exercised by the Company prior to March 10, 1997, the Company would pay approximately $4.7 million in cash and issue approximately 344,709 shares of Common Stock (based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31,
    1996). In addition, the Company has granted options to purchase up to 85,800 shares of Common Stock having a fair market value of approximately $1.1 million, and will incur direct acquisition costs of approximately $100,000.



    On January 14, 1997, pursuant to the terms of the Nutritional Supplement Lines Acquisition, the Company agreed to pay $36.0 million to acquire the Nutritional Supplement Lines from AHP. The purchase price will be financed with the AHP Term Loan, the AHP Bridge Loan and the AHP Note. The Company intends to apply $11.0 million from the proceeds of this offering to pay the AHP Bridge Loan and the AHP Note; however, the Company may elect to refinance the AHP Bridge Loan and/or the AHP Note from other sources. See "Use of Proceeds."



    The pro forma statement of operations data reflects the combined results of the Company, Orgenics and the Nutritional Supplement Lines as if the Initial Public Offering, this offering, the Orgenics Acquisition, and the Nutritional Supplement Lines Acquisition had occurred on January 1, 1996. The pro forma amounts give effect to (i) amortization expenses relating to certain intangible assets, (ii) interest expense related to the bank debt associated with the Nutritional Supplement Lines Acquisition and (iii) estimated incremental costs associated with the Nutritional Supplement Lines Acquisition. The pro forma amounts do not give effect to (x) the expensing of the estimated fair values of certain in process research and development projects upon consummation of the Orgenics Acquisition or (y) certain nonrecurring charges related to certain options, the terms of which became fixed upon consummation of the Initial Public Offering. The pro forma statement of operations is not necessarily indicative of future results of operations or what results would have been for the combined companies. See Notes to the Pro Forma Combined Condensed Statement of Operations for information as to the basis of computing the pro forma net loss per common and common equivalent shares used in this computation.


(2) Computed on the basis described in Note 2g of Notes to Consolidated Financial Statements.


(3) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses) and the receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."



(4) Adjusted to give pro forma effect to the Company's existing and planned purchases of the Orgenics and Orgenics International shares and the purchase of the Nutritional Supplement Lines from AHP and the incurrence of the related bank debt. See Note 1 above and Notes to Unaudited Pro Forma Combined Condensed Balance Sheet for additional information regarding purchase price adjustments in connection with the Orgenics Acquisition and the Nutritional Supplement Lines Acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW


     Selfcare is engaged in the development, manufacture, and marketing of self-test diagnostic products for the diabetes, women's health and infectious disease markets. During 1995 and 1996, the Company derived approximately 35% and 39%, respectively, of its revenues from the sale of home pregnancy and ovulation prediction tests. The balance of the Company's revenues during these periods were from the sale of diagnostic tests for the professional markets and the amortization of deferred revenue, principally related to grants received by the Company. The Company expects that, as a result of the Orgenics Acquisition, the Company's revenues derived from professional test products will increase. Orgenics had sales of $10.2 million and $12.3 million in 1995 and 1996, respectively. See "Business -- Strategic Transactions -- Orgenics Acquisition." Based on its strategic focus, the Company expects sales of self-test diagnostic products to become the largest source of its revenues. Although no assurances can be given as to whether regulatory authorizations necessary to enable the Company to commercialize new self tests will be obtained, the Company anticipates that significantly increased expenditures on research and development, manufacturing, sales and marketing will be required to support such commercialization.



     The Company's existing and planned products are targeted at the two largest existing markets for self-care diagnostics, diabetes management and women's health, as well as the emerging market for self tests for infectious diseases and agents, including HIV. An important part of the Company's business strategy is to enter into strategic alliances, joint ventures and licensing arrangements with third parties, primarily medical products companies, for the development, manufacture, and distribution of certain products. The Company is also pursuing a strategy of selective acquisitions of companies, assets and technologies which it believes will enhance its ability to deliver innovative diagnostic products to the marketplace at a low cost. The Company has completed two such transactions, the acquisition of Cambridge Diagnostics and the Company's investment in Inverness Medical Ltd. ("Inverness").


     In October 1996, Selfcare and LifeScan entered into the Distribution Agreement with respect to the New System. As contemplated by November 10, 1995 agreements between Selfcare and LifeScan, LifeScan paid Selfcare a $7.0 million success fee, and Johnson & Johnson Development Corporation ("JJDC"), an affiliate of LifeScan, converted its previous cash advances to Selfcare of approximately $13.7 million into 201,622 shares of Common Stock upon the consummation of the Distribution Agreement. In addition, JJDC will also receive, for no additional consideration, shares of Common Stock equal to 5% of all Common Stock issued by the Company pursuant to options and warrants that were outstanding as of November 10, 1995. The Company estimates that JJDC will ultimately receive approximately an additional 278,572 shares of Common Stock. The Company plans to submit in early 1997 a Section 510(k) Notification to the FDA seeking permission to begin commercial distribution of the New System. Selfcare currently believes that it can complete development, receive FDA Clearance and commence shipments of the New System as early as the first half of 1997. However, no assurance can be given that these events will occur or will not be delayed. A material delay in or the non-occurrence of any of these events would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also plans to expand its research, manufacturing, and marketing capabilities for infectious disease diagnostic products by acquiring the capital stock of Orgenics. In October 1996, Selfcare acquired a 57.1% direct and indirect equity interest in Orgenics, as a result of the conversion of the Orgenics Debenture and purchases of outstanding shares of Orgenics and Orgenics International. Selfcare expects to complete the Orgenics Acquisition upon completion of this offering, pursuant to the terms of the Option Agreements between the Company and substantially all the holders of the remaining shares in Orgenics and Orgenics

International. Pursuant to the Option Agreements, the Company has an option to call the Orgenics and Orgenics International shares and, in certain circumstances (including the completion of this offering), each Orgenics stockholder has the option to put its Orgenics shares to Selfcare. To the extent that the put options are not exercised, Selfcare intends to exercise its call options upon completion of this offering. The Company's interests in Orgenics and Orgenics International were acquired for a total of approximately $7.0 million in cash, plus the conversion of the Orgenics Debenture, and the Company expects to pay consideration totaling $9.3 million in cash and Common Stock for substantially all the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements. If the Option Agreements are not exercised by the Company prior to March 10, 1997, this amount would increase to approximately $10.6 million. Each of the Orgenics and Orgenics International stockholders may elect to receive the purchase price entirely in cash, entirely in Common Stock, or 50% in cash and 50% in Common Stock. See
"Business -- Strategic Transactions -- Orgenics Acquisition." Assuming that all Orgenics and Orgenics International stockholders were to elect to receive the consideration in the form of 50% cash and 50% Common Stock, and assuming that the Option Agreements are exercised by the Company prior to March 10, 1997, the Company would pay approximately $4.7 million in cash and issue approximately 344,709 shares of Common Stock (based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31, 1996). In addition, the Company has granted options to purchase up to 85,800 shares of Common Stock having a fair market value of approximately $1.1 million, and will incur direct acquisition costs of approximately $100,000.



     The Company's results of operations for the year ended December 31, 1996 include certain significant noncash charges which became final upon the consummation of the Initial Public Offering and certain agreements entered into with certain holders of promissory notes issued by the Company (see "Strategic Transactions -- Cambridge Diagnostics Acquisition"). For the year ended December 31, 1996, the total non-cash charge for compensation relating to options granted to the Company's Chief Executive Officer was $3.2 million. The Company has also recorded approximately $10.6 million of non-cash interest expense relating to warrants granted to noteholders in connection with the acquisition of Cambridge Diagnostics. All non-cash charges were computed as being the difference between the fair market value of the Common Stock and the exercise price of the security, less charges previously recorded.


RECENT DEVELOPMENT -- NUTRITIONAL SUPPLEMENT LINES ACQUISITION


     On January 14, 1997, pursuant to the terms of the Nutritional Supplement Lines Acquisition, the Company agreed to pay $36.0 million to acquire the Nutritional Supplement Lines from AHP. The purchase price will be financed with the AHP Term Loan, the AHP Bridge Loan and the AHP Note. As part of its plans for maintaining and expanding sales of these products, the Company expects to incur substantial marketing expenses in 1997 and thereafter. These initiatives are expected to result in significant increases in the Company's selling, general and administrative expense. In addition, the Company's efforts to increase the sales of the Nutritional Supplement Lines may result in lower margins than experienced by AHP for these products. See "Risk
Factors -- Nutritional Supplement Lines Acquisition," "-- Liquidity and Capital Resources," and "Business -- Strategic Transactions -- Nutritional Supplement Lines Acquisition."

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percentage relationship that certain statement of operations items bear to net revenues.


                                                                    PERCENTAGE OF NET REVENUES
                                                                               FOR
                                                                    --------------------------
                                                                     YEARS ENDED DECEMBER 31,
                                                                    --------------------------
                                                                    1994       1995       1996
                                                                    ----       ----       ----
Net product sales.............................................       90%        93%        74%
Grants and other revenues.....................................        10          7         26
  Net revenues................................................       100        100        100
Gross profit..................................................        33         23         43
Research and development expense..............................        28         21         35
Charge for in process research and development................        --         --         23
Selling, general and administrative expense...................       127         78         55
Non-cash compensation expense.................................         3          1         22
Total operating expense.......................................       155        100        135
Interest income (expense).....................................        --        (62)       (57)
Minority interest in subsidiary's income......................         2         --         --
Dividends and accretion on
  preferred stock of a subsidiary.............................        --         --         (1)
Net loss......................................................      (120)      (139)      (150)



  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



     Net Revenues. Net revenues increased $11.9 million or 163% to $19.1 million from $7.2 million in 1995. Net product sales increased $7.4 million or 109% to $14.1 million from $6.7 million in 1995. Two significant factors contributed to the increase. The first was the acquisition of 57.1% of Orgenics on October 24, 1996, which accounted for $2.0 million of the sales in 1996. The second was the increased demand in the United States for the Company's pregnancy and ovulation prediction products. Net product sales for the Company's U.S. operations for 1996 were $6.6 million, an increase of $4.5 million or 218% from net product sales of $2.1 million in 1995. The Company also recognized $4.0 million of revenue related to a $7.0 million success fee received from LifeScan in October 1996. Approximately $722,000 of the revenues for 1996 was attributable to the amortization of deferred revenue associated with certain development and capital grants relating to the Inverness Facility. There was no revenue recognized in connection with these grants for 1995.



     Gross Profit. Gross profit for 1996 increased $6.4 million or 384% to $8.1 million from $1.7 million in 1995. Gross profit as a percentage of net revenues increased to 43% for 1996 from 23% in 1995. The increase in gross profit was primarily attributable to the revenue related to the success fee from LifeScan and the amortization of deferred revenue of certain development and capital grants relating to the Inverness Facility. Gross profit on product sales was 16% for both years.



     Research and Development Expense. Research and development expense for 1996 increased $5.1 million or 333% to $6.6 million from $1.5 million in 1995. The increase was primarily due to expenses incurred in connection with the development of the Company's New System and generic electrochemical blood glucose test strips. These development activities accounted for $4.0 million of the increase in 1996. In addition, the Company continues to allocate research and development resources to the areas of women's health products and infectious diseases, principally those related to the detection of HIV. The Company expects to continue to spend significant amounts on research and development throughout 1997.



     Charge for In Process Research and Development. A portion of the purchase price of the Company's 57.1% interest in Orgenics was allocated to in process research and development projects that did not achieve technological feasibility and did not have future alternative uses.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $4.8 million or 86% to $10.5 million from $5.7 million in the 1995. The increase was primarily attributable to expansion of the Company's marketing efforts in the United States and Europe and the hiring of additional staff to support the Company's operations. Selling, general and administrative expense, as a percentage of net revenues, decreased during 1996 as compared to 1995. Selling, general and administrative expense were 55% of net revenues for 1996 compared to 78% for 1995.



     Non-Cash Compensation Expense. Substantially all of the non-cash compensation expense for 1996 related to certain stock options granted to certain employees of the Company. For 1996 the non-cash compensation expense related to a stock option granted to the Company's Chief Executive Officer in August 1995 was $3.2 million. Non-cash compensation expense of $680,000 for 1996 related to stock options granted to certain employees that were contingent on certain goals which have now been met. In accordance with SFAS No. 123, Accounting for Stock Based Compensation, the Company recorded non-cash compensation expense of $77,000 for stock options granted to outside consultants. The remaining $198,000 of non-cash compensation expense for 1996 relates to the amortization of deferred compensation pertaining to the grant of certain stock options to employees.



     Interest and Other Income (Expense). In 1996, the Company recognized $10.6 million of non-cash interest expense relating to certain warrants issued in connection with the acquisition of Cambridge Diagnostics. The charge relates to the increase in the fair market value of the underlying Common Stock at December 31, 1996 as compared to the estimated fair market value at December 31, 1995. Excluding the non-cash interest expense relating to the warrants, interest expense was $663,000 for 1996 as compared to $288,000 for 1995. Interest income increased by $505,000 for 1996 as compared to last year, primarily due to larger cash balances. The Company's subsidiary in Inverness, Scotland accrued $110,000 for 1996, representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $56,000 for 1995. The Company also recognized a $200,000 loss related to its 28.9% equity in the net loss of Enviromed and an allocation of $133,000 minority interest in Orgenics.



     Foreign Currency Transactions. Fluctuations in foreign currency did not significantly impact revenue performance measured in U.S. dollars for 1996. Substantially all sales are paid in the functional currency of the selling entity.



     Net Loss. Net loss for 1996 was approximately $28.6 million or ($4.70) per common and common equivalent share as compared to $10.1 million or ($1.66) per common and common equivalent share in 1995. Excluding the previously described non-cash interest expense of $10.6 million, non-cash compensation expense of $4.2 million, non-cash charge for in process research and development of $4.4 million and an unrealized loss on the Company's investment in Enviromed of $200,000 in 1996 and non-cash interest expense of $4.2 million in 1995 results in a net loss of $9.1 million or ($1.51) per common and common equivalent share in 1996 as compared to $5.8 million or ($0.95) per common and common equivalent share for 1995. These losses reflect increased spending on research and development as well as expansion of the Company's sales and marketing efforts and the hiring of additional staff to support the Company's operations.


  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenues. Net revenues increased $4.9 million, or 213%, to $7.2 million in 1995 from $2.3 million in 1994. Approximately $3.7 million of the increase in net revenues was contributed by Cambridge Diagnostics which was acquired by the Company in November 1994. Approximately $500,000 of the increase in net revenues was due to net sales generated by Selfcare Europe Ltd. and Selfcare International GmbH, neither of which had net sales in 1994. An additional $216,000 of the income was attributable to the amortization of deferred revenue relating to certain development grants relating to the Inverness Facility. The remaining increase in net revenues in 1995 was attributable to the introduction of new private label products and increased sales of the Company's pregnancy and ovulation prediction products in the United States.

     Gross Profit. Gross profit increased $912,000, or 120%, to $1.67 million in 1995 from $762,000 in 1994. Gross profit as a percentage of net sales decreased from 33% in 1994 to 23% in 1995. The decrease in gross profit as a percentage of net sales was primarily due to higher overhead costs associated with the Company's acquisition of Cambridge Diagnostics. The Company manufactures infectious disease tests at Cambridge Diagnostics which require more extensive quality control than the Company's other products. In addition, the Company's Galway Facility is not currently used at full capacity. This excess capacity will allow production of an HIV self test if and when such a test is approved by the FDA or foreign regulatory agencies, as well as the manufacture of certain generic test strips at the Galway Facility. The excess capacity at Cambridge Diagnostics contributed to the increase in the Company's overhead costs and consequent decrease in gross profit.

     Research and Development Expense. Research and development expense increased $948,000, or 162%, to $1.5 million in 1995 from $584,000 in 1994, but decreased as a percentage of net sales to 21% in 1995 from 25% in 1994 as a result of increased net sales. The Company's primary research and development activities relate to the development of the New System and generic electrochemical blood glucose test strips. In addition, the Company continues to apply research and development resources to the development of infectious disease products, principally those relating to the detection of HIV, and to pregnancy and ovulation prediction products.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $2.7 million, or 91%, to $5.7 million in 1995 from $3.0 million in 1994, but decreased as a percentage of net sales to 78% in 1995 from 127% in 1994 as a result of increased net sales. The increase in selling, general and administrative expense was primarily attributable to expansion of the Company's sales and marketing efforts in Europe and to the Company's investment in administrative infrastructure to support operations at the Galway Facility and the Inverness Facility.

     Non-Cash Compensation Expense. Non-cash compensation expense in 1995 was $52,000 and was related to the amortization of deferred compensation pertaining to the grant of certain stock options to employees. Non-cash compensation expense in 1994 was $60,000 and was related to the issuance of Common Stock in connection with certain consulting agreements.

     Interest Income (Expense). Interest income increased from zero in 1994 to $38,000 in 1995, resulting from interest earned on higher cash balances. Interest expense increased to $4.5 million in 1995 from $7,000 in 1994. This increase was attributable to interest expense associated with bonds and warrants issued by the Company to refinance a portion of the acquisition of Cambridge Diagnostics. Approximately $4.2 million of the interest expense relates to a non-cash charge relating to the grant of warrants and represents the difference between the fair market value of the underlying Common Stock and the exercise price of the warrants. The Company has recognized an additional $8.1 million of non-cash interest expense in 1996 relating to these warrants through March 31, 1996, and expects to reverse charges of $2.6 million of such non-cash expense through completion of this offering, at which time the terms of the warrants and the related charges will become fixed. The reversal relates to reduction in fair market value of the related equity compared to the initial public offering price.

     Foreign Currency Transactions. Fluctuations in foreign currency did not significantly impact the Company's financial performance in 1995 because 1995 was the first year in which the Company generated significant net sales from its foreign operations. Substantially all sales of the Company's products were invoiced and paid in the functional currency of the selling entity.


     Net Loss. The net loss for 1995 was approximately $10.1 million or ($1.66) per common and common equivalent share. The loss increased by approximately $7.3 million or ($1.16) per share from the 1994 loss of approximately $2.8 million or ($0.52) per common and common equivalent share. In addition to the previously described non-cash interest expense of approximately $4.2 million, this loss reflects increased spending on research and development as well as expansion of the Company's sales and marketing efforts in Europe and the Company's investment in administrative infrastructure to support operations at the Galway Facility and the Inverness Facility.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through the funds it has received in connection with the Initial Public Offering, funds received in connection with the LifeScan Alliance, private placements of debt and equity securities, a bank line of credit, capital lease obligations, cash from product sales and grants from government development agencies.

     In connection with the Initial Public Offering, on August 6, 1996, the Common Stock began trading on the AMEX. The proceeds from the Initial Public Offering were approximately $11.8 million after deducting the underwriters' commission. The Company incurred approximately $1.5 million of expenses relating to the Initial Public Offering. Therefore, the total net proceeds from the Initial Public Offering were approximately $10.4 million.


     In November 1995, in connection with the closing of an investment agreement between JJDC and the Company, Selfcare received an advance of $7.0 million from JJDC. The Company received an additional $6.7 million advance in May 1996 in connection with the Company's filing of a Section 510(k) Notification with respect to the prior version of the New System and the acceptance for the filing by the FDA on May 21, 1996 of such notification. In September 1996, the Company received FDA Clearance for the prior version of the New System. In conjunction with LifeScan, the Company subsequently undertook certain enhancements to the user interface features for the prior version of the New System. The underlying chemistry and function of the disposable strips of the New System, however, were not changed from those of the prior version of the New System. On October 22, 1996 the Company announced that it had entered into the Distribution Agreement with LifeScan pursuant to which LifeScan will distribute the New System. The Company intends to file in early 1997 a Section 510(k) Notification with the FDA with respect to the New System. The New System must receive FDA Clearance before sales of the product can commence in the United States. As contemplated by November 10, 1995 agreements between Selfcare and LifeScan, LifeScan paid Selfcare in October 1996 a $7.0 million success fee and JJDC converted its previous cash advances to Selfcare of approximately $13.7 million into 201,622 shares of Common Stock upon the consummation of the distribution agreement with the Company. In addition, JJDC will also receive, for no additional consideration, additional shares of Common Stock equal to 5% of all Common Stock issued by the Company pursuant to options and warrants that were outstanding as of November 10, 1995. The Company estimates that JJDC will ultimately receive approximately an additional 278,572 shares of Common Stock.



     The Company financed a portion of the acquisition of Cambridge Diagnostics in 1994 by utilizing a bank line of credit. In 1995, the Company paid the outstanding balance on the line of credit in full with a portion of the proceeds of the issuance of $3.0 million of promissory notes (the "Cambridge Diagnostics Notes") and warrants (the "Cambridge Diagnostics Warrants") to purchase Common Stock. In order for the Company to obtain approval for listing of the Common Stock on the AMEX in connection with the Initial Public Offering, the Company entered into agreements with holders of $2.75 million in principal amount of the Cambridge Diagnostics Notes. Pursuant to such agreements, the principal amount of the notes were to be automatically converted into shares of Common Stock if the Company's stockholders' equity as of November 30, 1996 were determined to be less than $4.0 million. The Company stockholders' equity as of such date was $14.9 million; as a result, the Company became obligated to repay such notes on or about December 31, 1996. On December 31, 1996, the Company entered into agreements with holders of substantially all of the Cambridge Diagnostics Notes pursuant to which such holders agreed to defer repayment of the principal amount of their notes until January 15, 1998. In consideration of this postponement, the Company agreed to issue warrants to purchase an aggregate of 54,545 shares of Common Stock to such holders.



     The Company received $1.6 million in June 1995 from an investment by Inverness & Nairn Local Enterprise Corporation ("INLEC"), a development agency funded by the government of the United Kingdom, in redeemable preferred stock of Inverness to finance a portion of the start-up costs relating to the facility in Inverness, Scotland. In addition, the Company has received $3.6 million in deferred grants from Highlands and Islands Enterprise ("HIE"), an affiliate of INLEC.


     In March 1996, the Company entered into an agreement with Princeton BioMeditech Corporation ("Princeton"), pursuant to which the Company provided $500,000 to finance the purchase of equipment which will remain the property of the Company, to be used in Princeton's production of certain products. The Company will purchase certain minimum amounts of those products over the course of three years. The Company has paid all of the aforementioned $500,000 financing as of December 31, 1996. The aggregate minimum amount of such purchases over the course of the three-year period will be $6.9 million.



     At December 31, 1996, the Company had cash and cash equivalents of $16.5 million, a $9.1 million increase from December 31, 1995. This was primarily due to the net proceeds of approximately $10.4 million from the Initial Public Offering, a $6.7 million investment by JJDC, and a $7.0 million success fee payment from LifeScan. Cash used for operations in 1996 was $6.6 million due largely to net losses of $28.6 million in 1996. However, the net loss for 1996 included $19.4 million of non-cash items. The non-cash expenses included the interest charge of $10.6 million related to the Cambridge Diagnostics Warrants, compensation expense of $4.2 million related to certain stock options granted to the Company's Chief Executive Officer, certain employees and outside consultants, a charge of $4.4 million for in process research and development related to the acquisition of a 57.1% interest in Orgenics and $200,000 related to the Company's 28.9% equity in the net loss of Enviromed. Other uses of cash in operating activities included an increased funding of accounts receivable of $1.9 reflecting the Company's increase in sales. Prepaid and other current assets increased $215,000 due primarily to an increase in value added taxes
(VAT) receivable. Cash was provided for operations in part by an increase in accounts payable, accrued expenses, and other current liabilities of $4.6 million.



     During 1996, the Company used $4.7 million to purchase property and equipment. Approximately $3.3 million of the purchased property and equipment was for the Inverness Facility.



     Financing activities provided approximately $26.4 million in 1996. The most significant financing activities were the Initial Public Offering of 1,495,000 shares at $8.50 per share, for which the net proceeds after deducting offering costs were $10.4 million, and the $6.7 million investment by JJDC. In October 1996, the Company received net proceeds of approximately $5.2 million from the private placement of 5,500 Series A Preferred Shares to certain non-U.S. investors.



     The Company intends to invest substantially in development, property and equipment at the Inverness Facility so that it can manufacture glucose strips for the diabetes market in connection with the LifeScan Alliance and the Company's supply agreement with Menarini. The Company believes that funds received to date in connection with the LifeScan Alliance and the net proceeds from the Initial Public Offering will be sufficient to provide adequate working capital and funds necessary for anticipated capital expenditures for at least the next 12 months. The Company currently plans to continue its research and development of new technologies and pursue the acquisition of new products and technologies, whether through licensing arrangements, business acquisitions, or otherwise. The Company anticipates that it will be required to raise substantial additional funds for such projects or strategies. There can be no assurance that any such additional capital will be available on terms acceptable to the Company, or at all.



     As of December 31, 1996, the Company had approximately $4.4 million and $30.9 million of domestic and foreign net operating loss carryforwards, respectively, and approximately $61,000 of research and development tax credit carryforwards, which expire at various dates through 2010. The Tax Reform Act of 1986 contains provisions which may limit the amount of federal net operating loss and credit carryforwards the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has recorded a 100% valuation allowance against these deferred tax assets, as the realization of such assets is uncertain.



     In October 1996, Selfcare acquired a 57.1% direct and indirect equity interest in Orgenics, as a result of the conversion of the Orgenics Debenture and purchase of outstanding shares of Orgenics and Orgenics International. Selfcare expects to complete the Orgenics Acquisition upon completion of this offering, pursuant to the terms of the Option Agreements between the Company and substantially all the holders of the remaining shares in Orgenics and Orgenics International. Pursuant to the Option Agreements, the Company has an option to call the Orgenics and Orgenics International shares and, in certain circumstances (including the completion of this offering), each Orgenics stockholder has the option to put its Orgenics shares to Selfcare. To the extent that the put options are not exercised, Selfcare intends to exercise its call options upon completion of this offering. The Company has paid approximately $7.0 million of cash and converted the Orgenics Debenture for its existing ownership interest and expects to pay consideration totaling $9.3 million in cash and Common Stock for substantially all the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements. If the Option Agreements are not exercised by the Company prior to March 10, 1997, this amount would increase to approximately $10.6 million. Each of the Orgenics and Orgenics International stockholders may elect to receive the purchase price entirely in cash, entirely in Common Stock, or 50% in cash and 50% in Common Stock. See "Business -- Strategic Transactions -- Orgenics Acquisition." Assuming that all Orgenics and Orgenics International stockholders were to elect to receive the consideration in the form of 50% cash and 50% Common Stock, and assuming that the options under the Option Agreements are exercised by the Company prior to March 10, 1997, the Company would pay approximately $4.7 million in cash and issue approximately 344,709 shares of Common Stock (based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31, 1996.) In addition, the Company has granted options to purchase up to 85,800 shares of Common Stock having a fair market value of approximately $1.1 million and will incur direct acquisition costs of approximately $100,000.



     In October 1996, the Company entered into an agreement with EN PLC (the "EN PLC Agreement") pursuant to which the Company purchased 7,961,386 shares of Enviromed held by EN PLC for approximately $3.8 million. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement. Each note bears interest at the annual rate of the Bank of Boston prime rate plus 1.5 percent, payable quarterly over the two-year term of the note. The principal amount of the $1.0 million promissory note is payable in eight quarterly installments commencing in January 1997; the first four installments are $85,897 each and the second four installments are $171,794 each. Approximately $1.4 million of the principal amount of the $2.8 million promissory note is payable in January 1998, followed by three equal quarterly installments of the remaining principal. In consideration of the amendment, the Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of Common Stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002.



     On January 17, 1997, at a meeting of the shareholders of Enviromed called at the request of Selfcare, the shareholders of Enviromed voted to remove the existing Board of Directors of Enviromed and to elect as directors four individuals nominated by Selfcare: Mr. Zwanziger, Mr. Anthony H. Hall (Selfcare's Chief Financial Officer), Dr. Paul Winson, and Mr. Clifford Passmore. Dr. Winson is serving as the Managing Director of Enviromed; Messrs. Zwanziger, Hall and Passmore are serving as non-executive directors. Neither Dr. Winson nor Mr. Passmore is affiliated with Selfcare. See "Business -- Strategic Acquisitions -- Acquisition of Shares of Enviromed." Selfcare is currently considering the possibility of providing a credit enhancement to enable Enviromed to secure additional borrowing capacity and, to this end, may determine to guaranty to approximately $600,000 of Enviromed's bank debt. Selfcare would be compensated for this guaranty in an amount yet to be determined. In lieu of this guaranty, Selfcare may elect to make an equity investment of up to $600,000 in Enviromed.



     On January 14, 1997, the Company entered into the Nutritional Supplement Lines Acquisition, pursuant to which a newly-formed subsidiary of the Company (the "Acquisition Subsidiary") and the Company have agreed to acquire the Nutritional Supplement Lines from AHP. At the Acquisition Closing, the Acquisition Subsidiary will pay to AHP $30.0 million in cash and the Company will issue to AHP the AHP Note. The Company will fund the cash portion of the purchase price with the AHP Term Loan and the AHP Bridge Loan. The AHP Note will be due on the first anniversary of the Acquisition Closing, and will bear interest payable quarterly at the rate of 7.0% per annum. The Company has received and accepted a commitment letter dated February 3, 1997 and a Summary of Proposed Terms and Conditions (collectively, the "Commitment Letter") from Fleet National Bank ("Fleet"), which outlines the proposed terms of the AHP Term Loan and the AHP Bridge Loan to be made to the Acquisition Subsidiary and guaranteed by the Company (collectively, the "Proposed Acquisition Facility"). The Company has paid Fleet fees of $70,000 in connection with receiving Fleet's original proposal regarding the acquisition financing and the Commitment

Letter and the Acquisition Subsidiary will pay certain additional origination, availability and other fees and expenses to Fleet in connection with the acquisition financing and the Proposed Credit Line (as defined below).



     The AHP Term Loan would have a five-year term, with quarterly amortization of principal at annual rates ranging from $3.5 million to $5.0 million, and a $5.0 million balloon payment at maturity. In addition to this amortization schedule, the Acquisition Subsidiary would be required to make mandatory prepayments of the AHP Term Loan at the end of each fiscal year, in an amount equal to 50% of the excess of (i) its earnings before interest, taxes, depreciation and amortization ("EBITDA") for such fiscal year over (ii) principal payments on the AHP Term Loan, cash interest and tax expense, capital expenditures and any change in working capital. These prepayments would be applied in the inverse order of the established amortization schedule. The AHP Term Loan would bear interest at the annual rate of LIBOR plus two percent, or Fleet's Prime Rate. The AHP Bridge Loan will be due June 3, 1997, and will bear interest at the annual rate of LIBOR plus 3.5 percent. If the AHP Bridge Loan has not been repaid or refinanced by May 3, 1997, Selfcare will be required to maintain a minimum of $5.0 million in cash or liquid investments. If the AHP Bridge Loan has not been repaid or refinanced at maturity, Selfcare would have the option of extending the loan with cash pledged to collateralize a like amount. In connection with the Proposed Acquisition Facility, the Company has obtained a commitment from Fleet for a $5.0 million revolving credit line for the Acquisition Subsidiary (the "Proposed Credit Line"). The Proposed Credit Line, which is contingent upon completion of the acquisition financing, would bear interest at the annual rate of LIBOR plus 1.75 percent, and would mature in three years. The Proposed Acquisition Facility and the Proposed Credit Line would be secured by a first priority lien on all the Company's U.S. assets. The Proposed Acquisition Facility and the Proposed Credit Line would impose certain financial covenants on the Acquisition Subsidiary, including (i) requirements to maintain certain minimum EBITDA levels and not to exceed certain ratios of total indebtedness to EBITDA, (ii) limits on capital expenditures, (iii) a requirement to maintain a certain ratio of earnings to fixed charges on a quarterly basis,
(iv) a requirement of a positive net income for any fiscal year, and (v) a minimum tangible capital maintenance requirement. The Acquisition Subsidiary would also agree to restrictions on (x) acquisitions, mergers or joint ventures without Fleet's consent, (y) material asset sales and other payments, and (z) dividends and distributions. Further, the Company, as guarantor of the Acquisition Subsidiary's debt under the Proposed Acquisition Facility, will be subject to certain covenants and will be limited in its ability to receive dividends and distributions from the Acquisition Subsidiary. Fleet's commitment with respect to the Proposed Acquisition Facility and the Proposed Credit Line is subject to various customary closing conditions, and will terminate on March 31, 1997 unless the facility has been entered into and utilized by the Company by such date. In addition, the Acquisition Subsidiary must, at the time of the closing of the acquisition financing, have a proforma capital base of at least $9.5 million. The Company believes that this requirement will be satisfied through a combination of (i) the Company's obligations under the AHP Note, (ii) a $2.0 million subordinated loan by the Company to the Acquisition Subsidiary and (iii) the Company's agreement to fund approximately $1.5 million of expenses in connection with the completion of the Nutritional Supplement Lines Acquisition.



     The Company may prepay the AHP Note at any time. The Company currently intends to prepay the AHP Note and the AHP Bridge Loan with proceeds from this offering; however, the Company may elect to refinance the AHP Note and/or the AHP Bridge Loan from other sources. See "Use of Proceeds."



     The Acquisition Closing is conditioned on the satisfaction or waiver of certain conditions, including the Company's obtaining financing sufficient to enable it to pay the cash portion of the consideration for the acquisition, the parties' obtaining all necessary government consents and approvals, and other conditions which the Company considers customary for a transaction of this kind. The Acquisition Closing is to occur on the later of February 19, 1997 or the third business day after all of the conditions to the transaction (other than those contemplated to be satisfied at the Acquisition Closing) shall have been satisfied or waived.



     The Company will seek to complete the Acquisition Closing prior to completion of this offering. However, the Company may determine to complete this offering prior to the Acquisition Closing. There can be no assurance that the Nutritional Supplement Lines Acquisition will be completed prior to the completion of this offering or that all of the conditions to the Acquisition Closing will be satisfied so as to enable the acquisition to be completed. If the Nutritional Supplement Lines Acquisition were not to occur, the Company would record an estimated $500,000 of costs associated with the acquisition as a charge against 1997 earnings. The Company believes that the failure of the acquisition to occur would not have a material adverse effect on the ongoing business of the Company as currently conducted. However, if the acquisition were not completed, the Company would not have the benefit of revenues associated with the Nutritional Supplement Lines and would not realize the potential new marketing and other opportunities afforded by the addition of the Nutritional Supplement Lines. See "Risk Factors -- Nutritional Supplement Lines Acquisition."

                                    BUSINESS

     Selfcare is engaged in the development, manufacture and marketing of self-test diagnostic products for the diabetes, women's health and infectious disease markets. Self-test diagnostic products allow individuals to obtain accurate medical diagnoses on a confidential, non-prescription basis, without the expense, inconvenience and delay associated with physician visits or testing laboratories. This information gives individuals greater control over their health and their lives, allowing them to make informed decisions and take action, alone or in consultation with healthcare professionals. The Company's existing and planned self-test products are targeted at the two largest existing markets for self-care diagnostics, diabetes management and women's health, as well as the emerging market for self-tests for infectious diseases and agents, including HIV. According to a 1996 study by Clinica Reports, the worldwide market for home monitoring and diagnostic products was estimated to be $2.2 billion in 1995, and growing at an annual rate of 11%.


     On January 14, 1997, the Company entered into an agreement to acquire the U.S. rights to several nutritional supplement product lines (the "Nutritional Supplement Lines Acquisition"). These lines include Stresstabs(R), Ferro-Sequels(R) and Posture(R), which are targeted primarily at the women's health market. Selfcare believes that this acquisition will enable it to expand into new product areas which complement its self-test diagnostic products and utilize the Company's significant retail sales and distribution capabilities. The Company believes that these product lines will create new marketing opportunities through increased shelf space and product visibility at the point of sale and will provide potentially significant cross-marketing opportunities, particularly for the women's health market.


BUSINESS STRATEGY

     The Company's objective is to become a leading international provider of self-test diagnostic products, while expanding into complementary self-care product lines and extending its retail distribution capabilities through the addition of other self-care products targeted primarily at the Company's principal markets. The Company is pursuing a business strategy which incorporates the following principal elements:

     - Focus on diabetes, women's health and infectious diseases to exploit growth opportunities in these large and growing markets in both the United States and internationally. The Company is focusing its research and development efforts on self-test products that serve the needs of consumers in the diabetes, women's health and infectious disease markets. The Company believes that the markets for self-test products addressing diabetes and women's health will continue to grow, and that significant opportunities exist to capture market share in these areas with products which (i) incorporate innovative technologies, (ii) are aggressively priced due to reduced production costs and (iii) incorporate features which improve the convenience and reliability of the product for the consumer. The Company also believes that the market for self tests for infectious diseases, particularly HIV, will begin to expand rapidly in the next several years as healthcare professionals become more familiar with such tests and required regulatory approvals are obtained.

     - Leverage the Company's technology base to develop new self-test products and to lower production costs. The Company is developing new products by leveraging its proprietary products and manufacturing technologies to meet identified opportunities in its target markets. The Company also seeks to apply its expertise to reduce the cost of manufacturing non-proprietary consumer products (such as pregnancy tests and generic blood glucose test strips) below that of its competitors.

     - Promote products used by physicians and laboratories to facilitate market acceptance of new self tests. The Company believes that a critical factor in obtaining regulatory approval and consumer market acceptance of new self-test products is overcoming the concerns of physicians and other healthcare professionals about the ease-of-use and reliability of these products. The Company believes that this acceptance was a necessary initial step in obtaining regulatory approval for the self-test blood glucose monitoring systems and pregnancy and ovulation prediction self tests currently on the market. Accordingly, part of the Company's strategy for expanding the scope of its product offerings, particularly in the area of infectious diseases, is to provide simple-to-use and highly reliable tests for use in the professional and public health markets as a prelude to converting these tests to over-the-counter consumer products.

     - Utilize the Company's broad retail distribution network and strong customer relationships to launch new products rapidly. The Company has devoted substantial time and resources to the development of its retail distribution network. The Company believes that it has developed an experienced, well-established group of retail brokers and field sales personnel, as well as strong customer relationships, and that these will enable the Company to quickly introduce new products and thereby increase the likelihood of rapid market acceptance of such products. The Company plans to use this distribution network and its customer relationships to expand sales of the Nutritional Supplement Lines.

     - Continue to pursue private label arrangements with major retailers to increase market penetration. The Company's historical revenues have been derived from packaging and distributing pregnancy products under the private labels of drug store chains such as CVS/pharmacy and Eckerd Drug, as well as under the private labels of mass merchandisers such as Target Stores. The Company intends to leverage its private label merchandising expertise in marketing new products, including generic blood glucose test strips and other healthcare products.

     - Target value-conscious consumers with low-cost, high-quality products. Selfcare has established a distribution network for its private label and branded products which is focused on consumer mass markets and uses aggressive pricing to reach value-conscious consumers. Selfcare believes that increased consumer demand for value brands, those which provide low cost and comparable quality to that of name brands, will play an increasing role in persuading retailers to offer increased shelf space and promotion to such brands.

     - Seek and expand strategic alliances and other transactions to develop or acquire technologies for new self-test diagnostic and other self-care products. An important part of Selfcare's business strategy is to enter into strategic alliances, joint ventures and licensing arrangements with third parties, for the development, manufacture and distribution of certain products. The Company is also pursuing a strategy of selective acquisitions of companies, assets and technologies which it believes will enhance its ability to deliver innovative self-test diagnostic products to the marketplace at low cost. The Company has completed two such transactions, its 1994 acquisition of Cambridge Diagnostics Ireland Ltd. ("Cambridge Diagnostics") and the Company's investment in Inverness Medical Limited ("Inverness"). In addition, the Company and LifeScan, Inc., a subsidiary of Johnson & Johnson ("LifeScan") are currently engaged in the first phase of an exclusive worldwide alliance (the "LifeScan Alliance"). The Company also anticipates it will complete the acquisition (the "Orgenics Acquisition") of substantially all of the capital stock of Orgenics Ltd. ("Orgenics") upon completion of this offering and complete the Nutritional Supplement Lines Acquisition in February, 1997. See "-- Strategic Transactions."

OVERVIEW OF MARKETS

     Selfcare has targeted three principal markets for its self-test and professional diagnostic products: diabetes (blood glucose monitoring systems and generic test strips compatible with such systems), women's health (principally pregnancy and ovulation prediction self tests) and infectious diseases (including self tests for HIV, Strep-A and chlamydia).

  Diabetes

     Diabetes is a serious chronic disease for which there is no known cure, and, according to a 1996 Frost & Sullivan report, is the fourth leading cause of death by disease in the United States. Diabetes is a disease in which the body is unable to control the levels of insulin and glucose. The consequences of untreated diabetes include cardiovascular disease, stroke, high blood pressure, blindness, kidney failure, neuropathies which can lead to amputation, dental disease, and, in mothers with untreated, pre-existing diabetes, malformations in children as well as deaths in newborns. There are two types of diabetes. Type I, or insulin-dependent diabetes, is hereditary. Patients with Type I diabetes must constantly test their blood glucose level and are dependent on injections of insulin. Type II, or noninsulin-dependent diabetes, is associated with a sedentary life style and a diet rich in sugars and fats. The prevalence of diabetes varies by race, but increases with age in all cultures, leading to an inevitable increase in the prevalence of the disease as populations age and as average lifespans increase. The reported prevalence of diabetes is also expected to increase in the future with improvements in global access to healthcare, better diagnosis of both Type I and Type II diabetes and uniform methods for global reporting of the disease.

     The Centers for Disease Control and Prevention reports that in the United States, eight million people have been diagnosed with diabetes, and there are approximately 1,700 new diagnoses made daily, resulting in approximately 625,000 new diagnoses annually. However, it is estimated that twice the total diagnosed number, approximately 16 million people, or approximately 6% of the U.S. population, are currently afflicted with diabetes. Of this number, approximately
14.5 million have Type II diabetes and the remaining 1.5 million have Type I diabetes. According to a 1996 Frost & Sullivan report, the total cost of diagnosing and treating the disease in the United States was estimated to be $92 billion in 1996, but according to a 1995 Frost & Sullivan report, the comprehensive U.S. national cost of diabetes in 1995 was $132 billion, including direct medical costs and indirect costs such as disability, work loss and premature mortality. Worldwide, the number of people afflicted with diabetes is between 100 and 150 million, according to a 1995 estimate by the Juvenile Diabetes Foundation International and Diabetes Research Foundation.

     According to the Diabetes Control and Complications Trial (the "DCCT"), which was sponsored by the National Institutes of Health and completed in 1993, the health impact of diabetes can be minimized by the patient. The DCCT, a ten-year study involving 1,441 volunteers with Type I diabetes, found that if blood glucose levels are managed and controlled to remain near normal levels, then the onset and progression of the complications due to diabetes can be largely delayed. Management of blood glucose levels can be accomplished through a combination of lifestyle changes and the use of glucose or insulin to bring blood glucose levels within acceptable levels. The American Diabetes Association ("ADA") recommends that blood glucose levels be monitored at least four times a day in order to maximize the effectiveness of this therapy. The Company believes that the DCCT will continue to increase awareness among diabetics of the benefits of frequent testing and may, therefore, increase demand for blood glucose monitoring systems. The Company estimates that diabetics, on average, test their blood glucose levels approximately once per day. Although the DCCT included only Type I diabetics, the ADA has stated that most Type II diabetics could also benefit from better control of blood glucose levels.

  Blood Glucose Monitoring

     Beginning in the late 1970s, the availability of compact, easy-to-use monitoring systems that provided fast and accurate blood glucose measurements gave diabetics a tool to manage the disease more effectively and to improve the quality of care. Worldwide sales of home blood glucose monitoring systems have increased dramatically since that time. According to a 1996 Frost & Sullivan report, the market for home blood glucose monitoring products (blood glucose meters and test strips) in the United States grew from approximately $331 million in 1992 to approximately $483 million in 1995.

     Diabetics adjust their treatment in accordance with the results of their blood glucose tests. They carry the supplies needed for such tests in a small kit containing lancets, alcohol swabs, an electronic meter and disposable strips used with the meter. In practice, a patient uses a lancet to prick his or her finger. A drop of blood is then applied to a disposable strip which is inserted in and automatically read by the meter. The results of the test are displayed by the meter in approximately 20 to 60 seconds, depending on the system. After completion of the test, the strip is discarded. Most meters are capable of storing a number of test results which patients or their physicians can retrieve and review.

     The test strips use an enzyme, typically glucose oxidase, along with other reagents, which react with the glucose in the blood. Traditionally, color-forming reagents have been used to monitor this reaction, and thus determine the glucose level. When color-forming reagents are used, photometric detection is employed. Photometric systems represent the majority of existing blood glucose monitoring systems. More recently, systems have been introduced which use an electroactive reagent allowing the reaction to be monitored by utilizing electrochemical techniques. Electrochemical systems are generally considered superior to photometric systems in both performance and ease-of-use, as they typically produce results more rapidly, require smaller blood samples and employ smaller meters.

     Although blood glucose monitoring systems based on photometric detection still occupy a dominant market share, electrochemical systems are the fastest growing segment of the home blood glucose monitoring market. Currently, three of the four major competitors in the blood glucose monitoring field manufacture and market electrochemical systems: Boehringer Mannheim Corporation ("Boehringer Mannheim"), Bayer Corporation ("Bayer") and MediSense, Inc. ("MediSense"). However, LifeScan, which is the market leader for blood glucose monitoring systems in the United States, does not yet offer an electrochemical system.

  Women's Health

     Self-Test Products. Women's health self-test products currently provide a means for women to determine if they are pregnant (pregnancy self tests), and when ovulation is likely to occur (ovulation prediction self tests). There are numerous pregnancy self tests currently on the market. These urine-based tests are able to provide results in less than five minutes and are sensitive enough to indicate pregnancy within one or two days of a missed menstrual period. Pregnancy self testing has achieved widespread consumer awareness and acceptance.


     Determinations of fertility are generally made using ovulation prediction tests, most notably those based on luteinizing hormone ("LH"), which are able to give an indication of impending ovulation. Approximately 15% of couples in the United States experience fertility problems. The Company believes that increased awareness of the incidence of infertility, as well as a desire on the part of couples to plan conception with more certainty, has led to increasing demand for ovulation prediction tests. LH ovulation prediction urine-based tests are easy to use, and are becoming widely accepted by professional fertility care providers and the general public.


     According to a 1996 report by Frost & Sullivan, the market for women's health self-test products is currently comprised mostly of home pregnancy (approximately 90%) and ovulation prediction (approximately 10%) tests. A 1996 Clinica Reports study estimates that the worldwide market for pregnancy and ovulation prediction self tests was approximately $592 million in 1995. Frost & Sullivan estimates that the U.S. market was approximately $255 million in 1995 and is expected to grow to over $415 million by the year 2002. The Company believes that the accuracy, simplicity, convenience and confidentiality of consumer pregnancy and ovulation prediction tests are significant factors contributing to this growth.

     Nutritional Supplements. The Nutritional Supplement Lines Acquisition provides Selfcare with the opportunity to expand the scope of its self-care product offerings for the women's health market. The Company believes that it is well-positioned to capitalize on the expected growth in the vitamin and nutritional supplement industry. According to a 1995 Frost & Sullivan report, manufacturers' revenues for vitamins and nutritional supplements grew from approximately $1.2 billion in 1991 to $1.7 billion in 1995. The Company believes that growth in the vitamin and nutritional supplement market is being driven by several factors, including: (i) national media attention regarding scientific research suggesting potential health benefits from the regular consumption of certain vitamins and other nutritional products, (ii) the aging of the U.S. population (because a larger portion of older age groups use vitamin and nutritional supplements), (iii) the growing practice of self-care and preventive medicine in connection with a heightened awareness and understanding of the connection between diet and health by the general public but especially among women, and (iv) the favorable efforts of and opportunities presented by the enactment and implementation of the Dietary Supplement Health and Education Act of 1994 ("DSHEA").


     In the last several years, public awareness of the positive effects of vitamins and nutritional supplements on health has been heightened by widely publicized reports of scientific findings. Recent studies have indicated a correlation between the regular consumption of selected vitamins and nutritional supplements and reduced incidences of conditions affecting men and women generally, such as heart disease and cancer, as well as conditions which affect women to a greater degree or exclusively, such as neural tube birth defects
(NTDs), osteoporosis, and anemia incident to menstruation and other conditions. The American Dietetic Association

(the "Dietetic Association") recently concluded that women are at unique risk for certain major nutrition-related diseases and conditions, such as osteoporosis and certain cancers. It also noted that fewer than one-third of women recently surveyed alter their diet to lower their risk of such diseases and conditions. The Company believes that as women increasingly become aware of these diseases and conditions and the relationship between such health risks and good nutrition, they will turn toward nutritional supplements targeted at their needs. For example, according to the Centers for Disease Control and Prevention, folic acid has been shown to be important in preventing various NTDs such as spina bifida and anencephaly. The U.S. Public Health Service recommends that women of childbearing age who are capable of becoming pregnant should consume
0.4 mg of folic acid per day for the purpose of reducing their risk. In addition, according to the Dietetic Association, osteoporosis affects more than 25 million women over the age of 45 years in the United States and Canada. A calcium-rich diet is believed by the Dietetic Association to be the best way to prevent osteoporosis.


     The Company also expects that the aging of the United States population, together with a corresponding increased focus on preventative health measures, will result in increased demand for vitamins and nutritional supplement products. According to the United States Census Bureau, through 2010, the 35-and-older age group of consumers, which the Company believes represents a substantial majority of regular users of vitamin and nutritional supplements, is expected to grow significantly faster than the general United States population. Based on a national survey indicating that only 33% of Americans consumed vitamins and nutritional supplements on a regular basis in 1995, the Company believes that there is a large untapped domestic market for vitamins and nutritional supplements.


     The primary channels of distribution in the vitamin and nutritional supplement industry are: (i) mass market retailers which include mass merchandisers, drug stores, supermarkets and discount stores; (ii) health food stores; (iii) direct sales organizations; and (iv) mail order. The national brand category primarily consists of multivitamins and mineral products marketed under nationally advertised names such as Centrum(R), One-A-Day(R), Theragran(R) and StressTabs, one of the Nutritional Supplement Lines.

  HIV and Other Infectious Diseases

     According to the WorldWatch Institute, infectious diseases are the leading cause of death worldwide, killing at least 17 million people every year. According to the Centers for Disease Control and Prevention, deaths attributable to infectious diseases rose by 58% from 1980 to 1992, and in 1992 accounted for 8% of deaths in the United States (the latest date for which such figures are available). In 1992, infectious diseases were the third-leading cause of death in the United States, behind heart disease and cancer.

     Infectious diseases are a broad category of contagious bacterial and viral infections, including food-, water-, air- and insect-borne illnesses, and diseases transmitted through blood or bodily secretions. Infectious disease diagnostic tests are currently marketed primarily for professional use by physicians and other healthcare professionals in hospitals and other point-of-care sites, and in clinical laboratories. Governmental agencies, purchasing directly or through international bodies such as the World Health Organization, are among the largest purchasers of such products. The Company does not believe that infectious disease self tests, other than recently introduced mail-in HIV tests, are currently being marketed on a significant scale.


     HIV is a virus generally transmitted by sexual contact, intravenous drug use and blood transfusions. It is characterized by an asymptomatic phase lasting up to several years, eventually culminating in the suppression of normal immune responses leading to AIDS, for which there is no known cure. As of the end of 1996, the World Health Organization estimated that more than 8.4 million people worldwide had been stricken with AIDS and 30 million people worldwide were infected with HIV. It is estimated that worldwide there are at least 8,500 new HIV infections every day, and nearly 60% of those are in developing countries. According to the Centers for Disease Control and Prevention, as of June 1995, approximately 1.5 million people were infected with HIV in the United States. However, it is also estimated that only approximately 18% of U.S. adults have ever been tested for the HIV infection, and that only 50% of all HIV-positive Americans have been tested.


     In the absence of an effective immunization or treatment, early detection and subsequent lifestyle changes have become an important strategy for limiting the spread of HIV. Due to the long delay between transmission of HIV and the appearance of symptoms of AIDS (an average of seven years), an infected person can unknowingly infect many other people. Until recently, professionally administered tests have been the only means available for diagnosing the HIV infection approved by regulatory authorities in the United States, Europe and other major, international markets. See "-- Products and Technologies -- Infectious Disease Products -- HIV Tests." The Company believes that many people at risk of infection are reluctant to undergo HIV testing, due in part to the fear that the test results, or the fact that the person has been tested, will become known to others without their consent. In contrast, according to a research program conducted by the Centers for Disease Control and Prevention in 1992, 29% of adults in the United States would use an HIV self test.


     The mail-in HIV testing services that are currently available, including those licensed to the Company from a third party, require a user to collect a sample at home, which is then sent to and analyzed in a laboratory. The patient must call the laboratory several days later to obtain the results of the test. By comparison, under the protocol of the Company's HIV self test, called CarePlan, the test will be performed by a user entirely at home, producing a randomized, coded result in less than 15 minutes. The user may then immediately call a toll-free number to have the coded result interpreted. The Company believes that the availability of immediate test results may give CarePlan a significant advantage over the mail-in HIV testing services currently marketed by Home Access Health, Inc. ("Home Access") and Direct Access Diagnostics, an affiliate of Johnson & Johnson ("Direct Access").

     Selfcare believes that significant potential markets exist for self tests which can be used to screen for the presence of other infectious diseases and agents, including Strep-A, Lyme disease and chlamydia. Strep-A is a bacterial infection which causes a severe sore throat and, if not detected and treated early, can lead to a variety of health problems, such as pneumonia, rheumatic heart disease and toxic shock syndrome. The Centers for Disease Control and Prevention estimate that between 25 and 40 million cases of Strep-A infection occur in North America each year. Lyme disease is an infection transmitted by the deer tick which causes flu-like symptoms and which, if left untreated, can cause arthritis and brain damage. According to the Centers for Disease Control and Prevention, in 1994 there were 13,083 cases of Lyme disease reported by 44 state health departments in the United States, a 58% increase from the 8,257 cases reported in 1993. Chlamydia is a sexually transmitted disease which, if left untreated, can cause pelvic inflammatory disease and sterility in women. The World Health Organization estimates that chlamydia strikes 78 million men and women worldwide each year. Accordingly, the Company is also seeking to develop new self-test products, either internally or through licensing or acquisition to address these markets.

PRODUCTS AND TECHNOLOGIES

     The following table summarizes only those products currently marketed, to be marketed or under development by the Company which the Company considers to be most significant to its potential growth. The information set forth in the table is qualified in its entirety by the more detailed information following the table. In addition to the products described in the table below, the Company and Orgenics currently market a broad array of professional diagnostic tests for infectious diseases, primarily HIV, chlamydia and, to a lesser extent, hepatitis, Lyme disease and others. See "-- Infectious Disease Products."

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

       PRODUCT                            APPLICATION                   STATUS
       --------------------------------   ----------------------------  ----------------------------

       DIABETES PRODUCTS UNDER DEVELOPMENT
       New System
                                          Electrochemical blood         In final stage of
                                          glucose monitoring system     development for worldwide
                                          utilizing disposal test       marketing by LifeScan (a
                                          strips                        subsidiary of Johnson &
                                                                        Johnson) as a
                                                                        LifeScan-branded product
       Generic Test Strips
                                          Disposable test strips        Under development for
                                          designed to be compatible     worldwide marketing by the
                                          with other manufacturers'     Company as a
                                          electrochemical blood         Selfcare-branded generic
                                          glucose monitoring systems    product
       WOMEN'S HEALTH PRODUCTS
       Marketed Products
       Pregnancy Self Test
                                          An easy-to-use self test      Marketed in the U.S. and
                                          that indicates pregnancy      Europe by the Company as a
                                          within three minutes          Selfcare-branded product and
                                                                        in the U.S. under private
                                                                        labels
       Ovulation Prediction Self Test
                                          An easy-to-use self test      Marketed in the U.S. and
                                          that gives up to 48 hours     Europe by the Company as a
                                          advance notice of ovulation,  Selfcare-branded product and
                                          increasing the chances for    in the U.S. under private
                                          conception                    labels
       CarePlus
                                          Contraception product         Marketed in the U.S. by the
                                          consisting of condoms and     Company as a
                                          spermicide inserts, in        Selfcare-branded product
                                          packaging designed to appeal
                                          to women
       Product under Development
       Birth Control Aid
                                          System using disposable test  Under co-development by the
                                          strips for monitoring         Company and one of its
                                          fertility for purposes of     strategic partners for
                                          contraception                 initial marketing outside
                                                                        the U.S.
       NUTRITIONAL SUPPLEMENTS
       Nutritional Supplement Lines
                                          Nutritional supplements sold  To be marketed in the U.S.
                                          under various brand names     by Selfcare subject to
                                          and targeted, in part, at     completion of the
                                          the women's health market     Nutritional Supplement Lines
                                                                        Acquisition
       INFECTIOUS DISEASE PRODUCTS
       UNDER DEVELOPMENT
       HIV 1/2 Self Test
                                          Single-use, home screening    Under development for
                                          test in a rapid, whole blood  initial marketing in Europe, format, with educational and  subject to regulatory
                                          consulting materials          approvals
       HIV Mail-In Test
                                          Single-use, home collection   Under development by a third
                                          and mail-in home HIV test,    party for initial marketing
                                          with educational and          by the Company in Europe,
                                          consulting materials          subject to regulatory
                                                                        approval
       Strep-A Self Test
                                          Single-use, home screening    Under development by one of
                                          test utilizing a swab in a    the Company's third-party
                                          rapid format                  manufacturers for worldwide
                                                                        marketing by the Company
--------------------------------------------------------------------------------------------------------------

  Product Overview

     The products currently marketed by the Company consist primarily of pregnancy self tests and infectious disease diagnostic test kits for the professional market. The Company's pregnancy self tests are supplied by third-party manufacturers, principally Princeton BioMeditech Corporation ("Princeton"), and marketed by the Company in the United States and Europe under the Selfcare brand name as well as private labels. The Company's infectious disease diagnostic kits are manufactured and marketed outside the United States, primarily to healthcare professionals. Selfcare also has several products and technologies under development which address each of the Company's target markets and are important to the Company's growth prospects. The Company's current products as well as products under development are described more fully below.

  Diabetes Products under Development

     The New System. The Company's principal product for the diabetes market is an electrochemical, biosensor-based blood glucose monitoring system to be distributed by LifeScan. The system consists of an instrument, referred to as a meter, and a disposable test strip. The meter component of the system incorporates all of the significant features of the leading systems currently on the market, including results displayed in less than 30 seconds, a large, easy-to-read display to assist visually impaired users, and a simple user interface. The test strips to be used with the system have been improved by the implementation of careful process control in the manufacturing of such strips which the Company believes will result in a more consistent product than the test strips currently on the market. In September 1996, the Company received regulatory clearance from the U.S. Food and Drug Administration (the "FDA") for the system. In conjunction with LifeScan, the Company subsequently undertook certain enhancements to the user interface features for the system. However, the underlying chemistry and function of the disposable strips for the enhanced version of the system (hereinafter referred to as the "New System") were not changed from those of the prior version of the New System.

     To operate the New System, a user first calibrates the meter for use with a particular test strip by a simple push-button operation. The test strip is then inserted into the meter, which automatically activates in a standby mode. The user then places a small blood sample obtained by a finger prick on the end of the test strip, which senses the size of the necessary sample and automatically runs the test when the necessary amount of blood is available, providing results in less than 30 seconds.

     The Company and LifeScan expect the New System to become one of LifeScan's principal blood glucose monitoring products, supplementing LifeScan's existing photometric systems. Although LifeScan is currently the leader in the home blood glucose monitoring market, with a U.S. market share of over 40% in 1995, LifeScan does not currently market an electrochemical blood glucose monitoring system. The Company believes that the addition of the New System to LifeScan's current product line will allow LifeScan to continue to compete successfully in the blood glucose monitoring market. According to a recent Frost & Sullivan report, the U.S. blood glucose monitoring market (including both the home and professional markets) was approximately $1.1 billion in 1995 and is expected to grow at a compound annual rate of approximately 19% from 1994 to 2001.

     On October 9, 1996, Selfcare and LifeScan entered into a distribution agreement (the "Distribution Agreement") with respect to the New System, pursuant to which Selfcare will supply the New System to LifeScan and LifeScan will be the exclusive, worldwide distributor of the New System. The Company plans to submit in early 1997 a pre-market clearance notification (a "Section 510(k) Notification") to the FDA pursuant to Section 510(k) of the Federal Food, Drug and Cosmetics Act, as amended (the "FDC Act"), seeking permission from the FDA ("FDA Clearance") to begin commercial distribution of the New System. Selfcare currently believes that it can complete development, receive FDA Clearance and commence shipments of the New System as early as the first half of 1997. However, no assurance can be given that these events will occur or will not be delayed. The failure of any of these events to occur would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Risks Related to the LifeScan Alliance, "-- Strategic Transactions -- LifeScan Alliance," and "-- Marketing and Sales."

     Generic Test Strips. Many companies in the blood glucose monitoring industry market products based on an electrochemical, biosensor technology. A complete system consists of a meter and a disposable test strip. Selfcare plans to develop, manufacture, and market disposable, electrochemical, biosensor test strips which can be used in electrochemical blood glucose monitoring meters currently sold by the other leading manufacturers in the United States and Europe. Under the terms of the LifeScan Alliance, the Company cannot develop a generic test strip for the New System. However, the Company is developing generic test strips for use with several other meters, including MediSense's ExacTech(TM) and Companion 2(TM), Bayer's Glucometer Elite(TM) and Boehringer Mannheim's Accu-Chek(R) Advantage(TM). On June 28, 1996, the Company obtained FDA Clearance for its first generic test strip, which is compatible with the ExacTech system sold by MediSense.

              [Description of Graphic Entitled -- Typical Generic Strip
         Schematic: The graphic depicts a generic blood glucose monitoring test strip's component parts including, in ascending order from bottom of graphic to the top of graphic as follows: substrate strip (large flat rectangular strip), conducting layers (geometric strips), enzyme/mediator layer (semi-circular shape), spreading layer (small flat rectangular shape) and top layer (medium sized flat rectangular shape with oval space for placing test sample).]

     The functions of the principal components of all electrochemical blood glucose meters are similar. The design of test strips, however, varies in both dimensions and materials, because some features are unique to each meter. The general strip design is a multi-layer sandwich of materials that receives a collected blood sample and allows the sample to be analyzed in a meter which then provides a reading which can be used by the patient to take actions to regulate his or her blood glucose level through medication, exercise and diet.

     Selfcare believes that it has developed manufacturing technology to enable it to be the first company to produce high quality generic test strips at a cost which is as low as, or lower than, those made by most manufacturers of branded test strips. To achieve this goal, Selfcare has established multi-disciplinary development teams which are able to work on several products in parallel. The goal of each team is to design a new test strip configuration for each target branded product which, while delivering equivalent or superior results, uses less expensive materials and is simpler to construct. At the same time, the teams hope to maintain the general similarities among the test strips which may lead to efficiencies in manufacturing.


     The Company intends to sell the generic test strips under the Selfcare brand name through the low cost distribution channels which Selfcare has already established for its women's health self-test diagnostic products in the United States and Europe. See "Marketing and Sales." In the future, the Company may offer its generic strips to retailers as private label products. The Company intends to commence marketing its generic test strip designed to be compatible with MediSense's ExacTech system under the name "Excel(TM)," initially in the United States in 1997.


     The Company currently plans to manufacture future blood glucose-related products at the Company's facility in Inverness, Scotland (the "Inverness Facility"), with the exception of the generic strip for the MediSense ExacTech system, which will be manufactured at the Company's facility in Galway, Ireland (the "Galway Facility"). See "-- Manufacturing."

     In August 1996, the Company, through a wholly-owned subsidiary, Selfcare International GmbH, entered into a supply agreement with A. Menarini Industrie Farmaceutical Riunite S.r.L. of Florence, Italy ("Menarini"). The agreement provides that the Company will be a principal supplier to Menarini of blood glucose strips distributed or to be distributed by Menarini in selected markets in Europe and certain countries in other parts of the world. The blood glucose test strips will be manufactured at the Inverness Facility. The Company expects shipments under this agreement to commence in the second half of 1997. Under the agreement, Menarini is subject to certain minimum purchases of products from the Company, and the Company has agreed not to supply any third party with such products in the selected markets for the term of the agreement.

  Women's Health Products

     Selfcare is currently marketing pregnancy and ovulation prediction self tests which the Company purchases from third-party manufacturers, principally Princeton, and then repackages under private labels, as well as under the Selfcare brand. In order to reduce product costs and ensure quality, Selfcare is in the process of developing its own manufacturing capabilities for these tests. The Company believes that pregnancy and ovulation prediction tests to be manufactured by Selfcare will be of the same quality as the tests that are now currently obtained from contract suppliers. In September 1996, the Company entered into an agreement with Nova Biomedical Corporation ("Nova") pursuant to which Nova agreed to repackage and supply Selfcare with early pregnancy and ovulation test kits. Under such agreement, the Company has agreed to purchase a minimum quantity of specified products from Nova. The Company is also developing a birth control aid for introduction in markets outside the United States.

     Pregnancy Products. Selfcare markets a full line of pregnancy self-test kits from various manufacturers in both stick and cassette versions. The stick version has an exposed wick which absorbs urine when placed in the urine stream, while the cassette version requires the user to first collect a urine sample in a cup and then utilize an enclosed dropper to place the urine sample in the test well. Both versions employ identical technology enabling the display of visual results in approximately three minutes.

     Ovulation Prediction Products. Selfcare's LH ovulation prediction tests, marketed as the Early Ovulation Predictor under both the Selfcare brand name and private labels, provide 24 to 48-hour notice of when ovulation is likely to occur. By identifying the days when a woman is most fertile, these tests assist couples in their family planning. The Early Ovulation Predictor has an easy-to-use and easily read self-test cassette which is used by applying a urine sample to the sample well with a supplied dropper. Clinically accurate results are available in approximately three minutes.

     Birth Control Aid. The Company is co-developing a birth control aid with Princeton which will allow a woman to accurately identify the six-day period when she is likely to be able to conceive. Selfcare's birth control aid is designed to allow a woman to perform the test at any time during her monthly cycle, and will yield the information on her fertility status almost immediately utilizing an easy-to-use and read test device similar to the Company's pregnancy tests and fertility monitors. The Company's birth control aid will be a urine-based, estrogen and progesterone test which will give 72-hour notice of ovulation and also indicate the end of a woman's fertile period. The system will use a meter to read a test strip, and will have the capability to store previous test results, as well as to prompt the user to commence testing. To date, the FDA has not permitted such products to be marketed as a contraceptive aid in the United States. Accordingly, this product will initially be introduced in European countries where such claims are permitted. Unilever Corporation ("Unilever") has recently introduced a birth control product in the United Kingdom which uses a urine strip and an instrument and currently has a similar product in clinical trials in the United States. Selfcare believes that it may benefit from Unilever's effort to bring a birth control product to the U.S. market. However, there can be no assurance that any such product will be approved for commercialization in the United States.

     CarePlus. Selfcare has recently commenced marketing in the United States a contraceptive product called CarePlus(TM) under the Selfcare brand which consists of condoms and spermicide inserts, in packaging designed to appeal to women.

  Nutritional Supplement Lines

     Pursuant to the Nutritional Supplement Lines Acquisition, Selfcare has agreed to acquire the U.S. rights to the Nutritional Supplement Lines, which had domestic sales of approximately $24 million in 1996. The Stresstabs, Allbee(R) and Z-Bec(R) product lines included in the Nutritional Supplement Lines Acquisition currently represent, according to industry sources, approximately a 29% share of the B-complex vitamin category sold through U.S. drug, food and mass merchandising retail chains. The following table summarizes those Nutritional Supplement Lines which the Company believes will form an important part of its retail marketing strategy:

   NUTRITIONAL SUPPLEMENT
          PRODUCT                                       DESCRIPTION
----------------------------  ---------------------------------------------------------------
Stresstabs*                   B-complex vitamin with folic acid (daily supplements of folic acid have been shown to be important in preventing various neural tube defects (NTDs) such as spina bifida and
                              anencephaly)
Stresstabs with Iron*         B-complex vitamin with folic acid and iron
Stresstabs with Zinc          B-complex vitamin with folic acid and zinc
Ferro-Sequels*                Iron supplement (iron supplements help prevent anemia
                              associated with menstruation and other women's health
                              conditions)
Posture*                      Calcium supplement (a calcium-rich diet is believed to be the most effective way of preventing osteoporosis)
Protegra(TM)                  Antioxidant multivitamin and mineral supplement
Allbee                        B-complex vitamin with Vitamin E and Vitamin C
Z-Bec                         B-complex vitamin with Vitamin C, Vitamin E and zinc

---------------

* Products formulated to address certain women's health requirements.

     Pursuant to the terms of the Nutritional Supplement Lines Acquisition, at the closing (the "Acquisition Closing") the Company and AHP will enter into supply agreements, pursuant to which AHP will agree to supply the Company with the products for the Nutritional Supplement Lines for up to one year after the closing. The Company will purchase such products at agreed upon prices from AHP in quantities based on quarterly forecasts provided by the Company. AHP will manufacture such products itself, or, in the case of products it does not currently manufacture, obtain them from third party suppliers. AHP has agreed that the Nutritional Supplement Lines supplied pursuant to such agreements will conform to agreed upon specifications and that they will be manufactured in compliance with applicable laws and regulations, including the FDC Act and CGMPs. After the one-year period lapses, the Company will be required to establish alternative supply arrangements for the products. See "Risk Factors -- Dependance on Certain Suppliers."

     Upon the Acquisition Closing, the Company will become responsible for all marketing and sales functions for the Nutritional Supplement Lines, as well as substantially all administrative functions, including order receipt, billing, customer service and collection. The Company will also become responsible for the distribution of all products three months following the date of the Acquisition Closing. The Company will market the Nutritional Supplement Lines through its existing retail distribution channels, and will seek to expand sales through trade allowances, increased advertising and promotion, and cross-merchandising with other Selfcare products. The Company will also reposition the brands which address specific women's nutritional needs through redesigned packaging and increased emphasis on the products' self-care benefits for women. The Company expects to continue to expand its women's health product line with products supplied by or co-developed with third party manufacturers, as well as products developed by the Company.

  Infectious Disease Products

     Selfcare is currently marketing a wide array of professional diagnostic test kits for infectious disease agents, including HIV, hepatitis and Lyme disease. In addition, the Company is developing self-test products for HIV 1/2 and Strep-A. Orgenics also markets professional diagnostic kits for HIV, hepatitis and other infectious disease agents, including chlamydia, and is developing several professional diagnostic products in various formats for a variety of other infectious diseases.

     HIV Tests. Selfcare produces two visually-read, rapid test HIV products for the emergency blood screening and clinical diagnostic markets. The first of these tests, the rapid test device ("RTD"), is a membrane-based, rapid enzyme immunoassay ("EIA") test employing recombinant HIV-1 and HIV-2 coated latex attached to a plastic membrane as an antibody capture mechanism. This product has been on the market since June 1991 and is registered for sale in India, a number of European countries, as well as many countries in Africa and the Middle East. The second test is in a patented format licensed from Cambridge Biotech Corporation ("Cambridge Biotech") under the trademarked name Capillus(TM). Capillus is an instrument or visually-read latex agglutination assay employing an acrylic capillary slide to achieve agglutination. The instrument is a simple, low cost, battery-run photometer. The World Health Organization regularly purchases HIV tests for shipment to developing countries, such as India, to be used in major government AIDS control programs. Currently, approximately 33% of the Indian government's requirements for HIV rapid tests are purchased from the Company through the World Health Organization. An equivalent percentage of such requirements is purchased from Orgenics.

     The Company also produces an HIV 1/2 microtiter plate screening assay that is used mainly in blood collection and donation centers. Three individual EIA products are also produced for hepatitis-D antigen, total antibody and IgM in human blood serum. Sales are mainly under private label to Murex Ltd. and Sanofi Pasteur.

     In January 1997, Selfcare entered into an agreement with ChemTrak Incorporated ("ChemTrak") pursuant to which ChemTrak appointed Selfcare as its exclusive distributor in Europe, Scandinavia and certain other countries formerly comprising the U.S.S.R., including Russia (the "European Territory") of ChemTrak's home collection and mail-in HIV testing system for which FDA approval is currently pending. As part of this agreement, Selfcare agreed to pursue regulatory approval of the system in each country comprising the European Territory. In addition, Selfcare agreed to establish and operate one or more central testing facilities and offer counseling services to report results and offer counseling to users of the system. ChemTrak retains the right to convert the Company's exclusive distribution rights into non-exclusive rights upon the occurrence of certain events, including the Company's failure to make certain regulatory filings and the Company's failure to maintain market share goals. There can be no assurance that Selfcare will be successful in obtaining the necessary regulatory approvals in Europe, in establishing satisfactory testing facilities and counseling services or in successfully commercializing the system in Europe. See " -- Strategic Transactions -- Agreement with ChemTrak."

     The Company believes that a home HIV test program using technology currently available or under development by the Company may be marketable in certain European countries in late 1997, although no assurance can be given that necessary regulatory approvals for such a test will be obtained by such time, or at all. The Company anticipates that it will develop or acquire HIV self tests in different formats as necessary for the introduction of such tests in other countries, including the United States, following the initial marketing of these tests in Europe. In each case, the Company will be required to obtain certain regulatory approvals before marketing such tests and no assurance can be given that such approvals will be obtained.


     Selfcare is also developing an educational and testing program called CarePlan to be used in conjunction with the Company's HIV self tests. The educational material explains the spread of the virus, risk behavior, and how to reduce risk and exposure. The Company believes that normal medical channels may not meet the needs of the population at risk because many people suffer from embarrassment, fear the loss of confidentiality, or do not have a regular doctor. In contrast, a research program conducted by the Centers for Disease Control and Prevention revealed that 29% of adults in the United States would use a confidential HIV home test.


     Accordingly, Selfcare believes that a significant potential market exists for an easy and completely private HIV self-test method. Home Access and Direct Access are currently selling home collection and mail-in HIV testing and telephone counseling services in the United States. These services (and other tests for which FDA authorization is currently being sought), provide a user with instructions and material for taking a small home-drawn blood sample which the user then mails to a designated laboratory where the actual test is performed. A week after sending in the sample, the user telephones the laboratory to obtain the results on an anonymous basis. If the result is positive, the caller is offered immediate access to a counselor. By comparison, under the protocol of the CarePlan educational and testing program being developed by Selfcare, the test will be performed by the user entirely at home, producing a randomized, coded result in less than 15 minutes. The user may then immediately call a toll-free number, report the code anonymously, and be informed whether the result is negative or inconclusive. If the result is inconclusive, the caller is advised to consult their physician for a confirmatory test and then, if necessary, to consult with a counselor. Although the Company believes that the availability of immediate test results may give CarePlan a significant advantage over the mail-in HIV testing services of the type for which FDA Clearance has been obtained, there are substantive regulatory and political obstacles, both in the United States and abroad, which must be overcome before an HIV self test such as CarePlan can be commercialized. There can be no assurance that these obstacles can be overcome in a manner which will allow the Company to successfully market an HIV self test. See "Risk
Factors -- No Assurance of FDA Clearance; Comprehensive Government Regulation."

     Selfcare recognizes that there are significant barriers to the introduction of HIV self tests such as CarePlan. Despite the fact that many current recipients of professional clinical laboratory test results do not receive counseling even if they test positive for HIV, the FDA has expressed concern about allowing individuals to receive test results without counseling. The Company's HIV self test is being designed so that if a test result is not negative, the person will be counseled to see their physician for a confirmatory test which would lead to appropriate medical and professional treatment and/or counseling. Such counseling is desirable to stop the possibility of inadvertent spreading of the disease, to counsel and advise on safe sex practices to stop the spread of the epidemic, as well as to promote the emotional well being of the patient. The issue of "error proofing" the home self tests is also a significant concern. The mail-in HIV testing services that are currently available require the patient to collect a sample at home, which is then sent to and analyzed in a laboratory. The FDA has expressed concern about ensuring the integrity of the collection of the sample and interpretation of results. The Company believes the FDA will have additional concerns with respect to HIV self tests which are designed to be interpreted at home. Despite the political and regulatory barriers in the industrialized world, Selfcare is positioning itself to compete in the consumer market for HIV self tests, and is already marketing clinical diagnostic products, including products for use in public health programs in certain developing countries. Selfcare believes it has the ability to market HIV self-testing and educational programs, and intends to be poised to enter the market if regulatory barriers are overcome.

     Other Infectious Disease Tests. In addition to its HIV tests, the Company produces two separate Western Blot kits to distinguish between early and late infections of Lyme disease which if left untreated can lead to severe arthritis and brain damage. The Company expects to produce and sell an improved Lyme disease test kit in 1997. Selfcare will seek to provide other companies with private label products manufactured by Selfcare which utilize the Western Blot test technology.

     The Company anticipates that it will complete the Orgenics Acquisition upon completion of this offering. See " -- Strategic Transactions -- Orgenics Acquisition." Orgenics manufactures professional diagnostic test products based on several proprietary technological systems including genetic assays, immunoassays, rapid tests and confirmatory tests using multiple antigens. These tests, or adaptations of them, are applicable to detecting a wide variety of infectious diseases and agents, including HIV-1 and HIV-2, hepatitis, and chlamydia. Orgenics' products are designed to enable small-to-medium-sized laboratories to analyze low volumes of tests economically. In May 1995, Orgenics introduced a new product, DoubleCheck(TM), a single sample, compact diagnostic device which, in its first commercialized application, detects HIV in saliva and blood serum samples in less than ten minutes, making it suitable for use in physicians' offices and other patient point-of-care sites. Orgenics is also in the advanced stages of development of a DoubleCheck test which will detect H. pylori (a bacterium associated with stomach ulcers and stomach cancer), as well as a new, easily performed DNA probe-based genetic assay test called GeneComb(TM), which Orgenics believes will substantially reduce the time required to perform testing for genetic material, including HIV. Orgenics' current products are sold in more than 20 countries, principally in Europe, Latin America, Africa and Asia. Orgenics has obtained regulatory approval for sale of its DoubleCheck HIV test in France and Latin America, has FDA

Clearance for ImmunoComb(R) for chlamydia, cytomegalovirus and toxoplasmosis, and intends to submit a Section 510(k) Notification for H. pylori. The DoubleCheck and ImmunoComb test formats are immunoassay-based tests which detect the presence of infectious disease agents.

MARKETING AND SALES

  United States

     In the United States, Selfcare has created an effective, low overhead sales network. The Company's network utilizes independent, commissioned retail brokers in conjunction with the Company's direct sales personnel. The Company's sales efforts are currently focused on large drug, food and mass merchandising retail chains, as well as wholesalers who service smaller accounts. The Company currently contracts with its broker agencies geographically distributed across the United States. The LifeScan Alliance contemplates that the New System will be distributed worldwide exclusively by LifeScan, whose marketing resources can more effectively leverage this technology.

     Self-Test Products. Selfcare is taking steps to enter the generic electrochemical blood glucose test strip market against established, branded competition. The Company believes that it can produce test strips to be used with the electrochemical blood glucose monitoring systems marketed by certain major manufacturers at a lower cost to consumers than branded test strips. On June 28, 1996, Selfcare obtained FDA Clearance for the first of its generic test strip products. Selfcare intends to sell its generic blood glucose test strips through its existing self test distribution network.

     The Company currently markets several over-the-counter pregnancy and ovulation prediction self tests. The Company purchases its pregnancy and ovulation prediction self tests from third-party manufacturers and repackages them for sale. These tests are marketed under both the Selfcare label and a variety of private labels through major drug, food store and mass merchandising chains. Selfcare pregnancy products are currently available in approximately 55% of pharmacy chain outlets in the United States and are becoming available in new outlets. Selfcare has recently commenced marketing CarePlus under the Selfcare label through major drug, food store and mass merchandising chains in the United States.

     Nutritional Supplements. Upon the Acquisition Closing, the Company will become responsible for all marketing and sales functions for the Nutritional Supplement Lines, as well as substantially all administrative functions, including order receipt, billing, customer service and collection. The Company will also become responsible for the distribution of all products three months following the date of the Acquisition Closing. Pursuant to the Nutritional Supplement Lines Acquisition, the Company will be permitted to use packaging and labels bearing the names of AHP and its affiliates for the Nutritional Supplement Lines until AHP's current inventory of such packaging and labels is exhausted. After such time, the Nutritional Supplement Lines will bear packaging and labels designed by the Company and will not contain references to AHP or its affiliates. The Company will market the Nutritional Supplement Lines through its existing retail distribution channels, and will seek to expand sales through trade allowances, increased advertising and promotion, and cross-merchandising with other Selfcare products. The Company will also reposition the brands which address specific women's nutritional needs through redesigned packaging and increased emphasis on the products' self-care benefits for women.

  International

     Initially, the Company's international marketing will focus on developing a distribution network in Europe. The Company has assembled a ten-person sales and marketing staff based in Brussels, Belgium and Munich, Germany. The Company believes that the nature of the distribution of self-test products differs from country to country. In particular, the distribution of medical products in Europe is characterized by numerous, small pharmacies and drug store chains as opposed to large, national retailers. The Company intends to focus its initial efforts at marketing women's health products and generic blood glucose test strips in Germany and the United Kingdom.

     In August 1996, the Company entered into an agreement to become a principal supplier of blood glucose test strips to Menarini which plans to distribute these strips in selected markets in Europe and certain countries in other parts of the world.

STRATEGIC TRANSACTIONS

     An important part of Selfcare's business strategy is to enter into strategic alliances and licensing arrangements with third parties, primarily medical products companies, for the development and distribution of certain products. The Company also pursues a strategy of selective acquisitions of companies, assets and technologies which it believes will enhance its ability to deliver innovative self-test diagnostic products to the marketplace at low cost.

  Cambridge Diagnostics Acquisition

     In November 1994, Selfcare acquired Cambridge Diagnostics from Cambridge Biotech, which at that time was operating in Massachusetts under Chapter 11 of the U.S. Bankruptcy Code. Cambridge Diagnostics, located in Galway, Ireland, produces three categories of tests for infectious disease as well as packages products for the Company's European customers, including pregnancy tests, birth control and other women's health products. At the time of the acquisition, Cambridge Diagnostics (then known as Cambridge Biotech Limited) was operating under the protection of a court-appointed examiner in a procedure analogous to a Chapter 11 reorganization under U.S. bankruptcy law. Pursuant to the acquisition agreements, the terms of which were approved by the United States Bankruptcy Court and the Irish High Court, Selfcare acquired all of Cambridge Diagnostics' issued and outstanding capital stock and, pursuant to certain license agreements, acquired certain technologies necessary for the production of Cambridge Diagnostics' HIV 1/2 RTD, Capillus, Rapid Test and Lyme disease test kits for an aggregate of $2.1 million and the assumption of certain liabilities. In addition, the Company furnished Cambridge Diagnostics with a $900,000 unsecured working capital line of credit. Under the terms of Cambridge Biotech's license agreements with Pasteur Sanofi Diagnostics, Cambridge Biotech could not assign or sublicense its rights with respect to certain of these technologies directly to the Company. In order to allow the Company to have access to such technologies, Selfcare and Cambridge Biotech formed an affiliate, Cambridge Affiliate Corporation ("Cambridge Affiliate"), 51% owned by Cambridge Biotech and 49% owned by Selfcare. A series of contracts was entered into between Cambridge Affiliate and Cambridge Diagnostics, pursuant to which Cambridge Diagnostics manages Cambridge Affiliate and manufactures and sells products on behalf of Cambridge Affiliate. Cambridge Affiliate is managed and funded separately from Selfcare and Cambridge Diagnostics.

     Selfcare financed the acquisition of Cambridge Diagnostics by utilizing a bank line of credit and subsequently refinanced the amount borrowed through the issuance of an aggregate of $3.0 million in original principal amount of promissory notes (the "Cambridge Diagnostics Notes"), together with attached warrants having an aggregate purchase price of $30,000 (the "Cambridge Diagnostics Warrants"), to certain individuals, including Ron Zwanziger, the Company's Chairman and Chief Executive Officer, Dr. David Scott, Managing Director of Inverness, and Willard Lee Umphrey and John F. Levy, each a director of the Company. The Cambridge Diagnostics Notes are due March 31, 1998 and bear interest at the rate of 10% per annum. Upon certain events of default by the Company, the noteholders may demand full or partial payment of the notes and the accrued interest. See "Certain Transactions -- Cambridge Diagnostics Transactions." As a fee for placement of the Cambridge Diagnostics Notes, Selfcare issued an aggregate of 119,834 shares of Common Stock to U.S. Boston Capital Corporation, an entity owned by Willard Lee Umphrey, a director of the Company, and Mr. Leon Okurowski. See "Certain Transactions -- Transactions with U.S. Boston Capital Corporation." Additionally, the Company issued 92,950 shares of Common Stock to Mr. Zwanziger for his personal guarantee of the Cambridge Diagnostics Notes.

     In July 1996, the Company entered into agreements with holders of $2.75 million in principal amount of the Cambridge Diagnostics Notes in order for the Company to obtain approval for listing of the Common Stock on the American Stock Exchange (the "AMEX"). Pursuant to such agreements, the principal amount of the notes were to be automatically converted into shares of Common Stock if the Company's stockholders' equity as of November 30, 1996 were determined to be less than $4.0 million. The Company stockholders' equity as of such date was $14.9 million (after giving effect to the events occurring since such date which are described in footnote 2 to the table in "Capitalization," but prior to giving effect to this offering); as a result, the Company became obligated to repay such notes on or about December 31, 1996. In December 1996, the Company entered into agreements (the "First Extension Agreements") with holders of substantially all of the Cambridge Diagnostics Notes pursuant to which such holders agreed to defer repayment of the principal amount of their notes until January 15, 1998. In consideration of such deferral, the Company agreed to issue warrants to purchase an aggregate of 54,545 shares of Common Stock to such holders, exercisable at any time within the next five years and at an exercise price of $12.875 per share.


     The number of shares of Common Stock issuable pursuant to the Cambridge Diagnostics Warrants is equal to 69% of the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the Cambridge Diagnostics Notes, divided by $32.87. Based on this formula and Cambridge Diagnostics' net sales for fiscal year 1995, had the Cambridge Diagnostics Notes been repaid on December 31, 1996, all of the Cambridge Diagnostics Warrants would have become exercisable for an aggregate of 1,142,635 shares of Common Stock. Pursuant to the First Extension Agreements, such holders agreed that their Cambridge Diagnostics Warrants would become exercisable as if the Cambridge Diagnostics Notes had been repaid on December 31, 1996. As a result, the number of shares of Common Stock issuable pursuant to such Cambridge Diagnostic Warrants will be based on the net sales of Cambridge Diagnostics in 1995. On December 31, 1996, the holders of $2.6 million in principal amount of the Cambridge Diagnostics Notes, including substantially all of the holders who were subject to the First Extension Agreements, entered into agreements (the "Second Extension Agreements") to terminate and cancel their Cambridge Diagnostics Warrants, in exchange for which the Company agreed to transfer to such holders, for no additional consideration, an aggregate of 990,050 shares of Common Stock on the earlier of January 15, 2000 or the occurrence of a change in control (as defined in the Second Extension Agreements) of the Company. Of the holders of the remaining $400,000 in principal amount of the Cambridge Diagnostics Notes, the holders of $375,000 in principal amount of such notes remain parties to the First Extension Agreements.

     The licenses of the Pasteur HIV Technologies to Cambridge Biotech are non-exclusive and cover diagnostic test kits in finished form embodying the Pasteur HIV Technologies. The territorial scope of the licenses is worldwide, with the exception of exclusive rights which Pasteur Sanofi Diagnostics asserted to have granted in the Pasteur HIV Technologies to Genetic Systems Corporation ("Genetic Systems") in the United States, Canada, Mexico, Australia, New Zealand and India (the "Excluded Countries"). However, the licenses provide that, to the extent that Pasteur Sanofi Diagnostics recovers the right to practice the patents underlying the Pasteur HIV Technologies in the Excluded Countries, Cambridge Biotech is entitled to non-exclusive rights in such technology in such countries. In 1990, Pasteur Sanofi Diagnostics acquired ownership of Genetic Systems, whereupon Cambridge Biotech commenced selling products incorporating the Pasteur HIV Technologies in the United States. These activities were challenged in a patent infringement lawsuit filed in bankruptcy court in March 1995 by Institut Pasteur, the minority stockholders of Pasteur Sanofi Diagnostics and Genetic Systems. In September 1995, the bankruptcy court ruled in favor of Cambridge Biotech on this issue, and Institut Pasteur and Genetic Systems Corporation subsequently filed an appeal in district court. The date for the appeal hearing is unknown. If the bankruptcy court decision were reversed on appeal, the territories to which Cambridge Affiliate could sell HIV-related products would be limited and this could have a material adverse effect on the Company. See " -- Patents and Proprietary Rights."

     In May 1996, Cambridge Biotech proposed plans of reorganization under Chapter 11 that contemplated the sale of its diagnostics business to bioMerieux Vitek, Inc. ("bioMerieux"). Under the terms of the proposed sale, bioMerieux would succeed to Cambridge Biotech's interest in Cambridge Affiliate, and bioMerieux would acquire effective control of rights to practice the patents of Syva Company ("Syva") and Pasteur Sanofi Diagnostics. Syva and Pasteur Sanofi Diagnostics objected to confirmation of a plan that would permit Cambridge Biotech to assume or transfer control of its rights as licensee with respect to their patents. On July 18, 1996, the Bankruptcy Court confirmed Cambridge Biotech's Chapter 11 plan over all objections, specifically upholding Cambridge Biotech's right to assume the Syva and Pasteur Sanofi Diagnostics licenses. Syva and Pasteur Sanofi Diagnostics immediately appealed the Bankruptcy Court's order. The Syva appeal was subsequently settled. Pasteur Sanofi Diagnostics, however, obtained orders staying the Bankruptcy Court's plan-confirmation order and the proposed sale of stock to bioMerieux pending determination of its appeal. On September 27, 1996, the United States District Court affirmed the plan-confirmation order, including Cambridge Biotech's right to assume the licenses extended to the Cambridge Affiliate. Pasteur Sanofi Diagnostics then appealed to the Court of Appeals for the First Circuit. Cambridge Biotech and bioMerieux consummated the sale in October 1996. On January 17, 1997, a three-judge panel of the First Circuit Court of Appeals ruled that Cambridge Biotech was entitled to assume its license agreements with Pasteur Sanofi Diagnostics. Pasteur Sanofi Diagnostics has 90 days from the date of the First Circuit's ruling in which to seek review by the United States Supreme Court. If such review is granted and if the Court were to overturn the prior decisions in the case, then it would be unclear whether Cambridge Biotech could continue to extend the license to Cambridge Affiliate. The failure of the Company to retain such license could have a material adverse effect on the Company. See "Business -- Strategic Transactions -- Cambridge Diagnostics Acquisition."


  Inverness Facility


     In May 1995, the Company invested approximately $1.6 million for all of the shares of voting capital stock in Inverness (formerly Hebocraft Limited), a corporation organized under the laws of Scotland. A concurrent investment of approximately $1.6 million, represented by shares of 6% cumulative redeemable preferred stock of Inverness, was made by Inverness & Nairn Local Enterprise Corporation ("INLEC"). Inverness has received funds in the amount of approximately $3.6 million from the government of Scotland for equipment acquisitions, product development and employee training. The Company has guaranteed the repayment of those obligations. In addition, in June 1995, Inverness entered into a lease with Highlands and Islands Enterprises ("HIE"), an affiliate of INLEC, to rent the Inverness Facility, a 50,000 square foot production facility occupied by Inverness in December 1995 after having been constructed by HIE. The annual rent under the Inverness Facility's twenty-year lease is approximately $520,000 per year, subject to certain increases. The Company has guaranteed all payments by Inverness under the terms of the lease, although Inverness is not obligated to pay rent for the first two years of the lease. The Company is currently configuring the Inverness Facility for production of the test strips for use in the New System. The Company also plans to manufacture certain generic blood glucose test strips at the Inverness Facility including blood glucose test strips for distribution by Menarini. See
" -- Manufacturing."


  LifeScan Alliance

     In November 1995, the Company entered into the LifeScan Alliance with LifeScan, a subsidiary of Johnson & Johnson, which gives LifeScan certain rights to market the New System. See " -- Products and Technologies -- Diabetes Products under Development." Under the terms of the LifeScan Alliance, Johnson & Johnson Development Corporation ("JJDC"), an affiliate of LifeScan, advanced $7.0 million to the Company at the time the Company entered into the LifeScan Alliance and $6.7 million in connection with the filing by the Company on May 20, 1996 of a Section 510(k) Notification with respect to a prior version of the New System. In September 1996, the Company received notification of FDA Clearance to begin commercial distribution of the prior version of the New System. In conjunction with LifeScan, the Company subsequently undertook certain enhancements to the user interface features for the prior version of the New System. The underlying chemistry and function of the disposable strips of the New System, however, were not changed from those of the prior version of the New System. In October 1996, the Company entered into the Distribution Agreement with LifeScan pursuant to which LifeScan is to distribute the New System. The Company intends to file in early 1997 a Section 510(k) Notification with the FDA with respect to the New System. The New System must receive FDA Clearance before it may be sold in the United States.

     As contemplated by the terms of the LifeScan Alliance, in connection with entering into the Distribution Agreement, LifeScan paid the Company a success fee of $7.0 million and JJDC converted its approximately $13.7 million in previous advances to the Company into 201,622 shares of Common Stock which represents 5% of (i) the Common Stock outstanding as of November 10, 1995, and
(ii) any shares of Common Stock issued prior to such conversion pursuant to the exercise of rights to acquire Common Stock outstanding as of November 10, 1995. In addition, under the terms of the LifeScan Alliance, the Company must issue to JJDC, for no additional consideration, shares of Common Stock equal to 5% of any additional Common Stock issued pursuant to the exercise of rights to acquire Common Stock outstanding as of November 10, 1995 (the total of all shares so issued, the "Conversion Shares"). The precise number of Conversion Shares depends on the number of shares of Common Stock which the Company is required to issue in connection with the financing of the Inverness Facility, as discussed below, as well as the vesting and exercise of options and warrants. However, the Company estimates that the number of additional Conversion Shares which JJDC will acquire is approximately 278,572. See "Shares Eligible for Future Sale."

     The Distribution Agreement provides that it will remain in effect through December 31, 2010. It may be terminated earlier by either party upon the happening of certain events, including a default on the part of the other party not cured within applicable grace periods. The Distribution Agreement entitles LifeScan to purchase from the Company the meters, test strips and related components comprising the New System (collectively, "System Components") after the Company has notified LifeScan that it is prepared to commence commercial production of the New System. The Distribution Agreement provides that the Company will be LifeScan's exclusive supplier of System Components, subject to certain rights of LifeScan described below to make or obtain System Components from others if the Company fails to meet its supply obligations. The Distribution Agreement provides for periodic forecasts by LifeScan of its planned purchases. If these forecasts exceed certain levels, the Company is entitled to give notice to LifeScan if the Company anticipates that it will be required to incur capital expenditures to meet LifeScan's anticipated requirements of certain System Components. If the Company gives such a notice, LifeScan must either agree to make certain payments to the Company if its actual purchases fall short of projections by a specified margin, or the Company will not be required to supply LifeScan's full forecast of such System Components.

     Under the Distribution Agreement, the price per test strip varies depending on the volumes purchased, while the price for System Components other than test strips is the Company's cost, including appropriate allocations of overhead. If the sale of test strips to LifeScan ceases to be profitable for the Company, the price for test strips shall be such amount as gives the Company a commercially reasonable profit. If the Company and LifeScan do not agree on this price, it is subject to arbitration pursuant to a specified procedure. LifeScan is required to purchase specified amounts of test strips beginning in 1998, subject to adjustment if the Company has not obtained FDA Clearance by June 1, 1997. If LifeScan's purchases of test strips fall below a certain level following calendar year 2001, the Company may terminate the Distribution Agreement. The Distribution Agreement does not otherwise require LifeScan to make any purchases from the Company.

     The Distribution Agreement prohibits the Company from selling instruments, test strips or related components which are designed to be used with other components of the New System to anyone other than LifeScan. This restriction will cease to apply if LifeScan introduces a competing electrochemical system for self testing of blood glucose not sourced from the Company prior to January 1, 2000. The Company is also prohibited from selling components of a complete electrochemical system to measure blood glucose, consisting of test strips, instruments and related components, unless LifeScan either (i) introduces an electrochemical system for home use testing of blood glucose not sourced from the Company, or (ii) fails to purchase specified minimum levels of test strips over the life of the Distribution Agreement. If this restriction on the Company terminates as a result of LifeScan's failure to purchase specified minimum volumes of test strips, the Company will remain prohibited from supplying products to any business in the home use testing market which has sales in excess of a specified amount. Under certain circumstances, if the Company fails to supply products in the volumes forecasted and ordered by LifeScan, LifeScan would automatically become entitled to produce such products itself.

     If the Company makes a Section 510(k) Notification on or before May 10, 1998 with respect to certain products relating to diabetes, LifeScan has the right to require the Company to submit a proposed form of distribution agreement for the applicable product reflecting certain agreed terms and to negotiate in good faith with respect to the terms of a distribution agreement for such product or products. If LifeScan elects to enter into a distribution agreement for such product or products, LifeScan must pay the Company $3.0 million with respect to each such product. In addition, if FDA Clearance is obtained for such product, LifeScan must pay the Company an additional $2.0 million. If the Company does not obtain written permission from the FDA to begin commercial distribution of such product within one year after LifeScan has made the $3.0 million payment with respect to the product, LifeScan may require the Company to repay that amount in eight equal quarterly installments, without interest (provided payments are made in a timely manner).

     If the Company makes a Section 510(k) Notification with respect to a novel system for the measurement of human blood glucose which does not use test strips in conjunction with an electronic meter or which does not measure an in vitro fluid sample, the Company is required to provide LifeScan with the opportunity to enter into a distribution agreement with respect to such system in accordance with general terms previously agreed to in connection with the LifeScan Alliance.

     There can be no assurance that the Company will enter into any additional distribution agreements with LifeScan or that LifeScan will purchase System Components under the Distribution Agreement. See "Risk Factors -- Risks Related to the LifeScan Alliance."

  Agreement with Princeton

     On March 15, 1996, the Company entered into an agreement with Princeton which provides for the development of certain specific infectious disease tests by Princeton for marketing by Selfcare on a non-exclusive basis. The agreement also grants Selfcare an option to market under its own brand name other infectious disease tests, and certain other types of tests, developed by Princeton, on terms to be agreed. Pursuant to the agreement, the Company is also obligated to purchase specified minimum amounts of certain tests kits from Princeton through 1998 and has provided certain financing for the purchase of equipment (which will remain the property of the Company) to be used in producing tests kits for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The agreement also provides that Selfcare will provide funding for the development by Princeton of a birth control aid, with respect to which the Company will have exclusive worldwide marketing rights.

  Agreement with Menarini

     In August 1996 Selfcare entered into an agreement with Menarini pursuant to which the Company became a principal supplier of blood glucose test strips for blood glucose meters distributed or to be distributed by Menarini in selected markets in Europe and certain countries in other parts of the world which Menarini currently sources from another supplier. Under the agreement, Menarini is subject to certain minimum purchases of products from Selfcare, and Selfcare has agreed not to supply any third party with such products in the selected markets for the term of the agreement. It is anticipated that distribution of the blood glucose test strips will be undertaken by the diagnostics division of Menarini, known as Menarini Diagnostics S.R.L. ("Menarini Diagnostics"). Menarini Diagnostics had 1995 revenues of $120 million, 430 employees, and nine international subsidiaries. A significant part (approximately 40%) of the existing business of Menarini Diagnostics is the supply of blood glucose test strips and meters. Selfcare expects shipments under this agreement to commence in the second half of 1997. The blood glucose test strips to be supplied to Menarini pursuant to this agreement will be manufactured at the Company's Inverness Facility.

  Orgenics Acquisition

     In December 1995, the Company entered into an Investment and Loan Agreement (the "Orgenics Agreement") with Orgenics, pursuant to which the Company invested $500,000, and two investment limited partnerships, Medica Investment (Israel) L.P., ("Medica Israel") and Medica Investment (U.S.) L.P., (individually, "Medica U.S." and, together with Medica Israel, "Medica") collectively invested $500,000, in a $1.0 million debenture issued by Orgenics (the "Orgenics Debenture"). On April 25, 1996, the Company exercised its right to acquire Medica's interest in the Orgenics Debenture for 135,421 shares of Common Stock, which were issued on May 7, 1996. See "Certain Transactions." Concurrently with the issuance of the Orgenics Debenture, the Company provided guaranties (in the form of letters of credit) of $200,000 of the debt of Orgenics' French subsidiary to two French banks.

     In October 1996, the Company made a tender offer to all the holders of the outstanding shares in Orgenics and Orgenics International Holding, B.V. ("Orgenics International"), a Dutch holding company whose only material asset is its investment in Orgenics. In addition, on October 24, 1996, the Company converted the Orgenics Debenture in accordance with its terms into redeemable preferred shares of Orgenics representing 20% of Orgenics' outstanding share capital on a fully diluted basis as of February 7, 1996, after giving effect to the issuance of such preferred shares. The redeemable preferred shares have the same voting rights as the ordinary shares of Orgenics, and are redeemable by Orgenics in the event that the Company fails to perform its obligations under the option agreements hereinafter described. As a result of purchases pursuant to such tender offer and the conversion of the Orgenics Debenture, the Company has acquired (on a fully-diluted basis) direct ownership of approximately 26.8% of the shares of Orgenics, and approximately 59.7% of the shares of Orgenics International. The purchase price for these interests was approximately $8.0 million (inclusive of the conversion of the Orgenics Debenture). Based on Orgenics International's ownership of Orgenics shares, Selfcare currently holds a 57.1% direct and indirect equity interest in Orgenics, and under the terms of the Orgenics Agreement, has the right to appoint two of the seven members of Orgenics' board of directors.

     The Company is a party to option agreements (the "Option Agreements") with substantially all the holders of Orgenics and Orgenics International shares (the "Optionees"). Pursuant to the exercise of the options under the Option Agreements (as more fully described below) upon the completion of this offering, the Company expects to acquire direct or indirect (through Orgenics International) ownership of approximately 99.3% of the outstanding share capital of Orgenics. Under the terms of the Option Agreements, the Optionees have put options which require the Company to purchase their shares, and the Company has a call option to purchase such shares. The Company's call option is exercisable at any time prior to August 7, 1999. The put options will become exercisable upon the closing by the Company of this offering.


     Upon exercise of the put or call options under the Option Agreements upon completion of this offering, Selfcare will be required to pay for each share of Orgenics which it acquires an amount equal to 1.5 times Orgenics' gross revenues per share (on a fully diluted basis as of the exercise date, and after giving effect to the conversion of the Orgenics Debenture) during the four fiscal quarters ending December 31, 1996. However, because certain performance goals were met by Orgenics during the applicable period, the multiple has increased to
1.75 times. Accordingly, the amount of the consideration payable by the Company for the Orgenics and Orgenics International shares to be acquired upon completion of this offering will be approximately $9.3 million. If the Option Agreements are not exercised by the Company prior to March 10, 1997, the multiple would increase from 1.75 times to 2.0 times and the amount of consideration payable for the Orgenics and Orgenics International shares would increase to approximately $10.6 million.


     The consideration for the Orgenics shares purchased pursuant to the Option Agreements is payable by Selfcare, at the election of each Optionee, entirely in cash, entirely in Common Stock, or 50% in cash and 50% in Common Stock. For purposes of determining the number of shares of Common Stock payable under the Option Agreements, such shares will be valued based on their value as of the date of exercise. Such value will be the average of the closing prices of the Common Stock on the AMEX on the ten trading dates immediately preceding the valuation date.

     The Company has granted certain registration rights with respect to shares of Common Stock which are issued pursuant to the Option Agreements. See "Shares Eligible for Future Sale."


     When the Orgenics Acquisition is completed, the Company's short-term plans for the integration of Orgenics into Selfcare include having Cambridge Diagnostics' and Orgenics' distribution systems sell each other's products in selected territories; integrating sales and marketing in Europe; improving the use of the combined manufacturing facilities; and rationalizing research and development capabilities. In the longer term, Selfcare plans to utilize Orgenics' relationships in the professional market, particularly in professional HIV diagnostic tests, to help gain acceptance for the Company's HIV self tests. Selfcare will also leverage Orgenics' products and technology to develop a simple self-test format, in particular for the chlamydia test, the first of several which will meet the needs of consumers for quality, low-cost, confidential self tests.

  Acquisition of Shares of Enviromed


     In October 1996, the Company purchased 200,000 common shares of Enviromed, plc ("Enviromed") an English company whose business activities include the manufacture and sale of biological enzymes used in diagnostic tests. Enviromed is a supplier of an enzyme used in blood glucose strips manufactured by Selfcare. Later in the month, the Company entered into an agreement (the "EN PLC Agreement") with EN PLC Limited Partnership ("EN PLC"), pursuant to which the Company agreed to purchase 7,961,386 common shares of Enviromed held by EN PLC for approximately $3.8 million. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement. Each note bears interest at the annual rate of the Bank of Boston prime rate plus 1.5 percent, payable quarterly over the two-year term of the note. The principal amount of the $1.0 million promissory note is payable in eight quarterly installments, commencing in January 1997; the first four installments are $85,897 each and the second four installments are $171,794 each. Approximately $1.4 million of the principal amount of the $2.8 million promissory note is payable in January 1998, followed by three equal quarterly installments of the remaining principal. In consideration of the amendment, the Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of Common Stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002. As a result of this purchase, the Company acquired a 28.5% equity interest in Enviromed. The Company subsequently acquired an additional 100,000 shares of Enviromed which increased the Company's equity interest in Enviromed to 28.9%. See "Certain Transactions -- Transactions with EN PLC Limited Partnership."



     On January 17, 1997, at a meeting of the shareholders of Enviromed called at the request of Selfcare, the shareholders of Enviromed voted to remove the existing Board of Directors of Enviromed and to elect as directors four individuals nominated by Selfcare: Mr. Zwanziger, Mr. Anthony H. Hall (Selfcare's Chief Financial Officer), Dr. Paul Winson, and Mr. Clifford Passmore. Dr. Winson is serving as the Managing Director of Enviromed; Messrs. Zwanziger, Hall and Passmore are serving as non-executive directors. See "Business -- Strategic Acquisitions -- Acquisition of Shares of Enviromed." Neither Dr. Winson nor Mr. Passmore is affiliated with Selfcare. Selfcare is currently considering the possibility of providing a credit enhancement to enable Enviromed to secure additional borrowing capacity and, to this end, may determine to guaranty up to approximately $600,000 of Enviromed's bank debt. Selfcare would be compensated for this guaranty, in an amount yet to be determined. In lieu of this guaranty, Selfcare may elect to make an equity investment of up to $600,000 in Enviromed.


  Agreement with ChemTrak

     In January 1997, Selfcare entered into an agreement with ChemTrak pursuant to which ChemTrak appointed Selfcare as its exclusive distributor in the European Territory of ChemTrak's home collection and mail-in HIV testing system for which FDA approval is currently pending. As part of this agreement, Selfcare agreed to pursue regulatory approval of the system in each country comprising the European Territory. In addition, Selfcare agreed to establish and operate one or more central testing facilities and offer counseling services to report results and offer counseling to users of the system. ChemTrak retains the right to convert the Company's exclusive distribution rights into non-exclusive rights upon the occurrence of certain events, including the Company's failure to make certain regulatory filings and the Company's failure to maintain market share goals. There can be no assurance that Selfcare will be successful in obtaining the necessary regulatory approvals in Europe, in establishing satisfactory testing facilities and counseling services or in successfully commercializing the system in Europe.

  Nutritional Supplement Lines Acquisition

     On January 14, 1997, the Company entered into the Nutritional Supplement Lines Acquisition, pursuant to which a newly-formed subsidiary of the Company (the "Acquisition Subsidiary") and the Company have agreed to acquire the Nutritional Supplement Lines from AHP. At the Acquisition Closing the Acquisition Subsidiary will pay to AHP $30.0 million in cash and the Company will issue to AHP a $6.0 million promissory note (the "AHP Note"). The Company will fund the cash portion of the purchase price with a $25.0 million term loan (the "AHP Term Loan") and a $5.0 million bridge loan (the "AHP Bridge Loan") made to the Acquisition Subsidiary. The AHP Note will be due on the first anniversary of the Acquisition Closing, and will bear interest payable quarterly at the rate of 7.0% per annum. The Company has received and accepted a commitment letter dated February 3, 1997 and a Summary of Proposed Terms and Conditions (collectively, the "Commitment Letter") from Fleet National Bank ("Fleet"), which outlines the proposed terms of the AHP Term Loan and the AHP Bridge Loan to be made to the Acquisition Subsidiary and guaranteed by the Company (collectively, the "Proposed Acquisition Facility"). The Company has paid Fleet fees of $70,000 in connection with receiving Fleet's original proposal regarding the acquisition financing and the Commitment Letter, and the Acquisition Subsidiary will pay certain additional origination, availability and other fees and expenses to Fleet in connection with the acquisition financing and the Proposed Credit Line (as defined below).



     The AHP Term Loan would have a five-year term, with quarterly amortization of principal at annual rates ranging from $3.5 million to $5.0 million, and a $5.0 million balloon payment at maturity. In addition to this amortization schedule, the Acquisition Subsidiary would be required to make mandatory prepayments of the AHP Term Loan at the end of each fiscal year, in an amount equal to 50% of the excess of (i) its earnings before interest, taxes, depreciation and amortization ("EBITDA") for such fiscal year over (ii) principal payments on the AHP Term Loan, cash interest and tax expense, capital expenditures and any change in working capital. These prepayments would be applied in the inverse order of the established amortization schedule. The AHP Term Loan would bear interest at the annual rate of LIBOR plus two percent, or Fleet's Prime Rate. The AHP Bridge Loan will be due June 3, 1997, and will bear interest at the annual rate of LIBOR plus 3.5 percent. If the AHP Bridge Loan has not been repaid or refinanced by May 3, 1997, Selfcare will be required to maintain a minimum of $5.0 million in cash or liquid investments. If the AHP Bridge Loan has not been repaid or refinanced at maturity, Selfcare would have the option of extending the loan with cash pledged to collateralize a like amount. In connection with the Proposed Acquisition Facility, the Company has obtained a commitment from Fleet for a $5.0 million revolving credit line for the Acquisition Subsidiary (the "Proposed Credit Line"). The Proposed Credit Line, which is contingent upon completion of the acquisition financing, would bear interest at the annual rate of LIBOR plus 1.75 percent, and would mature in three years. The Proposed Acquisition Facility and the Proposed Credit Line would be secured by a first priority lien on all the Company's U.S. assets. The Proposed Acquisition Facility and the Proposed Credit Line would impose certain financial covenants on the Acquisition Subsidiary, including (i) requirements to maintain certain minimum EBITDA levels and not to exceed certain ratios of total indebtedness to EBITDA, (ii) limits on capital expenditures, (iii) a requirement to maintain a certain ratio of earnings to fixed charges on a quarterly basis,
(iv) a requirement of a positive net income for any fiscal year, and (v) a minimum tangible capital maintenance requirement. The Acquisition Subsidiary would also agree to restrictions on (x) acquisitions, mergers or joint ventures without Fleet's consent, (y) material asset sales and other payments, and (z) dividends and distributions. Further, the Company, as guarantor of the Acquisition Subsidiary's debt under the Proposed Acquisition Facility, will be subject to certain covenants and will be limited in its ability to receive dividends and distributions from the Acquisition Subsidiary. Fleet's commitment with respect to the Proposed Acquisition Facility and the Proposed Credit Line is subject to various customary closing conditions, and will terminate on March 31, 1997 unless the facility has been entered into and utilized by the Company by such date. In addition, the Acquisition Subsidiary must, at the time of the closing of the acquisition financing, have a proforma capital base of at least $9.5 million. The Company believes that this requirement will be satisfied through a combination of (i) the Company's obligations under the AHP Note, (ii) a $2.0 million subordinated loan by the Company to the Acquisition Subsidiary and (iii) the Company's agreement to fund approximately $1.5 million of expenses in connection with the completion of the Nutritional Supplement Lines Acquisition.



     The Company may prepay the AHP Note at any time. The Company currently intends to prepay the AHP Note and the AHP Bridge Loan with proceeds from this offering; however, the Company may elect to refinance the AHP Note and/or the AHP Bridge Loan from other sources. See "Use of Proceeds."



     The Acquisition Closing is conditioned on the satisfaction or waiver of certain conditions, including the Company's obtaining financing sufficient to enable it to pay the cash portion of the consideration for the acquisition, the parties' obtaining all necessary government consents and approvals, and other conditions which the Company considers customary for a transaction of this kind. The Acquisition Closing is to occur on the later of February 19, 1997 or the third business day after all of the conditions to the transaction (other than those contemplated to be satisfied at the Acquisition Closing) shall have been satisfied or waived.



     The Company will seek to complete the Acquisition Closing prior to completion of this offering. However, the Company may determine to complete this offering prior to the Acquisition Closing. There can be no assurance that the Nutritional Supplement Lines Acquisition will be completed prior to the completion of this offering or that all of the conditions to the Acquisition Closing will be satisfied so as to enable the acquisition to be completed. If the Nutritional Supplement Lines Acquisition were not to occur, the Company would record an estimated $500,000 of costs associated with the acquisition as a charge against 1997 earnings. The Company believes that the failure of the acquisition to occur would not have a material adverse effect on the ongoing business of the Company as currently conducted. However, if the acquisition were not completed, the Company would not have the benefit of revenues associated with the Nutritional Supplement Lines and would not realize the potential new marketing and other opportunities afforded by the addition of the Nutritional Supplement Lines. See "Risk Factors -- Nutritional Supplement Lines Acquisition."


     Pursuant to the terms of the Nutritional Supplement Lines Acquisition, at the Acquisition Closing the Company will enter into supply agreements with AHP to purchase products for the Nutritional Supplement Lines from AHP. The Company's agreement with AHP will provide that AHP will supply the products for a period of up to one year after the Acquisition Closing. Upon the consummation of the Nutritional Lines Acquisition, the Company will become responsible for all marketing and sales functions concerning the products. In addition, the Company will also become responsible for substantially all administrative functions concerning the Nutritional Supplement Lines, including order receipt, billing, customer service and collection. The Company will also become responsible for distribution of all the products three months after closing of the acquisition. Assumption of these activities could place a significant strain on the Company's resources and personnel, and will require the Company to devote significant additional resources and personnel to these areas. Failure by the Company to successfully assume these services could have an adverse impact on the Company's ability to support the Nutritional Supplement Lines and could have a material adverse affect on the Company's result of operations. See "Risk Factors -- Dependence on Certain Suppliers."

  Other Future Transactions

     Although the Company is not currently a party to any acquisition agreements other than those described above, it continues to explore other possible strategic transactions, including, for example, the acquisition of new products that would complement or enhance Selfcare's existing and planned product lines.

MANUFACTURING

     The Company currently manufactures its existing infectious disease diagnostic products for the professional market at the Galway Facility and sources its existing pregnancy and other women's health self-test products from contract manufacturers. The Company believes that there are multiple qualified sources for its existing women's health products and for the materials and components used in the manufacture of its other existing products and therefore does not consider it necessary to maintain protected supply arrangements with any supplier. However, the Company has entered into a manufacturing arrangement with Nova to supply Selfcare with electrochemical blood glucose meters for the New System.

     The Company has expended substantial efforts on the manufacturing scale-up activities necessary to support the introduction of its planned new products. Accordingly, in December 1995 the Company opened a new manufacturing facility in Inverness, Scotland. See "-- Strategic Transactions -- Inverness Facility." The Inverness Facility has been configured for highly automated, low cost production of disposable test strips for use with electrochemical blood glucose monitoring systems. Sophisticated control instrumentation systems will automatically print, cut and pack strips in vials. The Company is currently producing quantities sufficient to support clinical trials, and has scheduled the ramp-up of its production capacity to support commercial sales in the first half of 1997. The Company plans to commence manufacturing blood glucose test strips for distribution by Menarini at the Inverness Facility in the second half of 1997. The Company has implemented a program to produce generic electrochemical glucose test strips for one or more systems at the Galway Facility.

There can be no assurance, however, that the Company will be successful in achieving the production of new products at its facilities at the volumes or cost levels required to support commercialization in the United States or abroad. See "Risk Factors -- Risks Related to International Sales and Operations." The Company anticipates that it will complete the Orgenics Acquisition upon completion of this offering. Orgenics manufactures infectious disease diagnostic tests for the professional markets at a facility in Israel. See "-- Strategic Transactions -- Orgenics Acquisition" and "-- Facilities."

     In connection with Nutritional Supplement Lines Acquisition, AHP has agreed to supply the Company with the products for the Nutritional Supplement Lines for a period of up to one year after the Acquisition Closing. Thereafter, the Company will be required to establish alternative supply arrangements for the products. See "Risk Factors -- Dependence on Certain Suppliers" and
"-- Strategic Transactions -- Nutritional Supplement Lines Acquisition."

     In September 1996, the Company entered into an agreement with Nova pursuant to which Nova will perform the final packaging of early pregnancy and ovulation test kits for Selfcare. Under such agreement, the Company has agreed to purchase a minimum quantity of specified products from Nova.

     Medical device manufacturers are subject to various governmental regulations. See "-- Government Regulation," "-- Facilities," "Risk
Factors -- No Assurance of FDA Clearance," and "Risk Factors -- Comprehensive Government Regulation."

PATENTS AND PROPRIETARY RIGHTS

     Patents and other proprietary rights are crucial to the Company's business and its competitive position. The Company's strategy to develop and maintain its competitive position is to file patent applications to protect technology, inventions and improvements that it believes are important to its business, and to protect know-how and continuing technological innovation as trade secrets. The Company's success will depend in part on its ability to maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties.

     The Company seeks to maintain the confidentiality of its proprietary technology, including technology which may not be patented or patentable, by requiring employees, collaborators, advisors and consultants to sign confidentiality agreements. There can be no assurance that these agreements will not be breached, or that the Company will have adequate remedies for breach. The Company also seeks to preserve the confidentiality of its proprietary information by limiting access by parties who work outside the Company to such confidential information. There can be no assurance however, that these measures will prevent the unauthorized disclosure or use of this information, or that others will not be able to independently develop such information. Moreover, as is the case with the Company's patent rights, the enforcement of its trade secrets can be lengthy and costly, with no guarantee of success. See "Risk Factors -- Dependence on Patents and Proprietary Technology."

     Selfcare, through its subsidiary, Cambridge Diagnostics, holds several licenses: (i) the worldwide rights to a diagnostic test for hepatitis-D in humans; (ii) a non-exclusive license for all markets except the U.S. and Canada with respect to the Capillus rapid test technology, which is based on detecting envelope proteins with applications to HIV-1 and HIV-2, and a non-exclusive right to use recombinant technology to manufacture certain purified virus parts which will react to antibodies of the target disease or condition; (iii) a non-exclusive license with certain territorial limitations for an enzyme-linked immunoabsorbent assay ("ELISA") test for HIV 1/2 under the RecombigenTM tradename; (iv) an exclusive license for all markets except the United States and Canada for a rapid test for HIV 1/2 under the Recombigen tradename; and (v) a non-exclusive worldwide license for the Western Blot Lyme disease test kit.

     Cambridge Affiliate holds licenses for HIV-2 proteins which are used in its RTD, Capillus and EIA diagnostic tests for the detection of HIV-2 antibodies. These tests are manufactured for Cambridge Affiliate at the Galway Facility and are marketed by Cambridge Diagnostics on behalf of Cambridge Affiliate. The licenses relating to the HIV-2 proteins extend to any future single-use, disposable rapid test product for use at home or in a doctor's office, developed by Cambridge Affiliate using such proteins. See "Risk Factors -- Risk Related to Certain Licensing Arrangements."

     Selfcare has a number of U.S. patents pending covering systems and products for blood glucose monitoring. Selfcare also holds two exclusive worldwide licenses for techniques applicable to non-invasive blood glucose monitoring systems utilizing non-linear, dialectric spectroscopy. In March 1996, the Company obtained a license for a near infrared technique under a U.S. patent held by the University of Iowa and Ohio University and for which an international patent is pending.

     The Company also licenses certain ovulation prediction technology from a limited partnership, the general partner of which is controlled by Willard Lee Umphrey, a Selfcare director. See "Certain Transactions -- Transactions with U.S. Boston Capital Corporation."

     In the future, the Company may be required to obtain licenses to patents or proprietary rights of third parties. No assurance can be given that any licenses required under such patents or proprietary rights will be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patent or other rights, or be unable to develop, manufacture or sell such products. See "Risk Factors -- Dependence on Patents and Proprietary Technology; Trademarks."

     Orgenics holds several patents and licenses with respect to: (i) the use of EIA methods to enable the diagnosis of special infectious diseases with applications for ImmunoComb products in Germany, France, Israel, Japan, Spain and the United States; (ii) the distribution of ImmunoComb products in the Benelux countries, France, Japan, Spain, Switzerland and Germany; (iii) the use and distribution of DNA probe products based on Chemi-Probe in the United States, France, Germany and Japan; (iv) the use and distribution of DoubleCheck, a device to detect antigens and antibodies to infectious diseases in saliva, blood serum and other bodily fluids, in the United States and Israel; (v) the use of GeneComb, a genetic assay system to detect target DNA, in the United States, Israel and under the World Intellectual Property Organization's Patent Cooperation Treaty (the "PCT"); and (vi) the use of applications on apparatus for dry chemical analysis in the United States, Israel, Europe and Japan.

     The Company is conducting research and expects to seek additional patents in the future, but there can be no assurance as to its success, or the timeliness in obtaining any such patents, or as to the breadth or degree of protections which any patents will afford the Company. The patent position of medical products companies is often highly uncertain and usually involves complex legal and factual questions. There can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company and not be challenged as unenforceable or invalid, or not be infringed. In addition, the Company could incur substantial costs in defending suits brought against it or in prosecuting suits in which the Company may assert its patents or other proprietary rights against others. If the outcome of such litigation is adverse to the Company, the Company's business and results of operations could be adversely affected.

     In connection with the Nutritional Supplement Lines Acquisition, the Company will acquire certain trademarks which, the Company believes, are valuable assets and are very important to the marketing of the Nutritional Supplement Lines. Substantially all of these trademarks have been registered with the U.S. Patent and Trademark Office. There can be no assurance, however, that such registrations will afford adequate protection to the Company and not be challenged as unenforceable or invalid, or not be infringed. In addition, the Company could incur substantial costs in defending suits brought against it or in prosecuting suits in which the Company asserted rights under such registrations. If the outcome of such litigation were adverse to the Company, the Company's business and results of operations could be materially adversely affected. The Company will not purchase the trademark "Ferro-Sequels" from AHP, but instead will receive an exclusive, perpetual, fully paid license from AHP to use the mark in the United States. See "Risk Factors -- Dependence on Patents and Proprietary Technology; Trademarks".

     Selfcare has filed applications for registration of several trademarks in Europe and the United States. Applications for registration of the mark First Signal for pregnancy products have been filed in Europe, and a registration has issued in two countries. CarePlan is also the subject of applications for registration in Europe for use on an HIV self test, and registrations have issued in several countries. YourTime is the subject of trademark applications in the United States and Europe for use on fertility-related products. The YourTime mark has been registered in several European countries. Excel is also the subject of trademark applications in the United States and Europe for use on the Company's disposable test strips designed to be compatible with MediSense's ExacTech System. CarePlus is also the subject of trademark applications in the United States for use on contraceptive products. Selfcare has filed trademark applications in the United States and Europe for the Company's "Little Man" logo and has filed trademark applications in Europe for the name Selfcare.

GOVERNMENTAL REGULATION

  Self-Test Products

     The medical devices manufactured and marketed by the Company are subject to regulation in the United States by the FDA and, in many instances, by comparable agencies in foreign countries where these devices are manufactured or distributed. In their evaluation process, these governmental authorities often require lengthy and detailed laboratory and clinical testing procedures and manufacturing data. In addition, the conduct of both animal and clinical testing is presently covered in many countries by regulations designed to protect research subjects and to ensure the validity of the test data. Government regulation may impose costly procedures upon the Company and may delay or prevent the marketing of certain of the Company's products. Failure to obtain, or delays in obtaining, such approvals would prevent or delay the commercial development of such products and could have a material adverse effect on the business of the Company. If the government regulatory bodies approve the sale of a product, their regulations generally will apply to manufacturing and marketing of the product, including product labeling. Furthermore, approval of products by governmental and other healthcare programs is important for sales in certain countries. Many countries require that before users will be reimbursed for the costs of diagnostic products in connection with applicable healthcare programs, such products must be approved by a governmental agency. Failure to obtain, or delays in obtaining, such approvals would limit the market for the products in those countries and consequently reduce or delay revenues to the Company.

     U.S. Government Regulation. The manufacture, distribution and sale of diagnostic products, such as the Company's test kits, require compliance with regulations which, though complex, are generally considered less difficult to comply with than those covering therapeutic products. In the United States, test kits and reagents which are intended for research purposes only, which are labeled and sold as such and which are not used for the diagnosis of disease, may be marketed without stringent regulation by the FDA. However, the FDA and similar agencies in foreign countries have substantial regulations which apply to the testing, marketing, export and manufacturing of products to be used for the diagnosis of disease.

     Under the FDC Act, as amended by the Safe Medical Devices Act of 1990, manufacturers of medical devices must comply with applicable provisions thereof and certain associated regulations governing the testing, manufacturing, labeling, marketing and distribution of medical devices. The FDC Act requires certain clearances from the FDA before medical devices, such as the Company's blood glucose monitoring products, can be marketed.

     FDA permission to distribute a new device can be obtained in one of two ways. If a new or significantly modified device is "substantially equivalent" to an existing legally marketed device, the new device can be commercially introduced after submission of a Section 510(k) Notification to the FDA, and after the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not carry the potential to affect safety or effectiveness can be made by the Company without a 510(k) Notification.

     The second more comprehensive approval process applies to a new device that is not substantially equivalent to an existing product. First, the Company must conduct clinical trials in compliance with testing protocols approved by an institutional review board for the participating research institution. Second, the Company must submit to the FDA a Premarket Approval ("PMA") Application that contains, among other things, the results of the clinical trials. The PMA Application also contains other information required under the FDC Act such as a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Finally, the manufacturing site for the product subject to the PMA must pass an FDA pre-approval inspection. This procedure requires much more extensive pre-filing testing than does the Section 510(k) Notification procedure, and involves a significantly longer FDA review after the date of filing. In addition, after product approvals are received, they may still be

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withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market.

     While the Company believes most of its future products will qualify for FDA Clearance pursuant to the Section 510(k) notification procedures, no assurance can be given that such clearance will be given. Future products may instead require PMA clearance. There is no guarantee that regulatory marketing clearances will be obtained in the future on a timely basis, if at all. Delays in receiving such clearances could have a significant adverse effect on the Company's business, financial condition and results of operations.

     Following submission of a Section 510(k) Notification, a manufacturer may not place the device into commercial distribution until an order is issued by the FDA. The FDA has no specific time limit within which it must respond to a
Section 510(k) Notification. After review of a Section 510(k) Notification, the FDA will either agree with the manufacturer that the proposed device is "substantially equivalent" to another legally marketed device and allow the device to be marketed in the United States, or determine that the proposed device is not substantially equivalent and not allow such marketing. The FDA may also require that further information, such as additional clinical test data or analysis or test results, be submitted before the FDA is able to make a determination regarding substantial equivalence. There can be no assurance that the Company will receive FDA Clearance for the New System. Failure to obtain FDA Clearance for the New System on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's facilities are required to comply with the FDC Act and applicable regulations, in particular, the FDA's Current Good Manufacturing Practices ("CGMP") regulations. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company is required to comply with various FDA requirements for labeling.

     If the FDA believes that the Company is not in compliance with the FDC Act, or its associated regulations, it can institute proceedings to detain or seize the Company's products, require a recall, enjoin future violations and assess civil and criminal penalties against the Company, its directors, officers or employees. The FDA may also withdraw market approval for the Company's products or require the Company to repair, replace or refund the cost of any device manufactured or distributed by the Company. Recently, the FDA has pursued a more rigorous enforcement program to ensure that regulated firms such as the Company comply with the provisions of the FDC Act. Although the Company believes that it is in material compliance with all relevant regulations, the commencement of any action described above against the Company could have a significant impact on its business, financial condition and results of operations.

     The Company's products for the patient point-of-care market in the United States may be adversely affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to ensure the quality and reliability of medical testing, and may have the effect of discouraging, or increasing the cost of, testing in physicians' offices. CLIA requires the U.S. Department of Health and Human Services to establish certification standards for any laboratory that performs tests on human specimens and issue certificates to laboratories that meet the standards.

     Foreign Government Regulation. Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain other countries impose product specifications that differ from those mandated in the United States. These requirements may significantly affect the efficiency and timeliness of international market introduction of the Company's products. Sales of the Company's products outside the United States are also subject to extensive regulatory requirements, which vary widely from country to country. The Company generally is unable to predict the time required to obtain such government approvals.

     Due to recent controversies concerning the blood supply in France, the French Ministry of Health appears to be particularly concerned with blood testing products and on several recent occasions has required recalls of specific diagnostic tests upon short notice. In July 1993, the French Ministry of Health prohibited the sale in France of certain diagnostic tests for HIV, due to a concern that the tests did not meet required

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sensitivity levels. The Ministry of Health has subsequently imposed a separate ban on a single HIV test manufactured and sold due to the failure of such test to identify a newly discovered HIV subtype. There can be no assurance that there will not be similar actions in the future. See "Risk Factors -- No Assurance of FDA Clearance; Comprehensive Government Regulation."

     In certain countries, an import license is required for marketing HIV or hepatitis diagnostic products.

  Nutritional Supplements

     The manufacturing, processing, formulating, packaging, labeling and advertising of nutritional supplements, such as the Nutritional Supplement Lines which the Company plans to acquire upon completion of this offering, are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries, in which the Company's products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, OTC and prescription drugs and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of dietary supplements, OTC drugs, cosmetics and foods.

     DSHEA was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

     DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and the FDA has indicated that implementation will be delayed. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. The Company anticipates that the FDA will promulgate CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs, which are more rigorous than the CGMPs for foods. The Company believes that the manufacture of the Nutritional Supplement Lines is currently in compliance with the applicable food CGMPs.

     The FDA has proposed but not finalized regulations to implement DSHEA. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamins and nutritional supplement products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. The Company believes that it is in material compliance with all applicable laws.

     DSHEA created two new governmental bodies. The Commission on Dietary Supplements was established for two years to provide recommendations to the President and Congress for the regulation of supplement labeling, and health claims, including procedures for making disease-related claims. Such recommendations could lead to legislative or regulatory changes. The Office of Dietary Supplements, established within the National Institute of Health, is charged with coordinating research on dietary supplements and disease prevention, compiling research results, and advising the Secretary of Health and Human Services on supplement regulation, safety and health claims.

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

     Although the vitamin and nutritional supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and nutritional supplements, now have been statutorily affirmed as foods and not as drugs or food additives. Therefore, the regulation of dietary supplements is less restrictive than that imposed upon manufacturers and distributors of drugs or food additives. Unlike food additives and new drugs, which require regulatory approval of formulation safety and labeling and for drugs, efficacy prior to marketing, dietary supplement companies are authorized to make substantiated statements of nutritional support and to market manufacturer-substantiated-as-safe dietary supplement products without such FDA preclearances. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, product recalls and seizures, injunctions and criminal prosecutions.

THIRD-PARTY REIMBURSEMENT

     Third-party payors such as private insurance companies, self-insured employers, health maintenance organizations and governmental payors under Medicare and Medicaid programs are a source of reimbursement to users of blood glucose monitoring systems and related products, but there is no uniform policy on reimbursement among third-party payors. The Medicare program reimburses people with diabetes for one meter and for one box of 50 strips each month. In 1994, the Health Care Financing Administration (the "HCFA"), which sets rates for the Medicare program, reduced the maximum reimbursement rates for a box of 50 test strips from $63 to between $32 to $37, depending on the state in which the reimbursement is sought. Presently, the Office of the Inspector General of the U.S. Department of Heath and Human Services (the "OIG") is conducting a survey to determine more economical methods of providing blood glucose test strips to Medicare beneficiaries. Also, in January 1995, the HCFA set a special payment limit of $58.71 on personal blood glucose meters, down from a maximum $179 (the special payment limit is $66.95 in Alaska, Hawaii, Puerto Rico and the Virgin Islands). This payment limit may lead to increased pricing pressures among manufacturers of blood glucose meters and test strips. Frequent testers who currently receive reimbursement may seek alternative, lower-cost generic test strips that are currently on the market for use in photometric systems. The Company's business, financial condition and results of operations could be adversely affected by the continuing efforts of governmental and private payors to reduce the costs of healthcare by lowering reimbursement rates for its products, particularly test strips.

     As a provider of products that are reimbursed by Medicare, Medicaid and other third-party payors, the Company is subject to the anti-kickback provisions of the Medicare and Medicaid fraud and abuse laws and similar state laws. These laws prohibit the exchange of remuneration for referrals of services or products reimbursed by Medicare, Medicaid or other third-party payors. Violations of these prohibitions may result in civil and criminal penalties and exclusion from the Medicare and Medicaid programs. In a December 1992 study of discounts and rebates offered to consumers by the personal blood glucose monitoring industry, the OIG concluded that claims for reimbursements for these devices submitted to the Medicare program often did not reflect manufacturers' rebates. As a result, OIG recommended that HCFA take appropriate action, including implementing fee schedules, identifying and addressing abusive practices as well as recovering Medicare overpayments. The Company believes that it is in substantial compliance with the federal antikickback statute and related safe harbor regulations regarding the disclosure of discounts.

     Recent healthcare cost containment initiatives in the United States that have focused on reduction in reimbursement levels may affect the Company negatively. However, emphasis on preventive measures to reduce the overall costs to the healthcare system of complications from diabetes could lead to more frequent testing and use of the Company's test strips. The Company is unable to predict the outcome or the effect on its business of the current healthcare reform debate.

PRODUCT LIABILITY

     The testing, marketing and sale of human healthcare products entails an inherent risk of products liability claims and there can be no assurance that products liability claims will not be asserted against the Company. In addition, the marketing of the Nutritional Supplement Lines may cause the Company to be subjected to various product liability claims, including, among others, that the Nutritional Supplement Lines have

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

inadequate warnings concerning side effects and interactions with other substances. Although the Company maintains products liability insurance, there can be no assurance that products liability claims will not exceed such insurance coverage limits or that such insurance will be available in the future on commercially reasonable terms, if at all. See "Risk Factors -- Product Liability; Limited Insurance Coverage."

RESEARCH AND DEVELOPMENT


     The Company is focusing its research and development efforts primarily on the development of its diabetes products, including its electrochemical blood glucose monitoring system and generic test strips. In addition, the Company utilizes its in-house research and development resources to adapt its existing technologies and technologies it acquires from third parties into self-test formats, including formats addressing HIV, chlamydia and Strep-A. The Company also seeks to develop new technologies which it is not able to obtain from others. From time to time, the Company engages in co-development projects with third parties with respect to new diagnostic products the Company may want to market in the future. The Company may provide financial development assistance to such parties and may also utilize its own research and development resources to design certain portions of such products. The research and development department of the Company together with Orgenics employs 39 full-time researchers, including 23 Ph.D.s. Total research and development expenses for the years ended December 31, 1996, 1995 and 1994 were $6.6 million, $1.5 million and $584,000, respectively.


COMPETITION

  Selfcare

     Self-Test Products. Competition in the medical products industry in general, and in the consumer self-diagnostics sector in particular, is based primarily on product performance (including reliability and ease of use), price, acceptance by health professionals, patients and other consumers, marketing support, and distribution. The availability of patent protection and the ability to obtain FDA Clearance for marketing are also important competitive factors. In the women's health market, the Company believes that it has already developed a significant market penetration with its private label and branded pregnancy and LH tests. In the infectious diseases market, the Company believes that it has achieved an important degree of acceptance among professional and public health purchasers, and that the planned Orgenics Acquisition will enhance the Company's ability to expand its product offerings and distribution for this market. The Company believes that it can continue to compete effectively in these markets based on its planned product line expansions, supported by its research and development capabilities, its advanced manufacturing expertise, and its established distribution force. The Company believes that these assets will also enable it to compete effectively in the market for "generic" blood glucose test strips which can be used with other manufacturers' meters. The Company also believes that its exclusive distribution alliance with LifeScan and the proprietary technology incorporated in the New System will prove advantageous to the Company in competing in the market for self-test blood glucose monitoring systems.

     Notwithstanding these positive factors, however, the Company faces competition in all of its targeted markets from a large number of competitors, including major medical products companies such as Johnson & Johnson, Boehringer Mannheim, Bayer and MediSense (in the market for blood glucose monitoring systems), Johnson & Johnson, Carter-Wallace, Inc., Warner-Lambert Co., Unilever and many others (in the women's health self-test market), the Diagnostic Division of Abbott Laboratories ("Abbott Laboratories") and Johnson & Johnson (in the markets for professional and consumer tests for infectious diseases). In August, 1996, Abbott Laboratories acquired MediSense. Abbott Laboratories has far greater resources than those of the Company and, consequently, the Company believes that MediSense will be a substantially more significant competitor than it is currently. The Company also competes with numerous other smaller companies which compete directly with the Company's existing and planned products, such as ChemTrak and Quidel Corporation. Many of these competitors have substantially greater financial, technical and human resources than the Company.

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     If the Company is successful in developing and marketing generic test strips which are compatible with other manufacturers' electrochemical blood glucose monitoring systems, others may attempt to enter this market with similar products. In addition, the introduction of lower-priced generic test strips could lead the manufacturers of the systems with which such test strips are compatible to lower their own test strip prices, thereby reducing or eliminating the price advantage enjoyed by the generic test strip producers. On June 28, 1996, the Company obtained FDA Clearance for its first generic test strip, to be sold under the name "Excel" which is compatible with the ExacTech system sold by MediSense. The Company intends to commence marketing this product in the United States in the first half of 1997. Although the Company believes that its Excel generic test strip will be priced lower than the strips produced by MediSense for its ExacTech system and therefore will compete effectively with the MediSense product, there can be no assurance that MediSense will not institute price cuts and thereby reduce or eliminate any price advantage which the Company's product may enjoy. In addition, there can be no assurance that the Company will be able to maintain the quality of its products relative to those of its competitors or continue to develop and market new products effectively. See "Risk Factors -- Competition; Risk of Technological Obsolescence."

     The Company is also aware of several competitors, including Cygnus, Inc., Biocontrol Technology, Inc., Futrex Medical Instrumentation, Inc., Rio Grande Medical Technologies, Inc. and Integ, Inc., which are attempting to develop a non-invasive blood glucose monitoring technology. Non-invasive blood glucose monitoring involves methods for measuring blood glucose levels without the need to draw blood and, in certain proposed configurations, without the need to utilize disposable components, such as test strips. The Company believes that manufacturers are pursuing a number of different technological approaches to non-invasive blood glucose monitoring. These include near-infrared spectroscopy, which involves shining a beam of near-infrared light to penetrate the skin and determine the amount of glucose in the blood, and reverse iontophoresis, which utilizes a "patch" system to extract glucose through the skin for measurement by an external meter. In addition, the Company believes that several manufacturers are pursuing minimally invasive approaches to blood glucose monitoring, such as using a fine needle to withdraw a small sample of interstitial fluid which is analyzed by use of mid-infrared spectroscopy. Although the Company does not believe that any products utilizing such technologies will be available for several years, there can be no assurance that such products will not be developed sooner, and the development and successful introduction of any such products could have a material adverse effect on the Company's business, financial condition and results of operations.

     Nutritional Supplements. The market for the sale of vitamins and nutritional supplements is highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most companies are privately held and the Company is unable to precisely assess the size of such competitors. However, a number of the Company's competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than the Company and have greater financial resources. Notwithstanding the foregoing, the Company believes that it will be able to compete favorably with other vitamin and nutritional supplement companies because of the existing brand recognition and market penetration enjoyed by the Nutritional Supplement Lines and the Company's planned marketing strategy for these products. The Nutritional Supplement Lines face competition from a number of major multivitamin and mineral supplement manufacturers such as Lederle Consumer Health Products, a division of AHP, Nature's Bounty, Bayer, and Twinlab Corporation.

  Orgenics

     The Company anticipates that it will complete the Orgenics Acquisition upon completion of this offering. See " -- Strategic Transactions -- Orgenics Acquisition."

     The primary competitors for Orgenics' ImmunoComb line of products are standard, ELISA systems such as those produced by Organon, Inc., Pasteur Sanofi Diagnostics, Abbott Laboratories, Boehringher Mannheim and other diagnostic tests produced by Abbott Laboratories, Ortho Diagnostic Systems, Inc. and Hybritech, Inc. ELISA tests are generally used by high-volume batch processors such as blood banks and other centralized laboratories. In addition, there are other rapid testing systems, generally for HIV, based upon

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immunoconcentration, which can provide results in five to ten minutes. In contrast to ImmunoComb, an immunoassay-based test which can be used to simultaneously test multiple samples for multiple analytes, the immunoconcentration systems are single sample and mostly single analyte systems. Based on Orgenics' assertions, the Company believes that other characteristics of the immunoconcentration systems are that: (i) the single sample presentation results in production costs per test that are two to three times more expensive than those of ImmunoComb; and (ii) the procedure for each immunoconcentration test limits the number of tests that can be processed at one time resulting in less flexibility in the number of samples that can be processed at one time. The Company expects that Orgenics' DoubleCheck HIV test will be competitive with single-analyte immunoconcentration tests in speed, but will offer greater sensitivity at lower cost.

     In the field of DNA probe products, Orgenics competes with, among others, Molecular Biosystems, Inc., Abbott Laboratories, Roche Molecular Systems, a division of Hoffman La-Roche, Sanofi Diagnostics, Organon, Inc., Enzo Biochem, Inc., Gene-Trak Systems, Inc. and Gen-Probe, Incorporated. Several of Orgenics' competitors use a labeling technology in which precursors of DNA are labeled by either Biotin or a radioactive marker and incorporated into the DNA probe by an enzymatic reaction. The use of an enzymatic reaction requires highly-purified DNA material. It is difficult for most clinical laboratories to achieve high purification levels without highly-trained personnel. Orgenics' non-enzymatic Chemi-Probe labeling technology, which does not require highly-purified DNA, is not subject to these limitations. In addition, the Company believes that Orgenics' non-enzymatic, genetic assay GeneComb technology provides a simpler, more rapid assay than do competing detection systems which rely on enzyme immunoassay methodology.

EMPLOYEES

     As of December 1, 1996, the Company, not including Orgenics, had approximately 201 employees. Of the Company's total work force at that date, 23 employees were engaged in research and development activities, 24 were engaged in marketing and sales, 134 were devoted to production and distribution, and 20 were responsible for management and administration. Of the Company's 201 employees, 21 hold advanced science degrees. A significant number of the Company's management and professional employees have prior experience with other medical products or biotechnology companies. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

     As of December 1, 1996, Orgenics had 82 employees in Israel, of whom sixteen were employed in research and development, five in marketing and sales, 52 in production and nine in management and administration. Orgenics also employs an additional 22 employees in France, 11 of whom are engaged primarily in marketing and sales, three in production and eight in management and administration. As of December 1, 1996, Orgenics' Brazilian operation (55% majority owned) had 20 employees, eight of whom were in marketing and sales, and 12 in management and administration. Of Orgenics' 124 total employees, 18 held advanced degrees. Orgenics considers its relations with its employees to be good.

     Certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists Association) are applicable to Orgenics' Israeli employees by order of the Israeli Ministry of Labor. These provisions concern mainly the length of the work day, minimum daily wages for professional workers, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. Orgenics generally provides its employees with benefits and working conditions which exceed the required minimums. Furthermore, under the collective bargaining agreement, the wages of most of Orgenics' employees are linked to the Israeli consumer price index, although the extent of the linkage has been limited.

FACILITIES

     The Company's principal corporate administrative offices are housed in 10,000 square feet of leased space in Waltham, Massachusetts. The lease for this facility is for a three-year term with a Company option to extend for a two-year period and provides for monthly rent of $8,333. The Company also leases facilities in

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Brussels, Belgium for a marketing and sales office and for warehousing, and in
Munich, Germany for offices and warehouse space. The lease for the Company's facility in Belgium covers 80 square meters of space, provides for monthly rent of $800 and is terminable on three months notice. The lease for the Company's facility in Germany covers 380 square meters of space, provides for rent of $6,666 per month and is for a term ending May 31, 2000. The Company believes that its current facilities are adequate for its existing operations for the foreseeable future, although the Company anticipates expanding its U.S. facilities to accommodate repackaging and shipping new products.

     The Company's manufacturing facilities are located in the United Kingdom and Ireland. In December 1995, the Company began occupancy of a new 50,000 square foot manufacturing facility in Inverness, Scotland. The Inverness Facility was designed and constructed to Selfcare's specifications and includes areas for manufacture, warehousing, research and development, and administrative offices. The Company plans to produce diabetes products (including generic test strips and test strips for the New System and blood glucose test strips for distribution by Menarini) at the Inverness Facility. See "-- Strategic Transactions -- Inverness Facility." The Inverness Facility lease expires in 2015, with an option to purchase, and is rent-free through 1997. Cambridge Diagnostics is located in Galway, Ireland in a 40,000 square foot facility leased from the Industrial Development Agency of Ireland and a private developer under a lease which expires in 2022. The Galway Facility houses the central manufacturing, warehousing, research and development, and administrative functions of Cambridge Diagnostics, which is responsible for the development, production and distribution of the Company's infectious disease diagnostic products. In addition, pregnancy, ovulation prediction, birth control and other women's health self-test products for the European market are packaged at the Galway Facility. It is also a suitable location for the eventual manufacture of products for the diabetes and women's health markets.

     The FDA regulates companies that manufacture commercial medical devices and requires that such companies manufacture such devices in a properly designed environment. The Inverness Facility was designed and constructed, and the Galway Facility has been upgraded, with the intention of complying with the FDA's GMP regulations and requirements necessary for approvals and commercial sales within the United States. The Company is required to register these facilities with the FDA and to ensure that each meets GMP requirements prior to commercial sales in the United States. Each registered facility is required to submit to an FDA inspection no less frequently than every two years. The Company completed ISO 9002 regulation of the Galway Facility in August 1996 and intends to register the Inverness Facility with the FDA during 1997.

     Orgenics houses its executive offices, development and manufacturing in a leased facility of approximately 21,000 square feet in Yavne, Israel. The lease for this facility expires in 1999 and carries rent of approximately $17,000 per month. The facility includes a number of specialized features and equipment, including environmentally controlled areas, customized production equipment, and computerized systems for purchasing, inventory, and materials tracking. Orgenics also maintains small sales offices in Illkirch, France and Sao Paulo, Brazil. The lease for the French facility runs through June 1997 and carries monthly rent of approximately $5,955, which is linked to the French building cost index. The lease for the Brazilian office is for an indefinite term with monthly rent of approximately $856. Orgenics' management have informed the Company that they believe the existing facilities are adequate for Orgenics' present level of operations for the foreseeable future.

LEGAL PROCEEDINGS

     From time to time, the Company may be exposed to litigation arising out of its products and operations. See "Intellectual Property." The Company is not engaged in any legal proceedings which are expected individually or in the aggregate to have a material adverse effect on the Company's financial condition or results of operations.

     Pasteur Sanofi Diagnostics licensed the Pasteur HIV Technology to Cambridge Biotech and its affiliates, including Cambridge Affiliate, relating to patents and proprietary rights underlying the Company's HIV-related products. The licenses of the Pasteur HIV Technologies to Cambridge Biotech are non-exclusive and cover diagnostic test kits in finished form embodying the Pasteur HIV Technologies. The territorial scope of

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the licenses is worldwide, with the exception of exclusive rights which Pasteur
Sanofi Diagnostics asserted to have granted in the Pasteur HIV Technologies to Genetic Systems Corporation ("Genetic Systems") in the United States, Canada, Mexico, Australia, New Zealand and India (the "Excluded Countries"). However, the licenses provide that, to the extent that Pasteur Sanofi Diagnostics recovers the right to practice the patents underlying the Pasteur HIV Technologies in the Excluded Countries, Cambridge Biotech is entitled to non-exclusive rights in such technology in such countries. In 1990, Pasteur Sanofi Diagnostics acquired ownership of Genetic Systems, whereupon Cambridge Biotech commenced selling products incorporating the Pasteur HIV Technologies in the United States. These activities were challenged in a patent infringement lawsuit filed in bankruptcy court in March 1995 by Institut Pasteur, the minority stockholder of Pasteur Sanofi Diagnostics, and Genetic Systems. In September 1995, the bankruptcy court ruled in favor of Cambridge Biotech on this issue, and Institut Pasteur and Genetic Systems subsequently filed an appeal in district court. The date for the appeal hearing is unknown. If the bankruptcy court decision were reversed on appeal, the territories to which Cambridge Affiliate could sell HIV-related products would be limited and this could have a material adverse effect on the Company. See "Business -- Patent and Patents and Proprietary Rights."

     Pasteur Sanofi Diagnostics has notified Orgenics that as a result of Orgenics' use of certain peptides, Orgenics may be liable for infringement of certain patents held by Institut Pasteur, and under which Pasteur Sanofi Diagnostics holds an exclusive license. Orgenics has informed the Company that it is not aware of any other threatened litigation that would have a material adverse effect on Orgenics or its business.

     The Company has been involved in a dispute with Enviromed with respect to a joint venture agreement entered into between the Company and Enviromed in March 1994 and other agreements (collectively, the "Disputed Enviromed Agreements") entered into between the Company and Enviromed and its wholly-owned subsidiary Cranfield Biotechnology Ltd. ("Cranfield") and the issuance of shares of Common Stock to Enviromed in connection therewith. See "Certain Transactions." In connection with this dispute, the Company has informed Enviromed that, due to the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreements, it disputes Enviromed's ownership of the Common Stock held of record by Enviromed. On July 5, 1996, Enviromed filed suit against the Company and the representatives of the underwriters of the Initial Public Offering (the "IPO Representatives") in United States District Court for the Southern District of New York alleging breach of a registration rights agreement relating to the Common Stock held of record by Enviromed. Enviromed claimed that its rights under a registration rights agreement were breached in connection with the Initial Public Offering and requested damages, injunctive relief and a declaratory judgment that Enviromed is the lawful owner of the shares. The Company has filed counterclaims against Enviromed arising out of the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreements and is contesting Enviromed's claims vigorously. On October 18, 1996, the case was ordered transferred to the United States District Court for the District of Massachusetts. The Company is not able to estimate the amount of damages, if any, which might result from Enviromed's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company. The Company agreed to indemnify the IPO Representatives for any losses they might incur, including reasonable attorney's fees and expenses, as a result of the Enviromed lawsuit. On November 15, 1996, Enviromed filed a dismissal without prejudice of its claims against the IPO Representatives.

     Trinity Biotech plc ("Trinity") and Eastcourt Limited ("Eastcourt") have filed Schedule 13Ds with the Securities and Exchange Commission (the "Commission") stating that Enviromed sold the Common Stock held by it of record to Flambelle Limited ("Flambelle"), a wholly-owned subsidiary of Trinity, and Eastcourt, an entity owned 50% each by Enviromed and Flambelle, on August 28, 1996. On November 1, 1996, Enviromed announced that it had disposed of its holding of shares of Eastcourt to Flambelle for consideration of $1.25 million. In December 1996, Eastcourt filed a Schedule 13D/A and Flambelle filed a
Schedule 13D with the Commission.


     On February 12, 1997 Flambelle and Eastcourt commenced a lawsuit against the Company in the United States District Court for the District of Massachusetts, seeking a declaratory judgment that Flambelle and Eastcourt own the Common Stock held of record by Enviromed and damages for alleged breach of a registration rights agreement. The Company intends to contest Flambelle's and Eastcourt's claims vigorously.

The Company is not able to estimate the amount of damages, if any, which might result from Flambelle's and Eastcourt's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company.



     On January 17, 1997, at a meeting of the shareholders of Enviromed called at the request of Selfcare, the shareholders of Enviromed voted to remove the existing Board of Directors of Enviromed and to elect as directors four individuals nominated by Selfcare: Mr. Zwanziger, Mr. Anthony H. Hall (Selfcare's Chief Financial Officer), Dr. Paul Winson, and Mr. Clifford Passmore. Dr. Winson is serving as the Managing Director of Enviromed; Messrs. Zwanziger, Hall and Passmore are serving as non-executive directors. See "Business -- Strategic Acquisitions -- Acquisition of Shares of Enviromed." Neither Dr. Winson nor Mr. Passmore is affiliated with Selfcare. Selfcare is currently considering the possibility of providing a credit enhancement to enable Enviromed to secure additional borrowing capacity and, to this end, may determine to guaranty up to approximately $600,000 of Enviromed's bank debt. See "Business -- Strategic Transactions -- Acquisition of Shares of Enviromed."

                                   MANAGEMENT

EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES AND DIRECTORS

     The executive officers, significant employees and directors of the Company and their ages are as follows:


                 NAME                AGE                         POSITION
    -------------------------------  ---     ------------------------------------------------
    Executive Officers
    Ron Zwanziger..................  42      Chairman and Chief Executive Officer
    Anthony H. Hall................  52      Chief Financial Officer
    Kenneth D. Legg, Ph.D..........  53      Secretary and Vice President, U.S. Operations
    Richard A. Pinkowitz, Ph.D.....  52      Vice President, U.S. Sales and Marketing
    David Scott, Ph.D..............  39      Managing Director of Inverness Medical Limited
    Otto Wahl......................  48      Managing Director of Selfcare International GmbH

    Significant Employees
    Gilbert Daggett................  47      U.S. National Sales Manager
    Detlef Jantos..................  37      General Manager of Selfcare GmbH for Germany,
                                             Austria and Switzerland
    Jerry McAleer, Ph.D............  40      Director of Development, Inverness Medical
                                             Limited
    Piet Moerman, M.D..............  32      General Manager for the Benelux countries and
                                             France
    John O'Meara...................  41      General Manager of Cambridge Diagnostics Ireland
                                             Ltd.
    Diane M. Sullivan..............  41      Director of U.S. Marketing

    Other Directors
    Jonathan J. Fleming(2).........  39      Director
    Carol R. Goldberg(1)...........  66      Director
    John F. Levy...................  49      Director
    Edward B. Roberts, Ph.D.(2)....  60      Director
    Peter Townsend.................  62      Director
    Willard Lee Umphrey(1).........  55      Director


---------------

(1) Member of the Compensation Committee.
(2) Member of Audit Committee.

EXECUTIVE OFFICERS


     Ron Zwanziger, Chairman and Chief Executive Officer Mr. Zwanziger has served as Selfcare's Chairman and Chief Executive Officer of the Company since its inception. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company. He is a non-executive director of Enviromed, a medical products company.



     Anthony H. Hall, Chief Financial Officer Mr. Hall joined Cambridge Diagnostics as General Manager covering Africa, Asia, the Middle East and Europe in June 1992, prior to its acquisition by Selfcare. In the early part of 1994, Mr. Hall was appointed Vice President and General Manager of Cambridge Biotech's diagnostics business in the United States. Mr. Hall was appointed the Company's Chief Financial Officer in October 1995. From October 1995 to January 1997, Mr. Hall served as managing director of Cambridge Diagnostics. Prior to joining Cambridge Diagnostics, Mr. Hall was managing director of Neuroscience Limited, a medical instrumentation company, from 1983 to 1992. He is a non-executive director of Enviromed, a medical products company.


     Kenneth D. Legg, Ph.D., Secretary and Vice President, U.S. Operations Dr. Legg joined the Company as Secretary and Vice President in charge of U.S. Operations in November 1991. From 1987 to 1991, Dr. Legg was president of K.D. Legg and Associates, a firm specializing in technical issues in the areas of biomedical and scientific instrumentation, product development, and strategic planning.

     Richard A. Pinkowitz, Ph.D., Vice President U.S. Sales and Marketing Dr. Pinkowitz joined the Company as Vice President U.S. Sales and Marketing in June 1992. Before joining Selfcare, Dr. Pinkowitz was director of business development at MediSense from 1987 to 1992.

     David Scott, Ph.D., Managing Director, Inverness Medical Limited Dr. Scott has served as Managing Director of Inverness since June 1995. Prior to joining Selfcare in October 1993, Dr. Scott held several positions at MediSense UK, most recently as its managing director where he was responsible for managing product development, as well as the mass manufacture of its principal product, ExacTech.

     Otto Wahl, Managing Director, Selfcare International GmbH Mr. Wahl has been Managing Director of Selfcare International GmbH since November 1995. Prior to joining Selfcare, Mr. Wahl was the managing director for MediSense in Germany, Austria and Switzerland and area manager for Eastern Europe.

     Max Herzberg, Ph.D. It is contemplated that, upon the anticipated completion of the Orgenics Acquisition, Dr. Herzberg will be named an executive officer of the Company. See "Business -- Strategic Transactions -- Orgenics Acquisition." Dr. Herzberg, a founder of Orgenics, has served as chairman of the board and chief executive officer of Orgenics since 1983. Dr. Herzberg is also a director of OIH, Orgenics Takara Co. Ltd. and Biograde Ltd.

SIGNIFICANT EMPLOYEES

     Gilbert Daggett, U.S. National Sales Manager Mr. Daggett joined Selfcare in 1994 as U.S. National Sales Director. Mr. Daggett was eastern director of sales for LifeScan from 1983 to 1992.

     Detlef Jantos, General Manager of Selfcare GmbH for Germany, Austria, and Switzerland Mr. Jantos joined Selfcare as General Manager of Selfcare GmbH for Germany, Austria and Switzerland in 1995. Prior to joining Selfcare, Mr. Jantos was employed by MediSense as regional sales manager in 1989 and sales and marketing manager from 1990 to 1994.

     Jerry McAleer, Ph.D., Director of Development, Inverness Medical
Limited Dr. McAleer joined Selfcare as Director of Development of Inverness in 1995 and heads the development of the electrochemical glucose strips. Prior to joining Selfcare, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

     Piet Moerman, General Manager of Selfcare for the Benelux countries and France Dr. Moerman joined Selfcare as General Manager for the Benelux countries and France in 1994. Prior to joining the Company, Dr. Moerman held various positions at MediSense from October 1989 to April 1994, including product manager (Europe), business development manager and marketing manager (Europe-West).

     John O'Meara, General Manager, Cambridge Diagnostics Ireland Ltd. Mr. O'Meara joined Selfcare as General Manager of Cambridge Diagnostics in January 1997. Prior to joining Selfcare, Mr. O'Meara was director of manufacturing for Tambrands Ireland, a feminine hygiene products company.

     Diane M. Sullivan, Director of Marketing Ms. Sullivan has served as Director of Marketing since 1995. From 1991 to 1994, Ms. Sullivan was a consultant to the Company and other clients. She was marketing manager at MediSense from 1988 to 1991.

OTHER DIRECTORS

     Jonathan J. Fleming, Director Mr. Fleming has served on the Board of Directors of the Company since April 1995. Since 1987 he has been a partner of MVP Ventures, a venture capital firm based in Boston, Massachusetts. Mr. Fleming is also a founder and partner of Medica Investments, a venture capital firm based in Tel Aviv, Israel and Boston, Massachusetts. He is a director of Synaptic Pharmaceutical Corporation, a pharmaceutical company.

     Carol R. Goldberg, Director Ms. Goldberg has served on the Board of Directors of the Company since August 1992. Since December 1989, she has served as president of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a director of America Service Group, Inc., a managed healthcare company, of Barry's Jewelers, Inc. a jewelry product company, and of The Gillette Company.

     John F. Levy, Director Mr. Levy has served on the Board of Directors of the Company since August 1996. Since 1993 he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. He is a director of National Picture and Frame, Inc., a consumer products company.

     Edward B. Roberts, Ph.D., Director Dr. Roberts has served on the Board of Directors of the Company since April 1992. He is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he has been a faculty member since 1963. Dr. Roberts was co-founder and chairman of Pugh-Roberts Associates, an international management consulting firm specializing in strategic planning and technology management, now a division of PA Consulting Group. He co-founded and is a director of Medical Information Technology, Inc., a producer of hospital information systems, and is a director of Advanced Magnetics, Inc., a medical imaging company, and of Pegasystems Inc., a developer of customer service management software.

     Peter Townsend, Director Mr. Townsend has served on the Board of Directors of the Company since August 1996. He is the founder and a director of Festival of Britain 2000 Limited, a company organized to support early learning facilities for children. Mr. Townsend served as chief executive officer and a director of Enviromed, a medical products company, from 1991 to 1995.

     Willard Lee Umphrey, Director Mr. Umphrey has served on the Board of Directors of the Company since December 1991. He is a co-founder, and since 1985 has served as chairman of the Quantitative Group of Funds, an investment management company. He is also president of U.S. Boston Capital Corporation, a broker-dealer.

     Messrs. Zwanziger, Umphrey and Levy and Ms. Goldberg are among the limited partners of EN PLC, an entity formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. In addition, Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company. See "Certain Transactions -- Transactions with EN PLC Limited Partnership."

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board is comprised of two Class I Directors (Messrs. Zwanziger and Umphrey), two Class II Directors (Dr. Roberts and Ms. Goldberg) and three Class III Directors (Messrs. Fleming, Townsend and
Levy). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Director will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of the calendar years 1996, 1997 and 1998, respectively.

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers the Company's stock option plans. The Audit Committee reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants.

BOARD COMPENSATION

     Directors are not entitled to cash compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     Under the terms of the Company's Amended and Restated 1996 Stock Option and Grant Plan (the "1996 Plan"), an option to purchase up to 12,000 shares of Common Stock was granted to each non-employee director of the Company as of the date of the Initial Public Offering at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering and before November 4, 1996 received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. All options granted to non-employee directors will vest ratably over four years from the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the last three completed fiscal years for the Company's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1995 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Senior Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                ------------------------------------------------------
                                                      ANNUAL
                                                   COMPENSATION         SECURITIES
                                                -------------------     UNDERLYING        ALL OTHER
                                      YEAR       SALARY      BONUS       OPTIONS       COMPENSATION(1)
                                      ----      --------     ------     ----------     ---------------
Ron Zwanziger........................ 1996      $176,277     50,000        400,000              --
                                      1995       149,444         --      1,062,425         $14,850
                                      1994        86,374         --             --              --
Anthony H. Hall...................... 1996       129,996     20,000         45,000              --
                                      1995(2)     32,598         --         39,000              --
                                      1994(3)         --         --        117,000              --
Kenneth D. Legg, Ph.D................ 1996       111,055     20,000         45,000              --
                                      1995        97,074         --        186,446          11,550
                                      1994        68,339         --             --              --
Richard A. Pinkowitz, Ph.D........... 1996       108,788     20,000         15,000              --
                                      1995        94,986         --        173,446          11,550
                                      1994        75,640         --             --              --
Otto Wahl............................ 1996       207,600         --         30,000              --
                                      1995       162,306         --         45,500              --
                                      1994(3)         --         --         52,000              --

---------------

(1) These amounts represent the fair market value of shares of Common Stock or options to purchase Common Stock received in lieu of base salary during 1995.

(2) Mr. Hall was appointed the Company's Chief Financial Officer in October 1995. Prior to October 1995, Mr. Hall was the Managing Director of Cambridge Diagnostics and was not employed by the Company.

(3) Messrs. Hall and Wahl were not employed by the Company during 1994.

  Option Grants

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Senior Executives:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                  PERCENT OF
                                               NUMBER OF        TOTAL OPTIONS
                                              SECURITIES           GRANTED         EXERCISE
                                              UNDERLYING         TO EMPLOYEES        PRICE       EXPIRATION
                                            OPTIONS GRANTED     IN FISCAL YEAR     PER SHARE      DATE(1)
                                            ---------------     --------------     ---------     ----------
Ron Zwanziger.............................     400,000(2)            47.7%          $13.875        12/10/03
Anthony H. Hall...........................      15,000(3)             1.8%          $ 8.750         8/20/06
                                                30,000(4)             3.6%          $13.875        12/10/03
Kenneth D. Legg, Ph.D.....................      15,000(3)             1.8%          $ 8.750         8/20/06
                                                30,000(4)             3.6%          $13.875        12/10/03
Richard A. Pinkowitz, Ph.D................      15,000(4)             1.8%          $13.875        12/10/03
Otto Wahl.................................      15,000(3)             1.8%          $ 8.750         8/20/06
                                                15,000(4)             1.8%          $13.875        12/10/03


---------------

(1) Unless otherwise indicated, the expiration date of an option is the tenth anniversary of the date on which the option was originally granted. The exercisability of these options is accelerated upon the occurrence of a change in control (as defined in the 1996 Plan).

(2) This option vests following seven years of additional employment with the Company from the date of the grant. However, the option will vest in February 1999 if certain stock price goals are achieved within two years of the grant. In the event that such goals are not achieved, this option may fully vest on any subsequent anniversary of the date of grant if certain other stock price goals are met.

(3) These options are exercisable in four equal annual installments commencing on August 20, 1997.

(4) These options will become fully vested at the end of their seven-year term. These options contain certain performance goals, including goals based on the Company's budget, stock price, sales, product releases, financings and technology development, which, if substantially achieved, will cause the vesting of such options to be accelerated in accordance with a vesting schedule contained in the agreements evidencing the options.

* All options listed in the table above, except those granted to Messrs. Zwanziger and Wahl, are intended to qualify as incentive stock options under the Code.

  Year-End Option Values

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on December 31, 1996:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                   NUMBER OF              VALUE OF
                                                                    SHARES              UNEXERCISED
                                                                  UNDERLYING            IN-THE-MONEY
                                                                  OPTIONS AT             OPTIONS AT
                                    NUMBER                      FISCAL YEAR-END      FISCAL YEAR-END(1)
                                   OF SHARES                   -----------------     ------------------
                                   ACQUIRED        VALUE         EXERCISABLE/           EXERCISABLE/
              NAME                ON EXERCISE     REALIZED       UNEXERCISABLE         UNEXERCISABLE
--------------------------------  -----------     --------     -----------------     ------------------
Ron Zwanziger...................       --             --       1,062,425/400,000     $10,860,380/--
Anthony H. Hall.................       --             --       109,200/91,800        1,140,984/530,571
Kenneth D. Legg, Ph.D...........       --             --       121,446/110,000       1,234,382/603,475
Richard A. Pinkowitz, Ph.D......       --             --       264,446/80,000        2,880,377/545,350
Otto Wahl.......................       --             --       51,675/75,825         547,399/520,728

---------------

(1) Based on the fair market value of the Common Stock as of December 31, 1996 ($12.25 per share), the closing price of the Common Stock as reported on the AMEX on such date, less the option exercise price, multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with several of its executive officers.

     Under the terms of his employment agreement, dated October 15, 1991, Kenneth D. Legg, Ph.D. has been granted shares of Common Stock. The terms of Dr. Legg's employment agreement also contains a non-competition provision whereby Dr. Legg agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after termination of his employment.

     Under his employment agreement, dated June 15, 1992, Richard Pinkowitz, Ph.D., Vice President of Sales and Marketing, has been granted options to purchase shares of Common Stock. The terms of Dr. Pinkowitz's employment agreement also contain a non-competition provision whereby Dr. Pinkowitz agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after termination of his employment.

     Pursuant to the Service Contract Employment Agreement, dated November 13, 1994, and the supplemental agreement dated October 30, 1995, between Otto Wahl and Selfcare International GmbH ("Selfcare International"), a wholly-owned subsidiary of Selfcare, Mr. Wahl was appointed Vice President, Managing Director for Sales and Marketing of Selfcare International at a monthly salary of DM20,000 until February 9, 1996, and thereafter at an annual salary of DM240,000. Under the terms of his employment agreement, Mr. Wahl is also entitled to a car for business and personal use for which lease payments, insurance payments and maintenance costs are paid by Selfcare and a profit-linked bonus of at least DM40,000 after February 9, 1996. Under the terms of his employment agreement, Mr. Wahl has been granted options to purchase 52,000 shares of Common Stock. The terms of Mr. Wahl's employment agreement also contain a non-competition provision whereby Mr. Wahl agrees not to render any services to any company doing business in Selfcare's field of operation and not to engage in any business transaction within that field of operation or to acquire any direct or indirect interest in any company doing business in the Company's field of operation, unless the consent of Selfcare is obtained. Further, Mr. Wahl agrees not to hire any consultants or employees employed by Selfcare for a period of one year after termination of his employment with Selfcare. In consideration of the non-competition provision, Mr. Wahl would be paid one year of his salary after termination of his employment with Selfcare. Mr. Wahl's employment agreement terminates in April 1998.

EMPLOYEE BENEFIT PLANS


  Amended and Restated 1996 Stock Option and Grant Plan


     Plan Administration; Eligibility. The Company has authorized the issuance of up 1,000,000 shares of Common Stock under the 1996 Plan. The 1996 Plan may be administered by the Board of Directors or by an Option Committee appointed by the Board of Directors (in either case, the "Administrator").

     The Administrator has full power to select, from among the eligible participants, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1996 Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

     Persons eligible to participate in the 1996 Plan will be those employees and other key persons, such as directors and consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Independent Directors will also be eligible for certain awards under the 1996 Plan.

     Stock Options. The 1996 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code, as amended (the "Code"), and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. However, employees participating in the 1996 Plan may elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Common Stock on the date of grant.

     The term of each option will be fixed by the Administrator and may not exceed ten years from date of grant in the case of an Incentive Option. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 1996 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.

     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Administrator or, if the Administrator so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the Administrator, stock options granted under the 1996 Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain an equity interest in the Company without dilution.

     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

     Stock Options Granted to Independent Directors. Each non-employee director of the Company as of the date of the Initial Public Offering was granted an option to purchase up to 12,000 shares of Common Stock at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering and before November 4, 1996 received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. The exercise price of each such Non-Qualified Option will be the fair market value of the Common Stock on the date of grant. Each Non-Qualified Option granted to Independent Directors shall vest ratably over four years from the date of grant.

     Stock Appreciation Rights. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

     Restricted Stock. The Administrator may also award shares of Common Stock to officers, other employees and key persons subject to such conditions and restrictions as the Administrator may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Administrator. If the performance goals or other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

     Unrestricted Stock. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) which are free from any restrictions under the 1996 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

     Subject to the consent of the Administrator, an employee or key person of the Company may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

     An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his directors' fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by the Company. During the period of deferral, the deferred unrestricted stock would receive dividend equivalent rights.

     Performance Share Awards. The Administrator may also grant performance share awards to employees or other key persons of the Company or any subsidiary entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine ("Performance Share Award").

     Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1996 Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in

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the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Adjustments for Stock Dividends, Mergers, Etc. The Administrator will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Administrator, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1996 Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options.

     Change of Control Provisions. The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.


     On June 10, 1996, the Board of Directors granted options to purchase up to 50,000 and 25,000 shares of Common Stock, respectively, to Messrs. McAleer and Scott at an exercise price of $9.00 per share. On August 5, 1996, the Board of Directors granted options to purchase 12,000 shares of Common Stock to each of Messrs. Fleming, Roberts, Umphrey and Ms. Goldberg at an exercise price of $8.50 per share. On August 12, 1996, the Board of Directors granted options to purchase 12,000 shares of Common Stock to each of Messrs. Townsend and Levy at an exercise price of $8.75. On August 20, 1996, the Board of Directors granted options to purchase an aggregate of 55,000 shares of Common Stock to Messrs. Hall, Legg and Wahl and two other employees of the Company at an exercise price of $8.75. On December 10, 1996, the Company granted options to purchase an aggregate of 600,000 shares of Common Stock to Messrs. Zwanziger, Hall, Legg, Pinkowitz, Scott, Herzberg and Wahl and four other employees of the Company at an exercise price of $13.875. As of December 31, 1996, there were 161,608 shares of Common Stock available for issuance pursuant to options granted under the 1996 Plan.



  1994 Incentive and Non-Qualified Stock Option Plan


     In June 1996, the Company amended the 1994 Plan to provide that no additional stock options would be granted under such plan. As of January 1, 1997, options to purchase up to 3,004,105 shares of Common Stock remained outstanding under the 1994 Plan. The 1994 Plan will remain in place solely for purposes of administration of the options outstanding under such plan, and its terms are substantially similar to those described above with respect to the 1996 Plan as it relates to Incentive Options and Non-Qualified Options.


  1992 Stock Plan


     In June 1996, the Company amended its 1992 Stock Plan (the "1992 Plan") to provide that no additional stock options would be granted under such plan. As of January 1, 1997, options to purchase up to 382,239 shares of Common Stock remained outstanding under the 1992 Plan. The 1992 Plan will remain in place solely for purposes of administration of the options outstanding under such plan, and its terms are substantially similar to those described above with respect to the 1996 Plan as it relates to Incentive Options and Non-Qualified Options.


  Employee Stock Purchase Plan


     The Selfcare, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") provides an opportunity for eligible employees of the Company and its subsidiaries to purchase shares of Common Stock, at a discount,

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

through regular monthly payroll deductions of up to 10% of their regular pay. Subject to adjustment for stock splits, stock dividends and similar events, a maximum of 250,000 shares of Common Stock may be issued under the Stock Purchase Plan.

     The first offering under the Stock Purchase Plan began at the consummation of the Initial Public Offering and ends on December 31, 1996. Unless otherwise determined by the Board of Directors or the Compensation Committee, subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. The Board of Directors or the Compensation Committee may, in its discretion select a different offering period for any offering, provided the duration of the offering is not more than one year. Generally, all employees who are customarily employed for more than 20 hours per week and have been employed by the Company or a participating subsidiary for at least three months as of the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan. On January 1, 1997, the Company issued 10,508 shares of Common Stock to certain eligible employees for a discounted purchase price of $7.225 per share pursuant to the first offering under the Stock Purchase Plan.

     The maximum number of shares which may be purchased by a participating employee of the Company and its subsidiaries during an offering will be determined by the Board of Directors or the Compensation Committee on a uniform basis and generally will equal 1,000 shares. An employee may purchase shares under the Stock Purchase Plan by authorizing payroll deductions of up to 10% of his regular pay during this offering period. Unless the employee has previously withdrawn from the offering, his accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of this offering period, whichever is lower. For these purposes, the fair market value of the Common Stock on the first day of the initial offering period was deemed to be the price to the public on such date. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year (determined on the first day of the offering period(s) in which such stock is purchased); certain other tax limitations may apply.

     The Stock Purchase Plan will be administered by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee has the discretion to designate the subsidiaries of the Company whose employees are eligible to participate in the Stock Purchase Plan from time to time. The Board of Directors or the Compensation Committee may at any time amend the Stock Purchase Plan, subject to the approval of the Company's stockholders if and to the extent required to preserve the favorable tax treatment of participants, or discontinue the Stock Purchase Plan.

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee will not have income for federal income tax purposes at the start of an offering or upon receipt of shares of Common Stock at the end of an offering, but generally will recognize ordinary income, in addition to capital gain or loss, when the employee sells the shares. The Company generally will not be entitled to a tax deduction upon either the purchase or sale of shares issued under the Stock Purchase Plan if certain holding period requirements are met by participating employees.

TAX ASPECTS OF THE 1996 PLAN UNDER THE U.S. INTERNAL REVENUE CODE

     The following is a summary of the principal Federal income tax consequences of option grants under the 1996 Plan. It does not describe all Federal tax consequences under the 1996 Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

     Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period

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

requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements, the Company will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of
(x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

     Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

     An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS

     There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Company complies with applicable withholding rules. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

     Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

INDEMNIFICATION AND OTHER MATTERS

     The Company's Certificate of Incorporation contains a provision that generally eliminates the personal liability of its directors for breaches of their fiduciary duty. The By-laws of the Company further provide that the Company shall, to the fullest extent permissible under Delaware General Corporate Law, indemnify its directors and officers, and in the discretion of the Board of Directors, non-officer employees, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Company has obtained director and officer liability insurance with respect to liabilities arising out of certain matters, including matters arising under the federal securities laws.

     There is no pending litigation or proceeding involving any director or officer, employee or agent of the Company where indemnification will be required. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

PARACHUTE PAYMENTS

     The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in

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

whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payments (in addition to other taxes ordinarily payable).

LIMITATION ON COMPANY'S DEDUCTIONS

     As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1996 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1.0 million a year.

COMPENSATION COMMITTEE INTERLOCKS

     The current members of the Company's Compensation Committee are Mr. Umphrey and Ms. Goldberg. See "Certain Transactions."

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

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH U.S. BOSTON CAPITAL CORPORATION

     On December 29, 1993, Selfcare entered into a Technology Purchase and Sale Agreement and a Technology License and Development Agreement (the "Technology Agreements") with USB '93 Technology Associates Limited Partnership ("USB '93"). USB '93 is a limited partnership, the general partner of which is USB '93 Technology, Inc. ("USB, Inc."), a corporation whose president and chief executive officer is Willard Lee Umphrey, a Selfcare director. Under the terms of the Technology Agreements, USB '93 acquired certain ovulation prediction technology from Selfcare for a purchase price of $1.36 million (the "Purchase Price") payable in two installments, and Selfcare agreed to develop, market and distribute products developed from the technology and pay USB '93 license fees equal to 1.5% of Selfcare's gross sales and 22.5% of Selfcare's royalty income until such time as aggregate license fee payments totaled $6.0 million (the "Aggregate Royalties"). As additional consideration for the license, Selfcare issued warrants to purchase up to 438,750 shares of Common Stock at an exercise price of $1.54 per share to USB '93. Selfcare has the option of repurchasing the technology from USB '93 before payment of the Aggregate Royalties.


     In connection with Selfcare's financing of the acquisition of Cambridge Diagnostics, Cambridge Diagnostics entered into a Guarantee and Debenture, dated August 30, 1995, with USB, Inc. Pursuant to the Guarantee and Debenture, USB, Inc. became the guarantor of an aggregate of $3.0 million in notes issued by Selfcare to certain investors. In return for this guarantee, Cambridge Diagnostics granted USB, Inc. a security interest in its machinery, equipment, securities, goodwill and uncalled capital, patents, trademarks, patent applications, brand names, copyrights, any and all rights acquired by Cambridge Diagnostics as a licensee or sub-licensee, and all present and future benefit, right, title and interest in any and all moneys, payments and proceeds of insurance presently maintained or obtained in the future. As consideration for its services as placement agent for the Cambridge Diagnostics Notes, the Company issued an aggregate of 119,834 shares of Common Stock to U.S. Boston Capital Corporation ("U.S. Boston"), an entity owned by Willard Lee Umphrey, a director of the Company, and Mr. Leon Okurowski. Additionally, the Company issued 92,950 shares of Common Stock to Mr. Zwanziger for his personal guarantee of the Cambridge Diagnostics Notes.



     U.S. Boston, a broker-dealer, the president of which is Willard Lee Umphrey, a director and principal stockholder of the Company, participated in the Initial Public Offering as a member of the selling group. U.S. Boston sold 350,000 shares of Common Stock and received approximately $71,611 in selling fees in connection with the Initial Public Offering. U.S. Boston's participation in the Initial Public Offering was on the same terms as other members of the selling group. It is currently anticipated that U.S. Boston will also participate in this offering as a member of the selling group. U.S. Boston will participate on the same terms as other members of the selling group. See "Underwriting."


TRANSACTIONS WITH EN PLC LIMITED PARTNERSHIP

     In March, April, June, and September, 1994, the Company entered into a joint venture agreement with Enviromed and the other Disputed Enviromed Agreements for the purpose of distributing diabetes and women's health products in European Union countries and related purposes. The joint venture activities were to be conducted through a newly formed entity, Selfcare Europe Ltd. ("SCE"), in which the Company and Enviromed each held 50% equity interests, but for which the Company had management responsibility. The capital requirements of SCE were to be funded 75% by Enviromed and 25% by Selfcare, in accordance with the SCE business plan. In connection with the formation of SCE, SCE entered into certain distributorship agreements with Selfcare and affiliates of Enviromed, and Enviromed acquired 593,528 shares of Common Stock in consideration for Enviromed entering into the joint venture agreement and payment of certain cash consideration. See "Shares Eligible for Future Sale." In June 1995, Selfcare notified Enviromed that Enviromed was in breach of its obligations under the joint venture agreement to make payments to fund SCE's capital needs. In July 1995, Selfcare notified Enviromed that, as a result of Enviromed's failure to cure this breach, Enviromed's shares in SCE were deemed to be transferred to Selfcare pursuant to the terms of SCE's charter and the joint venture agreement. For its part, Enviromed informed Selfcare that it denied Selfcare's claims of breach, and claimed that Selfcare was in breach of the joint venture agreement in several

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

respects. SCE is currently classified as a wholly owned subsidiary in the Company's financial statements. See Note 2 to the Consolidated Financial Statements. In April 1995, Mr. Zwanziger resigned as a director of Enviromed and his counterpart at Enviromed resigned as a director of the Company. The Company does not consider SCE to be material to its business or operations.


     In October 1995, EN PLC was formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company. Mr. Zwanziger, Ms. Goldberg and Mr. Umphrey, directors of the Company, are among EN PLC's limited partners. Prior to the time that EN PLC commenced its acquisition of Enviromed shares, Selfcare's Board of Directors (including two directors with no interest in EN PLC) determined unanimously that Selfcare lacked the capital resources needed to acquire a significant stake in Enviromed, and that Mr. Zwanziger and the investor group should be encouraged to proceed independently. In October 1996, the Company entered into the EN PLC Agreement pursuant to which the Company purchased 7,961,386 shares of Enviromed held by EN PLC for approximately $3.8 million. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement. Each note bears interest at the annual rate of the Bank of Boston prime rate plus 1.5 percent, payable quarterly over the two-year term of the note. The principal amount of the $1.0 million promissory note is payable in eight quarterly installments commencing in January 1997; the first four installments are $85,897 each and the second four installments are $171,794 each. Approximately $1.4 million of the principal amount of the $2.8 million promissory note is payable in January 1998, followed by three equal quarterly installments of the remaining principal. In consideration of the amendment, the Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of Common Stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002. See "Business -- Strategic Transactions -- Acquisition of Enviromed Shares."


     On July 5, 1996, Enviromed filed suit against the Company and the IPO Representatives in United States District Court for the Southern District of New York alleging breach of a registration rights agreement relating to the Common Stock held of record by Enviromed. See "Business -- Legal Proceedings," and "Shares Eligible for Future Sale." Enviromed claimed that its rights under a registration rights agreement were breached in connection with the Initial Public Offering and requested damages, injunctive relief and a declaratory judgment that Enviromed is the lawful owner of the shares. The Company has filed counterclaims against Enviromed arising out of the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreements and is contesting Enviromed's claims vigorously. On October 18, 1996, the case was ordered transferred to the United States District Court for the District of Massachusetts. The Company is not able to estimate the amount of damages, if any, which might result from Enviromed's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company. The Company agreed to indemnify the IPO Representatives for any losses they might incur, including reasonable attorney's fees and expenses, as a result of the Enviromed lawsuit. On November 15, 1996, Enviromed filed a dismissal without prejudice of its claims against the IPO Representatives.


     Trinity and Eastcourt have filed Schedule 13Ds with the Commission stating that Enviromed sold the Common Stock held by it of record to Flambelle, a wholly-owned subsidiary of Trinity, and Eastcourt, an entity owned 50% each by Enviromed and Flambelle, on August 28, 1996. On November 1, 1996, Enviromed announced that it had disposed of its holding of shares of Eastcourt to Flambelle for consideration of $1.25 million. In December 1996, Eastcourt filed a Schedule 13D/A and Flambelle filed a Schedule 13D with the Commission.



     On February 12, 1997 Flambelle and Eastcourt commenced a lawsuit against the Company in the United States District Court for the District of Massachusetts, seeking a declaratory judgment that Flambelle and Eastcourt own the Common Stock held of record by Enviromed and damages for alleged breach of a registration rights agreement. The Company intends to contest Flambelle's and Eastcourt's claims vigorously. The Company is not able to estimate the amount of damages, if any, which might result from Flambelle's and

Eastcourt's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company.



     On January 17, 1997, at a meeting of the shareholders of Enviromed called at the request of Selfcare, the shareholders of Enviromed voted to remove the existing Board of Directors of Enviromed and to elect as directors four individuals nominated by Selfcare: Mr. Zwanziger, Mr. Anthony H. Hall (Selfcare's Chief Financial Officer), Dr. Paul Winson, and Mr. Clifford Passmore. Dr. Winson is serving as the Managing Director of Enviromed; Messrs. Zwanziger, Hall and Passmore are serving as non-executive directors. Neither Dr. Winson nor Mr. Passmore is affiliated with Selfcare. See "Business -- Strategic Acquisitions -- Acquisition of Shares of Enviromed."


TRANSACTIONS WITH MVP PARTNERS

     Medica Israel and Medica U.S., two investment partnerships, participated in one-half of the Company's initial $1.0 million investment in Orgenics. On April 25, 1996, the Company exercised its right to acquire Medica's participation, pursuant to which the Company issued 118,534 and 16,887 shares of Common Stock to Medica Israel and Medica U.S. respectively. See "Business -- Strategic Transactions -- Orgenics Acquisition." In October 1996, Selfcare Holdings, Ltd, an Israeli company owned by Medica Israel, purchased 500 Series A Preferred Shares for $500,000. See "Description of Capital Stock -- Issued and Outstanding Capital Stock -- Series A Convertible Preferred Stock." Jonathan Fleming, a director of the Company, is a partner of MVP Ventures, which serves as the general partner of both Medica Israel and Medica U.S.

CAMBRIDGE DIAGNOSTICS TRANSACTIONS

     In connection with the financing of the Cambridge Diagnostics Acquisition, Messrs. Zwanziger, Umphrey, Scott and Levy purchased $225,000, $400,000, $50,000 and $150,000 respectively, of the Cambridge Diagnostics Notes. Each also received his pro rata interest in the Cambridge Diagnostics Warrants. The Company plans to repay certain Cambridge Diagnostics Notes on or about December 31, 1996, and Messrs. Zwanziger, Umphrey, Scott and Levy, at that time, will be entitled to receive 85,696, 152,350, 19,044 and 57,132 shares of Common Stock underlying the Cambridge Diagnostics Warrants held by such individuals, respectively.

     In addition, in order for the Company to obtain approval for listing of the Common Stock on the AMEX, the Company, in July 1996, entered into agreements with certain holders of Cambridge Diagnostics Notes with an aggregate principal amount of $2.75 million. Pursuant to such agreements, the principal amount of the notes were to be automatically converted into shares of Common Stock, at the lesser of the market value of the Common Stock at the time of the conversion or the Initial Public Offering price, if the Company's stockholders' equity as of November 30, 1996 were determined to be less than $4.0 million. As consideration for the foregoing, the Company agreed to pay to each holder who agreed to these terms additional cash consideration in an amount equal to 5.0% of the principal amount of the Cambridge Diagnostics Notes held by such holder. The Company stockholders' equity as of November 30, 1996 exceeded $4.0 million. As a result, the Company became obligated to repay such notes on or about December 31, 1996. In December 1996, the Company entered into the First Extension Agreements with holders of substantially all of the Cambridge Diagnostics Notes pursuant to which such holders agreed to defer repayment of the principal amount of their notes until January 15, 1998. In consideration of such deferral, the Company agreed to issue warrants to purchase an aggregate of 54,545 shares of Common Stock to such holders, exercisable at any time within the next five years and at an exercise price of $12.875 per share.

     The number of shares of Common Stock issuable pursuant to the Cambridge Diagnostics Warrants is equal to 69% of the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the Cambridge Diagnostics Notes, divided by $32.87. Based on this formula and Cambridge Diagnostics' net sales for fiscal year 1995, had the Cambridge Diagnostics Notes been repaid on December 31, 1996, all of the Cambridge Diagnostics Warrants would have become exercisable for an aggregate of 1,142,635 shares of Common Stock. Pursuant to the First Extension Agreements, such holders agreed that their Cambridge Diagnostics Warrants would become exercisable as if the Cambridge Diagnostics Notes had been repaid on

December 31, 1996. As a result, the number of shares of Common Stock issuable pursuant to such Cambridge Diagnostic Warrants will be based on the net sales of Cambridge Diagnostics in 1995. On December 31, 1996, the holders of $2.6 million in principal amount of the Cambridge Diagnostics Notes, including substantially all of the holders who were subject to the First Extension Agreements, entered into the Second Extension Agreements to terminate and cancel their Cambridge Diagnostics Warrants, in exchange for which the Company agreed to transfer to such holders, for no additional consideration, an aggregate of 990,050 shares of Common Stock on the earlier of January 15, 2000 or the occurrence of a change in control (as defined in the Second Extension Agreements) of the Company. Of the holders of the remaining $400,000 in principal amount of the Cambridge Diagnostics Notes, the holders of $375,000 in principal amount of such notes remain parties to the First Extension Agreements. See "Business -- Strategic Transactions -- Cambridge Diagnostics Acquisition."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1997 by (i) each person or entity known by the Company to own beneficially more than five percent of the Common Stock, (ii) each Director of the Company, (iii) each of the Senior Executives, and (iv) all directors and executive officers as a group. The percentage ownership calculations set forth below do not give effect to the issuance of any shares of Common Stock which may be issued in connection with the Orgenics Acquisition.



                                                                                     PERCENTAGE OF
                                                                                   OUTSTANDING SHARES
                                                                                 BENEFICIALLY OWNED(2)
                 NAME AND ADDRESS OF                    NUMBER OF SHARES    --------------------------------
                 BENEFICIAL OWNER(1)                   BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
-----------------------------------------------------  ------------------   ---------------   --------------
5% Stockholders
Flambelle Limited(3)                                          389,311             6.4%             4.8%
  15/16 Fitzwilliam Place
  Dublin 2
  Republic of Ireland
Eastcourt Limited(3)                                          389,311              6.4              4.8
  Chichester House
  278-282 High Holborn
  London, UK WC17 7HA
Ron Zwanziger Family Trust                                    669,500(4)          10.6              8.0
Directors and Senior Executives
Ron Zwanziger                                               1,591,627(5)          22.4             17.5
Kenneth D. Legg, Ph.D.                                        316,446(6)           5.1              3.9
Richard A. Pinkowitz, Ph.D.                                   283,673(7)           4.5              3.4
David Scott, Ph.D.                                            323,153(8)           5.1              3.9
Otto Wahl                                                      54,275(9)             *                *
Jonathan J. Fleming                                           149,205(10)          2.5              1.9
Carol R. Goldberg                                              92,989(11)          1.5              1.2
Edward B. Roberts, Ph.D.                                       74,913(12)          1.2                *
Willard Lee Umphrey                                           851,876(13)         13.1             10.0
Anthony H. Hall                                               116,607(14)          1.9              1.4
John F. Levy                                                   93,732              1.6              1.2
Peter Townsend                                                  9,750(15)            *                *
All Directors and Executive Officers as a group (12
  persons)                                                  3,958,246             46.3             37.5


---------------

* Less than 1%

 (1) Unless otherwise noted, the address of the listed persons or entities is c/o Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts 02154.

 (2) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days of the date of this Prospectus, but excludes shares of Common Stock underlying options or warrants held by any other person.

 (3) Based solely on Schedule 13Ds filed by Eastcourt and Flambelle with the Commission in December 1996. The shares of Common Stock reported in said
     Schedule 13Ds were purportedly transferred to Eastcourt and Flambelle by Enviromed. The Company has disputed, and continues to dispute, Enviromed's, and its purported transferees' (including Eastcourt and Flambelle), alleged ownership of the shares. See "Business -- Legal Proceedings" and "Certain Transactions."

 (4) Includes a warrant to purchase up to 279,500 shares of Common Stock which is currently exercisable.

 (5) Includes options and warrants to purchase up to 1,062,425 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus. Does not include 841,273 shares of Common Stock held by other stockholders of the Company who, together with Mr. Zwanziger, are parties to a voting agreement, pursuant to which such parties have agreed to vote all shares held by them in accordance with the recommendation of the Company's Board of Directors, through December 31, 1997.

 (6) Includes options to purchase up to 121,446 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.

 (7) Includes options to purchase up to 179,946 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.

 >(8) Includes options to purchase up to 253,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.

 (9) Represents options to purchase up to 54,275 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.


 (10) Includes options to purchase up to 13,784 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes an aggregate of 135,421 shares of Common Stock owned by Medica Israel and Medica U.S., two investment limited partnerships. MVP Ventures, of which Mr. Fleming is a partner, is a general partner of each of Medica Israel and Medica U.S. Mr. Fleming disclaims beneficial ownership of the 135,421 shares of Common Stock owned by Medica Israel and Medica U.S.


(11) Includes options and warrants to purchase up to 43,816 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.

(12) Includes options and warrants to purchase up to 38,669 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes 34,229 shares of Common Stock and a warrant to purchase up to 2,015 shares of Common Stock held by the Roberts Family Trust, of which Mr. Roberts is a trustee.


(13) Includes options and warrants to purchase up to 481,987 shares of Common Stock beneficially owned by Mr. Umphrey which are currently exercisable or exercisable within 60 days of the date of this Prospectus. Of that amount, Mr. Umphrey disclaims beneficial ownership of a warrant to purchase up to 234,000 shares of Common Stock held by USB Technology '93 Associates, L.P. and a warrant to purchase up to 68,250 shares of Common Stock held by Leon Okurowski, an affiliate of U.S. Boston Capital Corporation. In addition, Mr. Umphrey also disclaims beneficial ownership of a warrant to purchase up to 2,272 shares of Common Stock held by a retirement account for the benefit of Leon Okurowski, of which Mr. Umphrey is a trustee. Mr. Umphrey also disclaims beneficial ownership of an additional 70,778 shares of Common Stock held by such retirement account.


(14) Represents options to purchase up to 113,100 shares of Common Stock which are currently exercisable or exercisable within 60 days of this Prospectus.

(15) Includes options to purchase up to 9,750 shares of Common Stock which are currently exercisable or exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 40,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Board of Directors (the "Preferred Stock"), of which 4,990,000 shares remained undesignated as of January 1, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Certificate of Incorporation and By-laws have been adopted by the stockholders and the Board of Directors of the Company.

     Common Stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

     There are no redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of this offering, fully paid and non-assessable.

     The By-laws provide, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of Preferred Stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term, except with respect to the initial term of each class of directors which shall be for the period described under "Management -- Board of Directors." Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director, whom the holders of any such stock had the right to elect, any director of the Company may be removed from office only for cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

     Warrants and Rights to Receive Stock. As of January 1, 1997, a total of 2,104,381 shares of Common Stock were issuable upon exercise of outstanding warrants at exercise prices ranging from $0 to $2.53 per share. Such warrants, unless exercised after January 1, 1997, will remain outstanding after the closing of this offering. For a description of certain of these warrants, see "Certain Transactions."

     Undesignated Preferred Stock. The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 4,990,000 shares of currently undesignated Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate of Incorporation. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

     Series A Convertible Preferred Stock. In October 1996, the Board of Directors adopted a resolution authorizing 10,000 shares of Series A Convertible Preferred Stock, par value $.001 per share ("Series A

Preferred Shares"). The Company subsequently sold 5,500 Series A Preferred Shares at a price of $1,000 per share to certain non-U.S. investors; the net proceeds to the Company after commissions and expenses were approximately $5.2 million.

     The holders of the Series A Preferred Shares are generally entitled to receive cumulative quarterly dividends payable in cash at the rate of 6% per year provided, however, that the dividends shall cease to accrue if the closing bid price of the Common Stock on the AMEX for any 30 consecutive calendar days is equal to or greater than $20 per share. No dividends or other distributions are to be paid in respect of the Common Stock if the dividends on the Series A Preferred Shares are in arrears.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares are entitled to receive, for each share of Series A Preferred Shares, prior to and in preference to any distribution of assets or surplus funds of the Company to any holder of Common Stock, an amount equal to the sum of $1,000 plus any unpaid dividends per share to which they are entitled.


     The investors in the Series A Preferred Shares are entitled, pursuant to their subscription agreements with the Company, to convert their Series A Preferred Shares into shares of Common Stock. The Series A Preferred Shares are convertible in five equal installments over a 120-day period, with the initial one-fifth having become convertible on December 14, 1996 and the last one-fifth becoming convertible on April 13, 1997. The Series A Preferred Shares are generally convertible at a discount of 14.5% from the average closing bid price of the Common Stock for the five trading days prior to their conversion subject to the following: (i) the maximum conversion price is $20.00 per share and (ii) if the conversion price would otherwise be $12.00 per share or less, it shall instead be $12.00 per share; provided, however, if the average closing bid price is less than $12.00 per share, then the conversion price shall be equal to such price but in no event less than $8.75 per share. Any Series A Preferred Shares not previously converted will automatically convert into shares of Common Stock on October 15, 1998 at the closing bid price on such date. In December 1996 and February 1997, the Company issued an aggregate of 51,741 shares of Common Stock to a holder of Series A Preferred Shares who elected to convert 600 Series A Preferred Shares into Common Stock.


     The Series A Preferred Shares do not have any voting rights, except as may be required by law.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     General. A number of provisions of the Certificate of Incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited.

     The Certificate of Incorporation provides for the Board of Directors to be divided into three classes, as nearly equal in size as possible, of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate of Incorporation provides that stockholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Stock of the Company. This provision, when coupled with the provision of the Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. These provisions, together with the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. In addition, these provisions could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the

Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an anti-takeover effect.

     Meetings of Stockholders. The Company's By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Company's By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Company's By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

     No Stockholder Action by Written Consent. The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

     Indemnification and Limitation of Liability. The By-laws of the Company provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a Director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company believes that this provision will assist the Company in attracting and retaining qualified individuals to serve as directors.

     Amendment of the Certificate of Incorporation. The Certificate of Incorporation provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided however, that the affirmative vote of two-thirds of the total votes eligible to be cast by holders of voting stock, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions relating to the establishment of the Board of Directors and amendments to the Certificate of Incorporation.

     Amendment of By-laws. The Certificate of Incorporation provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate of Incorporation nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, and without giving effect to the issuance of any shares of Common Stock which may be issued in connection with the Orgenics Acquisition, there will be 8,072,934 shares of Common Stock of the Company outstanding (exclusive of 6,479,592 shares underlying options, warrants and rights to receive shares of Common Stock outstanding as of the date of this Prospectus). Of these outstanding shares, the 2,000,000 shares of Common Stock being sold in this offering and the 1,495,000 shares sold in the Initial Public Offering will be immediately eligible for resale in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act") by persons other than "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"). In addition, in October 1996 the Company sold 5,500 Series A Preferred Shares to certain non-U.S. investors. The holders of such shares, among other things, are entitled to convert their Series A Preferred Shares into shares of Common Stock in five equal installments over a 120-day period beginning in December 1996. Series A Preferred Shares are generally convertible at a discount of 14.5% from the average closing bid price per share of the Common Stock for the five trading days prior to their conversion. See "Description of Capital Stock -- Authorized and Outstanding Capital Stock." Upon the election of a holder of Series A Preferred Shares, the Company issued in December 1996 and February 1997 an aggregate of 51,741 shares of Common Stock, all of which are freely tradeable without restriction or registration. Upon conversion of the remaining 4,900 Series A Preferred Shares into shares of Common Stock, assuming an average market price of $12.45 per share, (based on the closing price of the Common Stock on the AMEX on the five trading days between February 5 and February 11,
1997) resulting in a conversion price of $12.00 per share, an additional 416,120 shares of Common Stock will be freely tradeable without restriction or registration under the Securities Act. In addition, between November 1996 and February 1997, the Company issued an aggregate of 146,215 shares of Common Stock in connection with exercises of employee stock options and purchases under the Stock Purchase Plan, all of which have been registered and are freely tradeable. The remaining 4,379,978 shares of Common Stock (the "Restricted Shares") held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Approximately 3,243,331 additional shares of Common Stock (exclusive of approximately 3,648,338 shares covered by options and warrants exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance with applicable provisions of Rule 144, and the lock-up agreements described below. The remaining 1,136,647 shares of Common Stock will have been held for less than two years and will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied.



     In general, under Rule 144 as currently in effect, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 80,729 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

     The Company's executive officers, directors and certain stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for Common Stock), with certain limited exceptions, for a period of 120 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives.

     On November 5, 1996, the Company filed a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1992 Plan, the 1994 Plan and the 1996 Plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the lock-up agreements noted above. On December 13, 1996, the Company filed a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Company's Employee Stock Purchase Plan.

     The Company has granted certain registration rights with respect to shares of its Common Stock which are currently outstanding or which are issuable in the future, pursuant to which the Company may in the future be required to prepare and file registration statements covering the sale of such shares under the Securities Act. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling expenses relating to the filing of such registration statements, are payable by the Company.

     Pursuant to a Registration Rights Agreement dated as of March 8, 1994, the Company granted registration rights with respect to 593,528 shares of Common Stock sold to Enviromed and with respect to 438,750 shares of Common Stock that may be purchased by USB '93 pursuant to the exercise of certain warrants which had previously been granted to USB '93 (the "Enviromed/USB '93 Shares"). Under the Registration Rights Agreement, the holders of 66 2/3% of the then outstanding Enviromed/USB '93 Shares have the right to demand, on one occasion, that the Company file a registration statement covering sales of such shares. In addition, if the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, the holders of Enviromed/USB '93 Shares are entitled to notice of such registration and to include their shares in such registration, subject to the right of the underwriters participating in the offering to limit the number of shares included in such registration and certain other conditions. In connection with the Initial Public Offering, Enviromed filed a lawsuit against the Company and the IPO Representatives which alleges, among other things, that the Company breached this Registration Rights Agreement with respect to Enviromed. On November 15, 1996, Enviromed filed a dismissal without prejudice of its claims against the IPO Representatives. See "Business -- Legal Proceedings."

     The Company has granted certain registration rights with respect to the shares of Common Stock issuable pursuant to the Option Agreements between the Company and certain direct and indirect holders of Orgenics' ordinary shares. See "Business -- Strategic Transactions -- Orgenics Acquisition." During the three- year period following the issuance of any of the shares of Common Stock issued pursuant to the Option Agreements (the "Registrable Shares") any former Orgenics stockholders who hold at least 25% of the Registrable Shares may request that all or part of the Registrable Shares held by them be registered for sale under the Securities Act (a "Demand Registration"). The Company is required to notify other former Orgenics stockholders having similar registration rights of this request and to provide them with the opportunity to be included in the Demand Registration. A Demand Registration request may not be made more often than once in any 12-month period, and, in the case of any such request made prior to the first anniversary of the closing of a Qualified Offering, the Company is entitled to limit the total amount of Registrable Shares to an amount having a value (based on the market value of the Common Stock on the date on which registration was requested) which is equal to 30% of the combined gross proceeds of this offering and a subsequent public offering which is a Qualified Offering. The Company is required to use all commercially reasonable efforts to effect a Demand Registration within 120 days after it is made. The former Orgenics stockholders are also entitled to certain "piggy-back" registration rights with respect to the Registrable Shares following a Qualified Offering. If the Company proposes to effect certain registrations of its securities under the Securities Act, the holders of the Registrable Shares are entitled to notice of such registration and to include their shares of Common Stock in such registration, subject to the right of an underwriter for the offering to limit the number of shares included in such registration. In addition, the Company is required to use all commercially reasonable efforts to effect the registration under the Securities Act of any Registrable Shares which have not previously been registered and which are outstanding on August 7, 1997, and any Registrable Shares which are issued after such date pursuant to exercises of put options which are made within 30 days of such date. See "Business -- Strategic Transactions -- Orgenics Acquisition."

     Pursuant to certain subscription agreements entered into with those certain non-U.S. investors (the "Preferred Investors") who purchased 5,500 Series A Preferred Shares, upon a breach of any warranties in such agreements by the Company, the Company is obligated, at the written request of any Preferred Investor prior to October 1997, to register shares of Common Stock issuable upon the conversion of such investor's Series A Preferred Shares) as promptly as practicable. The registration statement shall remain effective for a period of 60 days and may include shares of Common Stock of other Preferred Investors. If the Company fails to effect the registration of such Common Stock within 90 days after the date of filing the registration statement, the Company will be obligated to pay to such Preferred Investor $100,000 as liquidated damages, provided that the aggregate amount of liquidated damages to all Preferred Investors shall not exceed $400,000.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc., Dillon, Read & Co. Inc. and A.G. Edwards & Sons, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                            NUMBER OF
                                   UNDERWRITERS                              SHARES
        ------------------------------------------------------------------  ---------
        Lehman Brothers Inc. .............................................
        Dillon, Read & Co. Inc. ..........................................
        A.G. Edwards & Sons, Inc. ........................................
                                                                            ---------
                  Total...................................................  2,000,000
                                                                            =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page hereof, and to certain dealers at such public offering price
less a selling concession not in excess of $          per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain other Underwriters or to certain other brokers or dealers. After the offering to the public, the offering price and other selling terms may be changed by the Representatives.

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission and that there has been no material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

     The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Representatives for any losses they may incur, including attorneys' fees and expenses, arising out of a potential dispute with certain stockholders. See "Business -- Legal Proceedings."

     The Company has granted to the Underwriters an option to purchase up to an additional 300,000 shares of Common Stock, exercisable solely to cover over-allotments, at the public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.


     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     The Company and its directors, executive officers and certain stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for Common Stock), with certain limited exceptions, for a period of 120 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives.

     It is currently anticipated that U.S. Boston, a broker-dealer, the president of which is Willard Lee Umphrey, a director and principal stockholder of the Company, will participate in this offering as a member of the selling group. U.S. Boston will participate on the same terms as other members of the selling group. As a result of the foregoing, this offering is subject to the provisions of Rule 2720 of the Conduct Rules of the NASD. Accordingly, the underwriting arrangements for the offering will conform with the requirements set forth in Rule 2720. In particular, the public offering price of the Common Stock can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Lehman Brothers Inc. will serve in such capacity and will recommend the public offering price in compliance with the requirements of Rule 2720. Lehman Brothers Inc., in its role as qualified independent underwriter, has participated in due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. The president of a professional corporation which is a partner in the firm of Goodwin, Procter & Hoar LLP beneficially owns an aggregate of approximately 40,664 shares of Common Stock and warrants to purchase up to 5,278 shares of Common Stock at an exercise price of $2.53 per share.

                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the statements of the Nutritional Supplement Lines as of November 30, 1996 and the years ended November 30, 1995 and 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated financial statements of Orgenics at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 and as of September 30, 1996 and the nine months then ended, appearing in this Prospectus and Registration Statement have been audited by Kost Levary and Forer, Certified Public Accountants (Israel), a member of Ernst & Young International, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information regarding registrants that file such material electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Company's Common Stock is listed on the American Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form SB-2 under the Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities at the addresses set forth above, and are also publicly available through the Commission's web site (http://www.sec.gov).

                        SELFCARE, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
SELFCARE, INC. AND SUBSIDIARIES:
     Report of Independent Public Accountants.........................................   F-2
     Consolidated Balance Sheets as of December 31, 1995 and 1996.....................   F-3
     Consolidated Statements of Operations for the Years Ended 1994, 1995 and 1996....   F-4
     Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
      December 31, 1994, 1995 and 1996................................................   F-5
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
       1995 and 1996..................................................................   F-6
     Notes to Consolidated Financial Statements.......................................   F-7
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
     Unaudited Pro Forma Combined Condensed Financial Statements......................  F-32
     Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1996.....  F-34
     Notes to Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31,
      1996............................................................................  F-35
     Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended
      December 31, 1996...............................................................  F-36
     Notes to Unaudited Pro Forma Combined Condensed Statement of Operations for the
      Year Ended December 31, 1996....................................................  F-37
ORGENICS LTD. AND ITS SUBSIDIARIES:
     Reports of Independent Auditors..................................................  F-38
     Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30,
      1996............................................................................  F-40
     Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the Nine Months Ended September 30, 1995 (Unaudited) and
      1996............................................................................  F-41
     Consolidated Statements of Changes in Shareholders' Equity for the years ended
      December 31, 1993, 1994, and 1995 and for the Nine Months Ended September 30,
      1996............................................................................  F-42
     Consolidated Statements of Cash Flows for the years ended December 31, 1993,
      1994, and 1995 and for the Nine Months Ended September 30, 1995 (Unaudited) and
      1996............................................................................  F-43
     Notes to Consolidated Financial Statements.......................................  F-45
AMERICAN HOME PRODUCTS CORPORATION WHITEHALL-ROBINS HEALTHCARE DIVISION -- CERTAIN
DOMESTIC VITAMIN AND NUTRITIONAL SUPPLEMENT CONSUMER HEALTHCARE BRANDS (NUTRITIONAL
SUPPLEMENT LINES)
     Report of Independent Public Accountants.........................................  F-64
     Statement of Net Assets to be Sold as of November 30, 1996.......................  F-65
     Statements of Net Revenues in Excess of Direct Expenses for the Years Ended
      November 30, 1995 and 1996......................................................  F-66
     Notes to Statements..............................................................  F-67

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Selfcare, Inc.:


     We have audited the accompanying consolidated balance sheets of Selfcare, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Orgenics, Ltd., a majority-owned subsidiary of the Company, which statements reflect total assets and total revenues of 20 percent and 11 percent in 1996, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.



     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Selfcare, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts

February 11, 1997

                        SELFCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                         1995            1996
                                                                                     ------------    -------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................   $  7,394,750    $ 16,458,654
  Accounts receivable, net of allowance for doubtful accounts of approximately
    $94,000 in 1995 and $316,000 in 1996..........................................      1,414,232       5,478,814
  Inventories.....................................................................      1,193,114       2,266,234
  Prepaid and other current assets................................................        305,043       1,034,260
                                                                                     ------------    ------------
        Total current assets......................................................     10,307,139      25,237,962
                                                                                     ------------    ------------
PROPERTY AND EQUIPMENT, AT COST:
  Machinery and laboratory equipment..............................................      1,705,802       7,275,161
  Leasehold improvements..........................................................        691,946       1,109,658
  Furniture and fixtures..........................................................        295,775         408,639
  Computer equipment..............................................................        151,092         657,780
                                                                                     ------------    ------------
                                                                                        2,844,615       9,451,238
  Less -- Accumulated depreciation and amortization...............................        625,008       1,592,353
                                                                                     ------------    ------------
                                                                                        2,219,607       7,858,885
                                                                                     ------------    ------------
INVESTMENTS IN AFFILIATED COMPANIES...............................................      1,000,000       3,732,609
                                                                                     ------------    ------------
GOODWILL AND OTHER INTANGIBLE ASSETS, NET.........................................             --       3,741,171
OTHER ASSETS......................................................................        165,602         518,825
                                                                                     ------------    ------------
                                                                                     $ 13,692,348    $ 41,089,452
                                                                                     ============    ============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Short-term bank debt............................................................   $         --    $  1,337,000
  Current portion of long-term debt...............................................             --         332,000
  Current portion of promissory note payable to EN PLC............................             --       1,267,851
  Accounts payable................................................................      1,764,095       4,991,543
  Accrued expenses and other current liabilities..................................      1,665,368       5,826,952
  Current portion of convertible advance..........................................      2,333,333              --
  Current portion of deferred revenue.............................................        226,667       1,619,152
                                                                                     ------------    ------------
        Total current liabilities.................................................      5,989,463      15,374,498
                                                                                     ------------    ------------
LONG-TERM LIABILITIES:
  Deferred revenue, net of current portion........................................      3,123,035       4,786,347
  Notes payable, net of current portion...........................................      3,000,000       3,000,000
  Promissory note payable to EN PLC, net of current portion.......................             --       2,535,701
  Long-term debt, net of current portion..........................................             --         360,000
  Convertible advance, net of current portion.....................................      4,666,667              --
  Convertible payable.............................................................        500,000              --
                                                                                     ------------    ------------
        Total long-term liabilities...............................................     11,289,702      10,682,048
COMMITMENTS AND CONTINGENCIES (Notes 4, 5 and 11)
MINORITY INTEREST IN SUBSIDIARY...................................................             --       1,199,684
                                                                                     ------------    ------------
MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY............................      1,643,580       1,753,928
                                                                                     ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock
    Authorized -- 5,000,000 shares
    Issued and outstanding -- 5,200 shares in 1996................................             --               5
  Common stock, $.001 par value --
    Authorized -- 40,000,000 shares
    Issued -- 4,057,924 and 5,975,263 shares in 1995 and 1996, respectively.......          4,058           5,975
  Additional paid-in capital......................................................      9,553,220      55,233,847
  Deferred compensation...........................................................       (198,965)             --
  Less -- Treasury stock, at cost, 15,600 shares..................................        (15,200)        (15,200)
  Accumulated deficit.............................................................    (14,676,034)    (43,318,898)
  Cumulative translation adjustment...............................................        102,524         173,565
                                                                                     ------------    ------------
        Total stockholders' equity (deficit)......................................     (5,230,397)     12,079,294
                                                                                     ------------    ------------
                                                                                     $ 13,692,348    $ 41,089,452
                                                                                     ============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                       1994             1995             1996
                                                    -----------     ------------     ------------
Net product sales.................................. $ 2,089,387     $  6,722,625     $ 14,066,630
Grants and other revenue...........................     232,538          516,087        4,996,158
                                                    -----------     ------------     ------------
     Net revenue...................................   2,321,925        7,238,712       19,062,788
Cost of sales......................................   1,559,854        5,564,438       10,958,024
                                                    -----------     ------------     ------------
     Gross profit..................................     762,071        1,674,274        8,104,764
                                                    -----------     ------------     ------------
Operating expenses:
  Research and development.........................     584,217        1,532,496        6,643,186
  Charge for in-process research and development...          --               --        4,396,700
  Selling, general and administrative..............   2,962,531        5,649,781       10,517,790
  Noncash compensation charge......................      60,025           52,000        4,195,437
                                                    -----------     ------------     ------------
     Total operating expenses......................   3,606,773        7,234,277       25,753,113
                                                    -----------     ------------     ------------
     Operating loss................................  (2,844,702)      (5,560,003)     (17,648,349)
Interest expense, including noncash interest
  relating to issuance of warrants (Note 8)........      (7,111)      (4,519,375)     (11,295,382)
Interest income....................................          --           38,055          543,447
Equity in net loss of affiliate....................          --               --         (200,000)
                                                    -----------     ------------     ------------
Loss before minority interest and dividends and
  accretion on preferred stock of a subsidiary.....  (2,851,813)     (10,041,323)     (28,600,284)
Minority interest in subsidiary's income...........      67,050               --          132,990
Dividends and accretion on mandatorily redeemable
  preferred stock of a subsidiary..................          --          (55,580)        (110,348)
                                                    -----------     ------------     ------------
     Net loss...................................... $(2,784,763)    $(10,096,903)    $(28,577,642)
                                                    ===========     ============     ============
Net loss per common and common equivalent share.... $      (.52)    $      (1.66)    $      (4.70)
                                                    ===========     ============     ============
Weighted average number of common and common
  equivalent shares outstanding....................   5,378,736        6,071,799        6,082,928
                                                    ===========     ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                    PREFERRED STOCK             COMMON STOCK
                                                                 ---------------------     -----------------------
                                                                  NUMBER       $.001        NUMBER
                                                                    OF          PAR           OF           $.001
                                                                  SHARES       VALUE        SHARES       PAR VALUE
                                                                 --------     --------     ---------     ---------
Balance, December 31, 1993...................................          --           --     2,507,310      $ 2,507
 Issuance of common stock, net of issuance costs of $92,133
   ..........................................................          --           --     1,216,332        1,216
 Issuance of common stock in connection with consulting
   agreements ...............................................          --           --        36,465           36
 Exercise of stock options...................................          --           --           650            1
 Net loss....................................................          --           --            --           --
                                                                 ----------   --------      --------     ---------
Balance, December 31, 1994...................................          --           --     3,760,757        3,760
 Subsidiary's issuance of preferred stock....................          --           --            --           --
 Issuance of common stock....................................          --           --        57,083           58
 Issuance of common stock in connection with notes payable...          --           --       212,784          213
 Issuance of common stock warrants in connection with notes
   payable...................................................          --           --            --           --
 Noncash interest expense related to common stock warrants
   issued in connection with notes payable...................          --           --            --           --
 Exercise of stock options...................................          --           --        27,300           27
 Deferred compensation related to grants of common stock
   options...................................................          --           --            --           --
 Amortization of deferred compensation related to grants of
   common stock options......................................          --           --            --           --
 Purchase of treasury stock..................................          --           --            --           --
 Purchase of common stock options............................          --           --            --           --
 Change in cumulative translation adjustment.................          --           --            --           --
 Net loss....................................................          --           --            --           --
                                                                 ----------   --------      --------     ---------
Balance, December 31, 1995...................................          --           --     4,057,924        4,058
 Issuance of Common Stock, net of issuance costs of
   approximately $2,343,000..................................          --           --     1,505,508        1,505
 Issuance of Common Stock related to Convertible advances....          --           --       135,421          135
 Issuance of Series A Convertible Preferred Stock, net of
   issuance costs of approximately $338,000..................       5,500            5            --           --
 Dividends accrued on Series A Convertible Preferred Stock...          --           --            --           --
 Conversion of Series A Convertible Preferred Stock to Common
   Stock.....................................................        (300)          --        22,892           23
 Conversion of Note Payable into Common Stock................          --           --       201,622          202
 Exercise of Stock Options...................................          --           --        51,896           52
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........          --           --            --           --
 Noncash compensation expense related to Common Stock Options
   issued to Company's President.............................          --           --            --           --
 Noncash compensation expense related to grants of Common
   Stock Options.............................................          --           --            --           --
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........          --           --            --           --
 Options granted in connection with the Orgenics
   acquisition...............................................          --           --            --           --
 Amortization of deferred compensation related to grant of
   Common Stock options......................................          --           --            --           --
 Change in cumulative translation adjustment.................          --           --            --           --
 Net loss....................................................          --           --            --           --
                                                                 ----------   --------      --------     ---------
Balance, December 31, 1996...................................       5,200     $      5     5,975,263      $ 5,975
                                                                 ==========   ========      ========     =========

                                                                                                        TREASURY STOCK
                                                                                                    ----------------------
                                                                 ADDITIONAL          DEFERRED       NUMBER OF
                                                               PAID-IN CAPITAL     COMPENSATION      SHARES         COST
                                                               ---------------     ------------     ---------     --------
Balance, December 31, 1993...................................    $ 1,834,477        $       --            --      $     --
 Issuance of common stock, net of issuance costs of $92,133
   ..........................................................      2,762,682                --            --            --
 Issuance of common stock in connection with consulting
   agreements ...............................................         59,989                --            --            --
 Exercise of stock options...................................            999                --            --            --
 Net loss....................................................             --                --            --            --
                                                                      ------       -----------      --------       -------
Balance, December 31, 1994...................................      4,658,147                --            --            --
 Subsidiary's issuance of preferred stock....................             --                --            --            --
 Issuance of common stock....................................        144,260                --            --            --
 Issuance of common stock in connection with notes payable...        179,835                --            --            --
 Issuance of common stock warrants in connection with notes
   payable...................................................         30,000                --            --            --
 Noncash interest expense related to common stock warrants
   issued in connection with notes payable...................      4,235,768                --            --            --
 Exercise of stock options...................................         69,045                --            --            --
 Deferred compensation related to grants of common stock
   options...................................................        250,965          (250,965)           --            --
 Amortization of deferred compensation related to grants of
   common stock options......................................             --            52,000            --            --
 Purchase of treasury stock..................................             --                --       (15,600)      (15,200)
 Purchase of common stock options............................        (14,800)               --            --            --
 Change in cumulative translation adjustment.................             --                --            --            --
 Net loss....................................................             --                --            --            --
                                                                      ------       -----------      --------       -------
Balance, December 31, 1995...................................      9,553,220          (198,965)      (15,600)      (15,200)
 Issuance of Common Stock, net of issuance costs of
   approximately $2,343,000..................................     10,439,344                --            --            --
 Issuance of Common Stock related to Convertible advances....        499,865                --            --            --
 Issuance of Series A Convertible Preferred Stock, net of
   issuance costs of approximately $338,000..................      5,161,850                --            --            --
 Dividends accrued on Series A Convertible Preferred Stock...             --                --            --            --
 Conversion of Series A Convertible Preferred Stock to Common
   Stock.....................................................         14,162                --            --            --
 Conversion of Note Payable into Common Stock................     13,693,346                --            --            --
 Exercise of Stock Options...................................         80,017                --            --            --
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........     10,632,842                --            --            --
 Noncash compensation expense related to Common Stock Options
   issued to Company's President.............................      3,240,000                --            --            --
 Noncash compensation expense related to grants of Common
   Stock Options.............................................        756,472                --            --            --
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........        106,729                --            --            --
 Options granted in connection with the Orgenics
   acquisition...............................................      1,056,000                --            --            --
 Amortization of deferred compensation related to grant of
   Common Stock options......................................             --           198,965            --            --
 Change in cumulative translation adjustment.................             --                --            --            --
 Net loss....................................................             --                --            --            --
                                                                      ------       -----------      --------       -------
Balance, December 31, 1996...................................    $55,233,847        $       --       (15,600)     $(15,200)
                                                                      ======       ===========      ========       =======

                                                                                                   TOTAL
                                                                                CUMULATIVE     STOCKHOLDERS'
                                                               ACCUMULATED      TRANSLATION       EQUITY
                                                                 DEFICIT        ADJUSTMENT       (DEFICIT)
                                                               ------------     ----------     -------------
Balance, December 31, 1993...................................  $(1,794,368)      $     --      $     42,616
 Issuance of common stock, net of issuance costs of $92,133
   ..........................................................           --             --         2,763,898
 Issuance of common stock in connection with consulting
   agreements ...............................................           --             --            60,025
 Exercise of stock options...................................           --             --             1,000
 Net loss....................................................   (2,784,763)            --        (2,784,763)
                                                                                ----------
                                                                                       --
                                                                  --------                         --------
Balance, December 31, 1994...................................   (4,579,131)            --            82,776
 Subsidiary's issuance of preferred stock....................           --             --                --
 Issuance of common stock....................................           --             --           144,318
 Issuance of common stock in connection with notes payable...           --             --           180,048
 Issuance of common stock warrants in connection with notes
   payable...................................................           --             --            30,000
 Noncash interest expense related to common stock warrants
   issued in connection with notes payable...................           --             --         4,235,768
 Exercise of stock options...................................           --             --            69,072
 Deferred compensation related to grants of common stock
   options...................................................           --             --                --
 Amortization of deferred compensation related to grants of
   common stock options......................................           --             --            52,000
 Purchase of treasury stock..................................           --             --           (15,200)
 Purchase of common stock options............................           --             --           (14,800)
 Change in cumulative translation adjustment.................           --        102,524           102,524
 Net loss....................................................  (10,096,903)            --       (10,096,903)
                                                                                ----------
                                                                                       --
                                                                  --------                         --------
Balance, December 31, 1995...................................  (14,676,034)       102,524        (5,230,397)
 Issuance of Common Stock, net of issuance costs of
   approximately $2,343,000..................................           --             --        10,440,849
 Issuance of Common Stock related to Convertible advances....           --             --           500,000
 Issuance of Series A Convertible Preferred Stock, net of
   issuance costs of approximately $338,000..................           --             --         5,161,855
 Dividends accrued on Series A Convertible Preferred Stock...      (51,037)            --           (51,037)
 Conversion of Series A Convertible Preferred Stock to Common
   Stock.....................................................      (14,185)            --                --
 Conversion of Note Payable into Common Stock................           --             --        13,693,548
 Exercise of Stock Options...................................           --             --            80,069
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........           --             --        10,632,842
 Noncash compensation expense related to Common Stock Options
   issued to Company's President.............................           --             --         3,240,000
 Noncash compensation expense related to grants of Common
   Stock Options.............................................           --             --           756,472
 Noncash interest expense related to Common Stock Warrants
   issued in connection with promissory notes payable........           --             --           106,729
 Options granted in connection with the Orgenics
   acquisition...............................................           --             --         1,056,000
 Amortization of deferred compensation related to grant of
   Common Stock options......................................           --             --           198,965
 Change in cumulative translation adjustment.................           --         71,041            71,041
 Net loss....................................................  (28,577,642)            --       (28,577,642)
                                                                                ----------
                                                                                       --
                                                                  --------                         --------
Balance, December 31, 1996...................................  $(43,318,898)     $173,565      $ 12,079,294
                                                                  ========      ============       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                    ---------------------------------------------
                                                                                       1994             1995             1996
                                                                                    -----------     ------------     ------------
Cash Flows from Operating Activities:
 Net loss.......................................................................... $(2,784,763)    $(10,096,903)    $(28,577,642)
 Adjustments to reconcile net loss to net cash used in operating activities --
   Accretion on preferred stock of a subsidiary....................................          --           55,580          110,348
   Dividends accrued on Series A preferred stock...................................          --               --          (51,037)
   Noncash interest expense related to issuance of warrants........................          --        4,235,768       10,739,571
   Noncash compensation expense related to issuance of Common Stock options........          --           52,000          955,437
   Noncash compensation expense related to Common Stock options issued to the
     Company's Chief Executive Officer.............................................          --               --        3,240,000
   Issuance of common stock for services rendered..................................      60,025               --               --
   Noncash in-process research and development expense.............................          --               --        4,396,700
   Amortization of deferred revenue................................................    (226,667)        (506,374)      (1,034,974)
   Depreciation and amortization...................................................      23,299          576,463        1,044,136
   Equity in net loss of affiliate.................................................          --               --          200,000
   Minority interest in subsidiary's income........................................     (67,050)              --         (132,990)
   Changes in assets and liabilities, net of assets and liabilities acquired in connection with the acquisition of Cambridge Diagnostics in 1994 and Orgenics in 1996 --
     Accounts receivable...........................................................     (49,634)        (476,750)      (1,937,323)
     Inventory.....................................................................     (32,505)        (163,860)          80,341
     Prepaid and other current assets..............................................     (10,148)        (229,573)        (215,400)
     Accounts payable..............................................................     190,156          801,224        2,194,066
     Accrued expenses and other current liabilities................................     130,497          948,364        2,433,403
                                                                                    -----------     ------------     ------------
       Net cash used in operating activities.......................................  (2,766,790)      (4,804,061)      (6,555,364)
                                                                                    -----------     ------------     ------------
Cash Flows from Investing Activities:
 Purchases of property and equipment...............................................     (36,826)      (1,251,210)      (4,749,476)
 Proceeds from sale of property and equipment......................................          --           61,386               --
 (Increase) decrease in other assets...............................................      28,844               --         (448,050)
 Cash paid for investment in affiliated companies..................................          --               --         (129,057)
 Cash paid for investment in Orgenics, net of cash acquired........................          --         (500,000)      (5,515,659)
 Cash paid for acquisition of Cambridge Diagnostics, net of cash acquired..........  (1,333,869)              --               --
                                                                                    -----------     ------------     ------------
       Net cash used in investing activities.......................................  (1,341,851)      (1,689,824)     (10,842,242)
                                                                                    -----------     ------------     ------------
Cash Flows from Financing Activities:
 (Increase) decrease in restricted cash............................................     (69,346)          69,346               --
 (Purchase of) proceeds from note receivable.......................................     950,000               --               --
 Net proceeds from the issuance of Common Stock....................................   2,764,898          213,390       10,520,918
 Net proceeds from issuance of preferred stock.....................................          --               --        5,161,855
 (Repayments on) proceeds from line of credit......................................   1,872,685       (2,167,685)              --
 Repayments of long-term debt......................................................          --               --          (17,076)
 Net proceeds from borrowing under short-term bank debt............................          --               --          185,144
 Increase in deferred revenue......................................................          --        2,432,000        3,815,336
 Proceeds from issuance of notes payable...........................................          --        3,000,000               --
 Proceeds from issuance of Common Stock warrants in connection with notes
   payable.........................................................................          --           30,000               --
 Purchase of treasury stock........................................................          --          (15,200)              --
 Proceeds from convertible advance.................................................          --        7,000,000        6,693,548
 Purchase of Common Stock options..................................................          --          (14,800)              --
 Proceeds from sale of preferred stock of a subsidiary.............................          --        1,588,000               --
                                                                                    -----------     ------------     ------------
       Net cash provided by financing activities...................................   5,518,237       12,135,051       26,359,725
                                                                                    -----------     ------------     ------------
Foreign Exchange Effect on Cash and Cash Equivalents...............................          --           (8,524)         101,785
                                                                                    -----------     ------------     ------------
Net Increase in Cash and Cash Equivalents..........................................   1,409,596        5,632,642        9,063,904
Cash and Cash Equivalents, beginning of period.....................................     352,512        1,762,108        7,394,750
                                                                                    -----------     ------------     ------------
Cash and Cash Equivalents, end of period........................................... $ 1,762,108     $  7,394,750     $ 16,458,654
                                                                                    ===========     ============     ============
Supplemental Disclosure of Cash Flow Information:
 Cash paid for --
   Interest........................................................................ $    12,168     $    254,134     $    396,118
                                                                                    ===========     ============     ============
   Income taxes.................................................................... $       456     $      6,162     $     47,705
                                                                                    ===========     ============     ============
Supplemental Disclosure of Noncash Investing and Financing Activities:
 On November 23, 1994, the Company acquired all of the assets and assumed certain liabilities of Cambridge Diagnostics --
   Fair value of assets acquired................................................... $ 3,191,794     $         --     $         --
   Liabilities assumed.............................................................   1,115,067               --               --
                                                                                    -----------     ------------     ------------
       Cash paid for acquisition, net of cash acquired............................. $ 2,076,727     $         --     $         --
                                                                                    ===========     ============     ============
 On October 24, 1996, the Company acquired 57.1% of the assets and liabilities of
   Orgenics, Ltd.
   Fair value of net assets acquired, net of minority interest..................... $        --     $         --     $  1,659,326
   In-process research and development.............................................          --               --        4,397,700
   Goodwill........................................................................          --               --        3,020,176
   Conversion of debenture into shares of Orgenics.................................          --               --       (1,000,000)
   Options granted in connection with the acquisition..............................          --               --       (1,056,000)
   Less cash acquired..............................................................          --               --       (1,505,543)
                                                                                    -----------     ------------     ------------
       Cash paid for acquisition, net of cash acquired............................. $        --     $         --     $  5,515,659
                                                                                    ===========     ============     ============
   Cash paid for Investment in Affiliated Companies
   Cost of investment.............................................................. $        --     $         --     $  3,932,609
   Stock acquired through issuance of promissory notes payable.....................          --               --        3,803,552
                                                                                    -----------     ------------     ------------
       Cash paid for investment in affiliated companies............................ $        --     $         --     $    129,057
                                                                                    ===========     ============     ============
Conversion of convertible advance into Common Stock................................ $        --     $         --     $ 13,693,548
                                                                                    ===========     ============     ============
Conversion of convertible payable into Common Stock................................ $        --     $         --     $    500,000
                                                                                    ===========     ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) ORGANIZATION

     Selfcare, Inc. ("Selfcare" or the "Company") is engaged in the development, manufacture and marketing of self-test diagnostic products for the diabetes, women's health and infectious disease markets. The Company's existing and planned products are targeted at the two largest existing markets for self-care diagnostics, diabetes management and women's health, as well as the emerging market for self tests for infectious diseases and agents, including human immunodeficiency virus ("HIV").


     On November 30, 1994, the Company acquired substantially all of the assets and the exclusive rights to certain licenses (see Note 12(c)) of Cambridge Biotech Limited from Cambridge Biotech Corporation ("Cambridge Biotech"). Thereafter, the Company changed this subsidiary's name from Cambridge Biotech Limited to Cambridge Diagnostic Ireland Limited ("Cambridge Diagnostics"). The total cost of the acquisition was $3,191,794, which consisted of $2,076,727 in cash (including acquisition costs) and $1,115,067 of assumed liabilities. This transaction was accounted for as a purchase (see Note 3).



     In October 1996 the Company acquired a 57.1% direct and indirect equity interest in Orgenics Ltd. ("Orgenics") for total consideration of $9,077,000. The Company estimates that it will pay additional consideration totaling approximately $9,307,000 in cash and Common Stock for the remaining 42.9% direct and indirect equity interest in March 1997 (see Note 5).



     On January 14, 1997, the Company entered into an agreement to acquire the U.S. rights to several nutritional supplement product lines (the "Nutritional Supplement Lines Acquisition") from American Home Products Corporation ("AHP") for $30 million in cash and the issuance of a $6 million 7% promissory note (see
Note 19).



     Since inception, the Company has devoted substantially all of its efforts toward the research and development of products, the establishment of distribution networks in the United States and Europe, and raising capital. Management anticipates that substantially all future revenues will be derived from products under development or those developed or acquired in the future. Principal risks to the Company include the ability of the Company to obtain adequate financing to fund future operations, dependence on key individuals, competition from substitute products and larger companies, obtaining regulatory approval, and the successful development and marketing of commercial products. Based on the Company's current operating plan, including alternate financing sources, such as from the Master Agreement with Johnson and Johnson Development Corporation ("JJDC") and Lifescan, Inc. ("LifeScan") (see Note 10), management believes that the Company has adequate financial resources to continue operations through at least January 1998. See "Risk Factors" beginning on page 8 of this Prospectus.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation


     The accompanying consolidated financial statements include the results of the Company and its wholly owned subsidiaries: Cambridge Diagnostics (an Irish corporation), Selfhelp Israel, Ltd. (an Israeli corporation), Selfcare International GmbH (a German corporation), Selfcare Europe Ltd. ("SCE") and subsidiaries (a UK corporation), and Inverness Medical Limited (a Scottish corporation) ("Inverness"). Also included in the accompanying consolidated financial statements is the Company's 49% minority interest in Cambridge Affiliate Corporation ("Cambridge Affiliate"), as discussed in Note 12(c) and its 57.1% direct and indirect equity interest in Orgenics (see Note 5). The results of operations of Orgenics from the date of acquisition (October 24, 1996) through December 31, 1996 have been consolidated by the Company, adjusted to give effect to the minority interest of 42.9%. All material intercompany balances and transactions have been eliminated in consolidation.

                        SELFCARE, INC. AND SUBSIDIARIES

     The accounts of SCE include its wholly owned subsidiaries, Selfcare Europe, GmbH (a German company) and Selfcare Benelux (a Belgian company). SCE was a joint venture between the Company and Enviromed plc ("Enviromed") in which the Company originally held a 50% interest. Due to default by Enviromed on certain covenants of the joint venture agreement during 1995, the Company has assumed 100% ownership and effective operating control of SCE (see Note 11(c)). Accordingly, the Company considers this entity to be a wholly owned subsidiary and has included its results of operations in the accompanying consolidated financial statements for the year ended December 31, 1995 and 1996.



     The accounts of Orgenics also includes its wholly-owned subsidiary PBS S.A. ("PBS"), a French corporation and its 55% owned subsidiary CPEI Orgenics LTDA, a Brazilian corporation.


  (b) Revenue Recognition


     Product revenue is recognized when products are shipped to customers, at which time title is transferred. The Company is recognizing deferred revenue relating to the 1993 sale of technology over a defined life (see Note 12(a)). The Company is recognizing deferred revenue relating to the Lifescan alliance as unfulfilled obligations are met (see Note 10). The Company has also recorded deferred revenue in the accompanying consolidated balance sheets relating to amounts received in advance on certain contracts and grants (see Notes 4 and 11(b)). The Company records the related revenue on funded amounts relating to facilities and equipment over their estimated useful lives and related costs based on when such costs are incurred.


  (c) Cash and Cash Equivalents


     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has classified its cash equivalents as held-to-maturity and recorded them at amortized cost, which approximates market value. The Company considers all highly liquid cash investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents consisted of the following at December 31, 1995 and 1996:



                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                  1995              1996
                                                               ----------       -------------
    Cash and money market funds..............................  $7,394,750        $  2,622,824
    Overnight time deposits..................................          --          13,835,830
                                                               ----------         -----------
                                                               $7,394,750        $ 16,458,654
                                                               ==========         ===========


  (d) Inventories


     Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following at December 31, 1995 and 1996:



                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                  1995              1996
                                                               ----------       -------------
    Raw materials............................................  $  776,770        $ 1,363,168
    Work in-process..........................................     237,954            272,466
    Finished goods...........................................     178,390            630,600
                                                               ----------         ----------
                                                               $1,193,114        $ 2,266,234
                                                               ==========         ==========

                        SELFCARE, INC. AND SUBSIDIARIES

  (e) Depreciation and Amortization

     Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets as follows:

                                                                       ESTIMATED
                         ASSET CLASSIFICATION                         USEFUL LIFE
        ------------------------------------------------------  ------------------------
        Machinery and laboratory equipment....................        3 - 5 Years
        Leasehold improvements................................  Lesser of Life of Lease
                                                                    or Life of Asset
        Furniture and fixtures................................        3 - 7 Years
        Computer equipment....................................        3 - 5 Years

  (f) Postretirement Benefits


     The Company does not have any obligations for postretirement or postemployment benefits, as defined by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits. Orgenics provides certain severance benefits as discussed in Note 11(h).


  (g) Net Loss per Common and Common Equivalent Share


     Net loss per common and common equivalent share is based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period. All shares, options and warrants issued during the 12 months immediately preceding the initial public offering were treated as if they had been outstanding for the years ended December 31, 1994 and 1995 and from January 1, 1996 through August 6, 1996 in accordance with the treasury-stock method. Common Stock equivalents (certain stock options, warrants and convertible preferred stock) for all periods have not been included, as their inclusion would be antidilutive.


  (h) Foreign Currency Translation

     The accounts of the Company's subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. Accordingly, assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date. Income and expense accounts are translated using an average rate of exchange during the period. Foreign currency translation adjustments are accumulated as a separate component of consolidated stockholders' equity. The aggregate transaction gains and losses were immaterial for all periods presented.

  (i) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The

                        SELFCARE, INC. AND SUBSIDIARIES

Company maintains the majority of its cash balances and its overnight time deposits with financial institutions. See Notes 16 for financial information by geographic area.


  (k) Derivative Financial Instruments and Fair Value of Financial Instruments

     The Company does not have any derivative or other financial instruments as defined by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments.


     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, accounts receivable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1995 and 1996. The estimated fair values have been determined through information obtained from market sources and management estimates.


  (l) Recapitalization


     On June 13, 1996, the Company's Board of Directors authorized 5,000,000 shares of preferred stock and declared a 13-for-1 stock split of the Company's Common Stock, effected as a dividend for all common stockholders of record as of June 20, 1996. All share and per share amounts of Common Stock for all periods presented have been retroactively adjusted to reflect the stock split.



  (m) Investment in Affiliated Company



     The Company accounts for its investment in an affiliated company under the equity method (see Note 15).



  (n) Initial Public Offering



     Effective August 6, 1996, the Company completed it's initial public offering (the "IPO") of 1,495,000 shares of Common Stock for $8.50 per share. The sale of Common Stock resulted in net proceeds to the Company of approximately $10,365,000, after deducting all expenses related to the IPO.



(3) ACQUISITION OF CAMBRIDGE DIAGNOSTICS



     On November 30, 1994, the Company acquired all outstanding stock of Cambridge Diagnostics for a nominal value and concurrently acquired substantially all of the assets and assumed certain liabilities of Cambridge Diagnostics. As consideration, the Company paid $2,076,727 in cash (including acquisition costs) and assumed $1,115,067 of liabilities. In connection with this acquisition, the Company also acquired 49% of Cambridge Affiliate and entered into various contractual agreements (see Note 12(c)). This transaction was accounted for as a purchase, and accordingly, the results of Cambridge Diagnostics since November 30, 1994 are included in the accompanying consolidated financial statements. The aggregate purchase price of $3,191,794 was allocated based on the fair value of tangible assets acquired as follows:


            Current assets...........................................  $1,766,960
            Property and equipment...................................   1,424,834
                                                                       -----------
                                                                       $3,191,794
                                                                       ===========

                        SELFCARE, INC. AND SUBSIDIARIES

(4) INVESTMENT IN INVERNESS MEDICAL LIMITED


     On May 31, 1995, the Company invested approximately $1,588,000 to fund initial operations and to acquire a 50% interest in Inverness. Inverness (formerly named Hebocraft Limited) was founded on November 1, 1994 and had no significant activities, assets or liabilities at the time of the Company's investment. Inverness & Nairn Local Enterprise Company ("INLEC") holds the remaining 50% interest in Inverness and also paid in $1,588,000 for its interest. The Company holds 1,000,000 ordinary shares of stock, while INLEC holds 1,000,000 shares of 6% Cumulative Redeemable Preference Shares (the "Preference Shares"). This investment is consolidated by the Company due to its ownership of 100% of Inverness' ordinary shares. The Preference Shares held by INLEC (including cumulative dividend) are reflected in the accompanying consolidated balance sheets as mandatorily redeemable preferred stock of a subsidiary.

     The Preference Shareholders are entitled to receive, out of funds legally available, a cumulative annual dividend of approximately $0.095 per share, payable annually on April 30, beginning in 1996. At the option of the Company and subject to certain limitations on each redemption, the Preference Shares may be redeemed for approximately $1.67 per share, plus any accrued and unpaid dividends. The Company must redeem all 1,000,000 Preference Shares by May 31, 2000. If the Company cannot legally redeem the Preference Shares on that date, it must redeem the shares as soon as legally permissible at a price of approximately $1.91 per share plus any accrued and unpaid dividends. Upon liquidation of Inverness, the Preference Shareholders are entitled to receive approximately $1.59 per share, plus any accrued and unpaid dividends; thereafter, the ordinary stockholders shall equally share with the Preference Shareholders in the remaining assets to be distributed. The Preference Shareholders do not hold any voting rights.


     Under a related agreement, Highlands and Islands Enterprise ("HIE"), a party related to INLEC, constructed a 50,000-square-foot production facility for Inverness to use for manufacturing its products. Inverness has entered into a 20-year facility lease, with an option to purchase. The rent due under this lease will be approximately $520,000 per year, subject to increases each five years, dependent upon then-current market rates, as defined. Inverness is not obligated to pay rent for the first two years of the lease. The Company is guarantor to HIE for these payments if Inverness defaults on its payments.



     INLEC has provided Inverness with L2,100,00 British Pounds Sterling (approximately $3,596,000 at December 31, 1996) for the purpose of outfitting the facility with required equipment, providing training for the Inverness work force and certain other defined costs. These funds shall be permanently invested in Inverness, so long as no events of default by Inverness occur within five years of the funding. Events of default are defined as the insolvency of Inverness, defined changes in ownership of Inverness and certain other similar related criteria. Should a default occur within five years of the funding by INLEC to Inverness, the Company will be liable to INLEC for a declining portion, as defined, of the amounts paid by INLEC.



     Inverness recognizes as revenue the funded amounts relating to the facility and equipment over the estimated useful life of the facility and equipment and amounts related to training and other costs based on when such costs are incurred. Inverness recognized grant revenue of approximately $216,000 and $722,000 during the years ended December 31, 1995 and 1996, respectively, which are included in grants and other revenues in the accompanying consolidated statements of operations. Unearned amounts of approximately $2,539,000 at December 31, 1996 are included in deferred revenue in the accompanying consolidated balance sheets


(5) INVESTMENT IN ORGENICS

     On December 23, 1995, the Company and Orgenics entered into an Investment and Loan Agreement whereby the Company purchased a $1,000,000, 18-month, unsecured, interest-bearing debenture that is convertible into redeemable preferred shares of Orgenics (the "Debenture"). Concurrent with the issuance of the Debenture, the Company provided guaranties (in the form of letters of credit) of $200,000 on the debt of Orgenics' French subsidiary to two French banks, which is included in other assets in the accompanying

                        SELFCARE, INC. AND SUBSIDIARIES
consolidated balance sheet. The Debenture accrues interest at the LIBOR rate
(5 17/32% at December 31, 1996) plus 2%. Upon a conversion event, as defined, the principal amount together with accrued interest will convert into 20% of the then issued and outstanding share capital of Orgenics. In October 1996, the Company exercised its right to convert the Debenture (see below).



     Two investment limited partnerships, Medica Investment (Israel) L.P. and Medica Investment (U.S.) L.P. (collectively "Medica"), contributed a total of $500,000 in cash toward the purchase of the Debenture. A director of the Company is a partner of MVP Ventures, which serves as the general partner of both Medica Investment (Israel) L.P. and Medica Investment (U.S.) L.P. On April 25, 1996, the Company exercised its right to acquire Medica's interest in the Debenture for 135,421 shares of Common Stock; the Company issued such shares on May 7, 1996. Accordingly, the Company will receive all of the Orgenics shares upon conversion of the Debenture. The Company recorded the Orgenics Debenture as an asset and also recorded a convertible payable for $500,000 related to the investment made by Medica as a long-term liability in the accompanying consolidated balance sheet prior to the Company's acquisition of Medica's interest in the Debenture.



     The Company also entered into option purchase agreements (the "Option Agreements") with all of the individual stockholders of Orgenics and Orgenics International Holdings B.V. ("Orgenics International"), a Dutch holding company whose only material asset is its investment in Orgenics. Each Option Agreement provides a put option on the part of the stockholders to sell to the Company and a call option on the part of the Company to purchase from the stockholders (the "Optionee"). The call option is exercisable at any time prior to August 7, 1999. The put option shall not be exercisable until the closing of one or more public offerings of the Company with aggregate gross proceeds of at least $15,000,000. Upon exercise of either the put or call options discussed above, the Company would effectively own 100% of Orgenics.



     Under the terms of the Option Agreements, assuming that the put or call options under the Option Agreements are exercised prior to March 10, 1997 (as the Company currently intends), the Company will be required to pay for each share of Orgenics that it acquires consideration equal to 1.5 times Orgenics' gross revenues per share (on a fully diluted basis as of the exercise date, giving effect to the conversion of the Debenture) during the most recent four fiscal quarters immediately preceding the date of exercise. However, if certain performance goals are met by Orgenics, the multiple would increase to 1.75 times. The Company believes these performance goals were met during the applicable period.



     In October 1996, the Company acquired a 57.1% direct and indirect equity interest in Orgenics as a result of the conversion of the Debenture and cash payment of approximately $7,000,000 for the purchases of outstanding shares of Orgenics and Orgenics International. In addition, the Company has granted options to purchase 85,800 shares of Common Stock having a fair market value of $1,056,000 (Note 13(b)) and incurred direct acquisition costs of $100,000. The Company estimates that it will pay additional consideration totaling approximately $9,307,000 in cash and common stock for substantially all the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements.



     The aggregate purchase price of the Company's 57.1% direct and indirect interest in Orgenics of approximately $9,077,000 was allocated based on the relative fair values of the assets acquired as follows:



    Current assets..........................................................   $2,981,000
    Property, equipment and other assets....................................   1,245,000
    Liabilities assumed.....................................................   (2,567,000)
    In-process research and development.....................................   4,397,000
    Goodwill................................................................   3,021,000
                                                                               ---------
                                                                               $9,077,000
                                                                               =========

                        SELFCARE, INC. AND SUBSIDIARIES

     The allocation of a portion of the purchase price to in-process research and development represents the applicable pro-rata portion of its appraised value of $7,700,000. Upon completion of the Orgenics acquisition, the Company anticipates that of the remaining estimated purchase price of $9,307,000, it will allocate an additional $3,303,000 to in-process research and development and $4,890,000 to goodwill.



     The portion of the purchase price allocated to goodwill and other intangible assets relates primarily to acquired technology, trade names and goodwill and will be amortized on a straight-line basis over their estimated useful lives of five years. The portion of the purchase price allocated to in-process research and development projects that had not reached technological feasibility and did not have a future alternative use was charged to expense as of the acquisition date on a pro rata basis. The remaining portion of the in-process research and development will be charged to expense upon completion of the Orgenics Acquisition. The amount allocated to in-process research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were used in determining the fair market value of each intangible asset. To bring these projects to technological feasibility, high-risk development and testing issues will need to be resolved which will require substantial additional effort and testing.



     The remaining consideration for the Orgenics shares to be purchased pursuant to the Option Agreements is payable by the Company, at the election of each Optionee, entirely in cash, entirely in Common Stock or 50% in cash and 50% in Common Stock. After August 7, 1997, the consideration payable pursuant to a put or call would be 50% in cash and 50% in Common Stock. Although the Company considers it likely that the Orgenics Acquisition will be completed prior to March 31, 1997, the Company is not able to predict when the acquisition will be completed. Moreover, because the amount of the consideration to be paid pursuant to the Option Agreements is a function of the date on which the options are exercised and the performance of Orgenics during the four fiscal quarters preceding such exercise, the Company is not presently able to determine the total amount of such consideration that will be payable. Assuming the exercise of the call option prior to March 10, 1997 and that the Orgenics and Orgenics International Stockholders elect to receive the consideration in the form of 50% cash and 50% Common Stock, the Company would pay approximately $4,654,000 in cash and issue approximately 344,709 shares of Common Stock (based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31, 1996).



     In the event that the Company does not exercise its call option prior to March 10, 1997, the purchase price could be substantially greater, based on the gross revenues of Orgenics, the multiple to be used in calculating the purchase price or both. See "Business -- Strategic Transactions -- Orgenics Acquisition." Accordingly, the Company may be required to raise additional financing, offer additional shares to the Orgenics and Orgenics International stockholders or both in order to pay the greater purchase price. There can be no assurance that the Company will be able to raise such additional financing on terms favorable to the Company, if at all. In addition, the per share price of the Company's Common Stock could vary significantly from the market price of $13.50. Such variations would impact the number of shares Common Stock the Company would be required to issue as consideration.



     The Company has granted certain registration rights with respect to the shares of Common Stock issued pursuant to the Option Agreements.



     For financial information reflecting the Orgenics Acquisition on a pro forma basis, along with the Nutritional Supplement Lines Acquisition (see Note
19) and certain other events, see the Company's Unaudited Pro Forma Combined Condensed Financial Statements beginning on page F-31.

                        SELFCARE, INC. AND SUBSIDIARIES

(6) LINE OF CREDIT


     During 1994, the Company entered into an agreement for a demand line of credit with a bank. This line of credit was established to finance the acquisition of Cambridge Diagnostics, as discussed in Notes 1 and 3. The Company included a certificate of deposit as a component of its assets collateralizing this line of credit. During November 1995, the Company paid off this line of credit with a portion of the proceeds from the issuance of notes payable (see
Note 8), and the line subsequently expired. The President of the Company had personally guaranteed the line of credit.



(7) SHORT-TERM BANK DEBT



     Orgenics has the following short-term debt instruments outstanding as of December 31, 1996:



                                                                         DECEMBER 31,
                                                                             1996
                                                                         ------------
          Israeli NIS bank overdraft...................................   $  717,000
          Short-term loans (linked to the U.S. dollar).................      620,000
                                                                          ----------
                                                                          $1,337,000



     The State of Israel has guaranteed approximately $500,000 of the outstanding borrowings; the balance is collateralized by certain Orgenics assets. Orgenics is required to make monthly interest payments on borrowings at interest rates ranging form 7% to 21%.



(8) NOTES PAYABLE



     In 1995, the Company issued notes payable (the "Cambridge Diagnostics Notes") and common stock warrants (the "Cambridge Diagnostics Warrants") to individual investors for gross proceeds of $3,030,000. Of this amount, $3,000,000 relates to the Cambridge Diagnostics Notes, which bear interest at 10% and are due on March 31, 1998. As of December 31, 1995 and 1996, $675,000 and $825,000, respectively, of such notes were due to certain directors and officers of the Company. Upon default by the Company, as defined, and the vote of at least 51% (based on the total principal value of the Cambridge Diagnostics Notes) of the noteholders, the noteholders may demand full or partial payment of the notes plus accrued interest. The Company closed on this financing in several installments from March 1995 through August 1995.



     The remaining $30,000 represents amounts paid to the Company in exchange for warrants to purchase shares of Common Stock. The number of Cambridge Diagnostics Warrants is calculated as 69% of the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the Cambridge Diagnostics Notes divided by $32.87. The Company would have issued 1,142,635 shares of the Company's Common Stock based on net sales of Cambridge Diagnostics for 1995, if the notes were repaid prior to December 31, 1996. In December 1996, the Company entered into agreements with substantially all the principal noteholders of the Cambridge Diagnostics Notes, whereby the Company canceled the Cambridge Diagnostics Warrants and effectively fixed the ultimate number of shares of the Company's Common Stock to be issued at 1,142,635, of which 314,226 will be exercisable by certain directors and officers of the Company; 990,050 of the shares of Common Stock will be issued for no additional consideration upon the earlier of January 15, 2000 or the date on which a change in control of the Company (as defined) occurs, pursuant to one of the December agreements. Accordingly, the Company has recorded noncash interest charges of approximately $4,236,000 and $10,633,000 for the year ended December 31, 1995 and 1996, respectively, which represents the difference between the fair market value of the underlying Common Stock and the exercise price of the Cambridge Diagnostics Warrants.


     In order for the Company to obtain approval for listing of its common stock on the American Stock Exchange, the Company entered into agreements with certain holders of $2,750,000 in principal amounts of

                        SELFCARE, INC. AND SUBSIDIARIES
the Cambridge Diagnostic Notes, pursuant to which such holders agreed that such aggregate principal amount, together with any accrued but unpaid interest thereon, would automatically convert into shares of Common Stock if the Company's stockholders' equity as of November 30, 1996 is less than $4.0 million. If the Company met the stockholders' equity threshold, the Cambridge Diagnostics Notes would be due and payable on December 31, 1996. As consideration for the foregoing, each holder who agreed to these terms will receive additional consideration in an amount equal to 5.0% of the principal amount of the Cambridge Diagnostics Notes held by such holder. The Company's stockholders' equity was greater than $4.0 million as of November 30, 1996; accordingly, the $2,750,000 principal amount and $137,500 of additional consideration became due. On December 31, 1996, the Company entered into an agreement with substantially all the principal holders of the Cambridge Diagnostic Notes, pursuant to which such holders agreed to defer repayment of the principal amount of their notes until January 15, 1998 and effectively fix the ultimate number of shares of Common Stock to be issued. As consideration for the foregoing, the Company agreed to issue five-year warrants to purchase an aggregate of 54,090 shares of Common Stock that are fully exercisable at an exercise price of $12.875 (fair market value as of grant dated) to such holders, of which 14,999 will be exercisable by certain directors and officers of the Company. If the notes are not paid by June 30, 1997 and the Company has not sold shares of Common Stock on or before June 30, 1997 pursuant to a registration statement on form SB-2 (or a similar form), then the Company will issue additional five-year warrants to purchase an aggregate of 27,046 shares of Common Stock that are fully exercisable at an exercise price of $12.875 to such holders, of which 7,500 will be exercisable by certain directors and officers of the Company.


     In connection with Selfcare's financing of the acquisition of Cambridge Diagnostics, Cambridge Diagnostics entered into a Guarantee and Debenture, dated August 30, 1995, with USB '93 Technology, Inc. ("USB '93, Inc."), a corporation whose president and chief executive officer is a director of the Company. Pursuant to the Guarantee and Debenture, USB '93, Inc. became the guarantor of an aggregate of $3.0 million in notes issued by SelfCare to certain investors. In return for this guarantee, Cambridge Diagnostics granted USB '93, Inc. a security interest in its machinery, equipment, securities, goodwill and uncalled capital, patents, trademarks, patent applications, brand names, copyrights, any and all rights acquired by Cambridge Diagnostics as a licensee or sub-licensee, and all present and future benefit, right, title and interest in any and all moneys, payments and proceeds of insurance presently maintained or obtained in the future.


     The Company issued 119,834 shares of Common Stock to U.S. Boston Capital Corporation, the president of which is a director of the Company, for its services as placement agent on the Cambridge Diagnostics Notes. Additionally, the Company issued 92,950 shares of Common Stock to the Company's President for his personal guarantee of these notes. The total fair value of the shares issued to both the President and USB '93 ($101,000 and $79,000, respectively) have been recorded as deferred financing costs, which are included in other assets in the accompanying consolidated financial statements, and are being amortized over the original life of the Cambridge Diagnostics Notes.



(9) LONG-TERM DEBT



     Orgenics has the following long-term debt outstanding as of December 31, 1996.



                                                                       INTEREST       DECEMBER 31,
                                                                         RATE             1996
                                                                       --------       ------------
                                                                          %
                                                                       --------
    Bank debt....................................................         18-20         $ 66,000
                                                                           7- 9          626,000
                                                                                         692,000
    Less current maturities....................................................          332,000
                                                                                        $360,000

                        SELFCARE, INC. AND SUBSIDIARIES

     Aggregate maturities of long-term debt are as follows:



    1997.......................................................................         $332,000
    1998.......................................................................          326,000
    1999.......................................................................           34,000
                                                                                      ------------
                                                                                        $692,000
                                                                                      ==========



     Orgenics is required to make monthly and quarterly payments of principle and interest ranging from $1,035 to $62,133 on the various Notes through April 1999.



     As collateral for Orgenics' liabilities to banks and others in Israel, Orgenics has granted liens on certain assets, including fixed assets, insurance rights, share capital and goodwill.



(10) LIFESCAN ALLIANCE


     On November 10, 1995, the Company entered into a master agreement with JJDC and LifeScan, an affiliate of JJDC (the "Master Agreement"). The Master Agreement includes an equity investment agreement, a glucose distribution agreement and a summary of terms to be included in other distribution agreements.


     The equity investment agreement calls for up to a total of $14,000,000 of advances from JJDC. The advances convert into a maximum of 480,194 shares of the Company's Common Stock, representing 5% of the Company's Common Stock on a fully diluted basis, upon the occurrence of certain events. JJDC made the initial advance of $7,000,000 upon closing, which the Company recorded as a convertible advance in the accompanying consolidated balance sheets. On May 21, 1996, the Company met certain Food and Drug Administration (the "FDA") filing criteria, as set forth in the Master Agreement, and accordingly, the Company received approximately $6,700,000 from the second advance. As of December 31, 1995 the Company had not met either of the two conversion events nor had JJDC issued an acceleration notice; accordingly, the advances have been recorded as a convertible advances in the accompanying consolidated balance sheet in accordance with the repayment terms set forth in the agreement (quarterly installments over a three-year period). In October 1996 the Company met one of the conversion event criteria (see below).


     The Master Agreement requires LifeScan to pay the Company an additional $7,000,000 as a success fee when the Company receives clearance from the FDA regarding the glucose system. LifeScan, as a condition of payment, may, at its option, require the Company to enter into a glucose distribution agreement (the "Distribution Agreement"). The glucose Distribution Agreement, which will run through December 31, 2010, sets certain minimum purchase requirements which, if not met by LifeScan, render the exclusivity provisions null and void.


     In October 1996, the Company entered into a Distribution Agreement with LifeScan pursuant to which LifeScan will distribute an advanced version of the Company's proprietary electrochemical blood glucose monitoring system (the "New System"). In connection with this Distribution Agreement, LifeScan paid the Company the $7,000,000 success fee described above, and the convertible advances converted into 201,622 shares of Common Stock and the right to receive, for no additional consideration, up to 278,572 additional shares based on the number of shares of Common Stock issued pursuant to the exercise of those options and warrants that were outstanding as of November 10, 1995. The New System must receive FDA clearance before sales of the product can commence in the United States. The Company has deferred revenue recognition on $3,000,000 of the success fee based on management's estimate of its future commitments under the Distribution Agreement. The Company will recognize this amount as revenue as such obligations are met, which management estimates will be over four years.


     The Master Agreement also covers two other Company products. Upon FDA acceptance of the Company's filing for each of these products, LifeScan may, at its sole discretion, pay the Company $3,000,000

                        SELFCARE, INC. AND SUBSIDIARIES
and require the Company to enter into a distribution agreement for each product, under the terms set forth below. If LifeScan elects to make the $3,000,000 payment and the product receives FDA clearance, then LifeScan shall make an additional payment of $2,000,000. If LifeScan makes the $3,000,000 payment and the Company does not receive FDA clearance within one year of the payment, the $3,000,000 must be repaid in eight quarterly installments without interest (provided payments are made in a timely manner), and the related distribution agreement will terminate.


     Under the Distribution Agreement, SelfCare has agreed to indemnify LifeScan for any claims that the New System infringes on any patents. As a condition for entering into the Distribution Agreement, LifeScan was entitled to receive and received opinions of patent counsel to the effect that the New System does not infringe patents held by others.



(11) COMMITMENTS AND CONTINGENCIES


  (a) Operating Leases


     The Company has operating lease commitments for certain of its facilities and equipment that expire through 2026. The following schedule outlines future minimum annual rental payments under these leases at December 31, 1996:



                                  DECEMBER 31,                          AMOUNT
            --------------------------------------------------------  -----------
            1997....................................................  $   767,000
            1998....................................................    1,154,000
            1999....................................................    1,119,000
            2000....................................................      928,000
            2001....................................................      928,000
            Thereafter..............................................   12,917,000
                                                                      -----------
                                                                      $17,813,000
                                                                      ===========



     Rent expense relating to these operating leases was approximately $51,000, $315,000 and $401,000 for the years ended December 31, 1994, 1995 and 1996, respectively.


  (b) Industrial Development Authority of Ireland Grants

     Prior to the Company's acquisition of Cambridge Diagnostics (Note 3), Cambridge Diagnostics received certain capital expenditure and revenue grants from the Industrial Development Authority of Ireland (the "IDA"). Cambridge Diagnostics recognizes revenue on the capital expenditure grants over the estimated useful lives of the related assets and on revenue grants as the related costs are incurred.


     As a condition to retaining the grants, the IDA requires Cambridge Diagnostics to maintain a certain number of employees in Ireland. The IDA also prohibits the Company from disposing of assets or terminating business activities that were funded by the grants within 10 years of such grants. As of December 31, 1996, Cambridge Diagnostics was not in compliance with the employment provisions of the grants. As a result, the IDA could require Cambridge Diagnostics to repay capital expenditure and revenue grants totaling 774,000 Irish pounds (approximately $1,282,000 at December, 1996). The IDA has not historically pursued its right to recoup these grants from Cambridge Diagnostics and, as of December 31, 1996, Cambridge Diagnostics management believes that the IDA is unlikely to do so in the near term. Accordingly, as management believes that repayment is not probable, Cambridge Diagnostics has not provided for a potential liability for the repayment of these grants.


     If the IDA did pursue its rights to recoup these grants, it could have a material adverse effect on the Company and Cambridge Diagnostics.

                        SELFCARE, INC. AND SUBSIDIARIES

  (c) Legal Proceedings

     From time to time, the Company may be exposed to litigation arising out of its products and operations. The Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial condition or results of operations.

     Pasteur Sanofi Diagnostics licensed the Pasteur HIV Technology to Cambridge Biotech and its affiliates, including Cambridge Affiliate, relating to patents and proprietary rights underlying the Company's HIV-related products. The licenses of the Pasteur HIV Technologies to Cambridge Biotech are nonexclusive and cover diagnostic test kits in finished form embodying the Pasteur HIV Technologies. The territorial scope of the licenses is worldwide, with the exception of exclusive rights which Pasteur Sanofi Diagnostics asserted to have granted in the Pasteur HIV Technologies to Genetic Systems Corporation ("Genetic Systems") in the United States, Canada, Mexico, Australia, New Zealand and India (the "Excluded Countries"). However, the licenses provided that, to the extent that Pasteur Sanofi Diagnostics recovers the right to practice the patents underlying the Pasteur HIV Technologies in the Excluded Countries, Cambridge Biotech is entitled to nonexclusive rights in such technology in such countries. In 1990, Pasteur Sanofi Diagnostics acquired ownership of Genetic Systems, whereupon Cambridge Biotech commenced selling products incorporating the Pasteur HIV Technologies in the United States. These activities were challenged in a patent infringement lawsuit filed in bankruptcy court in March 1995 by Institut Pasteur, the minority stockholder of Pasteur Sanofi Diagnostics, and Genetic Systems. In September 1995, the bankruptcy court ruled in favor of Cambridge Biotech on this issue, and Institut Pasteur and Genetic Systems subsequently filed an appeal in district court. The date for the appeal hearing is unknown. If the bankruptcy court decision were reversed on appeal, the territories to which Cambridge Affiliate could sell HIV-related products would be limited and this could have a material adverse effect on the Company. See
"Business -- Patent and Patents and Proprietary Rights."

     Pasteur Sanofi Diagnostics has notified Orgenics that as a result of Orgenics' use of certain peptides, Orgenics may be liable for infringement of certain patents held by Institut Pasteur and under which Pasteur Sanofi Diagnostics holds an exclusive license. Orgenics has informed the Company that it is not aware of any other threatened litigation that would have a material adverse effect on Orgenics or its business.


     The Company has been involved in a dispute with Enviromed with respect to a joint venture agreement entered into between the Company and Enviromed in March 1994 and other agreements (collectively, the "Disputed Enviromed Agreements") entered into between the Company and Enviromed and its wholly owned subsidiary, Cranfield Biotechnology Ltd., and the issuance of shares of Common Stock to Enviromed in connection therewith. See "Certain Transactions." In connection with this dispute, the Company has informed Enviromed that, due to the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreements, it disputes Enviromed's ownership of the Common Stock held of record by Enviromed. On July 5, 1996, Enviromed filed suit against the Company and the representatives of the underwriters of the Company's IPO (the "IPO Representatives") in United States District Court for the Southern District of New York alleging breach of a registration rights agreement relating to the Common Stock held of record by Enviromed. Enviromed claimed that its rights under a registration rights agreement were breached in connection with the IPO and requested damages, injunctive relief and a declaratory judgment that Enviromed is the lawful owner of the shares. The Company has filed counterclaims against Enviromed arising out of the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreement and is contesting Enviromed's claims vigorously. On October 18, 1996, the case was ordered transferred to the United States District Court for the District of Massachusetts. The Company is not able to estimate the amount of damages, if any, which might result from Enviromed's claims against the Company, but believes that any such damages would not be in an amount that would have a material adverse effect on the Company. The Company agreed to indemnify the IPO Representatives for any losses they might incur, including reasonable attorney's fees and expenses, as a result of the Enviromed

                        SELFCARE, INC. AND SUBSIDIARIES
lawsuit. On November 15, 1996, Enviromed filed a dismissal without prejudice of its claims against the IPO Representatives.

     Trinity Biotech plc ("Trinity") and Eastcourt Limited ("Eastcourt") have filed Schedule 13Ds with the Securities and Exchange Commission (the "Commission") stating that Enviromed sold the Common Stock held by it of record to Flambelle Limited ("Flambelle"), a wholly-owned subsidiary of Trinity, and Eastcourt, an entity owned 50% each by Enviromed and Flambelle, on August 28, 1996. On November 1, 1996, Enviromed announced that it had disposed of its holding of shares of Eastcourt to Flambelle for consideration of $1.25 million. In December 1996, Eastcourt filed a Schedule 13D/A and Flambelle filed a
Schedule 13D with the Commission.


     On February 12, 1997 Flambelle and Eastcourt commenced a lawsuit against the Company in the United States District Court for the District of Massachusetts, seeking a declaratory judgment that Flambelle and Eastcourt own the Common Stock held of record by Enviromed and damages for alleged breach of a registration rights agreement. The Company intends to contest Flambelle's and Eastcourt's claims vigorously. The Company is not able to estimate the amount of damages, if any, which might result from Flambelle's and Eastcourt's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company.


  (d) Agreement with Princeton BioMeditech Corporation


     On March 15, 1996, the Company entered into an agreement with Princeton BioMeditech Corporation ("Princeton") that provides for the development of certain specific infectious disease tests by Princeton for marketing by Selfcare on a nonexclusive basis. The agreement also grants the Company an option to market under its own brand name other infectious disease tests and certain other types of tests developed by Princeton on terms to be agreed. Pursuant to the agreement, the Company is also obligated to purchase $6,900,000 of certain test kits from Princeton through 1998 and will provide $500,000 to finance the purchase of equipment, which will remain the property of the Company, to be used in producing test kits for the Company. As of December 31, 1996, the Company is obligated to purchase up to $2,177,000 and $3,030,000 of certain test kits from Princeton in 1997 and 1998, respectively. The Company has paid $500,000 of the above-mentioned financing as of December 31, 1996. The agreement also provides that the Company will provide funding for the development by Princeton of a birth control aid, with respect to which the Company will have exclusive worldwide marketing rights.


  (e) Agreement with Nova Biomedical


     In September 1996, the Company entered into an agreement with Nova Biomedical Corp., a Massachusetts corporation ("Nova"), pursuant to which Nova will perform the final packaging of early pregnancy and ovulation test kits for the Company. The initial term of the agreement expires on December 31, 1998 and may be automatically renewed for additional and successive terms of one year thereafter unless either party gives written notice of its intention not to renew the agreement. Under the manufacturing agreement, the Company has agreed to purchase a minimum quantity of $1,620,000 of specified products from Nova during the term of the agreement.



  (f) Employment Agreements



     The Company has employment agreements with several of its executive officers. The terms of the agreements cover option grants, noncompete provisions, and severance arrangements.



     In September 1993, Orgenics entered into an employment agreement with its Chairman of the Board and Chief Executive Officer ("the Employee"). Under the terms of the agreement, the Employee became entitled annually to participate in the profit of Orgenics at a rate of 2% of the next income of Orgenics, subject to the

                        SELFCARE, INC. AND SUBSIDIARIES
condition that the net income of Orgenics be at least 10% of total sales of Orgenics in the same year. The agreement will expire in August 1997 unless one of the two parties gives expiration notice earlier. Orgenics did not incur any liability in 1996 in connection with this employment agreement.



  (g) Orgenics Royalty Commitment



     Orgenics finances its research and development expenditures in Israel under programs sponsored by the Chief Scientist of the Ministry of Trade of Israel, for the support of research and development projects. In the event that development of the products in which the Chief Scientist participates is successful, Orgenics will be obligated to pay royalties at the rate of 2%-5% of the sales of products developed with funds provided by the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's research and development grants to such projects. Orgenics incurred royalty expense of $209,000 in 1996 under these programs. The maximum contingent royalty as of December 31, 1996 was approximately $1,500,000. Orgenics does not have any liability to the State of Israel for amounts received in support of unsuccessful programs or unsaleable products.



  (h) Orgenics Severance Obligations



     Orgenics' liability for severance pay, pursuant to Israeli law, is provided by managers insurance policies and by severance pay funds. The Company has accrued a liability of $173,000, net of contributions, as of December 31, 1996, included as a component of accrued expenses in the accompanying consolidated balance sheet.



     France has a State-run mandatory pension plan to which contributions are made monthly by both the employee and employer based on the gross monthly salary. Orgenics' liability is fully covered by these contributions.



     In addition, pursuant to industry employment agreements, a lump sum severance is payable upon retirement to employees still in the service of PBS at the date of retirement. Orgenics has fully provided for the $221,000 obligation as of December 31, 1996.



(12) RESEARCH, MANAGEMENT AND MANUFACTURING AGREEMENTS


  (a) U.S. Boston Technology Associates Limited Partnership

     On December 30, 1993, the Company entered into a purchase and sale agreement with USB '93 for the sale of the Company's core immuno-assay technology (the "Technology") for $1,360,000. USB '93 is a limited partnership, the general partner of which is USB '93 Inc., a corporation whose president and chief executive officer is a director of the Company. This director beneficially owns approximately 20% of the Company on a fully diluted basis. The Company may repurchase the Technology for $6,000,000.


     The Company and the USB '93 also entered into a license and development agreement on December 30, 1993 whereby the Company leased back the rights to the Technology from the USB '93 in consideration for three warrants to purchase up to an aggregate of 438,750 shares of the Company's Common Stock (see Note 11(c)) and the payment of 1.5% of gross sales and 22.5% of royalty income, up to an aggregate total payment of $6,000,000. This agreement is immediately void if the Company decides to repurchase the rights to the Technology according to terms of the Technology purchase and sale agreement noted above. Pursuant to this agreement, the Company has charged approximately $35,000, $104,000 and $235,000 to cost of sales in the accompanying consolidated statements of operations for the years ended December 31, 1994 1995 and 1996, respectively.


     The income from the sale of technology has been included in deferred revenue in the accompanying consolidated balance sheets and will be recognized on the earlier of (1) a straight-line basis over a period of six years, the Technology's estimated useful life, or (2) will be eliminated upon the repurchase of the

                        SELFCARE, INC. AND SUBSIDIARIES

Technology, if the Company opts to repurchase the Technology, as discussed above. The Company has recognized approximately $227,000, as grants and other revenue in the accompanying consolidated statement of operations for each of the years ended December 31, 1996. Accordingly, $680,000 is included in deferred revenue in the accompanying consolidated balance sheet as of December 31, 1996.


  (b) University College of Wales/Aberystwyth


     On February 10, 1992, the Company entered into a research and development contract with University College of Wales/Aberystwyth, a corporation organized and existing under the laws of England and Wales, whereby the Company obtained the right to develop and market certain technology in consideration for a royalty stream of 1.5% of gross revenues generated from the technology. The agreement will remain in effect for the duration of the life of any patent issued with respect to the technology, or any improvements thereof, unless terminated pursuant to provisions of the agreement. As of December 31, 1996, the Company had not generated any revenues related to this technology and, therefore, did not incur any royalty expense for the year then ended.


  (c) Cambridge Biotech Corporation


     In connection with the Company's November 30, 1994 acquisition of Cambridge Diagnostics, the Company also acquired a 49% interest in Cambridge Affiliate for $1.00. The Company is accounting for this investment under the equity method. During the period from November 30, 1994 to December 31, 1994, Cambridge Affiliate had no significant activity. As discussed in Note 3, the Company entered into various agreements upon the closing of its purchase of Cambridge Diagnostics and its investment in Cambridge Affiliate. Pursuant to these agreements, Cambridge Diagnostics owes Cambridge Biotech royalties ranging from 4% to 6% of certain net sales, as defined. Under a manufacturing agreement between Cambridge Diagnostics, Cambridge Affiliate and Cambridge Biotech, Cambridge Diagnostics manufactures certain products for Cambridge Affiliate, for which Cambridge Affiliate pays Cambridge Diagnostics 75% of the net proceeds of manufactured products, less 110% of the royalty payments payable to Cambridge Biotech by Cambridge Diagnostics, as noted above. Royalty payments made by Cambridge Diagnostics to Cambridge Biotech during the years ended December 31, 1995 and 1996 were approximately $45,000 and $56,000, respectively, and Cambridge Diagnostics received approximately $1,914,000 and $1,942,000 during the years ended December 31, 1995 and 1996, respectively, from Cambridge Affiliate under the manufacturing agreement.



     Cambridge Diagnostics, Cambridge Biotech and Cambridge Affiliate have entered into a management agreement whereby Cambridge Diagnostics receives from Cambridge Affiliate 5% of Cambridge Affiliate's net proceeds from defined products, less 110% of certain royalty payments, payable by Cambridge Biotech to another third party under a previous arrangement. Cambridge Diagnostics received approximately $128,000 and $129,000 from Cambridge Affiliate during the years ended December 31, 1995 and 1996, respectively, under this management agreement. Cambridge Affiliate and Cambridge Diagnostics have also entered into an agreement whereby Cambridge Affiliate will pay to Cambridge Diagnostics defined commissions on Cambridge Diagnostic's sales of defined products. Cambridge Diagnostics received approximately $510,000 and $518,000 from Cambridge Affiliate during the years ended December 31, 1995 and 1996, respectively, under this sales agreement.


     In May 1996, Cambridge Biotech proposed plans of reorganization under Chapter 11 that contemplated the sale of its diagnostics business to bioMerieux Vitek, Inc. ("bioMerieux"). Under the terms of the proposed sale, bioMerieux would succeed to Cambridge Biotech's interest in Cambridge Affiliate, and bioMerieux would acquire effective control of rights to practice the patents of Syva Company ("Syva") and Pasteur Sanofi Diagnostics. Syva and Pasteur Sanofi Diagnostics objected to confirmation of a plan that would permit Cambridge Biotech to assume or transfer control of its rights as licensee with respect to their patents.

                        SELFCARE, INC. AND SUBSIDIARIES

On July 18, 1996, the Bankruptcy Court confirmed Cambridge Biotech's Chapter 11 plan over all objections, specifically upholding Cambridge Biotech's right to assume the Syva and Pasteur Sanofi Diagnostics licenses. Syva and Pasteur Sanofi Diagnostics immediately appealed the Bankruptcy Court's order. The Syva appeal was subsequently settled. Pasteur Sanofi Diagnostics, however, obtained orders staying the Bankruptcy Court's plan-confirmation order and the proposed sale of stock to bioMerieux pending determination of its appeal. On September 27, 1996, the United States District Court affirmed the plan-confirmation order, including Cambridge Biotech's right to assume the licenses extended to the Cambridge Affiliate. Pasteur Sanofi Diagnostics then appealed to the Court of Appeals for the First Circuit. Cambridge Biotech and bioMerieux consummated the sale in October 1996. On January 17, 1997, a three-judge panel of the First Circuit Court of Appeals ruled that Cambridge Biotech was entitled to assume its license agreements with Pasteur Sanofi Diagnostics. Pasteur Sanofi Diagnostics has 90 days from the date of the First Circuit's ruling in which to seek review by the United States Supreme Court. If such review is granted and if the Court were to overturn the prior decisions in the case, then it would be unclear whether Cambridge Biotech could continue to extend the license to Cambridge Affiliate. The failure of the Company to retain such license could have a material adverse effect on the Company.



(13) STOCKHOLDERS' EQUITY


  (a) Stock Option Plans


     In 1992, the Company adopted the 1992 Stock Plan (the "1992 Plan"), which provides for granting to directors, officers, employees and consultants of the Company, at the discretion of the Board of Directors, incentive stock options, nonqualified stock options and stock awards for the purchase of up to 10,725,000 shares of Common Stock under terms similar to those in the 1996 Plan, as described below. In June 1996, the Company amended the 1992 Plan to provide that no additional stock options would be granted under the 1992 Plan. As of December, 1996, 336,739 options remain outstanding.



     In 1994, the Company adopted the 1994 Incentive and Nonqualified Stock Option Plan (the "1994 Plan"), which provides for the granting of up to 3,380,000 shares of Common Stock under terms similar to those in the 1996 Plan, as described below. In June 1996, the Company amended the 1994 Plan to provide that no additional stock options would be granted under the 1994 Plan. As of December 31, 1996, 2,997,930 options remain outstanding.



     In 1996, the Company adopted the 1996 Stock Option and Grant Plan (the "1996 Plan"). The 1996 Plan may be administered by the Board of Directors or by an Option Committee, as defined (in either case, the "Administrator"), to grant incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, stock appreciation rights ("SAR"), performance share awards and dividend equivalent rights. The Company has reserved a total of 1,000,000 shares of Common Stock for future grant under the 1996 Plan. As of December 31, 1996, 838,392 options remain outstanding. The key terms of the amended 1996 Plan are as follows:


Incentive and Nonqualified Stock Options

     The Administrator, at its discretion, may determine the number, term and exercise price of each option to be granted, except that no option shall have a term of greater than ten years. Also, incentive stock options may not be granted at less than fair market value.

Stock Appreciation Right


     The Administrator may award a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock

                        SELFCARE, INC. AND SUBSIDIARIES
option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.


Restricted Stock


     The Administrator may award shares of Common Stock to officers, other employees and key persons subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of restricted stock will be determined by the Administrator. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of restricted stock.


Unrestricted Stock

     The Administrator may grant shares that are free from any restrictions under the 1996 Plan. Unrestricted stock may be issued to employees and key persons in recognition of past services or other valid consideration.

Performance Share Awards


     The Administrator may grant performance share awards to employees or other key persons entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine.


Dividend Equivalent Rights


     The Administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1996 Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.


Grants to Nonemployee Directors


     Each nonemployee director of the Company as of the date of the IPO was granted an option to purchase up to 12,000 shares of Common Stock at an exercise price equal to the IPO price. In addition, each new nonemployee director elected after the date of the IPO and before November 4, 1996 received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors, at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to nonemployee directors may be granted at the sole discretion of the Board of Directors. The exercise price of each such Nonqualified Option will be the fair market value of the Common Stock on the date of grant. Each Nonqualified Option granted to Independent Directors shall vest ratably over four years from the date of grant.

                        SELFCARE, INC. AND SUBSIDIARIES

Change of Control Provisions

     The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

  (b) Other Stock Options


     On August 15, 1995, the Company entered into a stock option agreement (the "Agreement") with the President of the Company. Under the Agreement, the President received an option to acquire 520,000 shares of the Company's Common Stock. The option vests and becomes exercisable, within a two-year period, if a liquidity event, such as an initial public offering or the sale of the Company, occurs; otherwise, the option expires. The exercise price per share is determined by the liquidity price per share. The exercise price per share will decrease $1 for every $1 that the liquidity price per share exceeds $5.38 per share. Accordingly, upon completion of the IPO, the Company recorded a compensation charge of approximately $3,240,000 representing the difference between the exercise price per share and the fair market value per share at the date of vesting.



     On October 17, 1995, the Company entered into stock option agreements with certain officers and key employees granting them options to acquire up to 253,500 shares of Common Stock at an exercise price of $1.54 per share. These shares are exercisable after ten years of continuous employment or earlier if certain milestones, such as meeting certain financial targets and the effectiveness of an IPO, are achieved. At the date of grant, the fair market value per share of the Company's Common Stock exceeded the exercise price of the options; therefore, the Company recorded deferred compensation of $250,965 related to this difference at the date of grant. Such goals were met in 1996 and, accordingly, the Company fully amortized the deferred compensation in 1996. During the years ended December 31, 1995 and 1996, the Company recorded compensation expense of approximately $52,000 and $199,000, respectively, related to these option grants in the accompanying consolidated statement of operations.



     During the year ended December 31, 1996, the Company recorded compensation expense of approximately $680,000 related to stock options granted to employees that were contingent on certain goals that have now been met. In accordance with SFAS No. 123 Accounting for Stock-Based Compensation (SFAS No. 123), the Company also recorded compensation expense of $76,000 for options granted to nonemployees.



     On December 29, 1995, the Company entered into stock option agreements with certain shareholders and officers of Orgenics granting them options to acquire up to 85,800 shares of Common Stock at an exercise price of $3.69 per share. These options vest over a four-year period but were not be considered granted until the Company's ownership of Orgenics exceeded 51%, which occurred during October 1996. The difference between the exercise price and the fair market value price per share of $1,056,000 is included as a component of the purchase price.

                        SELFCARE, INC. AND SUBSIDIARIES

     The following is a summary of all stock option activity during the three years ended December 31, 1996:



                                              NUMBER OF                            WTD AVG
                                                SHARES        OPTION PRICE       OPTION PRICE
                                              ----------     --------------     --------------
    Options outstanding, December 31,
      1993..................................     668,473     $  .001- 1.538     $        1.134
      Granted...............................     649,649       1.538- 2.528              2.214
      Exercised.............................        (650)             1.538              1.538
      Terminated............................    (189,865)      1.538- 2.528              1.559
                                              ----------       ------------             ------
    Options outstanding, December 31,
      1994..................................   1,127,607        .001- 2.528              1.685
      Granted...............................   2,591,056        .001- 3.692              2.609
      Exercised.............................     (27,300)             2.528              2.528
      Terminated............................    (308,919)       .001- 2.528              1.257
                                              ----------       ------------             ------
    Options outstanding, December 31,
      1995..................................   3,382,444        1.15- 3.692              2.407
      Granted...............................     842,292        3.69-15.375             12.576
      Exercised.............................     (51,675)             1.540              1.540
                                              ----------       ------------             ------
    Options outstanding, December 31,
      1996..................................   4,173,061     $ 1.15- 15.375     $         4.47
                                              ----------       ------------             ------
    Options exercisable, December 31,
      1996..................................   2,598,680     $ 1.15-  3.692     $         2.23
                                              ==========       ============             ======



     On December 10, 1996 the Company granted 600,000 options at an exercise price of $13.875 to the President and certain officers and key employees of the Company. The options vest in seven years unless certain performance goals, as defined, are met. In the event that such performance goals are met, the vesting of these options will accelerate.


     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, which requires the measurement of the fair value of stock options or warrants to be included in the statement of income or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted in 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions are as follows:


                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                       1995             1996
                                                                   ------------         ----
    Risk-free interest rate......................................       6.3%             6.2%
    Expected dividend yield......................................        --               --
    Expected lives...............................................         5                5
    Expected volatility..........................................        60%              74%


     Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been reduced to the following pro forma amounts:


                                                                      DECEMBER 31,
                                                             -------------------------------
                                                                 1995               1996
                                                             ------------       ------------
    Net Loss:............................  As Reported       $(10,096,903)      $(28,577,642)
                                           Pro Forma          (11,517,942)       (31,307,295)
    Net Loss Per Share:..................  As Reported       $      (1.66)      $      (4.70)
                                           Pro Forma                (1.90)             (5.15)


     Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                        SELFCARE, INC. AND SUBSIDIARIES

  (c) Warrants


     On November 16, 1993, the Company issued a warrant to purchase 279,500 shares of Common Stock, at an exercise price of $1.54 per share, to the President of the Company. This price was determined by the Company's Board of Directors to be fair market value at the date of grant. This warrant was issued in consideration of the President's guarantee of certain Company loans and is fully exercisable through November 16, 2013.



     As discussed in Note 10(a), on December 30, 1993, the Company issued to the USB '93 warrants to purchase 438,750 shares of Common Stock at an exercise price of $1.54 per share. This price was determined by the Company's Board of Directors to be fair market value at the date of grant. The warrants are fully exercisable up to 30 days after the time when the Company fulfills all of its obligations under its agreements with the USB '93.



     In connection with certain sales of Common Stock in 1994, the Company issued five-year warrants to purchase up to 174,226 shares of Common Stock to those individuals purchasing the Common Stock. These warrants are fully exercisable at $2.53 per share; 174,005 of such warrants remain outstanding at December 31, 1996.



     As discussed in Note 7, on December 31, 1996, the Company entered into agreement with substantially all of the principal noteholders of the Cambridge Diagnostics Notes and fixed the number of shares of Common Stock to be issued at 1,142,635, of which 314,226 will be issued to certain directors and officers of the Company. All such shares of Common Stock will be issued for no additional consideration on the earlier of January 15, 2000 or the date on which a change in control of the Company (as defined) occurs. In addition, the Company agreed to issue five-year warrants to purchase an aggregate of 54,090 shares of Common Stock, which are fully exercisable at an exercise price of $12.875 to such holders, of which 27,046 will be exercisable by certain directors and officers of the Company. In accordance with SFAS No. 123, the Company has recorded interest expense of approximately $394,000 related to the grant of these warrants. If the notes are not paid by June 30, 1997 and the Company has not sold shares of Common Stock on or before June 30, 1997 pursuant to a registration statement on form SB-2 (or a similar form), then the Company will issue additional five-year warrants to purchase an aggregate of 27,273 shares of Common Stock, which are fully exercisable at an exercise price of $12.875 to such holders, of which 7,499 will be exercisable by certain directors and officers of the Company.


  (d) Employee Stock Purchase Plan


     Upon the consummation of the IPO, the Company adopted the Selfcare, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Company has reserved 250,000 shares of Common Stock for issuance under the Stock Purchase Plan. Under the Stock Purchase Plan, eligible employees will be able to purchase shares of the Company's Common Stock at 85% of fair market value, as defined, subject to certain limitations. 10,508 shares have been issued under the Stock Purchase Plan as of December 31, 1996.



  (e) Preferred Stock



     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 5,000,000 shares of preferred stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate of Incorporation. Any such preferred stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

                        SELFCARE, INC. AND SUBSIDIARIES

     In October 1996, the Board of Directors adopted a resolution authorizing 10,000 shares of Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock"). In October 1996, the Company sold 5,500 shares of Series A Preferred Stock at a price of $1,000 per share to various non-U.S. investors. The net proceeds of such sales of approximately $5.2 million were used to purchase a portion of the Orgenics and Orgenics International shares. The holders of Series A Preferred Stock generally are entitled to receive cumulative quarterly dividends at the rate of six percent per year and their shares of Series A Preferred Stock will become convertible into shares of the Company's Common Stock in five equal installments over a 120-day period beginning in December 1996. Shares of Series A Preferred Stock are generally convertible at a discount of 14.5% from the average closing bid price per share of the Company's Common Stock for the five trading days prior to their conversion, subject to the following: (i) the maximum conversion price is $20 per share and (ii) if the conversion price would otherwise be $12.00 or less, it shall instead be $12.00; provided, however, if the average closing bid price is less than $12.00, then the conversion price shall be equal to such price but in no event less than $8.75 per share. Any shares of Series A Preferred Stock not previously converted will automatically convert into shares of the Company's Common Stock on October 15, 1998 at the closing bid price at the time. During December 1996 and February 1997, 600 shares of Series A Preferred Stock together with cumulative dividends were converted into 51,741 shares of Common Stock. The 4,900 remaining shares of Series A Preferred Stock will convert into 416,120 shares of Common Stock assuming an average closing market price of $12.45 per share at the time of conversion resulting in a conversion price of $12.00 per share. The Company has accreted dividends of $51,037 as of December 31, 1996 relating to the outstanding shares of Series A Preferred Stock.



(14) INCOME TAXES


     The Company provides for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Accordingly, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates expected to be in effect when these differences reverse.


     The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences at December 31, 1994, 1995 and 1996 are as follows:



                                                                 DECEMBER 31,
                                                 --------------------------------------------
                                                    1994            1995             1996
                                                 -----------     -----------     ------------
    Deferred tax assets --
      Nondeductible reserves...................  $   116,000     $    70,000     $    522,000
      Deferred revenue.........................      422,000         338,000        1,288,000
      Net domestic and foreign operating loss
         and tax credit carryforwards..........    1,370,000       7,800,000       12,382,000
                                                 -----------     -----------     ------------
                                                   1,908,000       8,208,000       14,192,000
                                                 -----------     -----------     ------------
    Deferred tax liabilities --
      Depreciation.............................  $    (1,300)    $    (2,000)         (19,000)
      Other temporary differences..............       (5,000)         (3,000)          (2,000)
                                                 -----------     -----------     ------------
                                                      (6,300)         (5,000)         (21,000)
                                                 -----------     -----------     ------------
      Valuation allowance......................   (1,901,700)     (8,203,000)     (14,171,000)
                                                 -----------     -----------     ------------
      Net deferred tax asset...................  $        --     $        --     $         --
                                                 ===========     ===========     ============



     The Company has available domestic and foreign net operating loss carryforwards of approximately $4,441,000 and $30,933,000, respectively, as of December 31, 1996 and federal research and development

                        SELFCARE, INC. AND SUBSIDIARIES
credit carryforwards of approximately $61,000 as of December 31, 1996 to reduce future income taxes, if any. These carryforwards expire through 2010 and are subject to review and possible adjustment by the appropriate taxing authorities.



     The Internal Revenue Code contains provisions that limit the amount of federal net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has recorded a 100% valuation allowance against the deferred tax asset, as the realization of the asset is uncertain at this time.



     Orgenics and its subsidiaries have approximately $11,000,000 in net operating loss carryforwards, substantially all of which do not expire. These net operating loss carryforwards may only be used to offset taxable income of the entities in which the losses were generated and may be otherwise limited or adjusted by the appropriate taxing authorities.



(15) TRANSACTIONS WITH ENVIROMED AND EN PLC LIMITED PARTNERSHIP



     In March 1994, the Company entered into a joint venture agreement with Enviromed for the purpose of distributing diabetes and women's health products in European Union countries. The joint venture activities were to be conducted through a newly formed entity, Selfcare Europe Ltd. ("SCE"), in which the Company and Enviromed each held 50% equity interests, but for which the Company had sole management responsibility. The capital requirements of SCE were to be funded 75% by Enviromed and 25% by Selfcare, in accordance with the agreed SCE budgets. In connection with the formation of SCE, SCE entered into certain distributorship agreements with Selfcare and affiliates of Enviromed, and Enviromed purchased 593,528 shares of Common Stock in consideration for certain manufacturing rights granted by an affiliate of Enviromed. In June 1995, Selfcare notified Enviromed that Enviromed was in breach of its obligation to make agreed payments to fund SCE's capital needs. In July 1995, Selfcare notified Enviromed that, as a result of Enviromed's failure to cure this breach, Enviromed's shares in SCE were deemed to be transferred to Selfcare pursuant to the terms of SCE's charter and the joint venture agreement. For its part, Enviromed informed Selfcare that it denied Selfcare's claims of breach and claimed that Selfcare was in breach of the joint venture agreement in several respects. SCE is currently classified as a wholly owned subsidiary in the Company's financial statements (see Note 2). In April 1995, the Company's President resigned as a director of Enviromed and his counterpart at Enviromed resigned as a director of the Company. The Company does not consider SCE to be material to its business or operations.



     In October 1995, EN PLC Limited Partnership ("EN PLC") was formed by the Company's President and a group of investors for the purpose of purchasing ordinary shares of Enviromed. As of May 1, 1996, EN PLC had acquired 27.0% of Enviromed's outstanding voting stock. The Company's President shares control of EN PLC's general partner with another individual who is not affiliated with the Company. The Company's President and two Company directors are among EN PLC's limited partners. In October 1996, the Company purchased 200,000 common shares of Enviromed and entered into an agreement with EN PLC (the "EN PLC Agreement") pursuant to which the Company purchased 7,961,386 shares of Enviromed held by EN PLC for approximately $3.8 million. The Company's purchase price for these shares was based on their quoted market price at that date. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement. Each note bears interest at the annual rate of the Bank of Boston prime rate plus 1.5 percent, payable quarterly over the two-year term of the note. The principal amount of the $1.0 million promissory note is payable in eight quarterly installments, commencing in January 1997; the first four installments are $85,897 each and the second four installments are $171,794 each. Approximately $1.4 million of the principal amount of the $2.8 million promissory note is payable in January 1998, followed by three equal quarterly installments of the remaining principal. In consideration of the amendment, the

                        SELFCARE, INC. AND SUBSIDIARIES

Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of Common Stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002. In accordance with SFAS No. 123, the Company recorded deferred financing costs of approximately $107,000 in connection with the grant of these warrants. As a result of this purchase, the Company acquired a 28.5% equity interest in Enviromed. The Company subsequently acquired an additional 100,000 shares of Enviromed which increased the Company's equity interest in Enviromed to 28.9%.



     Following the Company's acquisition of its ownership interest in Enviromed, the Company has accounted for its investment under the equity method. In the year ended December 31, 1996, the Company has recorded a loss of $200,000, representing the Company's pro rata share of Enviromed's estimated net loss during the Company's period of ownership.



(16) FINANCIAL INFORMATION BY GEOGRAPHIC AREA


     Prior to the Company's acquisition of Cambridge Diagnostics in 1994, substantially all of the revenues, net income, and identifiable assets of the Company related to operations in the United States.


     Revenues by geographic destination and as a percentage of total revenues for the years ended December 31, 1994, 1995 and 1996 are as follows:



                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                    -----------------------------------------
                     DESTINATION                       1994           1995           1996
    ----------------------------------------------  ----------     ----------     -----------
    North America.................................  $1,650,621     $2,993,249     $11,484,380
    Europe........................................     609,725      1,875,855       4,761,713
    Africa........................................          --         86,400         947,390
    Asia..........................................          --        800,000         585,055
    Middle East...................................          --      1,075,200         356,435
    Other.........................................      61,579        408,008         927,815
                                                    ----------     ----------     -----------
                                                    $2,321,925     $7,238,712     $19,062,788
                                                    ==========     ==========     ===========



                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                  GEOGRAPHIC AREA BY                 ----------------------------------------
                      DESTINATION                       1994           1995           1996
    -----------------------------------------------  ----------     ----------     ----------
    North America..................................       71%            41%            60%
    Europe.........................................       26             26             25
    Africa.........................................       --              1              5
    Asia...........................................       --             11              3
    Middle East....................................       --             15              2
    Other..........................................        3              6              5
                                                        ----           ----           ----
                                                         100%           100%           100%
                                                        ====           ====           ====

                        SELFCARE, INC. AND SUBSIDIARIES

     Revenues, net income, and identifiable assets for the Company's United States, Irish, Scottish, Israeli and other European operations are as follows:



                                  UNITED                                                 OTHER      INTERCOMPANY
   YEAR ENDED DECEMBER 31,        STATES       IRELAND      SCOTLAND       ISRAEL      EUROPEAN     ELIMINATIONS   CONSOLIDATED
-----------------------------  ------------   ----------   -----------   ----------   -----------   ------------   ------------
1994 --
  Revenues...................  $  1,806,533   $  515,392   $        --   $       --   $        --   $        --    $ 2,321,925
                               ============   ==========   ===========   ==========                 ===========    ===========
  Net income (loss)..........    (2,906,193)     154,956            --           --      (134,101)      100,575     (2,784,763)
                               ============   ==========   ===========   ==========                 ===========    ===========
  Identifiable assets........     3,734,362    3,784,775            --           --            --    (2,188,235)     5,330,902
                               ============   ==========   ===========   ==========                 ===========    ===========
1995 --
  Revenues...................  $  2,302,154   $4,187,104   $        --           --   $   749,454   $        --    $ 7,238,712
                               ============   ==========   ===========   ==========                 ===========    ===========
  Net loss...................    (7,339,808)    (710,400)     (519,661)          --    (1,527,034)           --    (10,096,903)
                               ============   ==========   ===========   ==========                 ===========    ===========
  Identifiable assets........    11,421,961    2,946,355     5,316,234           --     1,941,297    (7,933,499)    13,692,348
                               ============   ==========   ===========   ==========                 ===========    ===========
1996 --
  Revenues...................  $ 10,834,816   $4,601,838   $   722,163   $2,036,000   $   867,971   $        --    $19,062,788
                               ============   ==========   ===========   ==========                 ===========    ===========
  Net loss...................   (16,471,342)    (747,888)   (4,745,715)    (310,000)   (2,249,659)   (4,053,038)   (28,577,642)
                               ============   ==========   ===========   ==========                 ===========    ===========
  Identifiable assets........    41,578,973    3,570,683     9,335,606    8,129,000     2,929,440   (24,454,250)    41,089,452
                               ============   ==========   ===========   ==========                 ===========    ===========



(17) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES



     Accrued expenses and other current liabilities consisted of the following at December 31, 1995 and 1996:



                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1996
                                                                  ----------     ----------
    Compensation and compensation-related.....................    $  326,271     $1,181,337
    Professional fees.........................................        94,967        499,174
    Product return reserve....................................       480,000      1,183,630
    Other.....................................................       764,130      2,962,811
                                                                    --------     ----------
                                                                  $1,665,368     $5,826,952
                                                                    ========     ==========



(18) VALUATION AND QUALIFYING ACCOUNTS


     The following table sets forth activity in the Company's accounts receivable reserve account:


                                     BALANCE AT                         OTHER        UNCOLLECTIBLE    BALANCE AT
                                     BEGINNING     PROVISION FOR    ADDITIONS TO       ACCOUNTS         END OF
  ALLOWANCE FOR DOUBTFUL ACCOUNTS    OF PERIOD       BAD DEBT       ALLOWANCES(1)     WRITTEN OFF       PERIOD
-----------------------------------  ----------    -------------    -------------    -------------    ----------
Year Ended December 31, 1994.......        --              --           94,190               --          94,190
Year Ended December 31, 1995.......    94,190          37,372               --          (38,184)         93,378
Year Ended December 31, 1996.......    93,378         191,662           51,000          (19,821)        316,219


---------------

(1) Additions arising through the acquisition of Cambridge Diagnostics in 1994 and Orgenics in 1996.



(19) NUTRITIONAL SUPPLEMENT LINES ACQUISITION


     On January 14, 1997, the Company entered into the Nutritional Supplement Lines Acquisition, pursuant to which a newly-formed subsidiary of the Company (the "Acquisition Subsidiary") and the Company have agreed to acquire the Nutritional Supplement Lines from AHP. At the Acquisition Closing, the Acquisition Subsidiary will pay to AHP $30.0 million in cash and the Company will issue to AHP the AHP Note. The

                        SELFCARE, INC. AND SUBSIDIARIES

Company anticipates that substantially all of the purchase price will be allocated to intangible assets including goodwill. The Company will fund the cash portion of purchase price with the AHP Term Loan and AHP Bridge Loan made to the Acquisition Subsidiary. The AHP Note will be due on the first anniversary of the Acquisition Closing, and will bear interest payable quarterly at the rate of 7.0% per annum. The Company may prepay the AHP Note at any time. The Company currently intends to prepay the AHP Note and the AHP Bridge Loan with proceeds from this offering; however, the Company may elect to refinance the AHP Note and/or the AHP Bridge Loan from other sources. The Company has received and accepted a commitment letter from Fleet National Bank ("Fleet") which outlines the proposed terms of the AHP Term Loan and the AHP Bridge Loan to be made to the Acquisition Subsidiary and guaranteed by the Company (collectively, the "Proposed Acquisition Facility"). The AHP Term Loan would have a five-year term, with quarterly amortization of principal, and would bear interest at the annual rate of LIBOR plus two percent, or Fleet's Prime Rate. The Proposed Acquisition Facility would impose certain financial covenants on the Acquisition Subsidiary, including (i) requirements to maintain certain ratios of total indebtedness to EBITDA, (ii) limits on capital expenditures, and (iii) a requirement of a positive net income for any fiscal year. The Acquisition Subsidiary would also agree to restrictions on (i) acquisitions without Fleet's consent, (ii) material asset sales and other payments, and (iii) dividends and distributions. Further, the Company, as guarantor of the Acquisition Subsidiary's debt under the Proposed Acquisition Facility, will be subject to certain covenants and will be limited in its ability to receive dividends and distributions from the Acquisition Subsidiary. Fleet's commitment with respect to the Proposed Acquisition Facility and the Proposed Credit Line is subject to various customary closing conditions and will terminate on March 31, 1997 unless the facility has been entered into and utilized by such date.



     For financial information reflecting the Nutritional Supplement Lines Acquisition on a Pro Forma basis, along with the Orgenics Acquisition (see Note
5) and certain other events, see the Company's Unaudited Pro Forma Combined Condensed Financial Statements beginning on page F-32.

                        SELFCARE, INC. AND SUBSIDIARIES

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

OVERVIEW:

     On December 23, 1995, the Company and Orgenics entered into an Investment and Loan Agreement whereby the Company purchased a $1,000,000, 18-month, unsecured interest-bearing Debenture that is convertible into redeemable preferred shares of Orgenics. Medica contributed $500,000 in cash toward the purchase of the Debenture. On April 25, 1996, the Company exercised its right to acquire Medica's interest in the Debenture for 135,421 shares of Common Stock.

     The Company has also entered into Option Agreements with a majority of the individual stockholders of Orgenics and Orgenics International. Each Option Agreement provides a put option on the part of the stockholders to sell to the Company and a call option on the part of the Company to purchase from the stockholder such shares of Orgenics and Orgenics International (the "Optionee"). The call option is exercisable at any time prior to August 7, 1999. The put option shall not be exercisable until the closing of one or more public offerings of the Company with aggregate gross proceeds of at least $15,000,000. Upon exercise of either the put or call options discussed above, the Company would effectively own 100% of Orgenics.


     Under the terms of the Option Agreements, assuming that the put or call options under the Option Agreements are exercised prior to March 10, 1997 (as the Company currently intends), the Company will be required to pay for each share of Orgenics which it acquires, consideration equal to 1.50 times Orgenics' gross revenues per share (on a fully diluted basis as of the exercise date, giving effect to the conversion of the Debenture) during the most recent four fiscal quarters immediately preceding the date of exercise. However, if certain performance goals are met by Orgenics, the multiple would increase to 1.75 times. The Company believes these performance goals will be met during the applicable period.



     In October 1996, the Company acquired a 57.1% direct and indirect equity interest in Orgenics, as a result of the conversion of the Debenture and cash payment of approximately $7,000,000 for the purchases of outstanding shares of Orgenics and Orgenics International. In addition, the Company has granted options to purchase up to 85,800 shares of Common Stock having a fair market value of $1,056,000 and will incur direct acquisition costs of approximately $100,000. The Company estimates that it will pay additional consideration totaling approximately $9,307,000 in cash and Common Stock for all the remaining shares in Orgenics and Orgenics International pursuant to the exercise of the Option Agreements.



     The remaining consideration for the Orgenics shares to be purchased pursuant to the Option Agreements is payable by the Company, at the election of each Optionee entirely in cash, entirely in Common Stock or 50% in cash and 50% in Common Stock. After August 7, 1997, the consideration payable pursuant to a put or call would be 50% in cash and 50% in Common Stock. Although the Company considers it likely that the Orgenics Acquisition will be completed prior to March 31, 1997, the Company is not able to predict when the acquisition will be completed. Moreover, because the amount of the consideration to be paid pursuant to the Option Agreements is a function of the date on which the options are exercised and the performance of Orgenics during the four fiscal quarters preceding such exercise, the Company is not presently able to determine the total amount of such consideration which will be payable. Assuming the exercise of the call option prior to March 10, 1997 and that the Orgenics and Orgenics International Stockholders elect to receive the consideration in the form of 50% cash and 50% Common Stock, the Company would pay approximately $4,654,000 in cash and issue approximately 344,709 shares of Common Stock, based on a market price of $13.50 per share of Common Stock and Orgenics' revenues for the four fiscal quarters ended December 31, 1996.


     In the event that the Company does not exercise its call option to March 10, 1997, the purchase price could be substantially greater, based on the gross revenues of Orgenics, the multiple to be used in calculating the purchase price or both. See "Business -- Strategic Transactions -- Orgenics Acquisition." Accordingly, the Company may be required to raise additional financing, offer additional shares to the Orgenics and

                        SELFCARE, INC. AND SUBSIDIARIES

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


Orgenics International stockholders or both in order to pay the greater purchase price. There can be no assurance that the Company will be able to raise such additional financing on terms favorable to the Company, if at all. In addition, the per share price of the Company's Common Stock could vary significantly from the market price of $13.50. Such variations would impact the number of shares of Common Stock the Company would be required to issue as consideration.



     The portion of the purchase price allocated to goodwill and other intangible assets relates primarily to acquired technology, trade names and goodwill and will be amortized on a straight-line basis over their estimated useful lives of five years. The portion of the purchase price allocated to in-process research and development projects that had not reached technological feasibility and did not have a future alternative use was charged to expense as of the acquisition date on a pro rata basis. The remaining portion of the in-process research and development will be charged to expense upon completion of the Orgenics Acquisition. The amount allocated to in-process research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were used in determining the fair market value of each intangible asset. To bring these projects to technological feasibility, high-risk development and testing issues will need to be resolved which will require substantial additional effort and testing.



     On January 14, 1997, the Company agreed to pay $36 million to acquire the Nutritional Supplement Lines from American Home Products Corporation ("AHP"), through $25 million of bank debt and $11 million of proceeds from this offering. The Company anticipates that the entire purchase price will be allocated to trade names, goodwill and other intangible assets, and plans to amortize such assets over their estimated useful lives of 20 years.



     The following unaudited pro forma combined condensed financial statements are presented in U.S. dollars, are in accordance with generally accepted accounting principles and give effect to the proposed offering of the Company's Common Stock and the transactions described above. The unaudited pro forma combined condensed statements combine the historical consolidated balance sheets of the Company and Orgenics as of December 31, 1996 and the statement of assets to be sold of the Nutritional Supplement Lines as of November 30, 1995 and combine the historical consolidated statements of operations of the Company and Orgenics for the year ended December 31, 1996 and the statements of revenues and expenses of the Nutritional Supplement Lines for the year ended November 30, 1996 assuming that Orgenics and the Nutritional Supplement Lines acquisitions were consummated on January 1, 1996 using proceeds from the Company's initial public offering and anticipated secondary public offering and after giving effect to certain adjustments. The unaudited pro forma combined condensed financial statements were prepared assuming that the exercise of the Company's options under the Option Agreements become effective prior to March 10, 1997; accordingly, the purchase price has been calculated using 1.75 times Orgenics gross revenues per share (on a fully-diluted basis as of the exercise date, and after giving effect to the conversion of the Debentures) based upon the revenues for the four fiscal quarters ended December 31, 1996. The unaudited pro forma combined condensed financial statements do not reflect additional consideration that will be paid if the Company does not complete the Orgenics Acquisition on or prior to March 31, 1997 insofar as it relates to determining the most recent four fiscal quarters immediately preceding the date of exercise, or prior to March 10, 1997 insofar as it relates to the gross revenues multiple to be used in the calculation of the purchase price. The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results which would actually have been reported if the acquisitions of Orgenics and the Nutritional Supplement Lines had been effected at those dates or which may be reported in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, Orgenics and the Nutritional Supplement Lines.

                        SELFCARE, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                                  (UNAUDITED)


                                                                   ACTUAL
                                                         --------------------------                  PRO FORMA
                                                                        NUTRITIONAL       -------------------------------
                                                                        SUPPLEMENT                             COMBINED
                                                         THE COMPANY       LINES          ADJUSTMENTS          COMPANY
                                                         ------------   -----------       ------------       ------------
                                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................    16,458,654   $        --       $ 24,780,000(1)      24,085,084
                                                                                            (4,653,570)(2)
                                                                                           (12,850,000)(4)
  Accounts receivable..................................     5,478,814            --                 --          5,478,814
  Inventory............................................     2,266,234            --                 --          2,266,234
  Prepaid and other current assets.....................     1,034,260            --                 --          1,034,260
                                                          -----------   -----------       ------------       ------------
        Total current assets...........................    25,237,962            --          7,626,430         32,864,392
                                                          -----------   -----------       ------------       ------------
PROPERTY AND EQUIPMENT, NET............................     7,858,885            --                 --          7,858,885
IN PROCESS RESEARCH AND DEVELOPMENT....................            --            --          7,700,000(3)
                                                                                            (7,700,000)(3)
GOODWILL AND OTHER INTANGIBLE ASSETS...................     3,741,171    13,822,000          4,890,156(3)      46,131,327
                                                                                            23,678,000(5)
INVESTMENT IN AFFILIATED COMPANIES.....................     3,732,609            --                             3,732,609
OTHER ASSETS...........................................       518,825            --                 --            518,825
                                                          -----------   -----------       ------------       ------------
                                                           41,089,452   $13,822,000       $ 36,194,586         91,106,038
                                                          ===========   ===========       ============       ============
                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Short-term bank debt.................................  $  1,337,000   $        --       $         --       $  1,337,000
  Current portion of long-term debt....................       332,000            --          4,000,000(4)       4,332,000
  Current portion of promissory notes payable..........     1,267,851            --                 --          1,267,851
  Accounts payable.....................................     4,991,543            --                 --          4,991,543
  Accrued expenses and other current liabilities.......     5,826,952     1,443,000         (1,443,000)(5)      5,826,952
  Current portion of deferred revenue..................     1,619,152            --                 --          1,619,152
                                                          -----------   -----------       ------------       ------------
    Total current liabilities..........................    15,374,498     1,443,000          2,557,000         19,374,498
                                                          -----------   -----------       ------------       ------------
LONG-TERM LIABILITIES
  Deferred revenue, net of current portion.............     4,786,347            --                 --          4,786,347
  Notes Payable........................................     3,000,000            --                 --          3,000,000
  Promissory notes payable, net of current portion.....     2,535,701            --                 --          2,535,701
  Long-term debt, net of current portion...............       360,000            --         21,000,000(4)      21,360,000
                                                          -----------   -----------       ------------       ------------
    Total long-term liabilities........................    10,682,048            --         21,000,000         31,682,048
                                                          -----------   -----------       ------------       ------------
MINORITY INTEREST......................................     1,199,684            --         (1,113,684)(2)         86,000
                                                          -----------   -----------       ------------       ------------
MANDATORILY REDEEMABLE PREFERRED STOCK OF A
  SUBSIDIARY...........................................     1,753,928            --                 --          1,753,928
                                                          -----------   -----------       ------------       ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Series A preferred stock.............................             5            --                 --                  5
  Common stock.........................................         5,975            --              2,000(1)           8,320
                                                                                                   345(2)
  Additional paid-in capital...........................    55,233,847    12,379,000         24,778,000(1)      84,665,072
                                                                                             4,653,225(2)
                                                                                           (12,379,000)(5)
  Treasury stock, at cost..............................       (15,200)           --                 --            (15,200)
  Accumulated deficit..................................   (43,318,898)           --         (3,303,300)       (46,622,198)
  Cumulative translation adjustment....................       173,565            --                 --            173,565
                                                          -----------   -----------       ------------       ------------
    Total stockholders' equity (deficit)...............    12,079,294    12,379,000         13,751,270         38,209,564
                                                          -----------   -----------       ------------       ------------
                                                           41,089,452   $13,822,000         36,194,586         91,106,038
                                                          ===========   ===========       ============       ============

                        SELFCARE, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1996



     The accompanying unaudited pro forma combined condensed balance sheet has been prepared by combining the historical results of the Company as of December 31, 1996 and the Nutritional Supplement Lines as of November 30, 1996 and reflects the following pro forma adjustments:



  (1)  Represents the receipt of the net proceeds from the Company's secondary public offering of 2,000,000 shares of Common Stock at the public
       offering price of 13.50 per share.......................................    $24,780,000
  (2)  Represents the payment of additional consideration in connection with the completion of the Orgenics Acquisition in the form of cash consideration of $4,653,570 and the issuance of 344,709 shares of Common
       Stock having a fair market value of $4,653,570..........................      9,307,140
  (3)  Represents the Orgenics Acquisition purchase price allocation to in-process research and development and goodwill and other intangible assets, charge to operations the estimated fair values of the in-process research and development and the elimination of the Orgenics equity
       accounts................................................................        --
  (4)  Represents the payment of consideration in connection with the
       Nutritional Supplement Lines Acquisition in the form of cash consideration of $12,500,000 (including acquisition costs of $1,500,000)
       and bank debt of $25,000,000............................................     37,500,000
  (5)  Represents the Nutritional Supplement Lines Acquisition purchase price allocation to goodwill and other intangible assets and the elimination
       of the Nutritional Supplement Lines equity account......................     22,528,000

                        SELFCARE, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)


                                                                    ACTUAL
                                                 --------------------------------------------                PRO FORMA
                                                                                  NUTRITIONAL     -------------------------------
                                                                                  SUPPLEMENT                           COMBINED
                                                 THE COMPANY      ORGENICS(1)      LINES(2)       ADJUSTMENTS          COMPANY
                                                 ------------     -----------     -----------     ------------       ------------
Net product sales..............................    14,066,630      10,273,000     $24,449,000     $         --         48,788,630
Grants and other revenue.......................     4,996,158              --              --               --          4,996,158
                                                 -------------    -----------     -----------     ------------       ------------
  Net revenue..................................    19,062,788      10,273,000      24,449,000               --         53,784,788
Cost of sales..................................    10,958,024       3,084,000       7,246,000          724,600(3)      22,012,624
                                                 -------------    -----------     -----------     ------------       ------------
  Gross profit.................................     8,104,764       7,189,000      17,203,000         (724,600)        31,772,164
Operating Expenses:
  Research and development.....................     6,643,186       1,159,000         210,000               --          8,012,186
  Charge for in process research and
    development................................     4,396,700              --              --        3,303,300(5)              --
                                                                                                    (7,700,000)(8)
  Selling, general and administrative..........    10,517,790       4,983,000       4,798,000        1,468,972(4)      26,640,762
                                                                                                     2,863,000(3)
                                                                                                     2,010,000(6)
  Noncash compensation charge..................     4,195,437              --              --       (3,240,000)(8)        955,437
                                                 -------------    -----------     -----------     ------------       ------------
    Total operating expenses...................    25,753,113       6,142,000       5,008,000       (1,294,728)        35,608,385
                                                 -------------    -----------     -----------     ------------       ------------
    Operating income (loss)....................   (17,648,349)      1,047,000      12,195,000          570,128         (3,836,221)
Interest expense, including noncash interest...   (11,295,382)             --              --       (1,875,000)(7)    (13,170,382)
                                                                                  -----------     ------------
Interest income................................       543,447           9,000              --                             552,447
Equity in loss of Enviromed....................      (200,000)             --              --               --           (200,000)
                                                 -------------    -----------     -----------     ------------       ------------
Income (loss) before minority interest and
  dividends and accretion on preferred stock of
  subsidiary and provision for income taxes....   (28,600,284)      1,056,000      12,195,000       (1,304,872)       (16,654,156)
Minority interest in subsidiary's income.......       132,990              --              --         (132,990)(9)             --
Dividends and accretion on mandatorily
  redeemable preferred stock of a subsidiary...      (110,348)             --              --               --           (110,348)
                                                 -------------    -----------     -----------     ------------       ------------
    Net income (loss)..........................   (28,577,642)      1,056,000     $12,195,000       (1,437,862)       (16,764,504)
                                                 =============    ===========     ===========     ============       ============
Pro forma net loss per share:
  Net loss per common share....................         (4.70)                                                              (1.99)
                                                 =============                                                       ============
  Weighted average common shares outstanding...     6,082,928                                        2,344,709(10)      8,427,637
                                                 =============                                    ============       ============

                        SELFCARE, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


     The accompanying unaudited pro forma combined condensed statement of operations has been prepared by combining the historical results of the Company and Orgenics for the year ended December 31, 1995 and the Nutritional Supplement Lines for the year ended November 30, 1995 and reflects the following pro forma adjustments:


  (1)  The Orgenics historical statement of operations for the period from January
       1, 1996 to October 24, 1996 has been translated into U.S. dollars for this unaudited pro forma combined condensed statement of operations. The
       Orgenics statement of operations is translated at the average exchange rate in effect for the period from January 1, 1996 to October 24, 1996, which was 3.170 U.S. dollars per New Israeli Shekel. The operations of Orgenics from the acquisition date (October 24, 1996) through December 31, 1996 are included in the Company's consolidated statement of operations.
  (2)  The Nutritional Supplement Lines data presented herein reflect only the revenues and direct expenses; it does not reflect actual AHP Corporate overhead allocations of $3,433,000
  (3)  Represents incremental costs of goods sold and selling, general and administrative expenses that the Company estimates it will incur following the Nutritional Supplement Lines Acquisition. Does not reflect additional
       revenues, if any, which may result from increased promotional spending.      $3,587,660
  (4)  Reflects amortization expense on goodwill and other intangible assets acquired as a part of the Orgenics Acquisition based on their estimated
       useful life of five years.                                                   $1,468,973
  (5)  Represents charge to operations for the estimated fair values of certain
       in-process research and development projects.                                 3,303,300
  (6)  Represents amortization expense on goodwill and other intangible assets acquired as a part of the Nutritional Supplement Lines Acquisition based on
       their estimated useful lives of 5 to 20 years.                                2,010,000
  (7)  Represents interest in connection with the bank debt associated with the
       Nutritional Supplement Lines acquisition, assuming an annual interest rate
       of 7.5%.                                                                      1,875,000
  (8)  Represents reversal of nonrecurring charges, in accordance with Securities
       and Exchange Commission regulations.                                         10,940,000
  (9)  Represents reversal of minority interest in subsidiary's income.                132,990
 (10)  Pro forma net loss per share is computed assuming the 2,000,000 and 344,709 shares issued in connection with the proposed public offering and Orgenics
       Acquisition, respectively, were outstanding for the entire period.            2,344,709

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of ORGENICS LTD.

     We have audited the consolidated balance sheets of Orgenics Ltd. ("the Company") as of September 30, 1996 and December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the nine month period ended September 30, 1996 and for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CPEI Orgenics LTDA, a consolidated subsidiary as of September 30, 1996 and December 31, 1995 and for the nine month period ended September 30, 1996 and for the year ended December 31, 1995 which statements reflect total assets constituting 7% and 8% respectively of total consolidated assets and total revenues for the nine month period ended September 30, 1996 and the year ended December 31, 1995, constituting 23% and 21% respectively of total consolidated revenues. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, as it relates to the amounts included for CPEI Orgenics LTDA, is based solely on the reports of the other auditor.

     We conducted our audits in accordance with generally accepted auditing standards in Israel, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973 which do not differ significantly from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either originating within the financial statements themselves, or due to any misleading statement included therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly in all material respects the consolidated financial position of the Company as of September 30, 1996 and December 31, 1995 and 1994 and the consolidated results of their operations and cash flows for the nine month period ended September 30, 1996 and for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles in Israel. For a description of the differences between generally accepted accounting principles in Israel and United States generally accepted accounting principles as applicable in these financial statements see Notes 2n and 2c.

                                                   KOST LEVARY AND FORER
                                          Certified Public Accountants (Israel)
                                                a Member of Ernst & Young
                                                      International

Tel-Aviv, Israel
November 14, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of CPEI ORGENICS LTDA

     We have examined the accompanying balance sheet of CPEI ORGENICS LTDA, at September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flow for the nine months period then ended. These financial statements are the responsibility of the entity management. Our responsibility is to express an opinion on these financial statements.

     We conduct our auditing in accordance with the generally accepted auditing standard in Brazil and in the United States of America. These standards require:
(a) assignment planning, considering the balance materiality, the volume of the transactions, and the accounting system and internal controls of the entity, (b) verifying on test basis evidence supporting the amounts and accounting information, and (c) the evaluation of the practices and significant accounting estimate made by the management of the entity, as well the presentation of the financial statements.

     In our opinion, the financial statements referred to above represent fairly, in all material respects, the financial position of CPEI ORGENICS LTDA at September 30, 1996 and the results of their operation and their cash flow for the nine months period then ended, in conformity with accounting principles accepted in Brazil and in the United States of America.

     Our examination also comprehended the translation of Brazilian real amounts into US dollar amounts and in our opinion, such translation has been made in conformity with the basis stated in note 1. Such US dollar amounts are presented solely for the convenience of readers outside Brazil.

                                            SAO PAULO, DECEMBER 10TH, 1996

                                            GALLORO & ASSOCIADOS
                                            AUDITORES INDEPENDENTES S/C
                                            CRC-SP N degrees 05.851

                                            VICTOR DOMINGOS GALLORO
                                            SOCIO-DIRETOR
                                            CT-CRC-SP N degrees 44.278

                                 ORGENICS LTD.

                          CONSOLIDATED BALANCE SHEETS
                          U.S. DOLLARS (IN THOUSANDS)

                                                               DECEMBER 31,
                                                           ---------------------     SEPTEMBER 30,
                                                             1994         1995           1996
                                                           --------     --------     -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2c)....................  $    752     $    886       $   1,373
  Marketable securities (Note 2d)........................        78           81              60
  Accounts receivable -- trade (Notes 2e and 3)..........     2,131        2,052           2,085
  Other accounts receivable and prepaid expenses (Note
     4)..................................................       475          451           1,081
  Inventories (Notes 2f and 5)...........................     1,167        1,238           1,022
                                                            -------     --------        --------
          Total current assets...........................     4,603        4,708           5,621
                                                            -------     --------        --------
INVESTMENTS (Notes 2g and 6).............................       175          206             200
                                                            -------     --------        --------
FIXED ASSETS (Notes 2h and 7):
  Cost...................................................     3,163        3,289           3,484
  Less -- accumulated depreciation.......................     1,396        1,772           2,015
                                                            -------     --------        --------
                                                              1,767        1,517           1,469
                                                            -------     --------        --------
OTHER ASSETS (Notes 2i and 8)............................       535          525             520
                                                            -------     --------        --------
                                                           $  7,080     $  6,956       $   7,810
                                                            =======     ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term bank debt (Note 9)..........................  $  1,936     $  1,702       $   1,240
  Current maturities of long-term debt (Note 11).........       973          639             370
  Trade payables.........................................       773        1,208             861
  Accrued expenses and other payables (Note 10)..........     1,197        1,348           1,300
                                                            -------     --------        --------
          Total current liabilities......................     4,879        4,897           3,771
                                                            -------     --------        --------
LONG-TERM DEBT, net of current maturities (Note 11)......     1,117          683             542
                                                            -------     --------        --------
ACCRUED SEVERANCE PAY, NET (Note 12).....................       108          129             181
                                                            -------     --------        --------
MINORITY INTEREST........................................        --           71             152
                                                            -------     --------        --------
CONVERTIBLE DEBENTURE (Note 15c).........................        --           --           1,045
                                                            -------     --------        --------
SHAREHOLDERS' EQUITY (Note 15b):
  Share capital..........................................        66           66              66
  Additional paid-in capital.............................    13,114       13,114          13,141
  Cumulative translation adjustment......................        27           99              70
  Accumulated deficit....................................   (12,231)     (12,103)        (11,158)
                                                            -------     --------        --------
          Total stockholders' equity.....................       976        1,176           2,119
                                                            -------     --------        --------
                                                           $  7,080     $  6,956       $   7,810
                                                            =======     ========        ========

    The accompanying notes are an integral part of the financial statements.

                                 ORGENICS LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          U.S. DOLLARS (IN THOUSANDS)
                            (EXCEPT PER SHARE DATA)

                                                                                  NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                             ------------------------------     ---------------------
                                              1993       1994        1995        1995(*)       1996
                                             ------     -------     -------     ---------     -------
                                                        AUDITED                 UNAUDITED     AUDITED
Revenues (Notes 2j and 18a)................  $6,307     $ 7,562     $10,173      $ 7,078      $ 9,431
Cost of revenues (Note 18c)................   2,105       2,192       3,074        2,243(*)     2,878
                                             ------     -------     -------       ------       ------
Gross profit...............................   4,202       5,370       7,099        4,835        6,553
                                             ------     -------     -------       ------       ------
Research and development expenses (Notes 2k
  and 18d).................................     829       1,563       1,409          909        1,499
Less royalty bearing grants (Notes 21 and
  14a).....................................     273         780         418          228          664
                                             ------     -------     -------       ------       ------
Research and development expenses, net.....     556         783         991          681          835
Selling expenses (Note 18c)................   1,335       1,583       2,377        1,878(*)     2,387
General and administrative expenses (Note
  18f).....................................   1,773       1,946       2,696        1,842        2,225
                                             ------     -------     -------       ------       ------
Operating income...........................     538       1,058       1,035          434        1,106
Financial expenses, net (Note 18g).........    (367)       (319)       (600)        (440)         (38)
Other income (expenses), net (Note 18h)....      (6)         45          15           (6)          --
Aborted initial public offering expenses...      --      (1,125)       (200)        (200)          --
                                             ------     -------     -------       ------       ------
Income (loss) before taxes on income.......     165        (341)        250         (212)       1,068
Taxes on income (Note 16)..................       6          15          62           38           42
                                             ------     -------     -------       ------       ------
                                                159        (356)        188         (250)       1,026
Minority share in income of subsidiary.....      --          --         (60)         (45)         (81)
                                             ------     -------     -------       ------       ------
Net income (loss)..........................  $  159     $  (356)    $   128      $  (295)     $   945
                                             ======     =======     =======       ======       ======
Earning (loss) per share (Note 2o).........  $ 0.25     $ (0.44)    $  0.16      $ (0.37)     $  1.04
                                             ======     =======     =======       ======       ======
Weighted average number of shares
  outstanding during the year (in
  thousands)...............................     635         801         801          801        1,000
                                             ======     =======     =======       ======       ======

---------------
(*) Reclassified -- see Note 2t.

    The accompanying notes are an integral part of the financial statements.

                                 ORGENICS LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                          U.S. DOLLARS (IN THOUSANDS)

                                          NUMBER OF              ADDITIONAL   CUMULATIVE                          TOTAL
                                           SHARES       SHARE     PAID-IN     TRANSLATION  ACCUMULATED         SHAREHOLDERS'
                                         OUTSTANDING   CAPITAL    CAPITAL     ADJUSTMENT     DEFICIT      *       EQUITY
                                         -----------   -------   ----------   ----------   -----------   ---   ------------
Balance as of January 1, 1993..........    518,997       $46      $  9,166       $ 60       $ (12,034)   $       $ (2,762)
  Issuance of shares...................    221,714        20         3,528         --              --               3,548
  Foreign currency translation
    adjustments........................         --        --            --         80              --                  80
  Amortization of compensation in stock
    options issued to employees........         --        --            93         --              --                  93
  Waiver of interest by related
    party..............................         --        --           268         --              --                 268
  Net income...........................         --        --            --         --             159                 159
                                           -------       ---       -------       ----        --------    ---      -------
Balance as of December 31, 1993........    740,711        66        13,055        140         (11,875)              1,386
  Foreign currency translation
    adjustment.........................         --        --            --       (113)             --                (113)
  Amortization of compensation in stock
    options issued to employees........         --        --            59         --              --                  59
  Net loss.............................         --        --            --         --            (356)               (356)
                                           -------       ---       -------       ----        --------    ---      -------
Balance as of December 31, 1994........    740,711        66        13,114         27         (12,231)                976
  Foreign currency translation
    adjustment.........................         --        --            --         72              --                  72
  Net income...........................         --        --            --         --             128                 128
                                           -------       ---       -------       ----        --------    ---      -------
Balance as of December 31, 1995........    740,711        66        13,114         99         (12,103)              1,176
  Issuance of shares...................     70,923        --            --         --              --                  --
  Deferred compensation (Note
    15b(3))............................         --        --            62         --              --                  62
  Payments to optionees for waiving
    stock options (Note 15a(2))........         --        --           (35)        --              --                 (35)
  Foreign currency translation
    adjustment.........................         --        --            --        (29)             --                 (29)
  Net income...........................         --        --            --         --             945                 945
                                           -------       ---       -------       ----        --------    ---      -------
Balance as of September 30, 1996.......    811,634       $66      $ 13,141       $ 70       $ (11,158)   $       $  2,119
                                           =======       ===       =======       ====        ========    ===      =======

    The accompanying notes are an integral part of the financial statements.

                                 ORGENICS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          U.S. DOLLARS (IN THOUSANDS)

                                                         YEARS ENDED DECEMBER     NINE MONTHS ENDED
                                                                 31,                SEPTEMBER 30,
                                                        ----------------------   -------------------
                                                        1993    1994     1995      1995       1996
                                                        -----   -----   ------   ---------   -------
                                                               AUDITED           UNAUDITED   AUDITED
Cash flows from operating activities:
  Net income (loss).................................    $ 159   $(356)  $  128     $(295)     $ 945
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Minority share in income of subsidiary.........       --      --       60        45         81
     Loss (gain) on sale of fixed assets and other
       investments..................................        4     (30)       8         8         --
     Depreciation and amortization..................      225     260      595       469        331
     Increase in accrued severance pay, net.........       44      21       21        14         52
     Amortization of unearned compensation in stock
       options issued to employees..................       93      59       --        --         31
     Decrease (increase) in accounts
       receivable -- trade..........................     (218)   (620)     140       341        (79)
     Decrease (increase) in other accounts
       receivable...................................     (160)   (103)      13        21       (682)
     Decrease (increase) in inventories.............     (339)   (462)     (54)       46        203
     (Decrease) increase in trade payables..........       79     185      419      (174)      (323)
     (Decrease) increase in accrued expenses and
       other payables...............................      391      30      205       146         (1)
     Decrease (increase) in marketable securities,
       net..........................................     (645)    567       (3)       (5)        21
     Accrued interest on convertible debenture......       --      --       --        --         45
                                                        -----   -----   ------     -----      -----
  Net cash provided by (used in) operating
     activities.....................................     (367)   (449)   1,532       616        624
                                                        -----   -----   ------     -----      -----
  Cash flows from investing activities:
     Purchase of fixed assets.......................     (271)   (525)    (118)     (118)      (242)
     Purchase of other assets.......................       --    (200)    (341)       (9)       (30)
     Proceeds from sale of fixed assets.............       58      86       20        13         11
     Proceeds from sale of other investments........       34      --       --        --         --
     Purchase of other investments..................      (81)    (36)      --        --         --
                                                        -----   -----   ------     -----      -----
  Net cash used in investing activities.............     (260)   (675)    (439)     (114)      (261)
                                                        -----   -----   ------     -----      -----

    The accompanying notes are an integral part of the financial statements.

                                 ORGENICS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          U.S. DOLLARS (IN THOUSANDS)

                                                            YEARS ENDED           NINE MONTHS ENDED
                                                            DECEMBER 31,            SEPTEMBER 30,
                                                      ------------------------   -------------------
                                                       1993     1994     1995      1995       1996
                                                      ------   -------   -----   ---------   -------
                                                               AUDITED           UNAUDITED   AUDITED
Cash flows from financing activities:
  Payment to optionees for waiving stock options....      --        --      --        --         (35)
  Repayment of short-term debt to a related party...    (957)       --      --        --          --
  Long-term debt -- undertaken......................     461       509      65        --          65
  Issuance of shares in a private placement.........   3,548        --      --        --          --
  Issuance of shares by a subsidiary................      --        --      11        11          --
  Repayment of long-term debt.......................    (415)   (1,008)   (777)     (662)       (472)
  Increase (decrease) in short-term bank debt.......    (807)      959    (266)      140        (429)
  Issuance of convertible debenture.................      --        --      --        --       1,000
                                                      ------   -------   -----     -----      ------
Net cash provided by (used in) financing
  activities........................................   1,830       460    (967)     (511)        129
                                                      ------   -------   -----     -----      ------
Net increase (decrease) in cash and cash
  equivalents.......................................   1,203      (664)    126        (9)        492
Effect of exchange rate changes on cash.............      (3)       13       8         7          (5)
Cash and cash equivalents at the beginning of the
  year..............................................     203     1,403     752       752         886
                                                      ------   -------   -----     -----      ------
Cash and cash equivalents at the end of the year....  $1,403   $   752   $ 886     $ 750     $ 1,373
                                                      ======   =======   =====     =====      ======
Cash paid during the year for:
  Interest..........................................  $  300   $   338   $ 159     $ 335     $   213
                                                      ======   =======   =====     =====      ======
  Taxes on income...................................  $    5   $    15   $  62     $  41     $    46
                                                      ======   =======   =====     =====      ======

    The accompanying notes are an integral part of the financial statements.

                                 ORGENICS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  GENERAL

a. Organization:

     Orgenics Ltd. (hereinafter "Orgenics") is an Israeli corporation which is engaged in the development, manufacturing and marketing of diagnostic test kits for infectious diseases and genetic markers.

     As of September 30, 1996, approximately 63.9% of the ordinary shares of Orgenics Ltd. were owned by Orgenics International Holdings B.V. ("OIH"), a holding company with no business activity.

     During November 1996, Selfcare Inc. of Boston USA purchased from the stockholders of Orgenics approximately 6.5% of Orgenics shares and acquired direct ownership of 26.8% (after converting the debenture -- see Note 15c).

     Following these transactions, 50.7% of Orgenics shares are directly held by OIH.

     PBS S.A. ("PBS"), a French corporation engaged in the marketing of diagnostic devices in France was, through December 1993, also a wholly-owned subsidiary of OIH. In December 1993, OIH transferred all of its holdings in PBS to Orgenics. The acquisition of PBS by Orgenics represents a reorganization of entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements for prior years have been restated to give effect to this transaction.

     CPEI ORGENICS LTDA ("CPEI"), a Brazilian corporation engaged in the marketing of diagnostic devices in Brazil, is 55% owned by Orgenics. Beginning April 1, 1995 CPEI has been accounted for as a consolidated subsidiary of Orgenics (on April 1, 1995 CPEI started its activity).

     The Company and its subsidiaries sell their products throughout the world, mainly in France and South America. For the nine months ended September 30, 1996 98.5% and for the three years ended December 31, 1995, approximately 95.9%, 96.8% and 98.1%, respectively, of the Group's total revenues were derived from sales to customers outside of Israel.

b. Principles of consolidation:

     The consolidated financial statements include the financial statements of Orgenics and its subsidiaries, PBS and CPEI.

     Significant intercompany balances and transactions have been eliminated in the consolidation.

     Hereinafter, Orgenics and its consolidated subsidiaries are collectively referred to as the "Company".

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

a. Financial statements in U.S. dollars:

     The accompanying financial statements have been prepared in U.S. dollars.

     Approximately 98% of the sales of the Company are made outside Israel. In 1996, 34.6% of the Company's consolidated revenues were in U.S. dollars, 1.4% were in NIS and 64% were in other currencies, primarily the French Franc.

     The U.S. dollar has been determined to be the functional currency for the Company and its subsidiaries except for the French subsidiary.

     The functional currency for PBS is the French Franc. Accordingly, the financial statements of PBS have been translated into dollars in accordance with the principles set forth in Statement No. 52 of the Financial Accounting Standards Board of the United States (FASB). Gains and losses resulting from translation are reflected in stockholders' equity under the caption "cumulative translation adjustments".

                                 ORGENICS LTD.

     If the Company was to declare a dividend, it would be paid in NIS to Israeli and foreign stockholders.

b. Rates of Exchange:

     The amounts stated for assets and liabilities in currencies other than the functional currency of the Company and its subsidiaries, or linked to foreign currencies are remeasured into the appropriate functional currency using the representative exchange rates prevailing at the balance sheet dates.

     The exchange rates of the dollar in relation to the New Israeli Shekel and to the French Franc were as follows:

        September 30, 1996......................    U.S.$1 = NIS 3.220 = F.FR. 5.17
        September 30, 1995......................    U.S.$1 = NIS 2.995 = F.FR. 4.90
        December 31, 1995.......................    U.S.$1 = NIS 3.135 = F.FR. 4.89
        December 31, 1994.......................    U.S.$1 = NIS 3.018 = F.FR. 5.35
        December 31, 1993.......................    U.S.$1 = NIS 2.986 = F.FR. 5.90
        December 31, 1992.......................    U.S.$1 = NIS 2.764 = F.FR. 5.51

c. Cash equivalents:

     Cash equivalents are short-term highly liquid investments that are readily convertible to cash and with maturities when purchased of three months or less, such as short-term deposits.

d. Marketable securities:

     Marketable securities are accounted for in accordance with FASB Statement No. 115. The Company designated its marketable securities as trading and therefore are presented at their market value at the balance sheet date and resulting realized and unrealized gains and losses are included in financial income and expenses.

e. Allowance for doubtful accounts:

     The allowance for doubtful accounts is determined with respect to specific debts which are of doubtful collection.

f. Inventories:

     Inventories are stated at the lower of cost or market value.

     Cost is determined as follows:

     Raw materials -- on the basis of weighted average.

     Work in process and finished products of Orgenics -- on the basis of computed manufacturing costs.

     Finished products purchased by PBS and CPEI from third parties -- on the "first-in, first-out" method.

g. Investments:

     The investment in affiliate is accounted for using the equity method of accounting. Other investments are stated at cost.

h. Fixed assets:

     Fixed assets are stated at cost, net of related investment grants received (see Note 14b).

                                 ORGENICS LTD.

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

     The annual depreciation rates are as follows:

                                                                           %
                                                                   ------------------
        Laboratories and equipment...............................     7-20 (mainly 7)
        Motor vehicles...........................................   15-25 (mainly 15)
        Computers and peripheral equipment.......................   20-25 (mainly 20)
        Leasehold improvements...................................                  10

i. Other assets:

     Purchased know-how and patent registration costs are stated at cost. Amortization is computed on the straight-line method over the estimated useful lives of the assets 5-8 years.

j. Revenue recognition:

     Sales are recognized upon shipment.

k. Research and development expenses:

     Research and development expenses, net of related research grants, are charged to income as incurred.

l. Royalty-bearing grants:

     Royalty-bearing grants from the Government of Israel for funding approved research projects, are recognized of the time the Company is entitled to such grants, on the basis of the related costs incurred, and are netted from such costs in the statement of operations.

m. Advertising expenses:

     Advertising costs are expensed as incurred.

n. Taxes on income:

     The Company follows the asset and liability method of accounting for income taxes in accordance with Israeli accounting principles. Under Israeli accounting principles, deferred income taxes are provided for differences resulting from changes in the Israeli Consumer Price Index (CPI) (the basis for the Company's tax reporting) and changes in the exchange rate of the NIS to the U.S. dollar. FAS No. 109, "Accounting for Income Taxes", does not allow deferred income taxes to be recognized for these differences which with respect to the Company's financial statements, are immaterial.

o. Earnings per share:

     Earnings per share are computed based on the weighted average number of shares outstanding during the year, in accordance with Opinion No. 55 of the Institute of Certified Public Accountants in Israel. The effect of applying APB 15 (U.S. GAAP) on earnings per share is immaterial.

p. Accounting for stock issued to employees:

     The Company accounts for stock-based compensation in accordance with the requirements of APB 25 and intends to continue to do so.

                                 ORGENICS LTD.

q. Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

r. Concentrations of credit risks:

     The Company performs ongoing credit valuations of its debtors. In management's opinion, the allowance for doubtful accounts adequately covers all anticipated losses with respect to concentration of credit risks of trade receivables.

s. Unaudited information:

     The financial statements include the unaudited results of operations and cash flows for the nine months ended September 30, 1995. This unaudited information has been prepared by the Company on the same basis as the audited consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information in accordance with generally accepted accounting principles for the period presented when read in conjunction with the Company's audited consolidated financial statements and notes thereto.

t. Reclassification:

     Prior years amounts have been reclassified to conform to the September 30, 1996 presentation.

NOTE 3:  ACCOUNTS RECEIVABLE -- TRADE

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
    Accounts receivable..................................  $2,169     $2,103        $ 2,155
    Less allowance for doubtful accounts.................      38         51             70
                                                           ------     ------         ------
                                                           $2,131     $2,052        $ 2,085
                                                           ======     ======         ======

NOTE 4:  OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                              DECEMBER 31,
                                                              -------------     SEPTEMBER 30,
                                                              1994     1995         1996
                                                              ----     ----     -------------
                                                                U.S. DOLLARS (IN THOUSANDS)
    Prepaid expenses........................................  $236     $267        $   427
    V.A.T. receivable.......................................    47       52            183
    Accrued income receivable...............................   192      104            416
    Other receivables.......................................    --       28             55
                                                              -----    -----
                                                                 -        -
                                                                                    ------
                                                              $475     $451        $ 1,081
                                                              ======   ======       ======

                                 ORGENICS LTD.

NOTE 5:  INVENTORIES

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
    Raw materials and work in process....................  $  820     $  692        $   700
    Finished products manufactured by Orgenics...........     332        503            270
    Finished products purchased by subsidiaries..........      15         43             52
                                                           ------     ------         ------
                                                           $1,167     $1,238        $ 1,022
                                                           ======     ======         ======

NOTE 6:  INVESTMENTS

                                                              DECEMBER 31,
                                                              -------------     SEPTEMBER 30,
                                                              1994     1995         1996
                                                              ----     ----     -------------
                                                                U.S. DOLLARS (IN THOUSANDS)
    Cost of investment in 50%-owned Japanese joint
      venture -- Orgenics Takra Co. Ltd.....................  $ 25     $ 25         $  25
    Equity in post-acquisition earnings.....................     7        7             7
    Cumulative translation adjustments......................    27       27            27
                                                              ----     ----          ----
                                                                59       59            59
    Orgenics International Holding shares(1)................    84      101            95
    Other investments at cost...............................    32       46            46
                                                              ----     ----          ----
                                                              $175     $206         $ 200
                                                              ====     ====          ====

------------------

(1) In December 1993, PBS bought 24,474 Orgenics International Holding ("OIH") shares from the former general manager of PBS, as part of a transaction following his resignation.

    In January 1994, PBS bought 1,000 OIH shares from its former marketing manager, as part of a transaction following his resignation.

                                 ORGENICS LTD.

NOTE 7:  FIXED ASSETS

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                           U.S. DOLLARS (IN THOUSANDS)
    a. Cost:
      Laboratories and equipment.........................  $2,094     $2,116        $ 2,153
      Motor vehicles.....................................     186        164            209
      Computers and peripheral equipment.................     364        417            527
      Leasehold improvements.............................     519        592            595
                                                           ------     ------         ------
                                                           $3,163     $3,289        $ 3,484
                                                           ======     ======         ======
    b. Accumulated depreciation:
      Laboratories and equipment.........................  $  876     $1,074        $ 1,171
      Motor vehicles.....................................      46         63             77
      Computers and peripheral equipment.................     245        294            363
      Leasehold improvements.............................     229        341            404
                                                           ------     ------         ------
                                                           $1,396     $1,772        $ 2,015
                                                           ======     ======         ======
    c. For assets pledged -- see Note 13.

NOTE 8:  OTHER ASSETS

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
    Deferred expenses....................................  $  200     $   --        $    --
    Purchased know-how and patent registration costs.....     391        642            672
                                                           ------     ------         ------
                                                              591        642            672
    Less accumulated amortization........................      56        117            152
                                                           ------     ------         ------
                                                           $  535     $  525        $   520
                                                           ======     ======         ======

NOTE 9:  SHORT-TERM BANK DEBT

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
    French Franc bank overdraft..........................  $  365     $  614        $     5
    Israeli NIS bank overdraft...........................     475        500            529
    Short-term loans (linked to the U.S. dollar).........   1,096        588            706
                                                           ------     ------         ------
                                                           $1,936     $1,702        $ 1,240
                                                           ======     ======         ======

                                 ORGENICS LTD.

NOTE 10:  ACCRUED EXPENSES AND OTHER PAYABLES

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
    Employee payroll and accrued vacation pay............  $  446     $  554        $   616
    Government institutions..............................      35         89            287
    Royalties payable to the Chief Scientist of the
      Ministry of Trade of Israel........................      39         65             60
    Royalties in respect of production and know-how
      licenses...........................................      28         73             16
    Royalties payable to the Fund for Encouragement of
      Marketing Activity.................................      49         --             --
    Other accrued expenses...............................     600        567            321
                                                           ------     ------         ------
                                                           $1,197     $1,348        $ 1,300
                                                           ======     ======         ======

NOTE 11:  LONG-TERM DEBT

a. Linkage terms and rates of interest:

                                                   INTEREST
                                                     RATE         DECEMBER 31,       SEPTEMBER
                                    TERMS OF       --------     -----------------       30,
                                     LINKAGE                     1994       1995        1996
                                  -------------       %         ------     ------   ------------
                                                   --------       U.S. DOLLARS (IN THOUSANDS)
    Bank debt(1)................  NIS                  20       $  136     $   28       $ 75
                                  U.S. Dollar        5- 9        1,495      1,131        682
                                  French Franc       7-12          280         --         --
                                                                ------     ------     ------
                                                                 1,911      1,159        757
    Government loans(2).........  French Franc          0          179        163        155
                                                                ------     ------     ------
                                                                 2,090      1,322        912
    Less current maturities................................        973        639        370
                                                                ------     ------     ------
                                                                $1,117     $  683       $542
                                                                ======     ======     ======

b. Aggregate maturities of long-term debt are as follows:

    First year -- (current maturities).....................     $  973     $  639       $370
                                                                ------     ------
    Second Year............................................        374        375        403
    Third Year.............................................        367        308        139
    Fourth Year............................................        376         --         --
                                                                ------     ------
    Long-term debt, net of current maturities..............      1,117        683        542
                                                                ------     ------
                                                                $2,090     $1,322       $912
                                                                ======     ======

c. For assets pledged -- see Note 13.
---------------

(1) Including state-guaranteed loans in the amount of $101 thousand.

(2) An interest free loan of $155 thousand (F.FR.800,000) received by PBS from the Government of France Agency for the Encouragement of Innovation ("ANVAR"). Under the provisions of the loan, and provided the Company complies with the conditions, if the innovation project is not considered a technical success, the Company will only be required to refund F.FR.490,000. The Company is presently

                                 ORGENICS LTD.

    negotiating with this Agency to obtain total waiver of this debt following the technical failure of the project.

    During 1994, ANVAR agreed to convert an interest-free loan of $138 thousand (F.FR.740,000) to a research grant.

NOTE 12:  ACCRUED SEVERANCE PAY

a. Orgenics' liability for severance pay, pursuant to Israeli law, is provided by managers' insurance policies and by severance pay funds.

     Since the insurance policies are owned by the Company, the cash value of these policies at each period end is recorded as an asset of the Company and included in Severance Pay Funds in the Company's balance sheet.

     According to U.S. GAAP the amounts deposited should have been presented under Investments.

     Following are the amounts of accrued severance pay, and amounts deposited as presented in the balance sheets:

                                                               DECEMBER 31,
                                                              --------------    SEPTEMBER 30,
                                                              1994     1995         1996
                                                              -----    -----    -------------
                                                                U.S. DOLLARS (IN THOUSANDS)
    Accrued severance pay...................................   $441     $421        $ 529
    Less amounts deposited..................................    333      292          348
                                                              -----    -----       ------
                                                               $108     $129        $ 181
                                                               ====     ====    ==========

     Severance pay expenses for the nine months ended September 30, 1996 and for the three years ended December 31, 1995 were $109, $248, $156 and $210, respectively.

b. France has a State-run mandatory pension plan to which contributions are made monthly by both the employee and employer based on the gross monthly salary. The liability is fully covered by these contributions.

     In addition, pursuant to industry employment agreements, a lump sum indemnity is payable upon retirement to employees still in the service of PBS at the date of retirement. Full accrual has been made for this obligation.

NOTE 13:  CHARGES (ASSETS PLEDGED)

     As collateral for Orgenics' liabilities to banks and to others in Israel, Orgenics has granted liens on certain assets, including fixed assets, insurance rights, share capital and goodwill.

NOTE 14:  CONTINGENT LIABILITIES AND COMMITMENTS

a. Royalty Commitments:

     1. Royalty commitments to the Chief Scientist:

     Orgenics finances its research and development expenditures in Israel under programs sponsored by the Chief Scientist of the Ministry of Trade of Israel, for the support of research and development projects. In the event that development of the products in which the Chief Scientist participation is successful, Orgenics will be obligated to pay royalties at the rate of 2%-5% of the sales of products developed with funds provided by the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's research and development grants to such projects.

                                 ORGENICS LTD.

     The maximum contingent royalty as at September 30, 1996 was approximately $1.6 million.

     2. Royalties in respect of production and know-how licenses:

     Orgenics entered into several agreements for the license of know-how. Under these agreements, Orgenics is committed to make royalty payments at rates varying between 3.5%-8% of sales of the products which were manufactured using such know-how. The minimum annual royalties payable is $10,500.

b. Commitments in respect of government loans:

     See Note 11(2)

c. Lease commitments:

     Orgenics and its subsidiaries have leased offices and other facilities under operating leases for periods through 2006.

     Minimum annual rentals payables under non-cancellable operating leases at rates in effect as of September 30, 1996, are as follows:

                                   YEARS ENDED
                                   DECEMBER 31,                               U.S. DOLLARS
       --------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
       1996................................................................      $  114
       1997................................................................         266
       1998 until 2006 ($235 each year)....................................       1,880
                                                                                 ------
                 Total.....................................................      $2,260
                                                                                 ======

d. Patent dispute:

     Pasteur Sanofi Diagnostics S.A. ("Sanofi Diagnostics") has asserted that it holds patents to certain peptides purchased by the Company from Biochem ImmunoSystems Inc. for use in diagnostic products for HIV, but has not brought a claim against the Company with respect to the Company's use of such peptides. However, if the Company were found to be infringing upon patents of Sanofi Diagnostics, it might be required to pay damages, develop alternate sources of supply or identify alternate peptides, any of which could have a material adverse effect upon the Company. At this time, the Company is unable to estimate the probability of Sanofi Diagnostics making a claim against the Company or the possible liability of the Company, if any, to Sanofi Diagnostics for the use of such peptides. In June 1996, the Company signed a toll manufacturing contract with Sanofi Diagnostic, whereby Orgenics is becoming a toll manufacturer for rapid HIV kits for Sanofi Diagnostics.

e. Subsidy granted by ANVAR

     In 1988, PBS obtained a subsidy from "ANVAR" amounting to $33,900 to share the costs of a new scientist. "ANVAR" might request a refund on dismissal of this employee, which occurred when the Company ceased its research and development activity during 1992. Management considers that it is unlikely that such a request will be made.

                                 ORGENICS LTD.

NOTE 15:  SHAREHOLDERS' EQUITY

a. Share Capital:

     1. In February 1994, all classes of shares were converted into one class of ordinary shares, NIS 0.1 par value each, and the authorized share capital of Orgenics was increased to 20,000,000 Ordinary Shares of NIS 0.1 par value each.

                                                                   ORDINARY SHARES OF NIS 0.1
                                                                         PAR VALUE EACH
                                                                   --------------------------
                                                                        NUMBER OF SHARES
                                                                   --------------------------
                                                                                  ISSUED AND
                                                                   AUTHORIZED     OUTSTANDING
                                                                   ----------     -----------
    September 30, 1996...........................................  20,000,000       811,634
                                                                   ==========       =======
    December 31, 1995 and 1994...................................  20,000,000       740,711
                                                                   ==========       =======

     2. In September 1993, Orgenics issued 110,855 shares by a private placement. Within the private placement agreement, the investors were guaranteed a minimal rate of return in the event the Company effected a public offering. For this purpose, the Company has allocated 110,859 additional shares to a trustee, at the date of the private placement.

     During the reported period and following an agreement signed between the Company and Selfcare Inc. (see c. below), the Company transferred the 110,859 shares from the trustee to the private investors, and allocated to those investors 59,681 additional shares, all in return for the private investors waiving future rights to a minimal rate of return.

     Within the framework of the private placement and as part of the consulting agreement, the private placement consultants were granted an option to purchase 3.45% of the Company's share capital in an amount equivalent to 10% of the proceeds raised in the private placement.

     During August 1996, the private placement consultants waived their option against a one-time payment of $35 thousand.

     This amount was charged in the financial statements to share premium.

     3. The number of shares used in the computation of earnings per share in prior years was restated in order to reflect the issue of additional shares to the private investors.

b. Employee Stock Option Plans:

     1. During 1992 and 1993, certain employees of Orgenics and PBS were granted options for the purchase of shares of OIH. As of December 31, 1994 and 1995, all such options have been exercised or cancelled.

     2. In January 1995, the Company granted to Max Herzberg, under the 1994 option plan, options to purchase 11,242 of the Company's ordinary shares, at an exercise price equal to the par value of the shares. During the reported period, these stock options were exercised. The exercise increment amounted to $300.

     3. 1995 Stock Option Plan:

     The Company's stock option plan (the "1995 plan") provides that stock options of the Company may be granted to employees, officers, directors and consultants of the Company or any subsidiary. An aggregate of 200,000 ordinary shares of the Company are reserved for issuance under the 1995 plan. Any options which are canceled or not exercised within the option period will become available for future grants. The 1995 plan will terminate in 2004, unless previously terminated by the Board of Directors.

                                 ORGENICS LTD.

     The 1995 plan will be administered by the Board of Directors or an option committee which may be appointed by the Board, which has the authority to determine the persons to whom options will be granted, the number of ordinary shares to be covered by each option, the time or times at which options will be granted or exercised, and the terms and provisions of the options.

     Options granted under the 1995 plan will generally be exercisable in installments during the option term. These options will not be transferable by an optionee other than by will or by laws of descent and distribution and, during an option holder's lifetime, will be exercisable only by such option holder or by his or her legal representative. Options granted under the 1995 plan will terminate at such time and under such circumstances as the Board or option committee determines.

     During January 1996, the Company granted to certain employees options, under the 1995 plan, to purchase 6,392 ordinary shares. These options were granted on the condition that the employee still be an employee of the company in January 1998 and at exercises prices representing a discount of 40% on the share value attributed at the time of the exchange with Selfcare Inc. or 40% of a company valuation basis of $15 million on a fully diluted basis whatever the lowest for the employee.

     According with U.S. GAAP, the Company accrued deferred compensation in the amount of $62,000. This amount reflects the excess of the market price over the exercise price at the date of the grant.

     This amount is amortized over the period from January 1996 through January 1998.

c. Convertible debenture

     On February 7, 1996, the Company signed an agreement with Selfcare Inc. of Boston USA by which Selfcare invested $1 million in the Company. The investment was made in the form of a convertible debenture.

     During November 1996, the debenture was converted into 20% of the shares of Orgenics.

d. In November 1993, a related party agreed to waive $268,356 in interest payable and the Company repaid the remaining balance of the loan. This waiver of this debt has been accounted for in "stockholders' equity" as a contribution to additional paid-in capital.

NOTE 16:  TAXES ON INCOME

a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959, as amended (hereafter -- "the Law"):

          1. The production facilities of the Company have been granted an "Approved Enterprise" status under the Law.

          Income derived from an "Approved Enterprise" is subject, in the case of Orgenics qualifying as a "foreign investment company," to corporate tax at the rate of 20% (rather than the regular corporate tax), during a period of ten years from the year in which such enterprise first earns taxable income (limited to twelve years from commencement of production or to fourteen years from the year in which the approval was granted, whichever is earlier).

          The period of benefits in respect of this approval will expire in 1997.

          2. Further, an expansion program of Orgenics' enterprise engaged in the production of diagnostic kits, has been granted an "Approved Enterprise" status under the Law.

          Investments under this program were made in 1991-1994. The Company has not yet received a final operating approval for this program.

                                 ORGENICS LTD.

          According to the provisions of the Law, Orgenics has chosen, in respect of this program, to enjoy "alternative benefits" -- waiver of grants in return for tax exemption.

          Accordingly, income derived from such program will be tax exempt for a period of two years and will be subject to corporate tax at a rate of 20% for the following eight years (limited to twelve or fourteen years, as mentioned in 1. above).

          The benefit period for this expansion program has not yet commenced.

          Since Orgenics is operating under more than one approved program and since part of its taxable income is not entitled to tax benefits under the above-mentioned law and is taxed at regular rates (1993 -- 39%, 1994 -- 38%, 1995 -- 37% and 1996 -- 36%), its effective tax rate is the result of a weighted combination of the various applicable rates or tax exemptions. The computation is made for income derived from each project on the basis of formulas specified in the Law and in the approvals.

     3. The Law also grants the right to claim accelerated depreciation on equipment used by the "Approved Enterprise".

b. Tax benefits under the Law for the Encouragement of Industry (Taxation), 1969:

     Orgenics is an "Industrial Company" under the above law, and, as such, is entitled to certain tax benefits, including accelerated depreciation at increased rates and the deduction of the purchase price of know-how, over a period of eight years.

c. Measurement of results of Orgenics for tax purposes:

     Results of Orgenics for tax purposes are measured in terms of earnings in NIS after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2a, the financial statements are presented in United States dollars. The difference between the annual change in the Israeli CPI and in the NIS/Dollar exchange rate causes a difference between taxable income and the income before taxes in the financial statements.

d. Taxes on income in France:

     Income taxes in France are computed, for fiscal years beginning on January 1, 1996, at a standard rate of 36.66% of taxable income (for the previous fiscal years the standard rate was 33.33%). Ordinary tax losses can be carried forward to offset taxable income for five years. Tax losses resulting from depreciation can be carried forward with no time limit.

e. Taxes on income in Brazil:

     Taxes on income in Brazil are computed for fiscal years beginning on January 1. Commencing in 1996, the standard rate for taxable income will be 15% (for the previous fiscal year the standard rate was 25%).

f. Carryforward tax losses:

     Orgenics has a carryforward tax loss with no time limit amounting to approximately $8.1 million (NIS 26 million) as of December 31, 1995. Losses in NIS are linked to the Israeli CPI.

                                 ORGENICS LTD.

     2. PBS has a carryforward tax loss amounting to approximately $4.4 million as of September 30, 1996.

     Tax losses expire as follows:

                                                                       U.S. DOLLARS
                                                                     ----------------
                                                                      (IN THOUSANDS)
            1996...................................................       $  531
            1997...................................................           --
            1998...................................................          476
            With no time limit.....................................        3,436
                                                                          ------
                                                                          $4,443
                                                                          ======

g. Tax assessments:

     1. Orgenics has received final tax assessments up to and including the year 1990.

     2. PBS has received final tax assessments up to and including the year 1991. Fiscal years remaining open for a tax audit are the years ended December 31, 1995, 1994 and 1993. However, in the event of utilization of carryforward losses from previous years, the tax authorities are entitled to reassess the years in which the tax loss originated.

h. A reconciliation of the theoretical tax expense assuming all income is taxed at the statutory rate and the actual tax expense is as follows:

                                                                                      NINE MONTHS
                                                        YEARS ENDED DECEMBER 31,         ENDED
                                                        ------------------------     SEPTEMBER 30,
                                                        1993      1994      1995         1996
                                                        -----     -----     ----     -------------
                                                               U.S. DOLLARS (IN THOUSANDS)
Theoretical tax expense (income tax benefit) computed
  at the statutory rate applicable to corporations in
  Israel(1)...........................................  $  64     $(130)    $ 93         $ 384
Increase (decrease) in income taxes resulting from:
  Tax adjustments in respect of inflation in Israel...     63      (110)     (18)         (171)
  Non-deductible expenses.............................     52       470       94            17
  Different tax rate resulting from lower tax rate in
     France and Brazil................................    (53)       (5)     (25)          (44)
  Tax benefits realized from use of loss carryforwards
     not previously recorded as deferred tax
     benefit..........................................   (120)     (210)     (82)         (144)
                                                        -----     -----     ----         -----
Taxes on income in the statements of operations(2)....  $   6     $  15     $ 62         $  42
                                                        =====     =====     ====         =====

(1) Computed at the rate of 39% for the year 1993, 38% for the year 1994, 37% for the year 1995, and 36% for the year 1996.

(2) Represents the minimum taxes paid by PBS and CPEI pursuant to the French and the Brazilian law.

                                 ORGENICS LTD.

                                                                                   NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,             ENDED
                                              -------------------------------     SEPTEMBER 30,
                                               1993        1994        1995           1996
                                              -------     -------     -------     -------------
                                                         U.S. DOLLARS (IN THOUSANDS)
    i. Income before income taxes consisted
    of the following:

    Domestic (Israel).......................  $   423     $  (420)    $    16        $   525
    Foreign.................................     (258)         79         234            543
                                                -----       -----        ----         ------
                                              $   165     $  (341)    $   250        $ 1,068
                                                =====       =====        ====         ======

j. Deferred income taxes:

                                                                                   NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,             ENDED
                                              -------------------------------     SEPTEMBER 30,
                                               1993        1994        1995           1996
                                              -------     -------     -------     -------------
                                                         U.S. DOLLARS (IN THOUSANDS)
    The Company's deferred income taxes
      consist of the following:
      Various accrued liabilities...........  $    32     $    39     $   105        $   120
      Carryforward losses...................    3,226       3,449       4,464          3,927
      Intercompany unrealized income
         currently taxable..................       14          18          15             17
                                                -----       -----        ----         ------
                                                3,272       3,506       4,584          4,064
      Less valuation allowance(1)...........   (3,272)     (3,506)     (4,584)        (4,064)
                                                -----       -----        ----         ------
                                              $    --          --          --             --
                                                =====       =====        ====         ======

(1) In 1993, 1994 and 1995, the Company has provided a 100% valuation allowance against the deferred tax assets, in respect of those tax loss carryforwards and other temporary differences, due to uncertainty of future results and its ability to realize these deferred tax assets.

                                 ORGENICS LTD.

NOTE 17:  TRANSACTIONS WITH RELATED PARTIES

a. In September 1993, an employment agreement was signed between Orgenics and its Chairman of the Board and Chief Executive Officer ("the Employee"). It was agreed that from January 1, 1993, the Employee will be entitled annually to participate in the profit of the Company at a rate of 2% of the net income of the Company, subject to the condition that the net income of the Company be at least 10% of total sales of the Company in the same year. The agreement will expire after four years beginning from September 1993 unless one of the two parties gives expiration notice earlier.

     In January 1995, the Company, under the 1994 option plan, granted to the Employee options to purchase 11,242 of the Company's ordinary shares (see Note
15b).

b. Transactions with related parties are included in the following items in the statement of operations:

                                                                 YEARS ENDED          NINE MONTHS
                                                                DECEMBER 31,             ENDED
                                                             -------------------     SEPTEMBER 30,
                                                             1993    1994    1995        1996
                                                             ---     ---     ---     -------------
                                                                  U.S. DOLLARS (IN THOUSANDS)
Legal fees and other expenses to OIH.......................  $30     $16     $50         $ 165
Revenues from a Company owned by the minority stockholder
  of CPEI..................................................   --      --      --         $ 305

c. CPEI-ORGENICS LTDA -- local management neglected to apply for a permit to conduct business in the State of Sao Paulo and this company received a warning from the Health Authorities of that State that it is precluded from selling products until full documentation is obtained.

Management believes that such a permit will be obtained soon, provided CPEI-ORGENICS LTDA's local management makes efforts to receive it. In the meantime, Orgenics Ltd. gave authorization to a related company to sell its products for a period of three months in the Brazilian market through CPEI-ORGENICS LTDA.

     Management believes that CPEI-ORGENICS LTDA's local management is acting in conflict of interest and have been notified by the Company to that effect. Management believes that sales in Brazil could be temporarily affected by 10-20% in 1997 if a dispute with a local partner would force the Company to establish alternative distribution channels.

NOTE 18:  SELECTED STATEMENT OF OPERATIONS DATA

a. Sales classified by geographical destination:

                                                             YEARS ENDED               NINE MONTHS
                                                            DECEMBER 31,                  ENDED
                                                    -----------------------------     SEPTEMBER 30,
                                                     1993       1994       1995           1996
                                                    ------     ------     -------     -------------
                                                              U.S. DOLLARS (IN THOUSANDS)
France............................................  $3,139     $3,054     $ 4,182        $ 6,401
South America.....................................   1,117      1,675       3,310          2,153
United States.....................................     448        199         132            287
Europe (excluding France).........................     522      1,027         701             36
Israel............................................     258        245         192            137
Other countries...................................     823      1,362       1,656            417
                                                    ------     ------     -------         ------
          Total revenues..........................  $6,307     $7,562     $10,173        $ 9,431
                                                    ======     ======     =======         ======
Including exchange rate insurance revenues (net of
  premium)........................................  $   42     $   --     $    --        $    --
                                                    ======     ======     =======         ======

                                 ORGENICS LTD.

b. Information about the Company's operations in different geographical areas:

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1996
                                          --------------------------------------------------------------
                                                                           ADJUSTMENTS
                                                                               AND
                                          ISRAEL     FRANCE     BRAZIL     ELIMINATIONS     CONSOLIDATED
                                          ------     ------     ------     ------------     ------------
                                                           U.S. DOLLARS (IN THOUSANDS)
Sales to unaffiliated customers.........  $3,264     $4,014     $2,153       $     --         $  9,431
Transfers between geographic areas......   1,814         --         --         (1,814)              --
                                          ------     ------     ------        -------          -------
          Total sales...................  $5,078     $4,014     $2,153       $ (1,814)        $  9,431
                                          ======     ======     ======        =======          =======
Operating income........................  $  532     $  486     $  132       $    (44)        $  1,106
                                          ======     ======     ======        =======
Financial expenses, net.................                                                           (38)
Other expenses, net.....................                                                            --
                                                                                               -------
Income before taxes on income...........                                                      $  1,068
                                                                                               =======
Identifiable and total assets at
  September 30, 1996....................  $6,444     $1,756     $  597       $   (987)        $  7,810
                                          ======     ======     ======        =======          =======

                                                           YEAR ENDED DECEMBER 31, 1995
                                          --------------------------------------------------------------
                                                                           ADJUSTMENTS
                                                                               AND
                                          ISRAEL     FRANCE     BRAZIL     ELIMINATIONS     CONSOLIDATED
                                          ------     ------     ------     ------------     ------------
                                                           U.S. DOLLARS (IN THOUSANDS)
Sales to unaffiliated customers.........  $3,838     $4,182     $2,153       $     --         $ 10,173
Transfers between geographic areas......   1,857         --         --         (1,857)              --
                                          ------     ------     ------        -------          -------
          Total sales...................  $5,695     $4,182     $2,153       $ (1,857)        $ 10,173
                                          ======     ======     ======        =======          =======
Operating income........................  $  583     $  321     $  221       $    (90)        $  1,035
                                          ======     ======     ======        =======          =======
Financial expenses, net.................                                                          (600)
Other expenses, net.....................                                                          (185)
                                                                                               -------
Income before taxes on income...........                                                      $    250
                                                                                               =======
Identifiable and total assets at
  December 31, 1995.....................  $5,274     $1,976     $  562       $   (856)        $  6,956
                                          ======     ======     ======        =======          =======

                                 ORGENICS LTD.

                                                              YEAR ENDED DECEMBER 31, 1994
                                                   ---------------------------------------------------
                                                                         ADJUSTMENTS
                                                                             AND
                                                   ISRAEL     FRANCE     ELIMINATIONS     CONSOLIDATED
                                                   ------     ------     ------------     ------------
                                                               U.S. DOLLARS (IN THOUSANDS)
Sales to unaffiliated customers..................  $4,463     $3,099       $     --         $  7,562
Transfers between geographic areas...............   1,079         --         (1,079)              --
                                                   ------     ------     ------------     ------------
          Total sales............................  $5,542     $3,099       $ (1,079)        $  7,562
                                                   ======     ======      =========        =========
Operating income.................................  $1,026     $   13       $     19         $  1,058
                                                   ======     ======      =========
Financial expenses, net..........................                                               (319)
Other expenses, net..............................                                             (1,080)
                                                                                          ------------
Loss before taxes on income......................                                           $   (341)
                                                                                           =========
Identifiable and total assets at December 31,
  1994...........................................  $6,972     $1,749       $ (1,641)        $  7,080
                                                   ======     ======      =========        =========

                                                              YEAR ENDED DECEMBER 31, 1993
                                                   ---------------------------------------------------
                                                                         ADJUSTMENTS
                                                                             AND
                                                   ISRAEL     FRANCE     ELIMINATIONS     CONSOLIDATED
                                                   ------     ------     ------------     ------------
                                                               U.S. DOLLARS (IN THOUSANDS)
Sales to unaffiliated customers..................  $3,079     $3,228       $     --         $  6,307
Transfers between geographic areas...............   1,080        150         (1,230)              --
                                                   ------     ------     ------------     ------------
          Total sales............................  $4,159     $3,378       $ (1,230)        $  6,307
                                                   ======     ======      =========        =========
Operating income (loss)..........................  $  558     $  (62)      $     42         $    538
                                                   ======     ======      =========
Financial expenses, net..........................                                               (367)
Other expenses, net..............................                                                 (6)
                                                                                          ------------
Income before taxes on income....................                                           $    165
                                                                                           =========
Identifiable and total assets at December 31,
  1993...........................................  $7,291     $2,746       $ (3,848)        $  6,189
                                                   ======     ======      =========        =========

c. Cost of revenues:

                                                                                       NINE MONTHS
                                                       YEARS ENDED DECEMBER 31,           ENDED
                                                     ----------------------------     SEPTEMBER 30,
                                                      1993       1994       1995          1996
                                                     ------     ------     ------     -------------
                                                              U.S. DOLLARS (IN THOUSANDS)
Materials consumed.................................    $812     $1,149     $1,231        $ 1,009
Salaries and related employee benefits.............     350        456        535            460
Royalties..........................................     246        129        111            195
Other manufacturing costs..........................     231        190        114            194
Depreciation and amortization......................     112         91        185            106
                                                     ------     ------     ------         ------
                                                      1,751      2,015      2,176          1,964
Decrease (increase) in finished products and work
  in process manufactured by Orgenics..............     (87)      (188)      (111)           179
                                                     ------     ------     ------         ------
                                                      1,664      1,827      2,065          2,143
Commercial activities -- cost of purchased products
  sold.............................................     441        365      1,009            735
                                                     ------     ------     ------         ------
                                                     $2,105     $2,192     $3,074        $ 2,878
                                                     ======     ======     ======         ======

                                 ORGENICS LTD.

d. Research and development expenses:

                                                                                       NINE MONTHS
                                                       YEARS ENDED DECEMBER 31,           ENDED
                                                     ----------------------------     SEPTEMBER 30,
                                                      1993       1994       1995          1996
                                                     ------     ------     ------     -------------
                                                              U.S. DOLLARS (IN THOUSANDS)
Salaries and related employee benefits.............  $  475     $  765     $  961        $   889
Materials consumed.................................     111        528        314            280
Subcontractors and others..........................     197        215         74            172
Depreciation and amortization......................      46         55         60            158
                                                     ------     ------     ------         ------
                                                     $  829     $1,563     $1,409        $ 1,499
                                                     ======     ======     ======         ======

e. Selling expenses:

                                                                                       NINE MONTHS
                                                       YEARS ENDED DECEMBER 31,           ENDED
                                                     ----------------------------     SEPTEMBER 30,
                                                      1993       1994       1995          1996
                                                     ------     ------     ------     -------------
                                                              U.S. DOLLARS (IN THOUSANDS)
Salaries and related employee benefits.............  $  591     $  787     $1,179        $ 1,098
Transportation and deliveries......................     281        313        409            556
Advertising........................................     138        138        418            166
Depreciation.......................................       6         30         32             10
Other selling expenses.............................     319        315        339            557
                                                     ------     ------     ------         ------
                                                     $1,335     $1,583     $2,377        $ 2,387
                                                     ======     ======     ======         ======

f. General and administrative expenses:

                                                                                       NINE MONTHS
                                                       YEARS ENDED DECEMBER 31,           ENDED
                                                     ----------------------------     SEPTEMBER 30,
                                                      1993       1994       1995          1996
                                                     ------     ------     ------     -------------
                                                              U.S. DOLLARS (IN THOUSANDS)
Salaries and related employee benefits.............  $  881     $  931     $1,221        $   999
Rental expense and municipal taxes.................     219        380        230            227
Other general and administrative expenses..........     613        550      1,156            942
Depreciation.......................................      60         85         89             57
                                                     ------     ------     ------         ------
                                                     $1,773     $1,946     $2,696        $ 2,225
                                                     ======     ======     ======         ======

                                 ORGENICS LTD.

g. Financial expenses, net

                                                               YEARS ENDED            NINE MONTHS
                                                               DECEMBER 31,              ENDED
                                                          ----------------------     SEPTEMBER 30,
                                                          1993     1994     1995         1996
                                                          ----     ----     ----     -------------
                                                                U.S. DOLLARS (IN THOUSANDS)
Interest on short-term debt.............................  $208     $204     $377         $ 168
Interest on long-term debt..............................   135      162      203            45
Foreign translation differences.........................   105      (39)      88          (196)
Interest on short-term investments and others...........   (32)     (70)     (62)           --
Loss (gain) from marketable securities..................   (49)      62       (6)           21
                                                          ----     ----     ----         -----
Financial expenses, net.................................  $367     $319     $600         $  38
                                                          ====     ====     ====         =====

h. Other income (expenses) net

Gain (loss) on sale of fixed assets and other
  investments...........................................  $ (4)    $ 30     $ (8)        $  --
Other income (expenses).................................    (2)      15       23            --
                                                          ----     ----     ----         -----
                                                          $ (6)    $ 45     $ 15         $  --
                                                          ====     ====     ====         =====

NOTE 19:  SUBSIDIARIES INCLUDED IN THE CONSOLIDATION

                                                                            PERCENTAGE OF
                           NAME OF THE COMPANY                                OWNERSHIP
    -----------------------------------------------------------------  -----------------------
    PBS S.A..........................................................           99.98%
    Orgenics International Corporation
      (wholly-owned by PBS S.A.).....................................           99.98%
    CPEI ORGENICS LTDA (CPEI)........................................           55.00%

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Home Products Corporation:

     We have audited the accompanying statement of net assets to be sold of American Home Products Corporation's Whitehall-Robins Healthcare Division-Certain Domestic Vitamin and Nutritional Supplement Consumer Healthcare Brands (Nutritional Supplement Lines) as of November 30, 1996, and the related statements of net revenues in excess of direct expenses for the years ended November 30, 1995 and 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     These statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form SB-2 of Selfcare, Inc., as described in Note 1 and are not intended to be a complete presentation of the Nutritional Supplement Line's assets and liabilities and revenues and expenses.

     In our opinion, the statements referred to above present fairly, in all material respects, the net assets to be sold as of November 30, 1996, and net revenues in excess of direct expenses of the Nutritional Supplement Lines for the years ended November 30, 1995 and 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
December 30, 1996

                       AMERICAN HOME PRODUCTS CORPORATION

        WHITEHALL-ROBINS HEALTHCARE DIVISION -- CERTAIN DOMESTIC VITAMIN
             AND NUTRITIONAL SUPPLEMENT CONSUMER HEALTHCARE BRANDS
                         (NUTRITIONAL SUPPLEMENT LINES)

                       STATEMENT OF NET ASSETS TO BE SOLD
                            AS OF NOVEMBER 30, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

INTANGIBLES, net...................................................................  $13,822

ACCRUED EXPENSES...................................................................   (1,443)
                                                                                     -------
          Net assets to be sold....................................................  $12,379
                                                                                     =======

         The accompanying notes are an integral part of this statement.

                       AMERICAN HOME PRODUCTS CORPORATION

        WHITEHALL-ROBINS HEALTHCARE DIVISION -- CERTAIN DOMESTIC VITAMIN
             AND NUTRITIONAL SUPPLEMENT CONSUMER HEALTHCARE BRANDS
                         (NUTRITIONAL SUPPLEMENT LINES)

            STATEMENTS OF NET REVENUES IN EXCESS OF DIRECT EXPENSES
                 FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                          1995          1996
                                                                         -------       -------
NET REVENUES...........................................................  $25,986       $24,449
                                                                         -------       -------

DIRECT COSTS AND EXPENSES:
  Cost of sales........................................................    7,809         7,246
  Direct marketing expenses............................................    6,543         3,847
  Direct selling, general and administrative expenses..................    1,255         1,161
                                                                         -------       -------
          Net revenues in excess of direct expenses....................  $10,379       $12,195
                                                                         =======       =======

        The accompanying notes are an integral part of these statements.

                       AMERICAN HOME PRODUCTS CORPORATION

        WHITEHALL-ROBINS HEALTHCARE DIVISION -- CERTAIN DOMESTIC VITAMIN
             AND NUTRITIONAL SUPPLEMENT CONSUMER HEALTHCARE BRANDS
                         (NUTRITIONAL SUPPLEMENT LINES)

                              NOTES TO STATEMENTS

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form SB-2 of Selfcare, Inc., and are not intended to be a complete presentation of the American Home Products Corporation's Whitehall-Robins Healthcare Division -- Certain Domestic Vitamin and Nutritional Supplement Consumer Healthcare Brands (the Nutritional Supplement Lines) assets and liabilities and revenues and expenses. Pursuant to a draft Purchase Agreement between American Home Products Corporation (the Parent), American Cyanamid Company, A.H. Robins Company, Inc. and Selfcare, Inc., certain intangible assets and certain liabilities (see accrued expenses) will be acquired by Selfcare, Inc. for $30,000,000 cash and $6,000,000 in the form of a note payable with an annual interest rate of 7%, due one year after closing. All other assets and liabilities of the Nutritional Supplement Lines have been excluded in accordance with the draft Purchase Agreement.

     The statement of net assets to be sold has been derived from the financial statements of Domestic Whitehall-Robins Healthcare, a division of American Home Products Corporation (the Division). The products (the Brands) subject to the draft Purchase Agreement are --

     -- Allbee(R)
     -- Beminal(R)
     -- Ferro Sequels(R)
     -- Gevral(R)-T
     -- Gevrabon(R)
     -- Posture(R)
     -- Protegra(R)
     -- Stresstabs(R)
     -- Z-Bec(R)

     The statements of net revenues in excess of direct expenses excludes charges which are allocated to the Nutritional Supplement Lines by the Division or the Parent. These allocations include, among other things, support services such as research and development, legal, finance, treasury, tax, pension and group insurance, insurance, environmental, safety, public relations, audit and executive management advisory functions, as well as quality control, warehousing and administrative costs. Interest income or expense attributable to borrowings required to finance the Nutritional Supplement Lines' operations have also been excluded.

  Intangibles, Net

     No specific historical costs had been recorded relative to the intangible assets subject to the draft Purchase Agreement. Certain of the Brands were acquired as part of American Home Products Corporation's acquisition of American Cyanamid Company, which occurred effective December 1, 1994. The intangible assets to be sold pursuant to the draft Purchase Agreement represent these brands' proportionate share of the excess of the cost over the fair value of the net assets acquired in that acquisition of American Cyanamid and are being amortized on the straight-line method over 40 years. The allocation has been made based upon the relative brand profit of the products to the total brand profit of the Consumer Health division of American Cyanamid Company. At November 30, 1996, the accumulated amortization was $728,000.

                       AMERICAN HOME PRODUCTS CORPORATION

        WHITEHALL-ROBINS HEALTHCARE DIVISION -- CERTAIN DOMESTIC VITAMIN
             AND NUTRITIONAL SUPPLEMENT CONSUMER HEALTHCARE BRANDS
                         (NUTRITIONAL SUPPLEMENT LINES)

                       NOTES TO STATEMENTS -- (CONTINUED)

  Accrued Expenses

     Accrued expenses represents the liabilities for returns and other price adjustments and promotional accruals on sales occurring on or before November 30, 1996. The Company provides for these accruals at the time of sale based on historical percentages.

  Net Revenues and Direct Expenses

     Net revenues, cost of sales, marketing and selling, general and administrative direct expenses are based on the actual amounts recorded by the Division associated with the Nutritional Supplement Lines. Amortization of intangibles was $364,000 for each of the years ended November 30, 1995 and 1996 and is included in selling, general and administrative expenses.

(2)  COMMITMENTS AND CONTINGENCIES:

     In accordance with the draft Purchase Agreement, American Home Products Corporation and its subsidiaries and divisions will be required to provide certain transition supplies of the Brands and manufacturing capacity for the Brands to the buyer.

     [Description of Inside Back Cover's Graphic: The graphic depicts the packaging of the Company's early pregnancy tests and early ovulation predictor and certain private label pregnancy tests and ovulation predictors supplied by the Company. The packaging of each such product generally contains photographic or other graphic depiction of the product as well as the product's name.]

------------------------------------------------------
------------------------------------------------------


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         -----
Prospectus Summary....................       3
Risk Factors..........................       8
The Company...........................      21
Use of Proceeds.......................      21
Price Range of Common Stock and
  Dividend Policy.....................      22
Capitalization........................      23
Dilution..............................      24
Selected Consolidated Financial
  Data................................      25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                   ....      27
Business..............................      37
Management............................      72
Certain Transactions..................      84
Principal Stockholders................      88
Description of Capital Stock..........      90
Shares Eligible for Future Sale.......      94
Underwriting..........................      97
Legal Matters.........................      98
Experts...............................      98
Available Information.................      99
Index to Consolidated Financial
  Statements..........................     F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,000,000 SHARES

                                      LOGO
                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                                           , 1997

                          ---------------------------
                                LEHMAN BROTHERS
                            DILLON, READ & CO. INC.
                           A.G. EDWARDS & SONS, INC.
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of the Company's Amended and Restated By-laws (the "By-laws") provide for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding underwriting discounts and commissions):


                               NATURE OF EXPENSE                                    AMOUNT
--------------------------------------------------------------------------------  -----------
SEC Registration Fee............................................................  $  8,802.73
NASD Filing Fee.................................................................     3,403.75
American Stock Exchange Listing Fee.............................................    17,500.00
Accounting Fees and Expenses....................................................       *
Legal Fees and Expenses.........................................................       *
Printing Expenses...............................................................       *
Blue Sky Qualification Fees and Expenses........................................       *
Transfer Agent's Fee............................................................       *
Miscellaneous...................................................................  $    *
                                                                                     --------
          TOTAL.................................................................  $600,000.00


---------------

(1) The amounts set forth above, except for the SEC, NASD and American Stock Exchange fees, are in each case estimated.

 * To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction (with the exception of the transactions described in paragraphs 7, 10, 18 and 20 below) was exempt from the registration requirements of the Securities Act, by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof. The Company believes that the transactions described in paragraphs 7, 10, 18 and 20 below were exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder, because the issuance of the options described was pursuant to a written compensatory benefit plan of the Company, a copy of which was given to each participant in the plan, and the aggregate offering price did not exceed the limit prescribed by Rule 701.

          1. On December 29, 1993, pursuant to a private placement and the Technology Purchase Agreements, the Company issued warrants to purchase 438,750 shares of Common Stock to USB '93 Technology Associates Limited Partnership ("USB '93") at an exercise price of $1.54 per share.

          2. On February 18, 1994, the Company issued an aggregate of 169,650 shares of Common Stock for an aggregate purchase price of $261,000 to certain existing stockholders, employees and other investors acquainted with of the Board of Directors or management.

          3. On March 22, 1994, the Company issued an aggregate of 26,000 shares of Common Stock for an aggregate purchase price of $40,000 to David Scott.

          4. On March 22, 1994, the Company issued an aggregate of 32,500 shares of Common Stock for an aggregate purchase price of $50,000 to P & T Consulting in consideration for consulting services performed.

          5. On April 5, 1994, pursuant to a Stock Purchase Agreement and Joint Venture Agreement by and among Selfcare, Inc., Enviromed plc and Ron Zwanziger, the Company issued an aggregate of 593,528 shares of Common Stock to Enviromed plc for an aggregate purchase price of $1,500,712.72 and other consideration.

          6. On June 10, 1994, the Company issued an aggregate of 26,000 shares of Common Stock for an aggregate purchase price of $40,000 to David Scott.

          7. On August 8, 1994, pursuant to Joanna Malenfant's exercise of a partially vested option granted on December 12, 1992 under the 1992 Plan to purchase up to 2,600 shares of Common Stock, the Company issued an aggregate of 650 shares of Common Stock for an aggregate purchase price of $1,000 to Ms. Malenfant.

          8. On September 15, 1994, the Company issued warrants to purchase 174,226 shares of Common Stock to certain existing stockholders at an exercise price of $2.53 per share. On December 20, 1996, the Company issued 221 shares of Common Stock to one such holder upon the exercise of such holder's warrants. On January 10, 1997, the Company issued 390 shares of Common Stock to another such holder upon the exercise of such holder's warrants.

          9. On November 23, 1994, the Company issued an aggregate of 208,260 shares of Common Stock for an aggregate purchase price of $526,592 to certain existing stockholders of the Company, who were offered the opportunity to purchase additional shares of Common Stock in proportion to their current ownership of Common Stock.

          10. On November 23, 1994, pursuant to Piet Moerman's exercise of a partially vested option granted on April 6, 1994 under the 1994 Plan to purchase up to 19,500 shares of Common Stock, the Company issued an aggregate of 3,965 shares of Common Stock for an aggregate purchase price of $10,025 to Mr. Moerman.

          11. On December 22, 1994, pursuant to a Subscription Agreement between Selfcare, Inc. and Enviromed, plc and a Manufacturing Agreement by and between Cranfield Biotechnology Limited and Selfcare Israel Limited dated September 30, 1994, the Company issued an aggregate of 185,094 shares of Common Stock to Enviromed, plc for an aggregate purchase price of $468,003 and other consideration.

          12. On December 1, 1994, the Company issued an aggregate of 7,800 shares of Common Stock for an aggregate purchase price of $19,722 to David Tavenner.

          13. On January 1, 1995, the Company, in connection with the Company's issuance of the Cambridge Diagnostics Notes to finance the Cambridge Diagnostics Acquisition, issued an aggregate of 119,834 shares of Common Stock to USB '93 as consideration for its services as placement agent for the Cambridge Diagnostic Notes.

          14. On January 31, 1995, the Company, in connection with the Cambridge Diagnostics Acquisition, issued an aggregate of 92,950 shares of Common Stock to Ron Zwanziger in consideration of Mr. Zwanziger's personal guarantee of the Cambridge Diagnostic Notes.

          15. On February 1, 1995, the Company issued an aggregate of 27,690 shares of Common Stock for an aggregate purchase price of $70,013 to certain existing stockholders in connection with the Company's outstanding November 23, 1994 offer to sell additional shares of Common Stock.

          16. On March 1, 1995, the Company issued an aggregate of 13,000 shares of Common Stock for an aggregate purchase price of $32,870 to James Yafrate.

          17. On March 30, 1995, the Company, in connection with the Company's financing of the Cambridge Diagnostics Acquisition through the issuance of the Cambridge Diagnostics Notes, issued the Cambridge Diagnostics Warrants to the purchasers of the Cambridge Diagnostic's Notes, including Mr. Zwanziger, Dr. Scott and Mr. Umphrey, for an aggregate purchase price of $30,000. The number of shares of Common Stock issuable pursuant to the Cambridge Diagnostics Warrants is calculated based on the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the Cambridge Diagnostics Notes, divided by $32.87. On December 31, 1996, the Company agreed to issue, for no additional consideration, 1,133,113 shares of Common Stock upon the earlier to occur of January 15, 2000 or a change in control of the Company, in exchange for the termination and cancellation of the Cambridge Diagnostic Warrants which, if exercisable as of December 31, 1996, would have been exercisable for 1,133,113 shares of Common Stock.

          18. On October 15, 1995, the Company granted options to purchase up to 118,508 shares of Common Stock to certain employees in lieu of salary at an exercise price of $2.53 per share.

          19. On December 1, 1995, the Company issued an aggregate of 14,365 shares of Common Stock for an aggregate purchase price of $36,315 to certain employees of the Company.

          20. On December 1, 1995, pursuant to Jim Walsh's exercise of a partially vested option granted on November 11, 1994 under the 1994 Incentive and Non-Qualified Stock Option Plan to purchase up to 39,000 shares of Common Stock and a fully vested option granted on November 11, 1994 to purchase up to 19,500 shares of Common Stock, the Company issued an aggregate of 27,300 shares of Common Stock for an aggregate purchase price of $69,027 to Mr. Walsh.

          21. On December 29, 1995, the Company issued an aggregate of 2,028 shares of Common Stock for an aggregate purchase price of $5,128 to Geoff Hall.

          22. On May 7, 1996, the Company issued an aggregate of 135,421 shares of Common Stock to Medica Investments (Israel) L.P. and Medica Investments (U.S.) L.P. in connection with the Company's exercise of its right to acquire their interest in the $1.0 million debenture issued by Orgenics Ltd.

          23. On October 7, 1996, the Company issued 201,622 shares of Common Stock to Johnson & Johnson Development Corporation in connection with the LifeScan Alliance.

          24. On October 10, 1996, the Company issued an aggregate of 3,000 Series A Preferred Shares to certain non-U.S. investors for an aggregate of $3,000,000.

          25. On October 14, 1996, the Company issued 1,000 Series A Preferred Shares to Societe Generale for $1,000,000.

          26. On October 17, 1996, the Company issued 500 Series A Preferred Shares to Gifford Fund Ltd for $500,000.

          27. On October 24, 1996, the Company issued 500 Series A Preferred Shares to Privatinvest Bank AG for $500,000. On December 20, 1996 the Company issued 22,892 shares of Common Stock to Privatinvest Bank AG pursuant to the conversion of 300 Senior A Preferred Shares.

          28. On October 28, 1996, the Company issued 500 Series A Preferred Shares to Selfcare Holdings, Ltd. for $500,000.

          29. On November 8, 1996, pursuant to Christopher Covington's exercise of vested options granted on September 3, 1993 and April 30, 1993 under the 1992 Stock Plan, the Company issued an aggregate of 45,500 shares of Common Stock for an aggregate purchase price of $70,000 to Mr. Covington.

ITEM 27. EXHIBITS

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.


           1.1    Form of Underwriting Agreement
           3.1    Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
           3.2    Certificate of Designation for the Selfcare, Inc. Series A Convertible
                  Preferred Stock
           3.3    Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
           4.1    Specimen certificate for shares of Common Stock, par value $.001 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
           4.2    Specimen certificate for shares of Series A Convertible Preferred Stock, par value $.001 par share, of the Company
         ++5.1    Opinion of Goodwin, Procter & Hoar LLP
           9.1    Voting Agreement, dated May 13, 1996, by and among the stockholders of
                  Selfcare, Inc. who are signatories thereto. (incorporated by reference to
                  Exhibit 9.1 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.1    Agreement, dated March 22, 1996, between Selfcare, Inc. and Princeton
                  BioMeditech Corporation (incorporated by reference to Exhibit 10.1 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.2    Master Agreement, dated as of November 10, 1995, by and among Johnson &
                  Johnson Development Corporation, LifeScan, Inc. and Selfcare, Inc.
                  (incorporated by reference to Exhibit 10.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.3    Form of Sales Distribution Agreement for Testing System for Blood Glucose
                  between LifeScan, Inc. and Selfcare, Inc. (incorporated by reference to
                  Exhibit 10.3 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.4    Investment Agreement, dated as of November 10, 1995, by and between Johnson
                  & Johnson and Selfcare, Inc. (incorporated by reference to Exhibit 10.4 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.5    Master Agreement, dated as of November 30, 1994, among Selfcare, Inc.,
                  Cambridge Biotech Limited (Cambridge Diagnostics Ireland Limited) and
                  Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.5 to the Company's registration statement on Form SB-2, No. 333-4830-NY)

          10.6    Sale and Subscription Agreement, dated as of November 30, 1994, between
                  Cambridge Biotech Limited (Cambridge Diagnostics Ireland Limited),
                  Cambridge Biotech Corporation and Selfcare, Inc. (incorporated by reference to Exhibit 10.6 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.7    Indemnification Agreement dated as of November 30, 1994, by and between,
                  Cambridge Biotech Corporation and Cambridge Biotech Limited (Cambridge
                  Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.7 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.8    License Agreement [CAPILLUS], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.8 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.9    License Agreement [HIV 1/2 EIA], dated November 30, 1994, between Cambridge
                  Biotech Corporation and and Cambridge Biotech Limited (Cambridge
                  Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.9 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.10    License Agreement [HIV 1/2 RTD], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.10 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.11    License Agreement [LYME], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.11 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.12    License Agreement [RAPID TEST], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.12 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.13    License Agreement [HEP D], dated November 30, 1994, between Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) and Cambridge
                  Biotech Corporation (incorporated by reference to Exhibit 10.13 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.14    Shareholders' Agreement, dated November 30, 1994, by and among Selfcare,
                  Inc.,Cambridge Biotech Corporation and Cambridge Biotech Affiliated
                  Corporation) (Cambridge Affiliate Corporation) (incorporated by reference to Exhibit 10.14 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.15    Management Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.15 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.16    Manufacturing Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.16 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.17    Sales Agent Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.17 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.18    Stock Purchase Agreement, dated as of March 8, 1994, among Selfcare, Inc.,
                  Ron Zwanziger and Enviromed plc (incorporated by reference to Exhibit 10.18 to the Company's registration statement on Form SB-2, No. 333-4830-NY)

         10.19    Registration Rights Agreement, dated April 5, 1994, between Selfcare, Inc.,
                  USB '93 Technology Associates Limited Partnership and Enviromed plc
                  (incorporated by reference to Exhibit 10.19 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.20    Shareholders' Agreement, dated as of March 15, 1994, among Selfcare, Inc.,
                  USB '93 Technology Associates Limited Partnership, Enviromed plc and the
                  Ron Zwanziger Family Trust (incorporated by reference to Exhibit 10.20 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.21    Technology Purchase and Sale Agreement, dated as of December 29, 1993, between Selfcare, Inc. and USB '93 Technology Associates Limited
                  Partnership (incorporated by reference to Exhibit 10.21 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.22    Technology License and Development Agreement, dated as of December 29,
                  1993, between Selfcare, Inc. and USB '93 Technology Associates Limited
                  Partnership (incorporated by reference to Exhibit 10.22 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.23    Guarantee and Debenture, dated August 30, 1995, between Cambridge Biotech
                  Limited (Cambridge Diagnostics Ireland Limited) and USB '93 Technology,
                  Inc. (incorporated by reference to Exhibit 10.23 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.24    Guarantee of Selfcare, Inc., dated June 11, 1995, in favor of Highlands and
                  Islands Enterprises (incorporated by reference to Exhibit 10.24 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.25    Guarantee of Selfcare, Inc., dated June 11, 1995, in favor of Inverness and
                  Nairn Enterprise Company (incorporated by reference to Exhibit 10.25 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.26    Investment and Loan Agreement, dated December 24, 1995, by and between
                  Orgenics Ltd. and Selfcare, Inc. (incorporated by reference to Exhibit
                  10.26 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.27    Form of Option Agreement by and between Selfcare, Inc. and stockholders of
                  Orgenics, Ltd. and Orgenics International Holdings, B.V., together with letter amendment thereto dated July 11, 1996. (incorporated by reference to
                  Exhibit 10.27 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.28    Grant Agreement, dated February 21, 1992, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.28 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.29    Grant Agreement, dated October 2, 1992, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.29 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.30    Grant Agreement, dated December 5, 1995, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.30 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.31    Employment Agreement, dated October 15, 1991, between Superior Sensors,
                  Inc. (Selfcare, Inc.) and Kenneth D. Legg, Ph.D. (incorporated by reference to Exhibit 10.31 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.32    Employment Agreement, dated June 15, 1992, between Superior Sensors, Inc.
                  (Selfcare, Inc.) and Richard Pinkowitz, Ph.D. (incorporated by reference to
                  Exhibit 10.32 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)

         10.33    Employment Agreement, dated November 13, 1994, between Selfcare
                  International GmbH and Otto Wahl (incorporated by reference to Exhibit
                  10.33 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.34    Selfcare, Inc. 1992 Stock Plan (incorporated by reference to Exhibit 10.34 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.35    Selfcare, Inc. 1994 Incentive and Non-qualified Stock Option Plan
                  (incorporated by reference to Exhibit 10.35 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.36    Amended and Restated Selfcare, Inc. 1996 Stock Option and Grant Plan
                  (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form S-8, No. 333-15583)
         10.37    Selfcare, Inc. Employee Stock Purchase Plan (incorporated by reference to
                  Exhibit 10.37 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.38    Standard form Commercial Lease, dated July 15, 1992, between Superior
                  Sensors, Inc. (Selfcare, Inc.) and Nova Realty Associates (incorporated by reference to Exhibit 10.38 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.39    Lease, dated February 21, 1992, between The Industrial Development
                  Authority of Ireland and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.39 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.40    Form of lease between Highlands and Islands Enterprises and Hebocraft
                  Limited (Inverness Medical Limited) (incorporated by reference to Exhibit
                  10.40 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.41    Joint Venture Agreement, dated March 8, 1994, between Enviromed Plc. and
                  Selfcare, Inc. (incorporated by reference to Exhibit 10.41 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.42    Lease for Selfcare, Inc.'s facility in Brussels, Belgium (incorporated by reference to Exhibit 10.42 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.43    Lease for Selfcare International GmbH's facility in Munich, Germany
                  (incorporated by reference to Exhibit 10.43 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.44    Form of Cambridge Diagnostics Note, together with schedule of noteholders
                  (incorporated by reference to Exhibit 10.44 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.45    Manufacturing Agreement, dated June 3, 1996, between Nova Biomedical
                  Corporation and Selfcare, Inc. (incorporated by reference to Exhibit 10.45 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.46    Form of Cambridge Diagnostics Warrants, together with schedule of warrantholders (incorporated by reference to Exhibit 10.47 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.47    Agreement between Inverness Medical Limited (formerly, Hebocraft Limited)
                  and Highlands and Islands Enterprise, dated May 31, 1995 (incorporated by reference to Exhibit 10.47 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.48    Agreement between Inverness Medical Limited (formerly, Hebocraft Limited)
                  and Inverness & Nairn Local Enterprise Company, dated May 31, 1995
                  (incorporated by reference to Exhibit 10.48 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.49    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated July 19, 1996 (incorporated by reference to Exhibit 10.49 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)

         10.50    Supply Agreement dated August 27, 1996, by and between Selfcare, Inc.,
                  Selfcare International GmbH and A. Menarini Industrie Parmaceutiche Riunite
                  S.r.L. (incorporated by reference to Exhibit 10.50 to the Company's quarterly report on Form 10-QSB for the period ended September 30, 1996)
         10.51    Manufacturing Agreement for Pregnancy and Ovulation Stick/Cassette Test
                  Kits, dated September 7, 1996, by and between Nova BioMedical Corp. and
                  Selfcare, Inc. (incorporated by reference to Exhibit 10.51 to the Company's quarterly report on Form 10-QSB for the period ended September 30, 1996)
        +10.52    Development and Distribution Agreement dated as of December 31, 1996 between ChemTrak Incorporated and Selfcare, Inc.
        +10.53    Asset Purchase Agreement dated as of January 14, 1997 by and between
                  American Home Products Corporation, American Cyanamid Company, A.H. Robins
                  Company, Incorporated and Selfcare, Inc. and Selfcare Acquisition Corp.
                  with certain exhibits
        *+10.54   Agreement between EN PLC Limited Partnership and Selfcare, Inc. dated
                  October 17, 1996, together with an amendment thereto dated as of January 1,
                  1997
         10.55    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated November 23, 1996
         10.56    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated December 31, 1996
        +10.57    Sales Distribution Agreement for Testing System for Blood Glucose between
                  LifeScan, Inc. and Selfcare, Inc. dated October 9, 1996
        *10.58    Form of Offshore Convertible Securities Subscription Agreement by and
                  between Safecare, Inc. and certain investors dated October, 1996, together with a form of letter amendment thereto dated as of February 22, 1997
        *10.59    Commitment Letter dated February 3, 1997 from Fleet National Bank to
                  Selfcare, Inc. with a Summary of Proposed Terms and Conditions
         *11.1    Statement re: computation of per share earnings
        ++21.1    Schedule of Subsidiaries of Registrant
        ++23.1    Consent of Counsel (included in Exhibit 5.1 hereto)
         *23.2    Consent of Arthur Andersen LLP
         *23.3    Consent of Kost Levary and Forer
         *23.4    Consent of Galloro & Associados
         *27.1    Financial Data Schedule
          24.1    Power of Attorney (included on signature page of Registration Statement as filed)
          99.1    Form of Lock-up Letter Agreement by and between the Underwriters and certain stockholders of Selfcare, Inc.
          99.2    Judgment and Opinion of U.S. Bankruptcy Court (D. Mass. W. Division), In
                  re: Cambridge Biotech Corporation, Chapter 11 Case No. 94-43054-JFQ,
                  entered September 1, 1995. (incorporated by reference to Exhibit 99.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          99.3    Order of Approval of Scheme of Arrangement by The High Court of Ireland
                  (incorporated by reference to Exhibit 99.3 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          99.4    Order of U.S. Bankruptcy Court (D. Mass. W. Division), In re: Cambridge
                  Biotech Corporation, Chapter 11 Case No. 94-43054-JFQ, entered November 18,
                  1994 (incorporated by reference to Exhibit 99.4 to the Company's registration statement on Form SB-2, No. 333-4830-NY)


---------------

 * Filed herewith.


 + Confidential treatment requested.



++ To be filed by amendment.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boston, State of Massachusetts, on February 14, 1997.


                                          SELFCARE, INC.

                                          By:        /s/ RON ZWANZIGER
                                            ------------------------------------
                                                       Ron Zwanziger
                                               Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS that we, the undersigned officers and directors of Selfcare, Inc. hereby severally constitute Ron Zwanziger, and Anthony H. Hall and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and directors to enable Selfcare, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Amendment to this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


               SIGNATURE                                  TITLE                      DATE
----------------------------------------   -----------------------------------------------------

           /s/ RON ZWANZIGER               President, Chief Executive Officer February 14, 1997
----------------------------------------    and Director (Principal Executive
             Ron Zwanziger                              Officer)

          /s/ ANTHONY H. HALL              Chief Financial Officer (Principal February 14, 1997
----------------------------------------     Financial Officer and Principal
            Anthony H. Hall                        Accounting Officer)
        /s/ JONATHAN J. FLEMING                         Director              February 14, 1997
----------------------------------------
          Jonathan J. Fleming

         /s/ CAROL R. GOLDBERG                          Director              February 14, 1997
----------------------------------------
           Carol R. Goldberg

         /s/ EDWARD B. ROBERTS                          Director              February 14, 1997
----------------------------------------
           Edward B. Roberts

        /s/ WILLARD LEE UMPHREY                         Director              February 14, 1997
----------------------------------------
          Willard Lee Umphrey

           /s/ PETER TOWNSEND                           Director              February 14, 1997
----------------------------------------
             Peter Townsend

            /s/ JOHN F. LEVY                            Director              February 14, 1997
----------------------------------------
              John F. Levy

                                 EXHIBIT INDEX

ITEM 27. EXHIBITS

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.


           1.1    Form of Underwriting Agreement
           3.1    Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
           3.2    Certificate of Designation for the Selfcare, Inc. Series A Convertible
                  Preferred Stock
           3.3    Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
           4.1    Specimen certificate for shares of Common Stock, par value $.001 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
           4.2    Specimen certificate for shares of Series A Convertible Preferred Stock, par value $.001 par share, of the Company
         ++5.1    Opinion of Goodwin, Procter & Hoar LLP
           9.1    Voting Agreement, dated May 13, 1996, by and among the stockholders of
                  Selfcare, Inc. who are signatories thereto. (incorporated by reference to
                  Exhibit 9.1 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.1    Agreement, dated March 22, 1996, between Selfcare, Inc. and Princeton
                  BioMeditech Corporation (incorporated by reference to Exhibit 10.1 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.2    Master Agreement, dated as of November 10, 1995, by and among Johnson &
                  Johnson Development Corporation, LifeScan, Inc. and Selfcare, Inc.
                  (incorporated by reference to Exhibit 10.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.3    Form of Sales Distribution Agreement for Testing System for Blood Glucose
                  between LifeScan, Inc. and Selfcare, Inc. (incorporated by reference to
                  Exhibit 10.3 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.4    Investment Agreement, dated as of November 10, 1995, by and between Johnson
                  & Johnson and Selfcare, Inc. (incorporated by reference to Exhibit 10.4 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.5    Master Agreement, dated as of November 30, 1994, among Selfcare, Inc.,
                  Cambridge Biotech Limited (Cambridge Diagnostics Ireland Limited) and
                  Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.5 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.6    Sale and Subscription Agreement, dated as of November 30, 1994, between
                  Cambridge Biotech Limited (Cambridge Diagnostics Ireland Limited),
                  Cambridge Biotech Corporation and Selfcare, Inc. (incorporated by reference to Exhibit 10.6 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
          10.7    Indemnification Agreement dated as of November 30, 1994, by and between,
                  Cambridge Biotech Corporation and Cambridge Biotech Limited (Cambridge
                  Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.7 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.8    License Agreement [CAPILLUS], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.8 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
          10.9    License Agreement [HIV 1/2 EIA], dated November 30, 1994, between Cambridge
                  Biotech Corporation and and Cambridge Biotech Limited (Cambridge
                  Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.9 to the Company's registration statement on Form SB-2, No. 333-4830-NY)

         10.10    License Agreement [HIV 1/2 RTD], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.10 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.11    License Agreement [LYME], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.11 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.12    License Agreement [RAPID TEST], dated November 30, 1994, between Cambridge
                  Biotech Corporation and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.12 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.13    License Agreement [HEP D], dated November 30, 1994, between Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) and Cambridge
                  Biotech Corporation (incorporated by reference to Exhibit 10.13 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.14    Shareholders' Agreement, dated November 30, 1994, by and among Selfcare,
                  Inc.,Cambridge Biotech Corporation and Cambridge Biotech Affiliated
                  Corporation) (Cambridge Affiliate Corporation) (incorporated by reference to Exhibit 10.14 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.15    Management Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.15 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.16    Manufacturing Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.16 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.17    Sales Agent Agreement, dated November 30, 1994, between Cambridge Biotech
                  Affiliated Corporation (Cambridge Affiliate Corporation) and Cambridge
                  Biotech Limited (Cambridge Diagnostics Ireland Limited) (incorporated by reference to Exhibit 10.17 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.18    Stock Purchase Agreement, dated as of March 8, 1994, among Selfcare, Inc.,
                  Ron Zwanziger and Enviromed plc (incorporated by reference to Exhibit 10.18 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.19    Registration Rights Agreement, dated April 5, 1994, between Selfcare, Inc.,
                  USB '93 Technology Associates Limited Partnership and Enviromed plc
                  (incorporated by reference to Exhibit 10.19 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.20    Shareholders' Agreement, dated as of March 15, 1994, among Selfcare, Inc.,
                  USB '93 Technology Associates Limited Partnership, Enviromed plc and the
                  Ron Zwanziger Family Trust (incorporated by reference to Exhibit 10.20 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.21    Technology Purchase and Sale Agreement, dated as of December 29, 1993, between Selfcare, Inc. and USB '93 Technology Associates Limited
                  Partnership (incorporated by reference to Exhibit 10.21 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.22    Technology License and Development Agreement, dated as of December 29,
                  1993, between Selfcare, Inc. and USB '93 Technology Associates Limited
                  Partnership (incorporated by reference to Exhibit 10.22 to the Company's registration statement on Form SB-2, No. 333-4830-NY)

         10.23    Guarantee and Debenture, dated August 30, 1995, between Cambridge Biotech
                  Limited (Cambridge Diagnostics Ireland Limited) and USB '93 Technology,
                  Inc. (incorporated by reference to Exhibit 10.23 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.24    Guarantee of Selfcare, Inc., dated June 11, 1995, in favor of Highlands and
                  Islands Enterprises (incorporated by reference to Exhibit 10.24 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.25    Guarantee of Selfcare, Inc., dated June 11, 1995, in favor of Inverness and
                  Nairn Enterprise Company (incorporated by reference to Exhibit 10.25 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.26    Investment and Loan Agreement, dated December 24, 1995, by and between
                  Orgenics Ltd. and Selfcare, Inc. (incorporated by reference to Exhibit
                  10.26 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.27    Form of Option Agreement by and between Selfcare, Inc. and stockholders of
                  Orgenics, Ltd. and Orgenics International Holdings, B.V., together with letter amendment thereto dated July 11, 1996. (incorporated by reference to
                  Exhibit 10.27 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.28    Grant Agreement, dated February 21, 1992, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.28 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.29    Grant Agreement, dated October 2, 1992, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.29 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.30    Grant Agreement, dated December 5, 1995, among The Industrial Development
                  Authority of Ireland, Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) and Cambridge Biotech Corporation (incorporated by reference to Exhibit 10.30 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.31    Employment Agreement, dated October 15, 1991, between Superior Sensors,
                  Inc. (Selfcare, Inc.) and Kenneth D. Legg, Ph.D. (incorporated by reference to Exhibit 10.31 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.32    Employment Agreement, dated June 15, 1992, between Superior Sensors, Inc.
                  (Selfcare, Inc.) and Richard Pinkowitz, Ph.D. (incorporated by reference to
                  Exhibit 10.32 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.33    Employment Agreement, dated November 13, 1994, between Selfcare
                  International GmbH and Otto Wahl (incorporated by reference to Exhibit
                  10.33 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.34    Selfcare, Inc. 1992 Stock Plan (incorporated by reference to Exhibit 10.34 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.35    Selfcare, Inc. 1994 Incentive and Non-qualified Stock Option Plan
                  (incorporated by reference to Exhibit 10.35 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.36    Amended and Restated Selfcare, Inc. 1996 Stock Option and Grant Plan
                  (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form S-8, No. 333-15583)
         10.37    Selfcare, Inc. Employee Stock Purchase Plan (incorporated by reference to
                  Exhibit 10.37 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.38    Standard form Commercial Lease, dated July 15, 1992, between Superior
                  Sensors, Inc. (Selfcare, Inc.) and Nova Realty Associates (incorporated by reference to Exhibit 10.38 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)

         10.39    Lease, dated February 21, 1992, between The Industrial Development
                  Authority of Ireland and Cambridge Biotech Limited (Cambridge Diagnostics
                  Ireland Limited) (incorporated by reference to Exhibit 10.39 to the
                  Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.40    Form of lease between Highlands and Islands Enterprises and Hebocraft
                  Limited (Inverness Medical Limited) (incorporated by reference to Exhibit
                  10.40 to the Company's registration statement on Form SB-2, No.
                  333-4830-NY)
         10.41    Joint Venture Agreement, dated March 8, 1994, between Enviromed Plc. and
                  Selfcare, Inc. (incorporated by reference to Exhibit 10.41 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.42    Lease for Selfcare, Inc.'s facility in Brussels, Belgium (incorporated by reference to Exhibit 10.42 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.43    Lease for Selfcare International GmbH's facility in Munich, Germany
                  (incorporated by reference to Exhibit 10.43 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.44    Form of Cambridge Diagnostics Note, together with schedule of noteholders
                  (incorporated by reference to Exhibit 10.44 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.45    Manufacturing Agreement, dated June 3, 1996, between Nova Biomedical
                  Corporation and Selfcare, Inc. (incorporated by reference to Exhibit 10.45 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.46    Form of Cambridge Diagnostics Warrants, together with schedule of warrantholders (incorporated by reference to Exhibit 10.47 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.47    Agreement between Inverness Medical Limited (formerly, Hebocraft Limited)
                  and Highlands and Islands Enterprise, dated May 31, 1995 (incorporated by reference to Exhibit 10.47 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.48    Agreement between Inverness Medical Limited (formerly, Hebocraft Limited)
                  and Inverness & Nairn Local Enterprise Company, dated May 31, 1995
                  (incorporated by reference to Exhibit 10.48 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
         10.49    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated July 19, 1996 (incorporated by reference to Exhibit 10.49 to the Company's registration statement on Form
                  SB-2, No. 333-4830-NY)
         10.50    Supply Agreement dated August 27, 1996, by and between Selfcare, Inc.,
                  Selfcare International GmbH and A. Menarini Industrie Parmaceutiche Riunite
                  S.r.L. (incorporated by reference to Exhibit 10.50 to the Company's quarterly report on Form 10-QSB for the period ended September 30, 1996)
         10.51    Manufacturing Agreement for Pregnancy and Ovulation Stick/Cassette Test
                  Kits, dated September 7, 1996, by and between Nova BioMedical Corp. and
                  Selfcare, Inc. (incorporated by reference to Exhibit 10.51 to the Company's quarterly report on Form 10-QSB for the period ended September 30, 1996)
        +10.52    Development and Distribution Agreement dated as of December 31, 1996 between ChemTrak Incorporated and Selfcare, Inc.
        +10.53    Asset Purchase Agreement dated as of January 14, 1997 by and between
                  American Home Products Corporation, American Cyanamid Company, A.H. Robins
                  Company, Incorporated and Selfcare, Inc. and Selfcare Acquisition Corp.
                  with certain exhibits
        *+10.54   Agreement between EN PLC Limited Partnership and Selfcare, Inc. dated
                  October 17, 1996, together with an amendment thereto dated as of January 1,
                  1997
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


         10.55    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated November 23, 1996
         10.56    Form of Letter Agreement by and between Selfcare, Inc. and certain holders of Cambridge Diagnostics Notes dated December 31, 1996
        +10.57    Sales Distribution Agreement for Testing System for Blood Glucose between
                  LifeScan, Inc. and Selfcare, Inc. dated October 9, 1996
        *10.58    Form of Offshore Convertible Securities Subscription Agreement by and
                  between Safecare, Inc. and certain investors dated October, 1996, together with a form of letter amendment thereto dated as of February 22, 1997
        *10.59    Commitment Letter dated February 3, 1997 from Fleet National Bank to
                  Selfcare, Inc. with a Summary of Proposed Terms and Conditions
         *11.1    Statement re: computation of per share earnings
        ++21.1    Schedule of Subsidiaries of Registrant
        ++23.1    Consent of Counsel (included in Exhibit 5.1 hereto)
         *23.2    Consent of Arthur Andersen LLP
         *23.3    Consent of Kost Levary and Forer
         *23.4    Consent of Galloro & Associados
          24.1    Power of Attorney (included on signature page of Registration Statement as filed)
          99.1    Form of Lock-up Letter Agreement by and between the Underwriters and certain stockholders of Selfcare, Inc.
          99.2    Judgment and Opinion of U.S. Bankruptcy Court (D. Mass. W. Division), In
                  re: Cambridge Biotech Corporation, Chapter 11 Case No. 94-43054-JFQ,
                  entered September 1, 1995. (incorporated by reference to Exhibit 99.2 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          99.3    Order of Approval of Scheme of Arrangement by The High Court of Ireland
                  (incorporated by reference to Exhibit 99.3 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
          99.4    Order of U.S. Bankruptcy Court (D. Mass. W. Division), In re: Cambridge
                  Biotech Corporation, Chapter 11 Case No. 94-43054-JFQ, entered November 18,
                  1994 (incorporated by reference to Exhibit 99.4 to the Company's registration statement on Form SB-2, No. 333-4830-NY)
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 * Filed herewith.


 + Confidential treatment requested.



++ To be filed by amendment.


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